As filed with the Securities and Exchange Commission on June 12, 2019.

Registration No. 333-231655

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Biophytis SA

(Exact Name of Registrant as Specified in Its Charter)

Not Applicable
(Translation of Registrant's name into English)

France (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Biophytis SA
Sorbonne University—BC 9, Bâtiment A 4ème étage
4 place Jussieu
75001 Paris, France
+33 1 44 27 23 00
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302)738-6680
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Aron Izower Reed Smith LLP 599 Lexington Avenue, 26nd Floor New York, NY 10022 +1 (212) 521-5400	Linda Hesse Jones Day 2 rue Saint-Florentin 75001 Paris France +33 1 56 59 39 39

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company    ☒

          If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 12, 2019

P R O S P E C T U S

            Ordinary Shares

(Including            Ordinary Shares in the form of American Depositary Shares)

€        per Ordinary Share
$        per American Depositary Share

          We are offering an aggregate of            ordinary shares in a global offering.

          We are offering            ordinary shares in the form of American Depositary Shares, or ADSs, primarily in the United States, but also in countries outside the United States including the European Union, referred to herein as the ADS offering. Each ADS represents the right to receive            ordinary shares. The ADSs may be evidenced by American Depositary Receipts, or ADRs.

          We are concurrently offering                        ordinary shares, primarily to qualified investors in the European Union and countries outside the United States, but also in the United States, referred to herein as the ordinary share offering.

          This is our initial public offering of ADSs. Prior to this offering there has been no public market for the ADSs. We have applied to list the ADSs on the Nasdaq Capital Market under the symbol "BPTS." Our ordinary shares are listed on the Euronext Growth Paris under the symbol "ALBPS."

          The offering price per ADS in U.S. dollars and the corresponding offering price per ordinary share in euros will be determined through negotiations between us and H.C. Wainwright & Co., LLC, or Wainwright, as the representative of the several underwriters, and by reference to the prevailing market prices of our ordinary shares on the Euronext Growth Paris after taking into account market conditions and other factors, but will not be lower than a price that is      % below the price of our ordinary shares on the Euronext Growth Paris on the day on which the offering price is determined. On                        , 2019, the last reported sale price of our ordinary shares on the Euronext Growth Paris was €            per ordinary share, corresponding to a price of $            per ADS, assuming an exchange rate of €            per U.S. dollar, the exchange rate on                        , 2019, and based on an assumed ratio of                        ordinary shares for each ADS.

          The closings of the ADS offering and the ordinary share offering, which are together referred to as the global offering, will occur simultaneously. The total number of ordinary shares and ADSs to be offered and sold in the ADS offering and the ordinary share offering is subject to reallocation between these offerings as permitted under applicable laws and regulations.

          We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

          Investing in the ADSs and ordinary shares involves risks. See "Risk Factors" beginning on page 13.

          Neither the Securities and Exchange Commission nor any U.S. state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Ordinary Share	Per ADS	Total

Public Offering Price	€	$	$

Underwriting Discounts and Commissions(1)	€	$	$

Proceeds to us, before expenses	€	$	$

(1)
See "Underwriting" beginning on page 209 of this prospectus for additional information regarding underwriting compensation.

          Wainwright may also exercise its option to purchase up to an additional            ordinary shares (including ordinary shares in the form of ADSs) from us in the global offering, at the public offering price, less underwriting discounts and commissions, within 30 days after the date of this prospectus. If Wainwright exercises this option in full, the total underwriting commissions payable by us will be €            ($            ) and the total proceeds to us, before expenses, will be €            ($            ), based on the exchange rate on                , 2019.

          The underwriters expect to deliver the ADSs to purchasers in the ADS offering on or about                        , 2019 through the book-entry facilities of The Depository Trust Company. The underwriters expect to deliver the ordinary shares to purchasers in the ordinary share offering on or about                        , 2019 through the book-entry facilities of Euroclear France.

Sole Book-Running Manager

H.C. Wainwright & Co.

Co-Manager

Invest Securities S.A.

The date of this prospectus is                        , 2019.

        You should rely only on the information contained in this prospectus and any related free-writing prospectus that we authorize to be distributed to you. We and the underwriters have not authorized any person to provide you with information different from that contained in this prospectus or any related free-writing prospectus that we authorize to be distributed to you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state or jurisdiction where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby.

        For investors outside the United States: Neither we nor the underwriters have taken any action in any jurisdiction outside the United States to permit a public offering of the ADSs or the ordinary shares, or possession or distribution of this prospectus in that jurisdiction. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions as to this global offering and the distribution of the prospectus applicable to that jurisdiction.

        We are incorporated in France, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or SEC, we are currently eligible for treatment as a "foreign private issuer." As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic

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registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

        The financial statements included in this prospectus are presented in euros. All references in this prospectus to "$," "US$," "U.S.$," "U.S. dollars," "dollars" and "USD" mean U.S. dollars and all references to "€" and "euros," mean euros, unless otherwise noted. Throughout this prospectus, references to ADSs mean ADSs or ordinary shares represented by ADSs, as the case may be.

MARKET, INDUSTRY AND OTHER DATA

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size estimates, is based on information from independent industry analysts, third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and market, which we believe to be reasonable. Although we are responsible for all of the disclosures contained in this prospectus, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties, including those discussed under the heading "Risk Factors."

TRADEMARKS AND SERVICE MARKS

        This prospectus may contain references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies' trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

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 PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in the ADSs and/or ordinary shares. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and the related notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in the sections of this prospectus titled "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" before making an investment decision. Unless otherwise indicated, "Biophytis," "the company," "our company," "we," "us" and "our" refer to Biophytis S.A. and its consolidated subsidiary.

Overview

        We are a clinical-stage biotechnology company focused on the development of therapeutics that slow the degenerative processes associated with aging and improve functional outcomes for patients suffering from age-related diseases. Our goal is to become a leader in the emerging field of aging science by delivering life-changing therapies to the growing number of patients in need. To accomplish this goal, we have assembled an experienced and skilled group of industry professionals, scientists, clinicians and key opinion leaders from leading industry and academic institutions from around the world.

        The global population of people over the age of 60 is expected to double from approximately 962 million in 2017 to 2.1 billion by 2050, according to estimates from the United Nations' World Population Prospects: the 2017 Revision. Healthcare costs, including costs associated with treatments and long-term care for age-related diseases associated with this demographic shift, are expected to rise proportionally, as effective treatment solutions are currently lacking. We believe that developing treatments to slow disease progression and reduce the risk of severe disability associated with age-related diseases is of the utmost importance.

        As we age, our natural ability to compensate for stress and remain functional, called biological resilience, degrades. The decline in biological resilience contributes to the acceleration of the degenerative processes and the impairment of functional performance, which, in turn, can lead to severe disability, reduced healthspan and ultimately death. Our therapeutic approach is aimed at targeting and activating key biological resilience pathways that can protect against and counteract the effects of the multiple biological and environmental stresses, including inflammatory, oxidative and metabolic stresses that lead to age-related diseases.

        We are focusing our efforts to develop our lead drug candidate, Sarconeos (BIO101), an orally administered small molecule in development for the treatment of neuromuscular diseases. Sarconeos (BIO101) is a plant-derived pharmaceutical-grade purified 20-hydroxyecdysone. We have completed preclinical studies and a Phase 1 clinical trial in healthy human volunteers, which are necessary for pursuing further clinical development of Sarconeos (BIO101). Our early data indicates that Sarconeos (BIO101) stimulates biological resilience and muscle anabolism in cellular models, and preserves strength, mobility and respiratory capacity in animal models of certain neuromuscular diseases. While we are still in the early stages of development, we believe that these results support further investigation and clinical development of Sarconeos (BIO101) in patients with neuromuscular diseases.

        The initial indication we are seeking approval for is sarcopenia, an age-related degeneration of skeletal muscle, which is characterized by a loss of muscle mass, strength and function in elderly people (adults 65 years of age and older) leading to mobility disability and increased risk of adverse health events and hospitalization, and potential death resulting from falls, fractures, and physical disability. We are currently testing the safety and efficacy of Sarconeos (BIO101) in an ongoing global, randomized, multicenter, double-blind, placebo-controlled Phase 2b clinical trial (SARA-INT) of 334 elderly patients with sarcopenia at risk of mobility disability. There is currently no approved medication for sarcopenia, which is highly prevalent in the elderly with an estimated prevalence between six and 22 percent.

        We are also developing Sarconeos (BIO101) for Duchenne muscular dystrophy, or DMD, a rare genetic neuromuscular disease in male children and young adults, which is characterized by accelerated degeneration of muscle and is responsible for a loss of mobility, respiratory failure and cardiomyopathy, leading to premature death. There is currently no cure and limited treatment options for DMD, which affects approximately one in 5,000 newborn boys (approximately 20,000 new cases annually worldwide). In 2018, we received orphan drug designation for Sarconeos (BIO101) in DMD from the U.S. Food and Drug Administration, or FDA, and the European Medicines Agency, or EMA.

        Our second drug candidate, Macuneos (BIO201), is an orally administered small molecule in development for the treatment of diseases of the retina, or retinopathies. It is a plant-derived pharmaceutical-grade purified 9 cis-norbixin, or norbixin. We have completed preclinical cellular and animal studies of Macuneos (BIO201) for the treatment of retinopathies. While we are still in the early stages of development, we believe that the results from our preclinical studies support continued investigation into whether Macuneos (BIO201) may stimulate biological resilience and protect the retina against phototoxic damage that leads to vision loss. The initial indication we plan to seek approval for is dry age-related macular degeneration, or AMD, a common eye disorder among people over the age of 50 that affects central vision, impairing functions such as reading, driving, and facial recognition, and has a major impact on quality of life and the ability to live independently. There are currently no approved treatments for dry AMD, which, based on our estimates from publicly available information, affects approximately 145 million people worldwide.

        We are also exploring Macuneos (BIO201) as a potential treatment for Stargardt disease, which shares many of the characteristics of AMD. Stargart disease is the most common form of inherited macular degeneration that typically develops in childhood and leads to vision loss and, in some cases, blindness.

        Subject to our entering into commercialization agreements with one of our research collaborators in relation to two patent applications we recently filed, we will hold exclusive commercialization rights through licenses for each of our drug candidates. We currently plan to develop our drug candidates through clinical proof-of-concept, or PoC (typically Phase 2), and then seek licensing and/or partnership opportunities for further clinical development through regulatory approval and commercialization.

        We have developed our lead drug candidate Sarconeos (BIO101), preclinical drug candidate Macuneos (BIO201), and a preclinical pipeline of life-cycle extension products, consisting of BIO103 and BIO203, through a drug discovery platform in collaboration with Sorbonne University in Paris, France based on work with medicinal plants. The platform is based on a reverse pharmacology approach that tests a collection of bioactive secondary metabolites along with chemical analogs that we have synthesized in phenotypic screens of various age-related diseases. Our long-term goal is to advance the field of aging science with the continued discovery and development of new drug candidates that treat age-related diseases by stimulating biological resilience pathways that are involved in the aging process and/or age-related diseases.

        We have assembled an executive team of scientific, clinical, and business leaders with broad expertise in biotechnology and clinical drug development. Stanislas Veillet, our co-founder, Chairman and Chief Executive Officer, has held positions in the biotechnology, pharmaceutical and nutritional industries for the last 25 years. He holds a Ph.D. in genetics and has authored more than a dozen patents. Our other co-founder and Chief Scientific Officer, René Lafont, is a biochemist (Ecole Normale Supérieure), Professor Emeritus and former Dean of the Department of Life Sciences at Sorbonne University. He has authored over 170 scientific publications and a dozen patents and is also notably a Chevalier de l'Ordre des Palmes Académiques and a Laureate of the Karlson Foundation in Germany. Dr. Samuel Agus, our Chief Medical Officer, holds a Doctor in Medicine, is a board-

certified neurologist with academic training in biostatistics and bioinformatics, and has over 15 years of clinical development experience in the pharmaceutical industry.

Our Clinical Pipeline

        We are developing a portfolio of programs targeting biological resilience pathways that slow the degenerative processes associated with aging and improve functional outcomes for patients suffering from age-related diseases. Our current pipeline of drug candidates is illustrated below.

Sarconeos (BIO101)

        We are developing Sarconeos (BIO101) for the treatment of certain neuromuscular diseases, including sarcopenia and DMD. Both are diseases of muscular degeneration, but with different causes and pathophysiologies. However, similar key muscular processes are impaired in each of these diseases as well as other muscle wasting conditions, including metabolism, mitochondrial function, stem cell proliferation and loss of biological resilience, which are mediated through multiple signaling pathways. Early cellular and animal model data suggest that Sarconeos (BIO101) directly targets muscle tissue and cells, and improves several key muscle cell functions, including protein syntheses, regeneration and energy production that may have the potential to improve muscle function and preserve strength, mobility and respiratory capacity in various muscle wasting diseases.

Sarcopenia (the SARA clinical program)

        We are currently testing the safety and efficacy of Sarconeos (BIO101) in an ongoing global, randomized, multicenter, double-blind, placebo-controlled Phase 2b clinical trial (SARA-INT) of 334 elderly patients with sarcopenia at risk of mobility disability. We enrolled the first patient in this trial in May 2018 and currently expect to complete enrollment in 2020. We completed a Phase 1 clinical trial (SARA-PK) of 54 healthy adult and elderly subjects in 2017 that allowed us to determine the two dosing levels (175 and 350 mg b.i.d.) for our ongoing SARA-INT trial. Based on results from our cellular and animal studies, we believe Sarconeos (BIO101) stimulates biological resilience and preserves muscle strength, function and mobility. While preclinical studies provide only limited data, particularly in diseases whose pathophysiology is not well understood, and may not be indicative of the likelihood of success of future trials, we believe that the results of our Phase 1 clinical trial and cellular and animal studies support continued research and clinical development of Sarconeos (BIO101) in sarcopenia.

        If approved by regulatory authorities for commercial use, we believe there is a market potential for Sarconeos (BIO101) in sarcopenia, which is highly prevalent in the elderly with an estimated prevalence between six and 22 percent. There is currently no approved medication for sarcopenia. Based on our review of research in this area, we believe Sarconeos (BIO101) is currently the only drug candidate being tested in an interventional Phase 2 clinical trial for the treatment of sarcopenia. There is currently no widely accepted standard of care for sarcopenia. Current non-medicinal treatment recommendations primarily focus on moderate physical activity, such as 30 minutes of walking per day or resistance-based (strength) training, as they exert effects on both the nervous and muscular systems that are critical to positive physiological and functional adaptations in older adults, and nutritional intervention. Other potential drug modalities that have been tested in the clinic for sarcopenia have yet to demonstrate effectiveness on clinically meaningful outcomes (strength and mobility) and/or safety in larger clinical trials, and/or have not progressed through the clinic. Based on our understanding and discussions with regulatory agencies, including the FDA and EMA, functional mobility endpoints must be achieved in order to obtain marketing approval for sarcopenia We believe that based on our potential mechanism-of-action and preclinical cellular and animal data that Sarconeos (BIO101) directly targets muscle tissue and cells and improves key muscle cell functions, and that it has the potential to achieve clinically relevant functional mobility endpoints necessary for marketing approval.

DMD (the MYODA clinical program)

        Subject to regulatory approval of our protocol, we plan to test the safety and efficacy of Sarconeos (BIO101) in a global, multicentric, double-blind placebo-controlled clinical PoC trial (MYODA-INT) in approximately 48 patients with DMD utilizing a seamless clinical trial design with a primary endpoint defined as a composite score combining muscle strength, mobility, and respiratory outcomes, which is adapted to the stage of severity of the disease in each patient. We are preparing to submit an investigational new drug, or IND, application to the FDA and clinical trial applications to the applicable regulatory agencies in Europe in the second half of 2019 to initiate clinical development as early as 2020, subject to regulatory approval. We had pre-IND correspondence with the FDA in October 2018 and a scientific advisory meeting with the Committee for Medicinal Products for Human Use, or the CHMP, of the EMA in December 2018. In 2018, we received orphan drug designation from the FDA and EMA for Sarconeos (BIO101) in DMD.

        We have observed a positive effect on muscle function, mobility, and respiratory capacity (a major disability in later stage DMD disease progression) in mdx mice models of DMD that were treated with Sarconeos (BIO101). While preclinical studies provide only limited data, particularly in diseases whose pathophysiology is not well understood, and may not be indicative of the likelihood of success of future trials, we believe that the results of our cellular and animal studies support continued research and clinical development of Sarconeos (BIO101) in DMD.

        If approved by regulatory authorities for commercial use, we believe there is market potential for Sarconeos (BIO101) in DMD, which affects approximately one in 5,000 newborn boys (approximately 20,000 new cases annually worldwide). There is currently no cure for DMD and there are only limited treatment options that aim to control the symptoms and slow the disease progression. In many countries, corticosteroids are the standard drug therapy, however, corticosteroids typically only slow the progression of muscle weakness and delay the loss of ambulation by up to two years. They have also been associated with adverse side effects and are generally not suitable for long-term administration. There are two targeted therapies (i.e., therapies targeting a specific dystrophin mutation by exon skipping or with stop codons) available on the market (one in the United States and one in Europe). As these therapies each target a specific gene mutation, they can only address approximately 13% of the overall DMD patient population with those genetic mutations. We believe that Sarconeos (BIO101) directly targets muscle tissue and cells, increases key muscle cell functions that are impaired independent of the genetic mutation that causes the disease, and has the potential to be used complementarily with corticosteroids, current targeted therapies and other gene therapies under development. We also believe that because Sarconeos (BIO101) targets various impaired muscle tissues and cells relevant to muscle strength, mobility and respiratory function, it has the potential to be used in all stages of DMD progression, including both ambulatory and non-ambulatory patients.

Macuneos (BIO201)

Dry AMD (the MACA clinical program)

        We plan to hold, in the second half of 2019, scientific advice meetings with the EMA and applicable regulatory agencies in Europe regarding our clinical development plan for Macuneos (BIO201) in dry AMD and, subject to regulatory review and approval of the protocol, commence a Phase 1 clinical trial (MACA-PK) in healthy volunteers. We expect the MACA-PK Phase 1 clinical trial will assess the safety, pharmacokinetics, or PK, and pharmacodynamics, or PD, of Macuneos (BIO201). We have completed chronic and acute animal toxicology studies to support IND and clinical trial applications. We have observed that Macuneos (BIO201) appears to protect the retina against phototoxic damage caused by A2E (a by-product of the visual pigment cycle) accumulation that leads to vision loss in several cellular and animal models of dry AMD and Stargardt disease.

        If approved by regulatory authorities for commercial use, we believe that there is market potential for Macuneos (BIO201) in dry AMD. Therapeutic options for dry AMD have proven challenging with no currently approved therapies available that can slow or reverse the disease progression.

        We intend to investigate whether Macuneos (BIO201) may also be an effective treatment for Stargardt disease, the most common form of inherited juvenile macular degeneration. The pathophysiology of Stargardt disease is similar to that of AMD, in that it may also be characterized by accelerated retinal degeneration.

Our Strategy

        We are focused on the development of therapeutics that improve functional outcomes for patients suffering from age-related diseases. Our goal is to build Biophytis into a leading biotechnology company focused on targeting biological resilience pathways that slow the degenerative processes associated with age-related disease progression in order to improve the lives of patients that have limited or no treatment options. We currently plan to develop our drug candidates through clinical PoC (Phase 2) and then seek licensing and/or partnership opportunities for further clinical development through regulatory approval and commercialization. To achieve our goal, we are pursuing the following strategies:

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  Demonstrate clinical proof-of-concept (PoC) of Sarconeos (BIO101) in sarcopenia.  Our resources and business efforts are primarily focused on advancing the clinical development of Sarconeos (BIO101) for the treatment of neuromuscular disorders, with an initial focus on sarcopenia. Our goal is to demonstrate clinical PoC (Phase 2) safety and efficacy of Sarconeos (BIO101) to treat sarcopenia in our ongoing SARA-INT Phase 2b clinical trial. Upon successful completion, we plan to pursue licensing and/or partnership opportunities to advance Sarconeos (BIO101) into a confirmatory or Phase 3 clinical trial necessary to secure marketing approval for commercial use. We believe this indication has significant value and that establishing clinical PoC may help attract partners for further clinical development and commercialization.

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  Initiate clinical development of Sarconeos (BIO101) in DMD.  Our efforts are also focused on leveraging our knowledge and the development of Sarconeos (BIO101) in sarcopenia to commence and advance the development of Sarconeos (BIO101) for the treatment of DMD, independent of genetic mutation and across the disease spectrum. We are preparing to submit an IND application to the FDA and clinical trial applications to the applicable regulatory agencies in Europe in the second half of 2019 to initiate clinical development starting with the MYODA-INT clinical PoC stage (Phase 1/2) as early as 2020, subject to regulatory approval.

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  Advance the development of our second drug candidate, Macuneos (BIO201).  We are also focused on continuing the preclinical development of our second drug candidate, Macuneos (BIO201), for the treatment of retinopathies, with an initial focus on dry AMD. We plan to hold, in the second half of 2019, scientific advice meetings with the EMA and applicable regulatory agencies in Europe regarding our clinical development plan for Macuneos (BIO201) in dry AMD and, subject to regulatory review and approval of the protocol, commence a Phase 1 clinical trial (MACA-PK) in healthy volunteers.

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  Expand our presence in the United States to support co-development in Europe and the United States. We plan to continue the expansion of our company in the United States and Europe. In 2018, we opened offices in Cambridge, Massachusetts and New York, New York to support our growing clinical, regulatory, and operational efforts, and we hired a U.S.-based Chief Financial Officer and Chief Medical Officer. Our goal is to continue to build our clinical and regulatory operations to support clinical trials and obtain regulatory approval in both the United States and Europe. We plan to work with patient associations, regulatory agencies, government and third-party payors and other key constituencies in both regions.

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  Expand our pipeline and explore potential strategic partnerships and alliances to maximize the value of our development programs. We plan to continue to leverage our collaborations with leading scientific and academic institutions in order to pursue new INDs for our existing drug candidates, including Sarconeos (BIO101), BIO103, Macuneos (BIO201) and BIO203. We believe that our drug candidates may be applicable for additional age-related diseases. We plan to explore the commercial potential of our drug candidates after establishing clinical PoC through Phase 2.

Risks Associated with Our Business

        Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the "Risk Factors" section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

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  We are a clinical-stage biotechnology company, with no products approved for commercial sale. We have incurred significant losses since inception and anticipate that we will continue to incur losses for the foreseeable future.

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  We will require substantial additional financing to achieve our goals and a failure to obtain this capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our drug development or other operations.

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  Our indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.

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  Our business is dependent on the successful development, regulatory approval, manufacture and commercialization of our drug candidates, each of which is in the early stages of development.

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  The denial or delay of regulatory approval for our drug candidates would preclude or delay the commercialization of our drug candidates and adversely impact our potential to generate revenue and/or raise financing, our business and our results of operations.

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  Clinical development is a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials, especially preclinical data and early phase clinical trial data, may not be predictive of future trial results.

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  We rely on third parties to provide the raw materials necessary for our drug candidates and to manufacture preclinical and clinical supplies of our drug candidates and we intend to rely on third parties to produce commercial supplies of any approved drug candidate. The loss of these suppliers or manufacturers, or their failure to comply with applicable regulatory requirements or to provide us with sufficient quantities at acceptable quality levels or prices, or at all, would materially and adversely affect our business.

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  We rely on third parties in the conduct of all of our preclinical studies and clinical trials and intend to rely on third parties in the conduct of all of our future clinical trials. If these third parties do not successfully carry out their contractual duties, fail to comply with applicable regulatory requirements or meet expected deadlines, we may be unable to obtain regulatory approval for our drug candidates.

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  Our existing collaborations as well as additional collaboration arrangements that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our drug candidates.

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  Our ability to compete may decline if we do not adequately protect our proprietary rights.

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  The requirements of being a U.S. public company may strain our resources, divert management's attention and affect our ability to attract and retain executive management and qualified board members.

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  There has been no market for the ADSs prior to the global offering and an active and liquid market for our securities may fail to develop, which could harm the market price of the ADSs.

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  The rights of shareholders in companies subject to French corporate law differ in material respects from the rights of shareholders of corporations incorporated in the United States.

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  As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of ADSs and ordinary shares.

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  We are an "emerging growth company" under the JOBS Act and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make the ADSs less attractive to investors.

Corporate Information

        We were incorporated as a société anonyme, or S.A., on September 27, 2006. We are registered at the Paris Registre du Commerce et des Sociétés under the number 492 002 225. Our principal executive offices are located at Sorbonne University—BC 9, Bâtiment A 4ème étage, 4 place Jussieu 75001 Paris, France and our telephone number is +1 44 27 23 00. Our website address is www.biophytis.com. Our agent for service of process in the United States is Puglisi & Associates. The reference to our website is an inactive textual reference only and the information contained in, or that can be accessed through, our website is not a part of this prospectus.

Implications of Being an "Emerging Growth Company"

        We qualify as an "emerging growth company," as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and regulatory requirements in contrast to those otherwise applicable generally to public companies. These provisions include:

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  the requirement to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations disclosure; and

  •
  exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act.

        We may take advantage of these reduced reporting and other regulatory requirements for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. In addition, the JOBS Act provides that an emerging growth company may delay adopting new or revised accounting standards until those standards apply to private companies. We have irrevocably elected not to avail ourselves of this delayed adoption of new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as public companies that are not emerging growth companies. If we choose to take advantage of any of these reduced reporting burdens, the information that we provide shareholders may be different than you might get from other public companies.

Implications of Being a Foreign Private Issuer

        Upon consummation of the global offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

  •
  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events.

        We intend to take advantage of these exemptions as a foreign private issuer.

 The Global Offering

Global offering	ordinary shares offered by us, consisting of ordinary shares in the form of ADSs offered in the ADS offering and ordinary shares offered in the ordinary share offering. The closings of the ADS offering and the ordinary share offering will occur simultaneously. The total number of ordinary shares and ADSs to be offered and sold in the ADS offering and ordinary share offering is subject to reallocation between these offerings as permitted under applicable laws and regulations.
ADS offering	ADSs, each representing ordinary shares
Ordinary share offering	ordinary shares
Offering price

The offering price per ADS in U.S. dollars and the corresponding offering price per ordinary share in euros will be determined through negotiations between us and Wainwright, as the representative of the several underwriters, and by reference to the prevailing market prices of our ordinary shares on the Euronext Growth Paris after taking into account market conditions and other factors, but will not be lower than a price that is    % below the price of our ordinary shares on the Euronext Growth Paris on the day on which the offering price is determined.

Ordinary shares (including ordinary shares in the form of ADSs) to be outstanding immediately after the global offering

            ordinary shares (including ordinary shares in the form of ADSs), or            ordinary shares (including ordinary shares in the form of ADSs) if Wainwright exercises its option to purchase additional ADSs and/or ordinary shares in full.

Option to purchase additional ADSs and/or ordinary shares in the global offering

We have granted Wainwright an option, which is exercisable within 30 days from the date of this prospectus, to purchase up to an additional            ordinary shares (including ordinary shares in the form of ADSs) from us at the public offering price, less the underwriting discounts and commissions.

The ADSs

Each ADS represents            ordinary shares, nominal value €0.20 per share. The ADSs may be evidenced by ADRs. Purchasers of ADSs in the ADS offering will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and all holders and beneficial owners of ADSs issued thereunder. To better understand the terms of the ADSs, you should carefully read the section in this prospectus titled "Description of American Depositary Shares." We also encourage purchasers of ADSs to read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Depositary	The Bank of New York Mellon
Use of proceeds

We estimate that the net proceeds to us from the global offering will be approximately €            million ($            ), based on an assumed public offering price of $            per ADS in the ADS offering, and €        per ordinary share in the ordinary share offering, the closing price of our ordinary shares on Euronext Growth Paris on                        , 2019, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds we receive from the global offering to advance our Phase 2b clinical trial (SARA-INT) of Sarconeos (BIO101) in sarcopenia, to continue our development of Sarconeos (BIO101) in DMD through submission of an IND application to the FDA and clinical trial applications to the applicable regulatory agencies in Europe, and to continue to build our preclinical research and development platform on retinopathies and for other new and on-going research and development activities, working capital and other general corporate purposes. See the section of this prospectus titled "Use of Proceeds."

Dividend policy	We do not expect to pay any dividends on ordinary shares or ADSs in the foreseeable future.
Risk factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors to consider carefully before deciding to invest in the ADSs or ordinary shares.
Proposed Nasdaq trading symbol for the ADSs	"BPTS"
Euronext Growth Paris trading symbol for our ordinary shares	"ALBPS"

        The number of our ordinary shares (including ordinary shares in the form of ADSs) that will be outstanding immediately following the completion of the global offering is based on 13,463,413 ordinary shares outstanding and zero ADSs outstanding as of March 31, 2019, and excludes:

  •
  1,063,409 ordinary shares issuable upon the exercise of warrants issued to investors outstanding as of March 31, 2019, with a weighted-average exercise price of €3.59 per ordinary share; and

  •
  998,500 ordinary shares issuable upon the exercise of warrants issued pursuant to equity incentive awards and outstanding as of March 31, 2019, with a weighted average exercise price of €6.35 per ordinary share, 125,000 of which expired on May 21, 2019 with a weighted average exercise price of €2.06 per ordinary share.

        Unless otherwise indicated, all information contained in this prospectus assumes no exercise of Wainwright's option to purchase up to an additional            ordinary shares (including ordinary shares in the form of ADSs) from us in the global offering.

Summary Consolidated Financial Data

        The following tables summarize our consolidated financial data for the periods and as of the dates indicated below. We derived the summary statement of consolidated operations data for the years ended December 31, 2017 and 2018 from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. The following summary statement of consolidated operations data for the three months ended March 31, 2018 and 2019 and statement of consolidated financial position data as of March 31, 2019 have been derived from our unaudited interim condensed consolidated financial statements as of March 31, 2019 and for the three months ended March 31, 2018 and 2019 included elsewhere in this prospectus. The unaudited interim condensed consolidated financial statements as of March 31, 2019 and for the three months ended March 31, 2018 and 2019 were prepared in accordance with IAS 34, Interim Financial Reporting, the standard of the IFRS applicable to interim financial statements.

        Our historical results are not necessarily indicative of the results that may be expected in the future. You should read these data together with our consolidated financial statements and related notes beginning on page F-1, as well as the sections of this prospectus titled "Selected Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere in this prospectus.

	Year Ended December 31,		Three Months Ended March 31,
	2017	2018	2018	2019
	€	€	€	€	U.S. $(1)
	(in thousands, except share and per share data)
Statement of Consolidated Operations Data:
Operating expenses:
Research and development, net	7,043	9,513	2,017	2,289	2,570
General and administrative expenses	2,865	4,348	865	1,211	1,360
Total operating expenses	9,908	13,861	2,882	3,500	3,930
Operating loss	(9,908)	(13,861)	(2,882)	(3,500)	(3,930)
Financial expenses	(3,293)	(215)	(26)	(276)	(310)
Financial income	37	17	4	49	55
Change in fair value of financial instruments	1,756	—	—	—	—
Financial loss	(1,500)	(198)	(22)	(227)	(255)
Net loss before taxes	(11,408)	(14,059)	(2,904)	(3,727)	(4,185)
Income tax benefit	—	72	—	—	—

Net loss	(11,408)	(13,987)	(2,904)	(3,727)	(4,185)

Earnings (losses) per share(2)
Basic	(1.24)	(1.04)	(0.22)	(0.28)	(0.31)
Diluted	(1.24)	(1.04)	(0.22)	(0.28)	(0.31)
Weighted average number of ordinary shares outstanding used for computing Basic	9,188,179	13,463,413	13,463,413	13,463,413	13,463,413
Weighted-average number of ordinary shares outstanding used for computing Diluted	9,188,179	13,463,413	13,463,413	13,463,413	13,463,413

(1)
Translated solely for convenience into dollars at an exchange rate of €1.00 = US$1.1228, the noon buying rate of the Federal Reserve Bank of New York on March 29, 2019.

(2)
See Note 2.22 to our audited consolidated financial statements and Note 15 to our unaudited interim condensed consolidated financial statements for further details on the calculation of basic and diluted loss per ordinary share.

	As of March 31, 2019
	Actual		As Adjusted(1)(2)
	€	US$(3)	€	US$(3)
	(in thousands)
Statement of Consolidated Financial Position Data:
Cash and cash equivalents	11,152	12,521
Total assets	19,446	21,834
Non-controlling interests	(31)	(35)
Total shareholders' equity	2,383	2,676
Total non-current liabilities	7,688	8,632
Total current liabilities	9,375	10,526

(1)
As adjusted basis gives effect to the issuance and sale of            ordinary shares (including            ordinary shares in the form of ADSs) in the global offering at an assumed offering price of $            per ADS in the ADS offering and €            per ordinary share in the ordinary share offering, the closing price of our ordinary shares on the Euronext Growth Paris on                        , 2019, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the application of net proceeds from the global offering described under "Use of Proceeds."

(2)
Each €            increase or decrease in the assumed offering price of €            per ordinary share in the global offering would increase or decrease each of as adjusted cash and cash equivalents, total assets and total shareholders' equity by €             million ($             million), assuming that the number of ordinary shares offered by us (including ordinary shares in the form of ADSs), as set forth on the cover page of this prospectus, remains the same and after deducting underwriting commissions and estimated offering expenses payable by us and applying the net proceeds from the global offering. Subject to applicable law, we may also increase or decrease the number of ordinary shares (including ordinary shares in the form of ADSs) we are offering in the global offering. Each increase (decrease) of 1,000,000 ordinary shares (including ordinary shares in the form of ADSs) offered by us would increase (decrease) each of as adjusted cash and cash equivalents, total assets and total shareholders' equity by €             million ($             million), assuming that the assumed offering price per ordinary share remains the same, and after deducting estimated underwriting commissions and offering expenses payable by us and applying the net proceeds from the global offering.

The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price, the actual number of ordinary shares and ADSs offered by us, and other terms of the global offering determined at pricing.

(3)
Translated solely for convenience into dollars at an exchange rate of €1.00 = US$1.1228, the noon buying rate of the Federal Reserve Bank of New York on March 29, 2019.

RISK FACTORS

        Investing in our ordinary shares (including ordinary shares in the form of ADSs) involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before deciding whether to purchase our securities. If any of the following risks are realized, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the market price of our securities could decline, and you could lose part or all of your investment.

Risks Related to Our Limited Operating History, Financial Condition, and Capital Requirements

We are a clinical-stage biotechnology company with no products approved for commercial sale. We have incurred significant losses since our inception and anticipate that we will continue to incur losses for the foreseeable future.

        Biotechnology product development is a highly speculative undertaking because it entails substantial upfront capital expenditures and significant risk that any potential drug candidate will not demonstrate adequate effectiveness in the targeted indication or an acceptable safety profile, gain regulatory approval or become commercially viable. We have incurred significant losses since our inception in 2006, and we anticipate that we will continue to incur losses for the foreseeable future, which, together with our limited operating history, may make it difficult to assess our future viability.

        We incurred losses of €11.4 million, €14.0 million and €3.7 million for the years ended December 31, 2017 and 2018 and the three months ended March 31, 2019, respectively. As of March 31, 2019, we had an accumulated deficit of €43.4 million. Substantially all of our losses have resulted from expenses incurred in connection with our preclinical and clinical programs and other research and development activities and from general and administrative costs associated with our operations. We expect to continue to incur losses for the foreseeable future, and we anticipate these losses will increase as we continue to develop our drug candidates, conduct clinical trials and pursue research and development activities. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our shareholders' equity and working capital.

We will require substantial additional financing to achieve our goals, and a failure to obtain this capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product development or other operations.

        Since our inception, we have invested a significant portion of our efforts and financial resources on our preclinical studies and clinical trials and other research and development activities. We believe that we will continue to expend substantial resources for the foreseeable future in connection with the preclinical and clinical development of our current drug candidates and the discovery and development of any other drug candidates we may choose to pursue. These expenditures will include costs associated with conducting preclinical studies and clinical trials and obtaining regulatory approvals, and any expenses associated with commercializing, marketing and selling products approved for sale that we elect to commercialize ourselves. In addition, other unanticipated costs may arise. Because the outcome of any preclinical study or clinical trial is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development of our current drug candidates or any future drug candidates we may choose to pursue.

        We estimate that the net proceeds from the global offering will be approximately €             million ($            ), based on an assumed public offering price of $            per ADS in the ADS offering, and €            per ordinary share in the ordinary share offering, the last reported sale price of our ordinary shares on the Euronext Growth Paris on                    , 2019, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. As of March 31, 2019, we had capital resources consisting of cash, cash equivalents, and marketable securities of €11.2 million. We expect our existing capital resources, together with the proceeds from the global offering, will fund our planned operating expenses for at least the next 12 months. However, our operating plans may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

        Our future capital requirements depend on many factors, including:

  •
  the scope, progress, data and costs of researching and developing our current drug candidates any other drug candidates we may choose to pursue in the future, and conducting preclinical studies and clinical trials;

  •
  the timing of, and the costs involved in, obtaining regulatory approvals for our current drug candidates or any future drug candidates we may choose to pursue;

  •
  the number and characteristics of any additional drug candidates we develop or acquire;

  •
  any costs associated with manufacturing our current drug candidates and any future drug candidates;

  •
  the cost of sourcing purified extracts and a supply chain in sufficient quantity and quality to meet our needs;

  •
  the cost of commercialization activities associated with any of our current drug candidates or any future drug candidates that are approved for sale and that we choose to commercialize ourselves, including marketing, sales and distribution costs;

  •
  our ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;

  •
  any product liability or other lawsuits related to any current or future drug candidates that are approved for sale;

  •
  the expenses needed to attract, hire and retain skilled personnel;

  •
  the costs associated with being a public company;

  •
  the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing our intellectual property portfolio; and

  •
  the timing, receipt and amount of sales of any future approved products, if any.

        Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis on terms acceptable to us, we may be required to:

  •
  delay, limit, reduce or terminate preclinical studies, clinical trials or other development activities for our current drug candidates or any future drug candidate;

  •
  seek corporate partners for our drug candidates when we would otherwise develop our drug candidates on our own, or at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available;

  •
  delay, limit, reduce or terminate our research and development activities; or

  •
  delay, limit, reduce or terminate any efforts to establish manufacturing and sales and marketing capabilities or other activities that may be necessary to commercialize our current drug candidates or any future drug candidates.

        We do not expect to realize revenue from sales of products or royalties from licensed products in the foreseeable future, if at all, and unless and until our drug candidates are clinically tested, approved for commercialization and successfully marketed. To date, we have primarily financed our operations through the sale of debt and equity securities, as well as public aid for innovation and reimbursement of the French research tax credit, described elsewhere in this prospectus. We will need to seek additional funding in the future and currently intend to do so through collaborations, public or private equity offerings or debt financings, credit or loan facilities, public funding, or a combination of one or more of these funding sources. Our ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond our control. Additional funds may not be available to us on acceptable terms or at all. If we enter into arrangements with collaborators or others, we may be required to relinquish rights to some of our drug candidates that we would otherwise pursue on our own. If we raise additional funds by issuing equity securities, our shareholders will suffer dilution and the terms of any financing may adversely affect the rights of our shareholders. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing shareholders. Debt financing, if available, is likely to involve restrictive covenants limiting our flexibility in conducting future business activities, and, in the event of insolvency, debt holders would be repaid before holders of our equity securities received any distribution of our corporate assets.

We have benefited from certain reimbursable financial advances and non-reimbursable subsidiaries from the French government that if terminated or reduced may restrict our ability to successfully develop, manufacture and commercialize our drug candidates.

        We have benefited from certain reimbursable advances and non-reimbursable subsidies from the French government and intend to continue to seek advances and/or subsidies from these agencies in the future in order to accelerate the development of our drug candidates. There is no assurance that these benefits will continue to be available to us in the future. If such benefits and programs were to be terminated or reduced, it could have an adverse effect on our business, operating results and financial condition and could deprive us of financial resources necessary for research and development of our drug candidates. Furthermore, in the event that we do not comply with the contractual conditions of the subsidies, we may be required to reimburse the French government for these payments and could be liable for any damages incurred by such agencies resulting from the breach of contract.

Due to the significant resources required for the development of our drug candidates, we must prioritize development of certain drug candidates and/or certain disease indications. We may expend our limited resources on candidates or indications that do not yield a successful product and fail to capitalize on drug candidates or indications that may be more profitable or for which there is a greater likelihood of success.

        We plan to develop a pipeline of drug candidates to treat age-related diseases and diseases whose progression and symptoms are similar to those associated with aging. Due to the significant resources required for the development of drug candidates, we must focus our attention and resources on specific diseases and disease pathways and decide which drug candidates to pursue and the amount of resources to allocate to each.

        Our decisions concerning the allocation of research, development, collaboration, management and financial resources toward particular drug candidates or therapeutic areas may not lead to the development of any viable commercial product and may divert resources away from better opportunities. Similarly, any decision to delay, terminate or collaborate with third parties in respect of certain programs may subsequently prove to be suboptimal and could cause us to miss valuable opportunities. If we make incorrect determinations regarding the viability or market potential of any of our programs or drug candidates or misread trends in the aging or healthspan, or biotechnolgy industry, our business, financial condition and results of operations could be materially adversely affected. As a result, we may fail to capitalize on viable commercial products or profitable market opportunities, be required to forego or delay pursuit of opportunities with other drug candidates or other diseases and disease pathways that may later prove to have greater commercial potential than those we choose to pursue, or relinquish valuable rights to such drug candidates through collaboration, licensing or other royalty arrangements in cases in which it would have been advantageous for us to invest additional resources to retain development and commercialization rights.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict.

        Our operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control and may be difficult to predict, including:

  •
  the timing and cost of, and level of investment in, research, development and, if approved, any commercialization activities relating to our drug candidates, which may change from time to time;

  •
  the timing and status of enrollment for our clinical trials;

  •
  the cost of manufacturing our drug candidates, as well as building out our supply chain, which may vary depending on the quantity of production and the terms of our agreements with manufacturers;

  •
  expenditures that we may incur to acquire, develop or commercialize additional drug candidates;

  •
  the timing and amount of any future milestone, royalty or other payments due under any collaboration or license agreement;

  •
  future accounting pronouncements or changes in our accounting policies;

  •
  the timing and success or failure of preclinical studies and clinical trials for our drug candidates and/or redesign, delays and/or change of scope of our preclinical or clinical trials;

  •
  the timing of receipt of approvals for our drug candidates from regulatory authorities in the United States and internationally;

  •
  the timing and success of competing drug candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners;

  •
  coverage and reimbursement policies with respect to our drug candidates, if approved; and

  •
  the level of demand for our products, if approved, which may vary significantly over time.

        The cumulative effects of these factors could result in large fluctuations and unpredictability in our annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.

        This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our ordinary shares and ADSs could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue or earnings guidance we may provide.

Our indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.

        On September 10, 2018, we entered into a Venture Loan Agreement and Bonds Issue Agreement with Kreos Capital V (UK) Ltd., or Kreos, which provides for up to €10 million in financing to us. Pursuant to the terms of the agreements, Kreos agreed to subscribe for up to €10 million in non-convertible bonds, to be issued by us in up to four tranches of €2.5 million each. The first two tranches were issued in September 2018, a third tranche was issued in December 2018, and the final tranche was issued on March 1, 2019. Each tranche bears a 10% annual interest rate and must be repaid in 36 monthly installments, with monthly payments of €320,004 commencing in April 2019. In connection with the first tranche, we issued a warrant to Kreos giving them the right to purchase 442,477 new ordinary shares at an exercise price of €2.67 per share over a 7-year period from the issue date.

        If we are unable to make the required payments, we may need to refinance all or a portion of our indebtedness, sell assets, delay capital expenditures or seek additional equity. The terms of our existing or future debt agreements may also restrict us from affecting any of these alternatives. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Further, changes in the credit and capital markets, including market disruptions and interest rate fluctuations, may increase the cost of financing, make it more difficult to obtain favorable terms, or restrict our access to these sources of future liquidity. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, could have a material adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of our indebtedness.

        Pursuant to the terms of the agreements, we have the right, at any time but with no less than 30 days prior notice to Kreos, to prepay or purchase the bonds, exclusively in full. The prepayment will be equal to (i) the principal amount outstanding, plus (ii) the sum of all interest repayments which would have been paid throughout the remainder of the term of the relevant tranche discounted by 10% per annum.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

        Our Venture Loan Agreement and Bonds Issue Agreement with Kreos imposes certain operating and financial restrictions. These covenants may limit our ability and the ability of our subsidiaries, under certain circumstances, to, among other things:

  •
  incur additional indebtedness;

  •
  create or incur liens;

  •
  sell or transfer assets; and

  •
  pay dividends and distributions.

        The Bonds Issue Agreement also contains certain customary affirmative covenants and events of default, including a change of control.

        As a result of these covenants and restrictions, we are limited in how we conduct our business, and we may be unable to raise additional debt to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot guarantee that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from Kreos and/or amend the covenants.

        Our failure to comply with the restrictive covenants described above as well as others contained in our future debt instruments from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their maturity dates. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments. If we are unable to repay, refinance or restructure our indebtedness under our secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. If we are forced to refinance these borrowings on less favorable terms or if we are unable to repay, refinance or restructure such indebtedness, our financial condition and results of operations could be adversely affected.

Risks Related to Our Business

Our business is dependent on the successful development, regulatory approval, manufacture and commercialization of our drug candidates, both of which are in the early stages of development.

        We have no products approved for sale. Our lead drug candidate, Sarconeos (BIO101), is in the early stages of clinical development and our second drug candidate, Macuneos (BIO201) is still in preclinical phase. Our life-cycle extension drug candidates, BIO103 and BIO203, are still in the preclinical phase. To secure marketing approval, we will need to meet endpoints satisfactory to the FDA and EMA in larger confirmatory clinical trials. The success of our business, including our ability to finance our company and generate any revenue in the future, will primarily depend on the successful development, regulatory approval and commercialization of drug candidates. However, given our early stage of development, it may be many years, if we succeed at all, before we have demonstrated the safety and efficacy of a drug candidate sufficient to warrant approval for commercialization.

        In the future, we may also become dependent on other drug candidates that we may develop or acquire. The clinical and commercial success of our current drug candidates and any future drug candidates will depend on a number of factors, including the following:

  •
  our ability to raise any additional required capital on acceptable terms, or at all;

  •
  our ability to complete IND-enabling studies and successfully submit IND or comparable applications;

  •
  timely completion of our preclinical studies and clinical trials, which may be significantly slower or cost more than we currently anticipate and will depend substantially upon the performance of third-party contractors;

  •
  whether we are required by the FDA, EMA or similar regulatory agencies to conduct additional clinical trials or other studies beyond those planned to support the approval and commercialization of our drug candidates or any future drug candidates;

  •
  acceptance of our proposed indications and primary endpoint assessments relating to the proposed indications of our drug candidates by the FDA, the EMA and similar foreign regulatory authorities;

  •
  our ability to demonstrate to the satisfaction of the FDA, EMA and similar foreign regulatory authorities the safety, efficacy and acceptable risk to benefit profile of our drug candidates or any future drug candidates;

  •
  the prevalence, duration and severity of potential side effects or other safety issues experienced with our drug candidates or future approved products, if any;

  •
  the timely receipt of necessary marketing approvals from the FDA, EMA and similar foreign regulatory authorities;

  •
  achieving and maintaining, and, where applicable, ensuring that our third-party contractors achieve and maintain compliance with our contractual obligations and with all regulatory requirements applicable to our drug candidates or any future drug candidates or approved products, if any;

  •
  the ability of any third parties with whom we contract to manufacture adequate clinical trial and commercial supplies, if approved, of our current drug candidates or any future drug candidates, remain in good standing with regulatory agencies and develop, validate and maintain commercially viable manufacturing processes that are compliant with current good manufacturing practices, or cGMP;

  •
  with respect to any approved drug candidates that we elect to commercialize ourselves, our ability to successfully develop a commercial strategy and thereafter commercialize such drug candidates, whether alone or in collaboration with others;

  •
  the convenience of our treatment or dosing regimen;

  •
  our sourcing of purified extracts and a supply chain in sufficient quantity and quality to meet product needs;

  •
  acceptance by physicians, payors and patients of the benefits, safety and efficacy of our drug candidates or any future drug candidates, if approved, including relative to alternative and competing treatments;

  •
  patient demand for our drug candidates, if approved;

  •
  our ability to establish and enforce intellectual property rights in and to our current drug candidates and any future drug candidates we may develop; and

  •
  our ability to avoid third-party patent interference, intellectual property challenges or intellectual property infringement claims.

        These factors, many of which are beyond our control, could cause us to experience significant delays or an inability to obtain regulatory approvals or commercialize or license our drug candidates. Even if regulatory approvals are obtained, we may never be able to successfully commercialize or license any of our drug candidates. Accordingly, we cannot provide assurances that we will be able to generate sufficient revenue through the sale of our drug candidates or any future drug candidates we may develop to continue our business or achieve profitability.

We may not be able to obtain regulatory approval for our drug candidates under applicable regulatory requirements. The denial or delay of any such approval would preclude or delay the commercialization of our drug candidates and adversely impact our potential to generate revenue and/or raise financing, our business and our results of operations.

        To gain approval to market our drug candidates, we must provide the FDA, EMA and other foreign regulatory authorities with clinical data that adequately demonstrate the safety and efficacy of the drug candidate for the intended indication applied for in the applicable regulatory filing. Product development is a long, expensive and uncertain processes, and delay or failure can occur at any stage of any of our clinical development programs. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after promising data in preclinical studies or earlier phase clinical trials. These setbacks have been caused by, among other things, new preclinical findings made while clinical trials were underway and safety or efficacy observations made in clinical trials, including previously unreported adverse events. Success in preclinical testing and early phase clinical trials does not ensure that later phase clinical trials will be successful, and the results of clinical trials conducted by other parties may not be indicative of the results in trials we may conduct.

        The research, testing, manufacturing, labeling, approval, sale, marketing and distribution of drug and biologic products are subject to extensive regulation by the FDA, EMA and other foreign regulatory authorities, and such regulations differ from country to country. We are not permitted to market our investigational drug candidates in the European Union, the United States or any other country until they receive the requisite approval from the applicable regulatory authorities of such jurisdictions.

        The FDA, EMA or any foreign regulatory bodies can delay, limit or deny approval of our drug candidates for many reasons, including:

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  our inability to demonstrate to the satisfaction of the agency that a drug candidate is safe and effective for the requested indication;

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  the agency's disagreement with our trial protocol or the interpretation of data from preclinical studies or clinical trials;

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  our inability to demonstrate that the clinical and other benefits of a drug candidate outweigh any safety or other perceived risks;

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  the agency's requirement for additional preclinical studies or clinical trials;

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  the agency's non-approval of the formulation, labeling or specifications of a drug candidate;

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  the agency's failure to approve the manufacturing processes or facilities of third-party manufacturers upon which we rely;

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  our inability to demonstrate to the satisfaction of the agency the sourcing of purified extracts and that our supply chain is in sufficient quantity and quality to meet product specifications; or

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  the potential for approval policies or regulations of the FDA, EMA or the applicable foreign regulatory agencies to significantly change in a manner rendering our clinical data insufficient for approval.

        Of the large number of biotechnology and pharmaceutical products in development, only a small percentage successfully complete the applicable regulatory approval processes and are commercialized.

        Even if we eventually complete clinical testing and receive approval from the FDA, EMA or applicable foreign agencies for any of our drug candidates, the applicable agency may grant approval contingent on the performance of costly additional clinical trials, which may be required after approval. The FDA, EMA or the applicable foreign regulatory agency also may approve our drug candidates for a more limited indication or a narrower patient population than we originally requested, and the applicable agency, may not approve our drug candidates with the labeling that we believe is necessary or desirable for the successful commercialization of such drug candidates.

        Any delay in obtaining, or inability to obtain, applicable regulatory approval would delay or prevent commercialization of our drug candidates and would materially adversely impact our business and prospects.

Clinical development is a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

        Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure or delay can occur at any time during the different phases, or stages, of the clinical trial process. Success in preclinical studies and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the biotechnology, biopharmaceutical and pharmaceutical industries have suffered significant setbacks in clinical trials, even after positive results in earlier preclinical studies or earlier phase clinical trials. These setbacks have been caused by, among other things, new preclinical findings made while clinical trials were underway and safety or efficacy observations made in clinical trials, including previously unreported adverse events. The results of our preclinical studies or in vivo and in vitro studies provide very limited data in diseases whose physiopathology is not well understood and may not be predictive of the results of study outcomes in human clinical trials. Drug candidates in later stages of clinical trials may fail to show the desired pharmacological properties or safety and efficacy traits despite having progressed through preclinical studies and early phase clinical trials. Notwithstanding any promising results in earlier studies, we cannot be certain that we will not face setbacks and receive less promising results in later studies. Even if we are able to initiate and complete clinical trials, the safety and efficacy data may not be sufficient to obtain regulatory approval for our drug candidates.

        We may experience delays in obtaining the necessary regulatory authorization to initiate our planned MYODA clinical program of Sarconeos (BIO101) and/or our planned MACA clinical trial program for Macuneos (BIO201), completing our SARA-INT Phase 2b clinical trial of Sarconeos (BIO101), and initiating other planned studies and trials. Additionally, we cannot be certain that studies or trials for our drug candidates will begin on time, not require redesign, enroll an adequate number of subjects on time or be completed on schedule, if at all. Clinical trials can be delayed or terminated for a variety of reasons, including delays or failures related to:

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  the FDA, EMA or comparable foreign regulatory authorities disagreeing as to the design or implementation of our clinical trials;

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  delays in obtaining regulatory approval to commence a trial;

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  reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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  obtaining institutional review board, or IRB, approval at each trial site;

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  recruiting an adequate number of suitable patients to participate in a trial;

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  having subjects complete a trial or return for post-treatment follow-up;

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  clinical sites deviating from trial protocol or dropping out of a trial;

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  addressing subject safety concerns that arise during the course of a trial;

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  adding a sufficient number of clinical trial sites;

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  sourcing of purified extracts and a supply chain in sufficient quantity and quality to meet product needs; or

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  obtaining sufficient product supply of drug candidate for use in preclinical studies or clinical trials from third-party suppliers.

        We may experience numerous adverse or unforeseen events during, or as a result of, preclinical studies and clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our drug candidates, including:

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  we may receive feedback from regulatory authorities that requires us to modify the design of our clinical trials;

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  clinical trials of our drug candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon drug development programs;

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  the number of patients required for clinical trials of our drug candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials at a higher rate than we anticipate;

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  our third-party contractors may fail to comply with regulatory requirements, fail to maintain adequate quality controls, or be unable to source or provide us with sufficient purified extracts for product supply to conduct and complete preclinical studies or clinical trials of our drug candidates in a timely manner, or at all;

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  we or our investigators might have to suspend or terminate clinical trials of our drug candidates for various reasons, including non-compliance with regulatory requirements, a finding that our drug candidates have undesirable side effects or other unexpected characteristics, or a finding that the participants are being exposed to unacceptable health risks;

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  the cost of clinical trials of our drug candidates may be greater than we anticipate;

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  the quality of our drug candidates or other materials necessary to conduct preclinical studies or clinical trials of our drug candidates may be insufficient or inadequate;

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  regulators may revise the requirements for approving our drug candidates, or such requirements may not be as we anticipate; and

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  future collaborators may conduct clinical trials in ways they view as advantageous to them but that are suboptimal for us.

        If we are required to conduct additional clinical trials or other testing of our drug candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our drug candidates or other testing, if the results of these trials or tests are not positive or are only moderately positive or if there are safety concerns, we may:

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  incur unplanned costs;

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  be delayed in obtaining marketing approval for our drug candidates or, in due course, not obtain marketing approval at all;

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  obtain marketing approval in some countries and not in others;

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  obtain marketing approval for indications or patient populations that are not as broad as intended or desired;

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  obtain marketing approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings;

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  be subject to additional post-marketing testing requirements; or

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  have the treatment removed from the market after obtaining marketing approval.

        We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by the Data Safety Monitoring Board, or DSMB, for such trial or by the FDA, EMA or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA, EMA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

        Further, conducting clinical trials in foreign countries presents additional risks that may delay completion of our clinical trials. These risks include the failure of enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, as well as political and economic risks relevant to such foreign countries.

        Principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and may receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, or a regulatory authority concludes that the financial relationship may have affected the interpretation of the trial, the integrity of the data generated at the applicable clinical trial site may be questioned and the utility of the clinical trial itself may be jeopardized, which could result in the delay or rejection of the marketing application we submit. Any such delay or rejection could prevent or delay us from commercializing our current or future drug candidates.

        If we experience delays in the completion, or termination, of any preclinical study or clinical trial of our drug candidates, the commercial prospects of our drug candidates may be harmed, and our ability to generate revenues from any of these drug candidates will be delayed or not realized at all. In addition, any delays in completing our clinical trials may increase our costs, slow down our drug candidate development and approval process and jeopardize our ability to commercialize our products and generate revenues. Any of these occurrences may significantly harm our business, financial condition and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our drug candidates. If one or more of our drug candidates prove to be ineffective, unsafe or commercially unviable, our entire platform and pipeline would have little, if any, value, which would have a material and adverse effect on our business, financial condition, results of operations and prospects.

If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

        The timely completion of clinical trials in accordance with their protocols depends on, among other things, our ability to enroll a sufficient number of patients who remain in the study until its conclusion. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The enrollment of patients depends on many factors, including:

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  the patient eligibility criteria defined in the protocol;

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  the size of the patient population required for analysis of the trial's primary endpoints;

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  the proximity of patients to trial sites;

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  the design of the trial;

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  our ability to recruit clinical trial investigators with the appropriate competencies and experience;

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  clinicians' and patients' perceptions as to the potential advantages of the drug candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating; and

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  our ability to obtain and maintain patient consents.

        In addition, our clinical trials may compete with other clinical trials for drug candidates that are in the same therapeutic areas as our drug candidates, and this competition will reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we may conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials in such clinical trial site.

        Delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our drug candidates.

Our drug candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

        Undesirable side effects caused by our drug candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA, EMA or comparable foreign regulatory authorities.

        If unacceptable side effects arise in the development of our drug candidates, we, the FDA, EMA, the IRBs at the institutions in which our studies are conducted, or the DSMB could suspend or terminate our clinical trials or the FDA, EMA or comparable foreign regulatory authorities could order us to cease clinical trials or deny approval of our drug candidates for any or all targeted indications. Treatment-related side effects could also affect patient recruitment or the ability of enrolled patients to complete any of our clinical trials or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. Failure to recognize or manage the potential side effects of our drug candidates could result in patient injury. Any of these occurrences may harm our business, financial condition and prospects significantly.

        If our drug candidates are used in combination with other drugs or treatments, they may interact negatively with those other drugs or treatments. We plan to conduct studies in order to assess the risks of interactions of our drug candidates with other drugs and treatments taken together. However, there can be no guarantee that our drug candidates will not interact negatively with other drugs or treatments not covered by our studies or that such interactions will not be revealed until after the products have been commercialized. These interactions could have adverse, unacceptable or undetected side effects, or could reduce or destroy the effectiveness of the our drug candidates, which could diminish the commercial potential of our drug candidates, slow their development and consequently, have a material adverse effect on our business, financial condition and prospects.

        Even if we successfully advance any of our drug candidates into and through clinical trials, such trials will likely only include a limited number of subjects and limited duration of exposure to our drug candidates. As a result, we cannot be assured that adverse effects of our drug candidates will not be uncovered when a significantly larger number of patients are exposed to the drug candidate. Further, any clinical trials may not be sufficient to determine the effect and safety consequences of taking our drug candidates over a multi-year period.

        If any of our drug candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

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  regulatory authorities may withdraw their approval of the product;

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  we may be required to recall a product or change the way such product is administered to patients;

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  additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component thereof;

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  regulatory authorities may require the addition of labeling statements, such as a "black box" warning or a contraindication;

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  we may be required to implement a Risk Evaluation and Mitigation Strategy, or REMS, or create a Medication Guide outlining the risks of such side effects for distribution to patients;

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  we could be sued and held liable for harm caused to patients;

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  the sales of our product may decrease significantly and the product may become less competitive; and

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  our reputation may suffer.

        Any of the foregoing events could prevent us from achieving or maintaining market acceptance of the particular drug candidate, if approved, and result in the loss of significant revenues to us, which would materially and adversely affect our results of operations and business. In addition, if one or more of our drug candidates prove to be unsafe, our entire platform and pipeline could be affected, which would have a material and adverse effect on our business, financial condition, results of operations and prospects.

Even if our current drug candidates or any future drug candidates obtain regulatory approval, they may fail to achieve the broad degree of physician and patient adoption and use necessary for commercial success.

        Even if one or more of our drug candidates receives the necessary regulatory approvals, the commercial success of any of our current or future drug candidates will depend significantly on the broad adoption and use of the resulting product by physicians and patients for approved indications. Our drug candidates may not be commercially successful. For a variety of reasons, including among other things, competitive factors, pricing or physician preference, reimbursement by insurers, the degree and rate of physician and patient adoption of our current or future drug candidates, if approved, will depend on a number of factors, including:

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  the clinical indications for which the product is approved and patient demand for approved products that treat those indications;

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  the safety and efficacy of our product as compared to other available therapies;

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  the availability of coverage and adequate reimbursement from managed care plans, insurers and other healthcare payors for any of our drug candidates that may be approved;

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  acceptance by physicians, operators of clinics and patients of the product as a safe and effective treatment;

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  overcoming any biases physicians or patients may have toward particular therapies for the treatment of approved indications;

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  public misperception regarding the use of our therapies, or public bias against "anti-aging" companies;

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  patient satisfaction with the administration and effectiveness of our drug candidates and overall treatment experience, including, for example, the convenience of any dosing regimen and storage method;

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  the cost of treatment with our drug candidates in relation to alternative treatments and reimbursement levels, if any, and willingness to pay for the product, if approved, on the part of insurance companies and other third-party payers, physicians and patients;

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  the timing of market introduction of the drug candidate as well as competitive products;

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  the revenue and profitability that our products may offer a physician as compared to alternative therapies;

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  the prevalence and severity of side effects;

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  limitations or warnings contained in the approved labeling for our products;

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  any regulatory agency's requirement to undertake a REMS;

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  the effectiveness of our sales, marketing and distribution efforts;

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  adverse publicity about our products or favorable publicity about competitive products; and

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  potential product liability claims.

        We cannot assure you that our current or future drug candidates, if approved, will achieve broad market acceptance among physicians and patients. Any failure by our drug candidates that obtain regulatory approval to achieve market acceptance or commercial success would adversely affect our results of operations.

We rely on third parties to provide the raw materials necessary for our drug candidates and to manufacture preclinical and clinical supplies of our drug candidates and we intend to rely on third parties to produce commercial supplies of any approved drug candidate. The loss of these suppliers or manufacturers, or their failure to comply with applicable regulatory requirements or to provide us with sufficient quantities at acceptable quality levels or prices, or at all, would materially and adversely affect our business.

        We do not have nor do we plan to build or acquire the infrastructure or capability internally to source the raw materials necessary to produce our drug candidates and/or to manufacture our drug candidates on a preclinical, clinical or commercial scale.

        Sarconeos (BIO101) is a pharmaceutical-grade purification of 20-hydroxyecdysone, which is derived from the Stemmacantha carthamoides Willd, a plant cultivated in China and used for medicinal purposes in traditional Chinese medicine. There are a limited number of growers of this plant and suppliers of the plant material and we must account for the lead time required to grow sufficient quantities of the plant to meet our needs. At this time we rely on one supplier for the plant quantities we require for our clinical trials. We have not entered into a long-term supply agreement with this supplier. We have already obtained a GMP batch of Sarconeos (BIO101) for our ongoing SARA-INT Phase 2b clinical trial and we believe we can secure sufficient quantities for our SARA and MYODA clinical programs through our current supply chain up to regulatory approval and/or marketing authorization. If our current supplier is unable to provide sufficient quantities of the plant to produce Sarconeos (BIO101) for future clinical trials, our ability to obtain regulatory approval for Sarconeos (BIO101) would be affected. If we receive regulatory approval, we will likely need substantial quantities of plants to produce Sarconeos (BIO101) for commercial development. If our current supplier is unable to provide sufficient quantities of the plant to produce Sarconeos (BIO101) and if we are unable to find an alternative source, our ability to commercialize Sarconeos (BIO101) would be impaired. In order to address this issue, we are evaluating alternative methods for producing 20-hydroxyecdysone in order to optimize the supply chain to support our projected commercial needs.

        Macuneos (BIO201) is a pharmaceutical-grade purification of norbixin, which is derived from seeds of Bixa orellana L., a plant traditionally used for medicinal purposes in the Amazon and currently used for producing a food color in many countries. Although this plant is more widely available, there are a limited number of suppliers of the plant material that could meet our requirement for quality. At this time we rely on one supplier for the plant quantities we will require for our MACA clinical program. We have not entered into a long-term supply agreement with this supplier. If our current supplier is unable to provide sufficient supply to produce Macuneos (BIO201) for future clinical trials, our ability to obtain regulatory approval Macuneos (BIO201) would be affected. If we receive regulatory approval, we will likely need substantial quantities of plants to produce Macuneos (BIO201) for commercial development. If our current supplier is unable to provide sufficient quantities of the plant to produce Macuneos (BIO201) and if we are unable to find an alternative source, our ability to commercialize Macuneos (BIO201) would be impaired. In order to address this issue, we are evaluating alternative methods for producing norbixin in order to optimize the supply chain to support our projected commercial needs.

        Our contract manufacturing partner for both Sarconeos (BIO101) and Macuneos (BIO201) is Patheon, a part of Thermo Fisher Scientific, located in Germany. We have not entered into a long-term contract manufacturing agreement with Patheon or any other contract manufacturer.

        The facilities used by our contract manufacturer to manufacture our drug candidates are subject to various regulatory requirements and may be subject to the inspection of the FDA, EMA or other regulatory authorities. We do not control the manufacturing process of, and are completely dependent on, our contract manufacturing partner for compliance with the regulatory requirements, known as cGMPs. If our contract manufacturer cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, EMA or comparable regulatory authorities in foreign jurisdictions, we may not be able to rely on their manufacturing facilities for the manufacture of our drug candidates. In addition, we have limited control over the ability of our contract manufacturer to maintain adequate quality control, quality assurance and qualified personnel. If the FDA, EMA or a comparable foreign regulatory authority finds these facilities inadequate for the manufacture of our drug candidates or if such facilities are subject to enforcement action in the future or are otherwise inadequate, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our drug candidates. Any significant delay in, or quality control problems with respect to, the supply of a drug candidate, or the raw material components thereof, for an ongoing study or trial could considerably delay completion of our preclinical studies or future clinical trials, product testing and potential regulatory approval of our drug candidates.

        If any of our drug candidates is approved by the FDA, EMA and/or comparable foreign regulatory authorities and we choose to independently commercialize such drug candidate, we will need to engage manufacturers for the commercial supply of such drug candidates. However, we may be unable to enter into any such agreement or do so on commercially reasonable terms, which could have a material adverse impact upon our business. Moreover, if there is a disruption to one or more of our third-party manufacturers' or suppliers' relevant operations, or if we are unable to enter into arrangements for the commercial supply of our drug candidates, we will have no other means of producing our drug candidates until they restore the affected facilities or we or they procure alternative manufacturing facilities or sources of supply. Our ability to progress our preclinical and clinical programs could be materially and adversely impacted if any of the third party suppliers upon which we rely were to experience a significant business challenge, disruption or failure due to issues such as financial difficulties or bankruptcy, issues relating to other customers such as regulatory or quality compliance issues, or other financial, legal, regulatory or reputational issues. Additionally, any damage to or destruction of our third-party manufacturers' or suppliers' facilities or equipment may significantly impair our ability to manufacture our drug candidates on a timely basis.

        In addition, to manufacture our drug candidates in the quantities that we believe would be required to meet anticipated market demand, our third-party manufacturers would likely need to increase manufacturing capacity and, in some cases, we could be required to secure alternative sources of commercial supply, which could involve significant challenges and could require additional regulatory approvals. In addition, the development of commercial-scale manufacturing capabilities could require us and our third-party manufacturers to invest substantial additional funds and hire and retain the technical personnel who have the necessary manufacturing experience. Neither we nor our third-party manufacturers may successfully complete any required increase to existing manufacturing capacity in a timely manner, or at all. If our manufacturers or we are unable to purchase the raw materials necessary for the manufacture of our drug candidates on acceptable terms, at sufficient quality levels, or in adequate quantities, if at all, the commercial launch of our drug candidates or any future drug candidates would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of such drug candidates, if approved.

We rely on third parties in the conduct of all of our preclinical studies and clinical trials and intend to rely on third parties in the conduct of all of our future clinical trials. If these third parties do not successfully carry out their contractual duties, fail to comply with applicable regulatory requirements or meet expected deadlines, we may be unable to obtain regulatory approval for our drug candidates.

        We currently do not have the ability to independently conduct preclinical studies that comply with the regulatory requirements known as good laboratory practice, or GLP, requirements. We also do not currently have the ability to independently conduct any clinical trials. The FDA, EMA and regulatory authorities in other jurisdictions require us to comply with regulations and standards, commonly referred to as good clinical practice, or GCP, requirements for conducting, monitoring, recording and reporting the results of clinical trials, in order to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials. We rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as CROs, to conduct GLP-compliant preclinical studies and GCP-compliant clinical trials on our drug candidates properly and on time. While we have agreements governing their activities, we control only certain aspects of their activities and have limited influence over their actual performance. The third parties with whom we contract for execution of our GLP-compliant preclinical studies and our GCP-compliant clinical studies play a significant role in the conduct of these studies and trials and the subsequent collection and analysis of data. These third parties are not our employees and, except for restrictions imposed by our contracts with such third parties, we have limited ability to control the amount or timing of resources that they devote to our programs. Although we rely on these third parties to conduct our GLP-compliant preclinical studies and GCP-compliant clinical trials, we remain responsible for ensuring that each of our GLP preclinical studies and clinical trials is conducted in accordance with its investigational plan and protocol and applicable laws and regulations, and our reliance on the CROs does not relieve us of our regulatory responsibilities.

        Many of the third parties with whom we contract may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities that could harm our competitive position. If the third parties conducting our preclinical studies or our clinical trials do not adequately perform their contractual duties or obligations, experience significant business challenges, disruptions or failures, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our protocols or to GCPs, or for any other reason, we may need to enter into new arrangements with alternative third parties. This could be difficult, costly or impossible, and our preclinical studies or clinical trials may need to be extended, delayed, terminated or repeated. As a result we may not be able to obtain regulatory approval in a timely fashion, or at all, for the applicable drug candidate, our financial results and the commercial prospects for our drug candidates would be harmed, our costs could increase, and our ability to generate revenues could be delayed.

We face significant competition in an environment of rapid technological and scientific change, and our drug candidates, if approved, will face significant competition and our failure to effectively compete may prevent us from achieving significant market penetration. A number of our competitors have significantly greater resources than we do and we may not be able to successfully compete.

        The biotechnology and pharmaceutical industries in particular are characterized by rapidly advancing technologies, intense competition and a strong emphasis on developing proprietary therapeutics. Numerous companies are engaged in the development, patenting, manufacturing and marketing of healthcare products competitive with those that we are developing. We face competition from a number of sources, such as pharmaceutical companies, generic drug companies, biotechnology companies and academic and research institutions, many of which have greater financial resources, marketing capabilities, sales forces, manufacturing capabilities, research and development capabilities, clinical trial expertise, intellectual property portfolios, experience in obtaining patents and regulatory approvals for drug candidates and other resources than we do. Some of the companies that offer competing products also have a broad range of other product offerings, large direct sales forces and long-term customer relationships with our target physicians, which could inhibit our market penetration efforts. Mergers and acquisitions in the biotechnology and pharmaceutical industry may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. In addition, certain of our drug candidates, if approved, may compete with other products that treat age-related diseases, including over-the-counter, or OTC, treatments, for a share of some patients' discretionary budgets and for physicians' attention within their clinical practices.

        We are aware of other companies seeking to develop treatments to prevent or treat aging-related diseases through various biological pathways. For sarcopenia, we believe that we will compete with several pharmaceutical companies that are developing various technology modalities, including myostatin inhibitors and selective androgen receptor modulators, or SARMs, in similar therapeutic areas. Such competitors include, but are not limited to Cytokinetics in collaboration with Astellas, Eli Lilly, Novartis, Pfizer, and Sanofi in collaboration with Regeneron. For DMD, we believe that we will compete with PTC Therapeutics and Sarepta Therapeutics and a number of other companies that are developing drugs to treat this disease, including BioMarin Pharmaceuticals, Capricor Therapeutics, Catabasis Pharmaceuticals, FibroGen, Intalfarmaco, Pfizer, Roche, Sarepta Therapeutics, Solid Biosciences, Summit Therapeutics andWave Life Sciences. For dry AMD, we believe that we will compete with a number of companies that are developing drugs to treat this disease including Allegro Ophthalmics, Apellis Pharmaceuticals, Astellas, Hemera Biosciences, Ionis Pharmaceuticals, Ophthotech Corporation, Roche and Stealth Biotherapeutics.

        Certain alternative treatments offered by competitors may be available at lower prices and may offer greater efficacy or better safety profiles. Furthermore, currently approved products could be discovered to have application for treatment of age-related diseases generally, which could give such products significant regulatory and market timing advantages over any of our drug candidates. Our competitors also may obtain FDA, EMA or other regulatory approval for their products more rapidly than we may obtain approval for ours and may obtain orphan product exclusivity from the FDA or EMA for indications our drug candidates are targeting, which could result in our competitors establishing a strong market position before we are able to enter the market. Newly developed systemic or non-systemic treatments that replace existing therapies that are currently only utilized in patients suffering from severe disease may also have lessened side effects or reduced prices compared to current therapies, which make them more attractive for patients suffering from mild to moderate disease. Even if a generic product or an OTC product is less effective than our drug candidates, a less effective generic or OTC product may be more quickly adopted by physicians and patients than our competing drug candidates based upon cost or convenience. For additional information regarding our competition, see the section of this prospectus captioned "Business—Competition."

Government restrictions on pricing and reimbursement, as well as other healthcare payor cost-containment initiatives, may negatively impact our ability to generate revenues and become profitable even if we obtain regulatory approval to market a product.

        Our ability to commercialize any products successfully also will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, determine which medications they will cover and establish reimbursement levels. Assuming we obtain coverage for a given product by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover all or a significant portion of the cost of our products. Therefore, coverage and adequate reimbursement is critical to new product acceptance. Coverage decisions may depend upon clinical and economic standards that disfavor new drug products when more established or lower cost therapeutic alternatives are already available or subsequently become available.

        Government authorities and other third-party payors are developing increasingly sophisticated methods of controlling healthcare costs, such as by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices as a condition of coverage, are using restrictive formularies and preferred drug lists to leverage greater discounts in competitive classes, and are challenging the prices charged for medical products.

        In the United States, federal programs impose penalties on drug manufacturers in the form of mandatory additional rebates and/or discounts if commercial prices increase at a rate greater than the Consumer Price Index-Urban, and these rebates and/or discounts, which can be substantial, may impact our ability to raise commercial prices. Further, no uniform policy requirement for coverage and reimbursement for drug products exists among third-party payors in the United States. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

        In the European Union, coverage and reimbursement possibilities for drug products differ from one Member State to another. Each Member State has the ability to set the prices and restrict the range of medicinal products for which their national health insurance systems provide reimbursement. Factors contributing to price changes between Member States depend on different regulatory approaches and instruments used by each Member State to govern the supply and demand of medicinal products. For example, in France, a pharmaceutical company may freely set a price of a drug after obtaining the National MA. However, in order for the product to be reimbursed under the French Social Security scheme, the pharmaceutical company must follow a specific process and submit an application to the French High Authority for Health (HAS). The opinion issued by the HAS is then transmitted to the French Economic Committee for Health Products (CEPS)—with which the pharmaceutical company has to negotiate the price of the product. The final decision on reimbursement is issued by the French Minister of Health and can be revised afterwards depending on the cost/benefit balance of the medicinal product over time. Other EU countries may adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. In view of these differences from one Member State to another, there is still a risk that some EU countries do not allow favorable reimbursements and pricing arrangements.

        The continuing efforts of governments, insurance companies, managed care organizations and other payors of healthcare costs to contain or reduce costs of healthcare may negatively affect our commercialization prospects, including:

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  our ability to set a price we believe is fair for our products, if approved;

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  our ability to obtain and maintain market acceptance by the medical community and patients;

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  our ability to generate revenues and achieve profitability; and

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  the availability of capital.

        We cannot be sure that coverage and reimbursement will be available for any potential drug candidate that we may commercialize and, if reimbursement is available, what the level of reimbursement will be. Coverage and reimbursement may impact the demand for, or the price of, any drug candidate for which we obtain marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any drug candidate for which we obtain marketing approval.

In the event we elect to commercialize any of our drug candidates that receive regulatory approval, we will need to establish sales capabilities on our own or through third parties. If we are unsuccessful in our efforts, we may not be able to market and sell our drug candidates effectively in the United States, European Union and/or other foreign jurisdictions, if approved, or generate product revenue.

        We currently do not have a marketing or sales organization. In order to commercialize our drug candidates in the United States and foreign jurisdictions, we would need to establish marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. If any of our drug candidates receive regulatory approval and we elect to independently commercialize such drug candidates, we would expect to establish a sales organization with technical expertise and supporting distribution capabilities to commercialize each such drug candidate, which would be expensive and time consuming. We have no prior experience in the marketing, sale and distribution of pharmaceutical products and there are significant risks involved in building and managing a sales organization, including our ability to hire, retain, and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. Alternatively, we may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize our drug candidates. If we are not successful in commercializing our drug candidates or any future drug candidates, either on our own or through arrangements with one or more third parties, and are not otherwise able to license these products to third parties, we may not be able to generate any future product revenue and we would incur significant additional losses.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

        As of December 31, 2018, we had 30 full-time employees, 23 of whom were engaged in research and development activities and seven of whom were engaged in general and administrative activies. We will need to continue to expand our managerial, operational, finance and other resources in order to manage our operations and clinical trials, continue our development activities and commercialize our drug candidates or any future drug candidates. Our management and personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively execute our growth strategy requires that we:

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  manage our clinical trials effectively;

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  identify, recruit, retain, incentivize and integrate additional employees;

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  manage our internal development and operational efforts effectively while carrying out our contractual obligations to and/or relations with third parties including regulatory agencies and market authorities;

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  continue to improve our operational, financial and management controls, reports systems and procedures; and

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  manage our information technology systems and data security.

If we fail to attract and retain senior management and key scientific personnel, we may be unable to successfully develop our drug candidates or any future drug candidates, conduct our clinical trials and commercialize our current or any future drug candidates.

        We are dependent upon the services of key members of senior management and the loss of any of these individuals could harm our business. On June 7, 2019, we announced that Mr. Montigny, our Chief Operating Officer, who oversaw our financial operations as principal financial officer and principal accounting officer, has resigned from the Company. Mr. Schneiderman, who has served as Chief Financial Officer for Biophytis, Inc., our wholly-owned U.S. subsidiary, has expanded his role to include the financial operations for Biophytis SA as Chief Financial Officer for the Company. Mr. Montigny will remain with us until July 24, 2019 in order to ensure a smooth transition. This change, or the loss of services of any of our other key executive officers or other members of our senior management team, may be disruptive to, or cause uncertainty in, our business and could have a negative impact on our ability to manage and grow our business effectively. Such disruption could have a material adverse impact on our financial performance, financial condition, and the market price of our ordinary shares.

        Our success also depends on our ability to continue to attract, retain and motivate highly qualified clinical and scientific personnel. Competition for qualified personnel in the biotechnology and pharmaceuticals field is intense due to the limited number of individuals who possess the skills and experience required by our industry. We will need to hire additional personnel as we expand our clinical development and if we initiate commercial activities. We may not be able to attract and retain quality personnel on acceptable terms, or at all. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or that they have divulged proprietary or other confidential information, or that their former employers own their research output.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our current or future drug candidates.

        We face an inherent risk of product liability as a result of the clinical testing of our drug candidates and will face an even greater risk if we commercialize any products. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, and a breach of warranty. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our drug candidates. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

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  decreased demand for our current or future drug candidates;

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  injury to our reputation;

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  withdrawal of clinical trial participants;

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  costs to defend the related litigation;

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  a diversion of management's time and our resources;

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  substantial monetary awards to trial participants or patients;

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  regulatory investigations, product recalls, withdrawals or labeling, marketing or promotional restrictions;

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  loss of revenue; and

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  the inability to commercialize our current or any future drug candidates.

        Our inability to obtain and maintain sufficient product liability insurance at an acceptable cost and scope of coverage to protect against potential product liability claims could prevent or inhibit the commercialization of our current or any future drug candidates we develop. We currently carry product liability insurance covering our clinical trials. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient funds to pay such amounts. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses. If and when we obtain approval for marketing any of our drug candidates, we intend to expand our insurance coverage to include the sale of such drug candidate; however, we may be unable to obtain this liability insurance on commercially reasonable terms or at all.

Our existing collaborations as well as additional collaboration arrangements that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our drug candidates.

        We utilize external collaborations and currently maintain several active early-stage research and discovery focused collaborations. We may seek to partner with pharmaceutical laboratories to conduct clinical trials of our drug candidates. We may also seek additional collaboration arrangements for the commercialization, or potentially for the development, of certain of our drug candidates depending on the merits of retaining commercialization rights for ourselves as compared to entering into collaboration arrangements. To the extent that we decide to enter into additional collaboration agreements in the future, we may face significant competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time-consuming to negotiate, document, implement and maintain and challenging to manage. We may not be successful in our efforts to prudently manage our existing collaborations or to enter new ones should we choose to do so. The terms of new collaborations or other arrangements that we may establish may not be favorable to us.

        The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborations are subject to numerous risks, which may include risks that:

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  collaborators have significant discretion in determining the efforts and resources that they will apply to collaborations;

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  collaborators may not perform their obligations as expected;

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  collaborators may not pursue development and commercialization of our drug candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in their strategic focus due to their acquisition of competitive products or their internal development of competitive products, availability of funding or other external factors, such as a business combination that diverts resources or creates competing priorities;

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  collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial, abandon a drug candidate, repeat or conduct new clinical trials or require a new formulation of a drug candidate for clinical testing;

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  collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products or drug candidates;

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  a collaborator with marketing, manufacturing and distribution rights to one or more products may not commit sufficient resources to or otherwise not perform satisfactorily in carrying out these activities;

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  we could grant exclusive rights to our collaborators that would prevent us from collaborating with others;

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  collaborators may not properly maintain or defend our intellectual property rights or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential liability;

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  disputes may arise between us and a collaborator that cause the delay or termination of the research, development or commercialization of our current or future drug candidates or that result in costly litigation or arbitration that diverts management attention and resources;

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  collaborations may be terminated, and, if terminated, this may result in a need for additional capital to pursue further development or commercialization of the applicable current or future drug candidates;

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  collaborators may own or co-own intellectual property covering products that results from our collaborating with them, and in such cases, we would not have the exclusive right to develop or commercialize such intellectual property;

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  disputes may arise with respect to the ownership of any intellectual property developed pursuant to our collaborations; and

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  a collaborator's sales and marketing activities or other operations may not be in compliance with applicable laws resulting in civil or criminal proceedings.

Significant disruptions of information technology systems or breaches of data security could materially adversely affect our business, results of operations and financial condition.

        We collect and maintain information in digital form that is necessary to conduct our business, and we are increasingly dependent on information technology systems and infrastructure to operate our business. In the ordinary course of our business, we collect, store and transmit large amounts of confidential information, including intellectual property, proprietary business information and personal information. It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We have established physical, electronic and organizational measures to safeguard and secure our systems to prevent a data compromise, and rely on commercially available systems, software, tools, and monitoring to provide security for our information technology systems and the processing, transmission and storage of digital information. We have also outsourced elements of our information technology infrastructure, and as a result a number of third-party vendors may or could have access to our confidential information. Our internal information technology systems and infrastructure, and those of our current and any future collaborators, contractors and consultants and other third parties on which we rely, are vulnerable to damage from computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the Internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization.

        The risk of a security breach or disruption, particularly through cyber-attacks or cyber-intrusion, including by computer hackers, foreign governments and cyber-terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. In addition, the prevalent use of mobile devices that access confidential information increases the risk of data security breaches, which could lead to the loss of confidential information or other intellectual property. The costs to us to mitigate network security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant, and while we have implemented security measures to protect our data security and information technology systems, our efforts to address these problems may not be successful, and these problems could result in unexpected interruptions, delays, cessation of service and other harm to our business and our competitive position. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our product development programs. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Moreover, if a computer security breach affects our systems or results in the unauthorized release of personally identifiable information, our reputation could be materially damaged.

        In addition, such a breach may require notification to governmental agencies, the media or individuals pursuant to various federal and state privacy and security laws, if applicable, including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Clinical Health Act of 2009, and its implementing rules and regulations, as well as regulations promulgated by the Federal Trade Commission and state breach notification laws.

        Under the EU regulation and notably the General Data Protection Regulation, or GDPR, No. 2016/679 which entered into force on May 25, 2018 and is applicable personal data that we process in relation to our presence in the EU, the offering of products or services to individuals in the EU or the monitoring of the behavior of individuals in the EU, we have also a legal responsibility to report personal data breaches to the competent supervisory authority. The EU data protection regulation includes a broad definition and a short deadline for the notification of personal data breaches, which may be difficult to implement in practice and require that we implement robust internal processes. Under this regulation, we have to report personal data breaches to the competent supervisory authority within 72 hours of the time we become aware of a breach "unless the personal data breach is unlikely to result in a risk to the right and freedoms of natural persons" (Article 33 of the GDPR). In addition, the GDPR requires that we communicate the breach to the Data Subject if the breach is "likely to result in a high risk to the rights and freedoms of natural persons" (Article 34 of the GDPR). In order to fulfil these requirements, we have to implement specific internal processes to be followed in case of a personal data breach, which will allow us to (a) contain and recover the breach, (b) assess the risk to the data subjects, (c) notify, and possibly communicate to the data subjects, the breach, (d) investigate and respond to the breach. The performance of these processes imply substantial costs in resources and time.

        Moreover, as we may rely on third parties which will also process as processor the data for which we are controller—for example in the context of the manufacturing of our drug candidates or for the conduct of clinical trials, we must contractually ensure that strict security measures, as well as appropriate obligations including an obligation to report in due delay any security incident are implemented, in order to allow us fulfilling our own regulatory requirements.

        We would also be exposed to a risk of loss or litigation and potential liability for any security breach on personal data for which we are data controller. The costs of above-mentioned processes together with legal penalties, possible compensation for damages and any resulting lawsuits arising from a breach may be extensive and may have a negative impact on reputation and materially adversely affect our business, results of operations and financial condition.

Our employees and independent contractors, including principal investigators, consultants, commercial collaborators, service providers and other vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have an adverse effect on our results of operations.

        We are exposed to the risk that our employees and independent contractors, including principal investigators, consultants, any future commercial collaborators, service providers and other vendors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or other unauthorized activities that violate the laws and regulations of the FDA, EMA and other similar regulatory bodies, including those laws that require the reporting of true, complete and accurate information to such regulatory bodies; manufacturing standards; healthcare fraud and abuse, data privacy laws and other similar laws; or laws that require the true, complete and accurate reporting of financial information or data. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials, the creation of fraudulent data in our preclinical studies or clinical trials, or illegal misappropriation of product, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and financial results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgements, possible exclusion from participation in governmental healthcare programs, individual imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Our business involves the use of hazardous materials and we and our third-party manufacturers and suppliers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

        Our research and development activities and our third-party manufacturers' and suppliers' activities involve the controlled storage, use and disposal of hazardous materials owned by us, including the components of our product and drug candidates and other hazardous compounds. We and any third-party manufacturers and suppliers we engage are subject to numerous federal, state and local environmental, health and safety laws, regulations and permitting requirements, including those governing laboratory procedures; the generation, handling, use, storage, treatment, and disposal of hazardous and regulated materials and wastes; the emission and discharge of hazardous materials into the ground, air and water; and employee health and safety. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste. In some cases, these hazardous materials and various wastes resulting from their use are stored at our and our manufacturers' facilities pending their use and disposal. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products.

        Although we believe that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. Under certain environmental laws, we could be held responsible for costs relating to any contamination at our current or past facilities and at third-party facilities. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance.

        Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair our research, product development and manufacturing efforts. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. Although we maintain workers' compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty, and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended, which could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Intellectual Property

Our Ability To Compete May Decline If We Do Not Adequately Protect Our Proprietary Rights.

        Our success depends on obtaining and maintaining proprietary rights to our drug candidates for the treatment of age-related diseases, as well as successfully defending these rights against third-party challenges. We will only be able to protect our drug candidates, and their uses from unauthorized use by third parties to the extent that valid and enforceable patents, or effectively protected trade secrets, cover them. Our ability to obtain patent protection for our drug candidates is uncertain due to a number of factors, including:

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  we may not have been the first to make the inventions covered by pending patent applications or issued patents;

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  we may not have been the first to file patent applications for our drug candidates or the compositions we developed or for their uses;

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  others may independently develop identical, similar or alternative products or compositions and uses thereof;

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  our disclosures in patent applications may not be sufficient to meet the statutory requirements for patentability;

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  any or all of our pending patent applications may not result in issued patents;

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  we may not seek or obtain patent protection in countries that may eventually provide us a significant business opportunity;

  •
  any patents issued to us may not provide a basis for commercially viable products, may not provide any competitive advantages, or may be successfully challenged by third parties;

  •
  our compositions and methods may not be patentable;

  •
  others may design around our patent claims to produce competitive products which fall outside of the scope of our patents; or

  •
  others may identify prior art or other bases which could invalidate our patents.

        Even if we have or obtain patents covering our drug candidates or compositions, we may still be barred from making, using and selling our drug candidates or technologies because of the patent rights of others. Others may have filed, and in the future may file, patent applications covering compositions or products that are similar or identical to ours. There are many issued U.S. and foreign patents relating to chemical compounds and therapeutic products, and some of these relate to compounds we intend to commercialize. Numerous U.S. and foreign issued patents and pending patent applications owned by others exist in the allergy treatment field in which we are developing products. These could materially affect our ability to develop our drug candidates or sell our products if approved. Because patent applications can take many years to issue, there may be currently pending applications unknown to us that may later result in issued patents that our drug candidates or compositions may infringe. These patent applications may have priority over patent applications filed by us.

        Obtaining and maintaining a patent portfolio entails significant expense and resources. Part of the expense includes periodic maintenance fees, renewal fees, annuity fees, various other governmental fees on patents and/or applications due in several stages over the lifetime of patents and/or applications, as well as the cost associated with complying with numerous procedural provisions during the patent application process. We may or may not choose to pursue or maintain protection for particular inventions. In addition, there are situations in which failure to make certain payments or noncompliance with certain requirements in the patent process can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If we choose to forgo patent protection or allow a patent application or patent to lapse purposefully or inadvertently, our competitive position could suffer.

        In addition, it is unclear at this time what Brexit's impact will have on our intellectual property rights and the process for obtaining and defending such rights. It is possible that certain intellectual property rights, such as trademarks, granted by the EU will cease being enforceable in the UK absent special arrangements to the contrary. With regard to existing patent rights, the effect of Brexit should be minimal considering enforceable patent rights are specific to the UK, whether arising out of the European Patent Office or directly through the UK patent office.

        Legal actions to enforce our proprietary rights (including patents and trademarks) can be expensive and may involve the diversion of significant management time. In addition, these legal actions could be unsuccessful and could also result in the invalidation of our patents or trademarks or a finding that they are unenforceable. We may or may not choose to pursue litigation or other actions against those that have infringed on our patents or trademarks, or used them without authorization, due to the associated expense and time commitment of monitoring these activities. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our results of operations.

Biotechnology Patents And Patent Applications Involve Highly Complex Legal And Factual Questions, Which, If Determined Adversely To Us, Could Negatively Impact Our Patent Position.

        The patent positions of biotechnology companies can be highly uncertain and involve complex legal and factual questions. The interpretation and breadth of claims allowed in some patents covering biotechnology compositions may be uncertain and difficult to determine, and are often affected materially by the facts and circumstances that pertain to the patented compositions and the related patent claims. The standards of the United States Patent and Trademark Office, or USPTO, are sometimes uncertain and could change in the future. Consequently, the issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. U.S. patents and patent applications may also be subject to interference proceedings, and U.S. patents may be subject to reexamination proceedings, post-grant review and/or inter partes review in the USPTO. Foreign patents may be subject also to opposition or comparable proceedings in the corresponding foreign patent office, which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, reexamination, post-grant review, inter partes review and opposition proceedings may be costly. Accordingly, rights under any issued patents may not provide us with sufficient protection against competitive products or processes.

        In addition, changes in or different interpretations of patent laws in the United States and foreign countries may permit others to use our discoveries or to develop and commercialize our technology and products without providing any compensation to us, or may limit the number of patents or claims we can obtain. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws and those countries may lack adequate rules and procedures for defending our intellectual property rights. This may also result in having the same invention covering differing claims in different countries and provide a different scope of protection in foreign countries.

        If we fail to obtain and maintain patent protection and trade secret protection of our drug candidates, we could lose our competitive advantage and competition we face would increase, reducing any potential revenues and adversely affecting our ability to attain or maintain profitability.

Developments In Patent Law Could Have A Negative Impact On Our Business.

        From time to time, the United States Supreme Court, or the Supreme Court, other federal courts, the United States Congress, the USPTO or similar foreign authorities may change the standards of patentability and any such changes could have a negative impact on our business.

        In addition, the Leahy-Smith America Invents Act, or the America Invents Act, which was signed into law in 2011, includes a number of significant changes to U.S. patent law. These changes include a transition from a "first-to-invent" system to a "first-to-file" system, changes to the way issued patents are challenged, and changes to the way patent applications are disputed during the examination process. These changes may favor larger and more established companies that have greater resources to devote to patent application filing and prosecution. The USPTO has developed new and untested regulations and procedures to govern the full implementation of the America Invents Act, and many of the substantive changes to patent law associated with the America Invents Act, and, in particular, the first-to-file provisions, became effective on March 16, 2013. Substantive changes to patent law associated with the America Invents Act may affect our ability to obtain patents, and if obtained, to enforce or defend them. Accordingly, it is not clear what, if any, impact the America Invents Act will have on the cost of prosecuting our patent applications, our ability to obtain patents based on our discoveries and our ability to enforce or defend any patents that may issue from our patent applications, all of which could have a material adverse effect on our business.

If We Are Unable To Protect The Confidentiality Of Our Trade Secrets, Our Business And Competitive Position Would Be Harmed.

        In addition to patent protection, because we operate in the highly technical field of development of therapies, we rely in part on trade secret protection in order to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We expect to enter into confidentiality and intellectual property assignment agreements with our employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party's relationship with us. These agreements also generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us.

        In addition to contractual measures, we try to protect the confidential nature of our proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our competitive position could be harmed.

We Will Not Seek To Protect Our Intellectual Property Rights In All Jurisdictions Throughout The World And We May Not Be Able To Adequately Enforce Our Intellectual Property Rights Even In The Jurisdictions Where We Seek Protection.

        Filing, prosecuting and defending patents on our drug candidates and our trademarks in all countries and jurisdictions throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States could be less extensive than those in the United States, assuming that rights are obtained in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions or using our trademarks in all countries outside the United States, or from selling or importing products made using our inventions or commercialized under identical or similar trademarks in and into the United States or other jurisdictions. The statutory deadlines for pursuing patent and trademark protection in individual foreign jurisdictions are based on the priority dates of each of our patent and trademark applications.

        Competitors may use our technologies or trademarks in jurisdictions where we do not pursue and obtain patent or trademark protection to develop their own products and further, may export otherwise infringing products to territories where we have patent or trademark protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Even if we pursue and obtain issued patents and trademarks in particular jurisdictions, our patent claims or other intellectual property rights may not be effective or sufficient to prevent third parties from so competing.

        The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to biopharmaceuticals or biotechnologies. This could make it difficult for us to stop the infringement of our patents, if obtained, or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

        Proceedings to enforce our patent or other intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents or other intellectual property at risk of being invalidated or interpreted narrowly, could put our patent or trademark applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of intellectual property. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Third Parties May Assert Ownership Or Commercial Rights To Inventions We Develop.

        Third parties may in the future make claims challenging the inventorship or ownership of our intellectual property. We have written agreements with collaborators that provide for the ownership of intellectual property arising from our collaborations. These agreements provide that we must negotiate certain commercial rights with collaborators with respect to joint inventions or inventions made by our collaborators that arise from the results of the collaboration. In some instances, there may not be adequate written provisions to address clearly the resolution of intellectual property rights that may arise from a collaboration. If we cannot successfully negotiate sufficient ownership and commercial rights to the inventions that result from our use of a third-party collaborator's materials where required, or if disputes otherwise arise with respect to the intellectual property developed with the use of a collaborator's samples, we may be limited in our ability to capitalize on the market potential of these inventions. In addition, we may face claims by third parties that our agreements with employees, contractors, or consultants obligating them to assign intellectual property to us are ineffective, or in conflict with prior or competing contractual obligations of assignment, which could result in ownership disputes regarding intellectual property we have developed or will develop and interfere with our ability to capture the commercial value of such inventions. Litigation may be necessary to resolve an ownership dispute, and if we are not successful, we may be precluded from using certain intellectual property, or may lose our exclusive rights in that intellectual property. Either outcome could have an adverse impact on our business.

        Our Chief Executive Officer, who is a corporate officer (mandataire social) but not an employee of the Company under French law, is involved in our research and development activities. He has contributed to research results for which we have submitted patent applications in which he is listed as a co-inventor and other inventions that we expect may give rise to patent applications in the future for which we expect he will be included as a co-inventor. Under French intellectual property law, inventors who are employees of a company have legal rights that are typically circumscribed in France by a combination of French labor law and contractual arrangements. Because Mr. Veillet is our CEO, and not an employee, we have entered into an assignment agreement with him, pursuant to which he will be entitled to certain payments as consideration for his prior and future contributions to our research projects and inventions. See "Intellectual Property Agreement with Stanislas Veillet" in the "Business" section of this prospectus for additional information.

Third Parties May Assert That Our Employees Or Consultants Have Wrongfully Used Or Disclosed Confidential Information Or Misappropriated Trade Secrets.

        We employ individuals who were previously employed at universities or other biotechnology companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

A Dispute Concerning The Infringement Or Misappropriation Of Our Proprietary Rights Or The Proprietary Rights Of Others Could Be Time Consuming And Costly, And An Unfavorable Outcome Could Harm Our Business.

        There is significant litigation in the biotechnology industry regarding patent and other intellectual property rights. While we are not currently subject to any pending intellectual property litigation, and are not aware of any such threatened litigation, we may be exposed to future litigation by third parties based on claims that our drug candidates, technologies or activities infringe the intellectual property rights of others. If our development activities are found to infringe any such patents, we may have to pay significant damages or seek licenses to such patents. A patentee could prevent us from using the patented drugs or compositions. We may need to resort to litigation to enforce a patent issued to us, to protect our trade secrets, or to determine the scope and validity of third-party proprietary rights. From time to time, we may hire scientific personnel or consultants formerly employed by other companies involved in one or more areas similar to the activities conducted by us. Either we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of prior affiliations. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. We may not be able to afford the costs of litigation. Any adverse ruling or perception of an adverse ruling in defending ourselves against these claims could have a material adverse impact on our cash position and the price of the ADSs. Any legal action against us or our collaborators could lead to:

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  payment of damages, potentially treble damages, if we are found to have willfully infringed a party's patent rights;

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  injunctive or other equitable relief that may effectively block our ability to further develop, commercialize, and sell products; or

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  us or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all, all of which could have a material adverse impact on our cash position and business and financial condition. As a result, we could be prevented from commercializing current or future drug candidates.

We May Infringe The Intellectual Property Rights Of Others, Which May Prevent Or Delay Our Product Development Efforts And Stop Us From Commercializing Or Increase The Costs Of Commercializing Our Drug Candidates, If Approved.

        Our success will depend in part on our ability to operate without infringing the intellectual property and proprietary rights of third parties. We cannot assure you that our business, products and methods do not or will not infringe the patents or other intellectual property rights of third parties.

        The biotechnology industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may allege that our drug candidates or the use of our technologies infringes patent claims or other intellectual property rights held by them or that we are employing their proprietary technology without authorization. Patent and other types of intellectual property litigation can involve complex factual and legal questions, and their outcome is uncertain. Any claim relating to intellectual property infringement that is successfully asserted against us may require us to pay substantial damages, including treble damages and attorney's fees if we are found to be willfully infringing another party's patents, for past use of the asserted intellectual property and royalties and other consideration going forward if we are forced to take a license. In addition, if any such claim were successfully asserted against us and we could not obtain such a license, we may be forced to stop or delay developing, manufacturing, selling or otherwise commercializing products.

        Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court, or redesign our products. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, intellectual property litigation or claims could force us to do one or more of the following:

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  cease developing, selling or otherwise commercializing our drug candidates;

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  pay substantial damages for past use of the asserted intellectual property;

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  obtain a license from the holder of the asserted intellectual property, which license may not be available on reasonable terms, if at all;

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  harm our reputation and cause potential partners or academic entities to avoid working with us; and

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  in the case of trademark claims, redesign or rename trademarks we own to avoid infringing the intellectual property rights of third parties, which may not be possible and, even if possible, could be costly and time-consuming.

        Any of these risks coming to fruition could have a material adverse effect on our business, results of operations, financial condition and prospects.

Issued Patents Covering Our Drug Candidates Could Be Found Invalid Or Unenforceable If Challenged In Court.

        If we or one of our licensing partners initiated legal proceedings against a third party to enforce a patent covering our drug candidate, the defendant could counterclaim that the patent covering our drug candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include alleged failures to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for unenforceability assertions include allegations that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review and equivalent proceedings in foreign jurisdictions, e.g., opposition proceedings. Such proceedings could result in revocation or amendment of our patents in such a way that they no longer cover our drug candidates or competitive products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to validity, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our drug candidates. Such a loss of patent protection would have a material adverse impact on our business.

Risks Related to Government Regulation

Even if we obtain regulatory approval for a drug candidate, our products will remain subject to regulatory scrutiny.

        If our drug candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, efficacy, and other post-market information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities.

        Manufacturers and manufacturers' facilities are required to comply with extensive FDA, EMA and comparable foreign regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to cGMP regulations. As such, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any approved marketing application. Inspections by regulatory authorities and the potential need for subsequent corrective actions may require additional investment or changes to our manufacturing or suppliers' manufacturing facilities, and may cause delays, interruptions, or complete stoppage of the manufacturing process. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.

        Given that we expect to have a global supply chain, our supply chain may also be affected by the FDA's enforcement activity at the U.S. border, such as import detentions or refusals. Despite our investment in regulatory compliance, the FDA may raise issues with our regulatory compliance, and suppliers outside of our direct control may also fail to adhere to the FDA's regulatory requirements, in which case our supply chain and business plans may be interrupted. Further import detentions or holds may also occur while the FDA attempts to verify the imported products' compliance with the law. Such detentions or holds may affect our supply chain and business plans.

        We will have to comply with requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs and biologics are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product's approved label. As such, we may not promote our products for indications or uses for which they do not have approval. The holder of an approved application must submit new or supplemental applications and obtain approval for certain changes to the approved product, product labeling, or manufacturing process. We could also be asked to conduct post-marketing clinical trials to verify the safety and efficacy of our products in general or in specific patient subsets. An unsuccessful post-marketing study or failure to complete such a study could result in the withdrawal of marketing approval. In addition, under European regulation, certain of our drug candidates could be added to the list of drugs subject to additional monitoring. Such list concerns drugs for which there is no experience due to their recent marketing or a lack of data on their long-term use. This classification would lead to additional requirements regarding post-marketing surveillance measures of our products, which may require more resources on our end.

        If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, such regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

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  issue warning letters;

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  seek an injunction or impose administrative, civil or criminal penalties;

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  suspend or withdraw regulatory approval;

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  suspend any of our clinical trials;

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  refuse to approve pending applications or supplements to approved applications submitted by us;

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  impose restrictions on our operations, including closing our contract manufacturers' facilities;

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  seize or detain products, or require a product recall;

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  refuse product importation, subject the import shipments to scrutiny, or place us or our suppliers on the Import Alert program; or

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  refuse product importation, subject the import shipments to scrutiny, or place us or our suppliers on the Import Alert program.

        Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from our products. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected.

        Moreover, the policies of the FDA, EMA and of other regulatory authorities may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our drug candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, in Europe, the United States or elsewhere. For example, the new European regulation on clinical trials on medicinal products for human use published in the Official Journal of the European Union on May 27, 2014 will soon come into force upon the implementation of the European portal and database and could impact the administrative procedure that we will have to follow in order to obtain regulatory approval for our drug candidates. Depending on the date of our application for clinical trial authorization, we could be required to adapt quickly to the new requirements and procedures resulting from this new regulation, in particular regarding the new required deadlines that will require us to be reactive in the event of additional requests from the authorities. We are also anticipating further guidance from national regulators of each Member State (such as ANSM for France) as those are involved in the process.

        In addition, certain policies of the Trump administration in the United States may impact our business and industry. Namely, the Trump administration has taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, the FDA's ability to engage in routine oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict how these orders will be implemented, and the extent to which they will impact the FDA's ability to exercise its regulatory authority. If these executive actions impose restrictions on the FDA's ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted. In addition, if we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

If any of our drug candidates obtain regulatory approval, additional competitors could enter the market with generic versions of such drugs, which may result in a material decline in sales of affected products.

        Under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, a pharmaceutical manufacturer may file an abbreviated new drug application, or ANDA, seeking approval of a generic version of an approved, small molecule innovator product. Under the Hatch-Waxman Act, a manufacturer may also submit a new drug application, or NDA, under section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, or FDCA, that references the FDA's prior approval of the innovator product. A 505(b)(2) NDA product may be for a new or improved version of the original innovator product. The Hatch-Waxman Act also provides for certain periods of regulatory exclusivity, which preclude FDA approval (or in some circumstances, FDA filing and review) of an ANDA or 505(b)(2) NDA. In addition to the benefits of regulatory exclusivity, an innovator NDA holder may have patents claiming the active ingredient, product formulation or an approved use of the drug, which would be listed with the product in the FDA publication, "Approved Drug Products with Therapeutic Equivalence Evaluations," known as the Orange Book. If there are patents listed in the Orange Book for a product, a generic or 505(b)(2) applicant that seeks to market its product before expiration of the patents must include in their applications what is known as a "Paragraph IV" certification, challenging the validity or enforceability of, or claiming non-infringement of, the listed patent or patents. Notice of the certification must be given to the patent owner and NDA holder and if, within 45 days of receiving notice, either the patent owner or NDA holder sues for patent infringement, approval of the ANDA or 505(b)(2) NDA is stayed for up to 30 months.

        Accordingly, if any of our drug candidates are approved, competitors could file ANDAs for generic versions of our drug candidates or 505(b)(2) NDAs that reference our small molecule drug products. If there are patents listed for our drug candidates in the Orange Book, those ANDAs and 505(b)(2) NDAs would be required to include a certification as to each listed patent indicating whether the ANDA applicant does or does not intend to challenge the patent. We cannot predict which, if any, patents in our current portfolio or patents we may obtain in the future will be eligible for listing in the Orange Book, how any generic competitor would address such patents, whether we would sue on any such patents, or the outcome of any such suit.

        We may not be successful in securing or maintaining proprietary patent protection for products and technologies we develop or license. Moreover, if any of our owned or in-licensed patents that are listed in the Orange Book are successfully challenged by way of a Paragraph IV certification and subsequent litigation, the affected product could immediately face generic competition and its sales would likely decline rapidly and materially.

We may seek orphan drug designation for certain future drug candidates, but we may be unable to obtain such designations or to maintain the benefits associated with orphan drug designation, including market exclusivity, which may cause our revenue, if any, to be reduced.

        We may pursue orphan drug designation for certain of our future drug candidates. In the European Union, the EMA's Committee for Orphan Medicinal Products, or COMP, grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention, or treatment of a life-threatening or chronically debilitating condition affecting not more than five in 10,000 persons in the European Union. Additionally, designation is granted for products intended for the diagnosis, prevention, or treatment of a life-threatening, seriously debilitating or serious and chronic condition when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug or biological product or where there is no satisfactory method of diagnosis, prevention, or treatment, or, if such a method exists, the medicine must be of significant benefit to those affected by the condition. Under the Orphan Drug Act, the FDA may designate a drug or biologic product as an orphan drug if it is intended to treat a rare disease or condition, defined as a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States.

        In the European Union, orphan drug designation entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity following drug or biological product approval. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages, and application fee waivers. In addition, if a product receives the first FDA approval for the indication for which it has orphan designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity or where the manufacturer is unable to assure sufficient product quantity for the orphan patient population.

        Even if we obtain orphan drug designation, we may not be the first to obtain marketing approval for any particular orphan indication due to the uncertainties associated with developing pharmaceutical products. Further, even if we obtain orphan drug exclusivity for a drug candidate, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties can be approved for the same condition. Orphan drug designations are not in any way indicative of a drug's likelihood of receiving the final marketing authorization from FDA. The FDA does not evaluate a drug candidate's safety and effectiveness using the same standard as it would when reviewing a drug candidate's safety and effectiveness prior to granting final marketing approvals. The FDA may grant orphan drug designations to multiple drugs intended for the same indication. Even after an orphan drug is approved, the EMA or FDA can subsequently approve the same drug with the same active moiety for the same condition if the EMA or FDA concludes that the later drug is clinically superior in that it is safer, more effective, or makes a major contribution to patient care. Orphan drug designation neither shortens the development time or regulatory review time of a drug or biologic nor gives the drug or biologic any advantage in the regulatory review or approval process.

Enacted and future healthcare legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our drug candidates and may affect the prices we may set.

        In the United States, the EU and other jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes and proposed changes to the healthcare system that could affect our future results of operations. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively the Affordable Care Act, was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers. Among the provisions of the Affordable Care Act, those of greatest importance to the pharmaceutical and biotechnology industries include the following:

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  an annual, non-deductible fee payable by any entity that manufactures or imports certain branded prescription drugs and biologic agents (other than those designated as orphan drugs), which is apportioned among these entities according to their market share in certain government healthcare programs;

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  a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D;

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  new requirements to report certain financial arrangements with physicians and teaching hospitals, including reporting "transfers of value" made or distributed to prescribers and other healthcare providers and reporting investment interests held by physicians and their immediate family members;

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  an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13.0% of the average manufacturer price for branded and generic drugs, respectively;

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  a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

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  extension of a manufacturer's Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

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  expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer's Medicaid rebate liability;

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  a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

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  creation of the Independent Payment Advisory Board, which, once empaneled, will have the authority to recommend certain changes to the Medicare program that could result in reduced payments for prescription drugs and those recommendations could have the effect of law unless overruled by a supermajority vote of Congress; and

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  establishment of a Center for Medicare Innovation at the Centers for Medicare & Medicaid Services, or CMS, to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

        Since its enactment, there have been judicial and Congressional challenges to certain aspects of the Affordable Care Act, and we expect there will be additional challenges and amendments to the Affordable Care Act in the future. The current presidential administration and Congress will likely continue to seek to modify, repeal, or otherwise invalidate all, or certain provisions of, the Affordable Care Act. It is uncertain the extent to which any such changes may impact our business or financial condition.

        In addition, other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. In August 2011, the Budget Control Act of 2011, among other things, led to aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2025 unless additional action is taken by Congress. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

        Individual states in the United States have also become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally-mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, results of operations, financial condition and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for our drug candidates or put pressure on our product pricing. Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. In addition, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products.

        In the EU, similar political, economic and regulatory developments may affect our ability to profitably commercialize our drug candidates, if approved. In addition to continuing pressure on prices and cost containment measures, legislative developments at the EU or member state level may result in significant additional requirements or obstacles that may increase our operating costs. The delivery of healthcare in the EU, including the establishment and operation of health services and the pricing and reimbursement of medicines, is almost exclusively a matter for national, rather than EU, law and policy. National governments and health service providers have different priorities and approaches to the delivery of health care and the pricing and reimbursement of products in that context. In general, however, the healthcare budgetary constraints in most EU member states have resulted in restrictions on the pricing and reimbursement of medicines by relevant health service providers. Generally, pricing negotiations with governmental authorities can take many months after the receipt of regulatory approval and product launch. In some EU Member States, such as in France, we may be required to conduct a clinical trial that compares the cost-effectiveness of our products candidates with available therapies in order to obtain favorable reimbursement for the indications sought or pricing approval. Should reimbursement for our drug candidates be unavailable in any country in which we seek reimbursement, or be limited or subject to additional clinical trials, or should pricing be set at unsatisfactory levels, then this might have an impact on our operating results. Coupled with ever-increasing EU and national regulatory burdens on those wishing to develop and market products, this could prevent or delay marketing approval of our drug candidates, restrict or regulate post-approval activities and affect our ability to commercialize our drug candidates, if approved. In markets outside of the United States and EU, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies.

        We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action in the United States, the EU or any other jurisdiction. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, our drug candidates may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability.

Our business operations and current and future relationships with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers will be subject to applicable healthcare regulatory laws, which could expose us to penalties.

        Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers, may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute our drug candidates, if approved. Such laws include:

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  the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or providing any remuneration (including any kickback, bribe, or certain rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, under U.S. federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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  the U.S. federal false claims and civil monetary penalties laws, including the civil False Claims Act, which, among other things, impose criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the U.S. federal government, claims for payment or approval that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

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  the U.S. federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services; similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

  •
  HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and its implementing regulations, which also imposes certain obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information without appropriate authorization by covered entities subject to the rule, such as health plans, healthcare clearinghouses and healthcare providers as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information;

  •
  the FDCA, which prohibits, among other things, the adulteration or misbranding of drugs, biologics and medical devices and the introduction of such products into interstate commerce;

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  the U.S. Public Health Service Act, which prohibits, among other things, the introduction into interstate commerce of a biological product unless a biologics license is in effect for that product;

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  the U.S. Physician Payments Sunshine Act and its implementing regulations, which require certain manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children's Health Insurance Program to report annually to the government information related to certain payments and other transfers of value to physicians and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members;

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  analogous U.S. state laws and regulations, including: state anti-kickback and false claims laws, which may apply to our business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information, which requires tracking gifts and other remuneration and items of value provided to healthcare professionals and entities; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts; and

  •
  similar healthcare laws and regulations in the EU and other jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers. For example, under French law, the regulation requires strict transparency of the links between the health care industry and other actors in the health care field such as, but not limited to, health care practioners, and impose reporting on a public record all benefits granted to the various actors involved, in particular health professionals, as well as the existence of agreements concluded with these actors as well as remunerations paid. In addition to financial penalties, any violation of those requirements, such as misleading information or non-publication, could result in additional sanctions that may have harmful effect on the conduct of our business. More generally, as our business activity is heavily regulated and involves a significant interaction with government officials, our dealings with prescriber and authorities are subject to national anti-corruption laws of EU Member States. These laws notably prohibit us and our employees from improperly influencing government officials or commercial parties to obtain or retain business, direct business to any person or gain any advantage and also prohibit our third-party business partner's representatives and agents from engaging in corruption and bribery. Under these applicable anti-corruption laws, we may be held liable for the acts or the corrupt activities of our third-party bunisess partners, intermerdiares, representatives, contractors, channel partners and agents, even if we don't explicitly authorize or have knowledge of such activities. While we have a formal procedure that defines the process to be used to select our third-party partners, collaborate with them and monitor them in accordance with applicable anti-corruption laws, there is a risk that our third-party partners may act in violation of applicable laws, for which we may be ultimately held responsible. Any violation of applicable anti-corruption laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, severe criminal, civil and administrative sanctions, suspension or debarment from government contracts, all of which may have an adverse effect on our reputation, business, results of operations and financial condition. In addition, it is possible that as our business grows and evolves, we will become subject to additional compliance requirements, resulting for example from French the Sapin II law, which requires companies concerned by this regulation to implement a general anti-corruption compliance project under the control of the competent supervisory authority such as staff training, compliance documentation, audits and regular monitoring of commercial relationships. As the EU Commission has stated in one of its reports that the health sector is particularly vulnerable, our business may be subject to increased anti-corruption compliance monitoring.

        Ensuring that our internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of our operations. Further, defending against any such actions can be costly, time-consuming and may require significant personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired.

        In addition, considering that our activity involves the processing of EU personal data, our business activities are also subject to GDPR and other national data protection laws with respect to this EU data, which implies that we must implement significant and continuous efforts to comply with these data protection regulations. The GDPR has allowed EU Member States to introduce additional requirements for the processing of health data. This means the Company must comply with both EU as well as national laws in order to conduct the Company's activities as regards patient data. In particular, our GDPR compliance's business involves the precise identification of our data processing operations and the risks incurred, the implementation of an organization of our internal processes and the establishment of a documentation relating to our compliance. Our GDPR compliance also means being very aware to the fulfilment of our third-party contractors's obligations and their own GPDR compliance, which requires us to impose strict contractual provisions to our third-party contractors as processors. Moreover, the transfer of data from the EU to our U.S. entities or others U.S. companies must be subject to a valid legal mechanism for the lawful transfer of data, which may have to require some of our third-party contractors who process personal data to take additional privacy and security measures. Non-compliance could cause us to incur potential disruption and expense related to our business processes. Any violations of these laws and regulations could also result in substantial penalties and could materially damage our reputation.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws with respect to our operations and non-compliance with such laws can subject us to criminal and/or civil liability and harm our business.

        We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and possibly other state and national anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, third-party intermediaries, joint venture partners and collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. We engage third-party investigators, CROs, and other consultants to design and perform preclinical studies of our drug candidates, and will do the same for any clinical trials. Also, once a drug candidate has been approved and commercialized, we may engage third-party intermediaries to promote and sell our products abroad and/or to obtain necessary permits, licenses, and other regulatory approvals. We or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, collaborators, partners, and agents, even if we do not explicitly authorize or have actual knowledge of such activities.

        Noncompliance with anti-corruption and anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of rofits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas, investigations, or other enforcement actions are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management's attention and resources and significant defense and compliance costs and other professional fees. In certain cases, enforcement authorities may even cause us to appoint an independent compliance monitor which can result in added costs and administrative burdens.

Our failure to maintain certain tax benefits applicable to French technology companies may adversely affect our results of operations.

        As a French biotechnology company, we have benefited from certain tax advantages, including, for example, the research tax credit (Crédit d'Impôt Recherche), or CIR. The CIR is a French tax credit aimed at stimulating research and development. The CIR can be offset against French corporate income tax due and the portion in excess (if any) may be refunded at the end of a three fiscal-year period (or, sooner, for smaller companies such as ours). The CIR is calculated based on our claimed amount of eligible research and development expenditures in France and represented €2.5 million and €3.1 million as of December 31, 2017 and 2018, respectively. The French tax authority with the assistance of the Research and Technology Ministry may audit each research and development program in respect of which a CIR benefit has been claimed and assess whether such program qualifies in its view for the CIR benefit. The French tax authorities may challenge our eligibility to, or our calculation of certain tax reductions and/or deductions in respect of our research and development activities and, should the French tax authorities be successful, we may be liable for additional corporate income tax, and penalties and interest related thereto, or we may not obtain the refunds for which we have applied, which could have a significant impact on our results of operations and future cash flows. Furthermore, if the French Parliament decides to eliminate, or reduce the scope or the rate of, the CIR benefit, either of which it could decide to do at any time, our results of operations could be adversely affected.

Recent U.S. tax legislation and future changes to applicable U.S. tax laws and regulations may have an adverse effect on our business, financial condition and results of operations.

        Changes in laws and policy relating to taxes may have an adverse effect on our business, financial condition and results of operations. For example, the U.S. government recently enacted significant tax reform, and certain provisions of the new law may adversely affect us. Changes include, but are not limited to, a federal corporate tax rate decrease to 21% for tax years beginning after December 31, 2017, a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017, eliminating carrybacks of net operating losses, and providing for indefinite carryforwards for losses generated in tax years after December 31, 2017. The legislation is unclear in many respects and could be subject to potential amendments and technical corrections, and will be subject to interpretations and implementing regulations by the Treasury and Internal Revenue Service, or IRS, any of which could mitigate or increase certain adverse effects of the legislation. In addition, it is unclear how these U.S. federal income tax changes will affect state and local taxation. Generally, future changes in applicable U.S. tax laws and regulations, or their interpretation and application could have an adverse effect on our business, financial conditions and results of operations.

Risks Related to the Global Offering, Ownership of our Ordinary Shares and the ADSs and Our Status as a Non-U.S. Company with Foreign Private Issuer Status

The requirements of being a U.S. public company may strain our resources, divert management's attention and affect our ability to attract and retain executive management and qualified board members.

        As a U.S. public company following the global offering, we will incur legal, accounting, and other expenses that we did not previously incur. We will be subject to the Exchange Act, including the reporting requirements thereunder, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Nasdaq listing requirements and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an "emerging growth company" and/or a foreign private issuer. For example, for so long as we remain a foreign private issuer, we will not be required to file with the SEC quarterly reports with respect to our business and results of operations, which are required to be made by domestic issuers pursuant to the Exchange Act.

        Pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include this attestation report on internal control over financial reporting issued by our independent registered public accounting firm. When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of complying with Section 404 will significantly increase and management's attention may be diverted from other business concerns, which could adversely affect our business and results of operations. We may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will further increase our cost and expense. If we fail to implement the requirements of Section 404 in the required timeframe, we may be subject to sanctions or investigations by regulatory authorities, including the SEC and the Nasdaq. Furthermore, if we are unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of the ADSs and our ordinary shares could decline, and we could be subject to sanctions or investigations by regulatory authorities. Failure to implement or maintain effective internal control systems required of public companies could also restrict our future access to the capital markets.

        In addition, enhanced legal and regulatory regimes and heightened standards relating to corporate governance and disclosure for public companies result in increased legal and financial compliance costs and make some activities more time consuming. Further, being a U.S. public company and a French public company will have an impact on disclosure of information and require compliance with two sets of applicable rules. This could result in uncertainty regarding compliance matters and higher costs necessitated by legal analysis of dual legal regimes, ongoing revisions to disclosure and adherence to heightened governance practices.

There has been no public market for the ADSs prior to the global offering, and an active market may not develop in which investors can resell the ADSs.

        Prior to the global offering, there has been no public market for the ADSs. We cannot predict the extent to which an active trading market for the ADSs will develop or be sustained after the global offering, or how the development of such a market might affect the market price for the ADSs. The initial public offering price of the ADSs in the global offering has been agreed upon between us and the underwriters based on a number of factors, including the trading price of our ordinary shares on the Euronext Growth Paris as of the date of this prospectus, as well as certain market conditions in effect at the time of the global offering, which may not be indicative of the price at which the ADSs will trade following completion of the global offering. Investors may not be able to sell their ADSs at or above the initial public offering price. In addition, investors may not be able to successfully withdraw the underlying ordinary shares of the ADSs for the reasons discussed under the risk factor titled "You may not be able to withdraw the underlying ordinary shares of the ADSs" described below. In connection with any withdrawal of any of our ordinary shares represented by ADSs, the ADSs will be surrendered to the depositary. Unless additional ADSs are issued, the effect of such transactions will be to reduce the number of outstanding ADSs and, if a significant number of transactions are effected, to reduce the liquidity of the ADSs. See "Description of American Depositary Shares."

The market price of our equity securities may be volatile, and purchasers of the ADSs or ordinary shares could incur substantial losses.

        The market price for the ADSs and ordinary shares may be volatile. The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell the ADSs or ordinary shares at or above the price originally paid for the security. The market price for our securities may be influenced by many factors, including:

  •
  actual or anticipated fluctuations in our financial condition and operating results;

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  actual or anticipated changes in our growth rate relative to our competitors;

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  competition from existing products or new products that may emerge;

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  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations, or capital commitments;

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  failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

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  issuance of new or updated research or reports by securities analysts;

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  fluctuations in the valuation of companies perceived by investors to be comparable to us;

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  share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

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  additions or departures of key management or scientific personnel;

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  lawsuits threatened or filed against us, disputes or other developments related to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;

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  changes to coverage policies or reimbursement levels by commercial third-party payors and government payors and any announcements relating to coverage policies or reimbursement levels;

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  announcement or expectation of additional debt or equity financing efforts;

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  sales of our ordinary shares or the ADSs by us, our insiders or our other shareholders; and

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  general economic and market conditions.

        These and other market and industry factors may cause the market price and demand for our securities to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling the ADSs and ordinary shares and may otherwise negatively affect the liquidity of the trading market for the ADSs and ordinary shares.

We may be exposed to significant foreign exchange risk. Exchange rate fluctuations may adversely affect the foreign currency value of the ADSs.

        We incur portions of our expenses and may in the future derive revenues in currencies other than the euro, in particular, the U.S. dollar. As a result, we are exposed to foreign currency exchange risk as our results of operations and cash flows are subject to fluctuations in foreign currency exchange rates. We currently do not engage in hedging transactions to protect against uncertainty in future exchange rates between particular foreign currencies and the euro. Therefore, for example, an increase in the value of the euro against the U.S. dollar could be expected to have a negative impact on our revenue and earnings growth as U.S. dollar revenue and earnings, if any, would be translated into euros at a reduced value. We cannot predict the impact of foreign currency fluctuations, and foreign currency fluctuations in the future may adversely affect our financial condition, results of operations and cash flows. The ADSs will be quoted in U.S. dollars on the Nasdaq Capital Market and our ordinary shares are trading in euros on the Euronext Growth Paris. Our financial statements are prepared in euros. Fluctuations in the exchange rate between euros and the U.S. dollar will affect, among other matters, the U.S. dollar value and the euro value of our ordinary shares and ADSs.

If we do not achieve our projected development and commercialization goals in the timeframes we announce and expect, our business will be harmed and the price of our securities could decline as a result.

        We sometimes estimate for planning purposes the timing of the accomplishment of various scientific, clinical, regulatory and other product development objectives. These milestones may include our expectations regarding the commencement or completion of scientific studies, clinical trials, the submission of regulatory filings, or commercialization objectives. From time to time, we may publicly announce the expected timing of some of these milestones, such as the completion of an ongoing clinical trial, the initiation of other clinical programs, receipt of marketing approval, or a commercial launch of a product. The achievement of many of these milestones may be outside of our control. All of these milestones are based on a variety of assumptions which may cause the timing of achievement of the milestones to vary considerably from our estimates, including:

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  our available capital resources or capital constraints we experience;

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  the rate of progress, costs and results of our clinical trials and research and development activities, including the extent of scheduling conflicts with participating clinicians and collaborators, and our ability to identify and enroll patients who meet clinical trial eligibility criteria;

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  our receipt of approvals by the EMA, FDA and other regulatory agencies and the timing thereof;

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  other actions, decisions or rules issued by regulators;

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  our ability to access sufficient, reliable and affordable supplies of compounds and raw materials used in the manufacture of our drug candidates;

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  our ability to license and/or generate revenues other than through independent commercialization of our products;

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  the efforts of our collaborators and/or other partners, including licensees, with respect to the commercialization of, in due course, our products; and

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  the securing of, costs related to, and timing issues associated with, product manufacturing as well as sales and marketing activities.

        If we fail to achieve announced milestones in the timeframes we expect, the commercialization of our drug candidates may be delayed, our business and results of operations may be harmed, and the trading price of our securities may decline as a result.

After the completion of the global offering, we may be at an increased risk of securities class action litigation.

        Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant share price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management's attention and resources, which could harm our business.

We have broad discretion in the use of the net proceeds from the global offering and may use them in ways with which you do not agree and in ways that may not increase the value of your investment.

        Our management will have broad discretion in the application of the net proceeds that we receive from the global offering. We may spend or invest these proceeds in a way with which our shareholders and ADS holders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from the global offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price of our ordinary shares and ADSs and their trading volume could decline.

        The trading market for the ADSs and ordinary shares depends in part on the research and reports that securities or industry analysts publish about us or our business. If no or few securities or industry analysts cover our company, the trading price for the ADSs and ordinary shares would be negatively impacted. If one or more of the analysts who covers us downgrades our equity securities or publishes incorrect or unfavorable research about our business, the price of our securities would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, or downgrades our securities, demand for our securities could decrease, which could cause the price of the ADSs and ordinary shares or their trading volume to decline.

We do not currently intend to pay dividends on the ADSs or ordinary shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the ADSs and ordinary shares. In addition, French law may limit the amount of dividends we are able to distribute.

        We have never declared or paid any cash dividends on our ordinary shares and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on the ADSs or ordinary shares for the foreseeable future and the success of an investment in these securities will depend upon any future appreciation in their value. Consequently, investors may need to sell all or part of their holdings of ADSs or ordinary shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment. There is no guarantee that the ADSs or ordinary shares will appreciate in value or even maintain the price at which investors have purchased them. Investors seeking cash dividends should not purchase the ADSs or ordinary shares.

        Further, under French law, the determination of whether we have been sufficiently profitable to pay dividends is made on the basis of our statutory financial statements prepared and presented in accordance with accounting standards applicable in France. Please see the section of this prospectus titled "Description of Share Capital—Key Provisions of Our Articles of Incorporation and Articles of Association—Rights, Preferences and Restrictions Attaching to Ordinary Shares" for further details on the limitations on our ability to declare and pay dividends imposed by Article 34 of our By-laws and "Material United States Federal Income Tax and French Considerations" the taxes that may be imposed on you if we elect to pay a dividend. Therefore, we may be more restricted in our ability to declare dividends than companies not based in France.

        In addition, exchange rate fluctuations may affect the amount of euros that we are able to distribute, and the amount in U.S. dollars that our shareholders receive upon the payment of cash dividends or other distributions we declare and pay in euros, if any. These factors could harm the value of the ADSs, and, in turn, the U.S. dollar proceeds that holders receive from the sale of the ADSs.

If you purchase ADSs or ordinary shares in the global offering, you will experience substantial and immediate dilution.

        If you purchase ADSs or ordinary shares in the global offering, you will experience substantial and immediate dilution of $            per ADS and €        per ordinary share in net tangible book value as of March 31, 2019, after giving effect to the global offering at the assumed offering price of $            per ADS in the ADS offering and €        per ordinary share in the ordinary share offering, the last reported sales price of our ordinary shares on the Euronext Growth Paris on                        , 2019, because the price that you pay will be substantially greater than the net tangible book value per ADS or ordinary share that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the offering price when they purchased their ordinary shares. You will experience additional dilution upon exercise of any outstanding warrants to purchase ordinary shares or if we otherwise issue additional ADSs or ordinary shares below the offering price. For a further description of the dilution that you will experience immediately after the global offering, see the section of this prospectus titled "Dilution."

Future sales, or the possibility of future sales, of a substantial number of the ADSs or ordinary shares could adversely affect the price of the ADSs and ordinary shares.

        Future sales of a substantial number of the ADSs or ordinary shares, or the perception that such sales will occur, could cause a decline in the market price of the ADSs and/or ordinary shares. Based upon the number of shares outstanding as of March 31, 2019, after giving effect to the closing of the global offering, we will have                 ordinary shares outstanding (including ordinary shares in the form of ADSs), assuming Wainwright does not exercise its option to purchase                additional                 ordinary shares (including ordinary shares in the form of ADSs) from us in the global offering. ADSs and ordinary shares sold in the global offering may be resold in the public market immediately without restriction, unless purchased by our affiliates. If ADS or ordinary share holders sell substantial amounts of ADSs and/or ordinary shares in the public market, or the market perceives that such sales may occur, the market price of the ADSs and ordinary shares and our ability to raise capital through an issuance of equity securities in the future could be adversely affected.

        Approximately 17% of our ordinary shares outstanding after the global offering will be subject to lock-up agreements described in the "Underwriting" section of this prospectus. If, after the expiration of such lock-up agreements, these shareholders sell substantial amounts of our ordinary shares in the public market, or the market perceives that such sales may occur, the market price of our ordinary shares and the ADSs could be adversely affected.

The rights of shareholders in companies subject to French corporate law differ in material respects from the rights of shareholders of corporations incorporated in the United States.

        We are a French company with limited liability. Our corporate affairs are governed by our bylaws and by the laws governing companies incorporated in France. The rights of shareholders and the responsibilities of members of our board of directors are in many ways different from the rights and obligations of shareholders in companies governed by the laws of U.S. jurisdictions. For example, in the performance of its duties, our board of directors is required by French law to consider the interests of our company, rather than solely our shareholders and/or creditors. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a holder of ADSs.

U.S. investors may have difficulty enforcing civil liabilities against our company and directors and senior management and the experts named in this prospectus.

        Certain members of our board of directors and senior management and certain experts named in this prospectus are non-residents of the United States, and all or a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible to serve process on such persons or us in the United States or to enforce judgments obtained in U.S. courts against them or us based on civil liability provisions of the securities laws of the United States. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forums in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides. In particular, there is some doubt as to whether French courts would recognize and enforce certain civil liabilities under U.S. securities laws in original actions or judgments of U.S. courts based upon these civil liability provisions. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in France. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered but is intended to punish the defendant. French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the directors of a corporation in the corporation's interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the corporation and any legal fees relating to such action may be borne by the relevant shareholder or the group of shareholders.

        The enforceability of any judgment in France will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and France do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. See the section of this prospectus titled "Enforcement of Civil Liabilities."

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

        The deposit agreement governing the ADSs representing our ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

        If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one which is based upon a creditor's negligence in failing to liquidate collateral upon a guarantor's demand, or in the case of an intentional tort claim (as opposed to a contract dispute), none of which we believe are applicable in the case of the deposit agreement or the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

        If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

        Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder. By agreeing to the jury trial waiver provision in the deposit agreement, investors will not be deemed to have waived our compliance with or the depositary's compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Our Articles of Association and By-laws and French corporate law contain provisions that may delay or discourage a takeover attempt.

        Provisions contained in our Articles of Association and/or French corporate law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. In addition, provisions of our bylaws impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. These provisions include the following:

  •
  under French law, the owner of 95% of voting rights of a public company listed on a regulated market in a Member State of the European Union or in a state party to the European Economic Area, or EEA, Agreement, including France, has the right to force out minority shareholders following a tender offer made to all shareholders;

  •
  under French law, a non-resident of France as well as any French entity controlled by non-French residents may have to file an administrative notice with French authorities in connection with a direct or indirect investment in us, as defined by administrative rulings; see the section of this prospectus titled "Limitations Affecting Shareholders of a French Company";

  •
  a merger (i.e., in a French law context, a stock for stock exchange following which our company would be dissolved into the acquiring entity and our shareholders would become shareholders of the acquiring entity) of our company into a company incorporated in the European Union would require the approval of our board of directors as well as a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting;

  •
  under French law, a cash merger is treated as a share purchase and would require the consent of each participating shareholder;

  •
  our shareholders have granted and may grant in the future our board of directors broad authorizations to increase our share capital or to issue additional ordinary shares or other securities, such as warrants, to our shareholders, the public or qualified investors, including as a possible defense following the launching of a tender offer for our shares;

  •
  our shareholders have preferential subscription rights on a pro rata basis on the issuance by us of any additional securities for cash or a set-off of cash debts, which rights may only be waived by the extraordinary general meeting (by a two-thirds majority vote) of our shareholders or on an individual basis by each shareholder;

  •
  our board of directors has the right to appoint directors to fill a vacancy created by the resignation or death of a director, for the remaining duration of such director's term of office, provided that prior to such decision of the board of directors, the number of directors remaining in office exceeds the minimum required by law and our bylaws, and subject to the approval by the shareholders of such appointment at the next shareholders' meeting, which prevents shareholders from having the sole right to fill vacancies on our board of directors;

  •
  our board of directors can be convened by our chairman (directly or upon request of our managing director), or, when no board meeting has been held for more than three consecutive months, by directors representing at least one third of the total number of directors;

  •
  our board of directors meetings can only be regularly held if at least half of the directors attend either physically or by way of videoconference or teleconference enabling the directors' identification and ensuring their effective participation in the board's decisions;

  •
  our shares are nominative or bearer, if the legislation so permits, according to the shareholder's choice;

  •
  approval of at least a majority of the votes held by shareholders present, represented by a proxy, or voting by mail at the relevant ordinary shareholders' general meeting is required to remove directors with or without cause;

  •
  advance notice is required for nominations to the board of directors or for proposing matters to be acted upon at a shareholders' meeting, except that a vote to remove and replace a director can be proposed at any shareholders' meeting without notice;

  •
  our bylaws can be changed in accordance with applicable laws;

  •
  the crossing of certain thresholds has to be disclosed and can impose certain obligations;

  •
  transfers of shares shall comply with applicable insider trading rules and regulations and, in particular, with the Market Abuse Directive and Regulation dated April 16, 2014; and

  •
  pursuant to French law, our bylaws, including the sections relating to the number of directors and election and removal of a director from office, may only be modified by a resolution adopted by two-thirds of the votes of our shareholders present, represented by a proxy or voting by mail at the meeting.

You may not be able to exercise your right to vote the ordinary shares underlying your ADSs.

        Holders of ADSs may exercise voting rights with respect to the ordinary shares represented by the ADSs only in accordance with the provisions of the deposit agreement. The deposit agreement provides that, upon receipt of notice of any meeting of holders of our ordinary shares, the depositary will fix a record date for the determination of ADS holders who shall be entitled to give instructions for the exercise of voting rights. Upon timely receipt of notice from us, if we so request, the depositary shall distribute to the holders as of the record date (1) the notice of the meeting or solicitation of consent or proxy sent by us and (2) a statement as to the manner in which instructions may be given by the holders.

        Purchasers of ADSs may instruct the depositary of the ADSs to vote the ordinary shares underlying their ADSs. Otherwise, purchasers of ADSs will not be able to exercise voting rights unless they withdraw the ordinary shares underlying the ADSs they hold. However, a holder of ADSs may not know about the meeting far enough in advance to withdraw those ordinary shares. If we ask for a holder of ADSs' instructions, the depositary, upon timely notice from us, will distribute notice of the upcoming vote and arrange to deliver our voting materials to him or her. We cannot guarantee to any holder of ADSs that he or she will receive the voting materials in time to ensure that he or she can instruct the depositary to vote his or her ordinary shares or to withdraw his or her ordinary shares so that he or she can vote them. If the depositary does not receive timely voting instructions from a holder of ADSs, it may give a proxy to a person designated by us to vote the ordinary shares underlying his or her ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that a holder of ADSs may not be able to exercise his or her right to vote, and there may be nothing he or she can do if the ordinary shares underlying the ADSs are not voted as he or she requested.

Purchasers of ADSs may not be directly holding our ordinary shares.

        A holder of ADSs will not be treated as one of our shareholders and will not have direct shareholder rights. French law governs our shareholder rights. The depositary will be the holder of the ordinary shares underlying ADSs held by purchasers of ADSs in the global offering. Purchasers of ADSs will have ADS holder rights. The deposit agreement among us, the depositary and purchasers of ADSs in the global offering, as an ADS holder, and all other persons directly and indirectly holding ADSs, sets out ADS holder rights, as well as the rights and obligations of the depositary.

The right as a holder of ADSs to participate in any future preferential subscription rights or to elect to receive dividends in shares may be limited, which may cause dilution to the holdings of purchasers of ADSs in the global offering.

        According to French law, if we issue additional securities for cash, current shareholders will have preferential subscription rights for these securities on a pro rata basis unless they waive those rights at an extraordinary meeting of our shareholders (by a two-thirds majority vote) or individually by each shareholder. However, ADS holders in the United States will not be entitled to exercise or sell such rights unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. In addition, the deposit agreement provides that the depositary will not make rights available to purchasers of ADSs unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempted from registration under the Securities Act. Further, if we offer holders of our ordinary shares the option to receive dividends in either cash or shares, under the deposit agreement the depositary may require satisfactory assurances from us that extending the offer to holders of ADSs does not require registration of any securities under the Securities Act before making the option available to holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, ADS holders may be unable to participate in our rights offerings or to elect to receive dividends in shares and may experience dilution in their holdings. In addition, if the depositary is unable to sell rights that are not exercised or not distributed or if the sale is not lawful or reasonably practicable, it will allow the rights to lapse, in which case you will receive no value for these rights.

Purchasers of ADSs may be subject to limitations on the transfer of their ADSs and the withdrawal of the underlying ordinary shares.

        ADSs, which may be evidenced by ADRs, are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary think it is advisable to do so because of any requirement of law, government or governmental body, or under any provision of the deposit agreement, or for any other reason subject to a holder of ADSs' right to cancel his or her ADSs and withdraw the underlying ordinary shares. Temporary delays in the cancellation of ADSs and withdrawal of the underlying ordinary shares may arise because the depositary has closed its transfer books or we have closed our transfer books, the transfer of ordinary shares is blocked to permit voting at a shareholders' meeting or we are paying a dividend on our ordinary shares. In addition, a holder of ADSs may not be able to cancel his or her ADSs and withdraw the underlying ordinary shares when he or she owes money for fees, taxes and similar charges and when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities. See the section of this prospectus titled "Description of American Depositary Shares."

As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of ADSs.

        We are a foreign private issuer, as defined in the SEC's rules and regulations and, consequently, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. In addition, our officers and directors are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, while we currently make annual and semi-annual filings with respect to our listing on Euronext Paris and expect to file financial reports on an annual and semi-annual basis, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies and will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. Accordingly, there will be less publicly available information concerning our company than there would be if we were not a foreign private issuer.

As a foreign private issuer, we are permitted and we expect to follow certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq's corporate governance standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance standards of Nasdaq.

        As a foreign private issuer listed on the Nasdaq Capital Market, we will be subject to Nasdaq's corporate governance standards. However, Nasdaq rules provide that foreign private issuers are permitted to follow home country corporate governance practices in lieu of Nasdaq's corporate governance standards as long as notification is provided to Nasdaq of the intention to take advantage of such exemptions. We intend to rely on exemptions for foreign private issuers and follow French corporate governance practices in lieu of Nasdaq's corporate governance standards, to the extent possible. Certain corporate governance practices in France, which is our home country, may differ significantly from Nasdaq corporate governance standards. For example, as a French company, neither the corporate laws of France nor our bylaws require a majority of our directors to be independent and we can include non-independent directors as members of our remuneration committee, and our independent directors are not required to hold regularly scheduled meetings at which only independent directors are present.

        We are also exempt from provisions set forth in Nasdaq rules which require an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting stock. Consistent with French law, our bylaws provide that a quorum requires the presence of shareholders having at least (1) 20% of the shares entitled to vote in the case of an ordinary shareholders' general meeting or at an extraordinary shareholders' general meeting where shareholders are voting on a capital increase by capitalization of reserves, profits or share premium, or (2) 25% of the shares entitled to vote in the case of any other extraordinary shareholders' general meeting.

        As a foreign private issuer, we are required to comply with certain Nasdaq rules and Rule 10A-3 of the Exchange Act, relating to audit committee composition and responsibilities. Under French law, the audit committee may only have an advisory role and appointment of our statutory auditors, in particular, must be decided by the shareholders at our annual meeting.

        Therefore, our shareholders may be afforded less protection than they otherwise would have under Nasdaq's corporate governance standards applicable to U.S. domestic issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.

        While we currently qualify as a foreign private issuer, the determination of foreign private issuer status is made annually on the last business day of an issuer's most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2019. In the future, we would lose our foreign private issuer status if we fail to meet the requirements necessary to maintain our foreign private issuer status as of the relevant determination date. We will remain a foreign private issuer until such time that more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

        The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly more than costs we incur as a foreign private issuer. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms available to a foreign private issuer. We would be required under current SEC rules to prepare our financial statements in accordance with U.S. GAAP, rather than IFRS, and modify certain of our policies to comply with corporate governance practices associated with U.S. domestic issuers. Such conversion of our financial statements to U.S. GAAP would involve significant time and cost. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers such as the ones described herein and exemptions from procedural requirements related to the solicitation of proxies.

We are an "emerging growth company" under the JOBS Act and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make the ADSs less attractive to investors.

        We are an "emerging growth company," as defined in the U.S. Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the U.S. Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We will not take advantage of the extended transition period provided under Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Since IFRS makes no distinction between public and private companies for purposes of compliance with new or revised accounting standards, the requirements for our compliance as a private company and as a public company are the same.

        We cannot predict if investors will find the ADSs less attractive because we may rely on these exemptions. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs and the price of the ADSs may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of the global offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

U.S. holders of ADSs may suffer adverse tax consequences if we are characterized as a passive foreign investment company.

        Generally, if, for any taxable year, at least 75% of our gross income is passive income, or at least 50% of the value of our assets is attributable to assets that produce passive income or are held for the production of passive income, including cash, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. For purposes of these tests, passive income includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. If we are characterized as a PFIC, U.S. holders of the ADSs may suffer adverse tax consequences, including having gains realized on the sale of the ADSs treated as ordinary income, rather than capital gain, the loss of the preferential rate applicable to dividends received on the ADSs by individuals who are U.S. holders, and having interest charges apply to certain distributions by us and the proceeds of sales of the ADSs. See "Material United States Federal Income and French Tax Considerations—Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Considerations."

        Our status as a PFIC will depend on the composition of our income (including whether we receive certain non-refundable grants or subsidies and whether such amounts and reimbursements of certain refundable research tax credits will constitute gross income for purposes of the PFIC income test) and the composition and value of our assets, which may be determined in large part by reference to the market value of the ADSs and our ordinary shares, which may be volatile, from time to time. Our status may also depend, in part, on how quickly we utilize the cash proceeds from the global offering in our business. Based on the current composition of our gross income and assets and on reasonable assumptions and projections, we believe that it is more likely than not that we would not have been considered a PFIC for our taxable year ending December 31, 2018; however, there can be no assurance that we will or will not be considered a PFIC for any taxable year.

We must maintain effective internal control over financial reporting, and if we are unable to do so, the accuracy and timeliness of our financial reporting may be adversely affected, which could hurt our business, lessen investor confidence and depress the market price of our securities.

        We must maintain effective internal control over financial reporting in order to accurately and timely report our results of operations and financial condition. In addition, as a public company listed in the United States, the Sarbanes-Oxley Act will require, among other things, that we assess the effectiveness of our internal control over financial reporting at the end of each fiscal year. We anticipate being first required to issue management's annual report on internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act, in connection with issuing our consolidated financial statements as of and for the year ending December 31, 2020 and the filing of our second annual report with the SEC.

        The rules governing the standards that must be met for our management to assess our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act are complex and require significant documentation, testing and possible remediation. These stringent standards require that our audit committee be advised and regularly updated on management's review of internal control over financial reporting. We are in the process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation. This process is time-consuming, costly, and complicated. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal controls over financial reporting beginning with our annual report following the date on which we are no longer an "emerging growth company," which may be up to five fiscal years following the date of the global offering.

        As noted elsewhere in this prospectus, Mr. Montigny, our Chief Operating Officer, who oversaw our financial operations as principal financial officer and principal accounting officer, has resigned from the Company. Mr. Schneiderman, who has served as Chief Financial Officer for Biophytis, Inc., our wholly-owned U.S. subsidiary, has expanded his role to include the financial operations for Biophytis SA as Chief Financial Officer for the Company. Mr. Montigny will remain with us until July 24, 2019 in order to ensure a smooth transition. While we will strive to reduce any negative impact of this change in management, the transition could result in disruptions to our operations, and could impact the effectiveness of our disclosure controls and procedures and our internal control over financial reporting. In addition, our management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to us as a public company listed in the United States. If we fail to staff our accounting and finance function adequately or maintain internal control over financial reporting adequate to meet the demands that will be placed upon us as a public company listed in the United States, our business and reputation may be harmed and the price of our ordinary shares and ADSs may decline. Furthermore, investor perceptions of us may be adversely affected, which could cause a decline in the market price of our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections of this prospectus titled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." All statements, other than statements of historical facts, contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products, are forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The words "anticipate," "assume," "believe," "contemplate," "continue," "could," "estimate," "expect," "goal," "intend," "may," "might," "objective," "plan," "potential," "predict," "project," "positioned," "seek," "should," "target," "will," "would," or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management's beliefs and assumptions, are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors. These forward-looking statements include statements regarding:

  •
  the timing, progress and results of clinical trials for our drug candidates, including statements regarding the timing of initiation and completion of clinical trials, dosing of subjects and the period during which the results of the clinical trials will become available;

  •
  the timing, scope or likelihood of regulatory filings and approvals for our drug candidates;

  •
  our ability to successfully commercialize our drug candidates;

  •
  potential benefits of the clinical development and commercial experience of our management team;

  •
  our ability to effectively market any drug candidates that receive regulatory approval on our own or through third parties;

  •
  our commercialization, marketing and manufacturing capabilities and strategy;

  •
  our expectation regarding the safety and efficacy of our drug candidates;

  •
  the potential clinical utility and benefits of our drug candidates;

  •
  our ability to advance our drug candidates through various stages of development, especially through pivotal safety and efficacy trials;

  •
  our estimates regarding the potential market opportunity for our drug candidates;

  •
  our expectations related to the use of proceeds from the global offering;

  •
  developments and projections relating to our competitors or our industry;

  •
  our ability to become profitable;

  •
  our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

  •
  our ability to secure additional financing when needed on acceptable terms;

  •
  the impact of government laws and regulations in the United States, France and foreign countries;

  •
  the implementation of our business model, strategic plans for our business, drug candidates and technology;

  •
  our intellectual property position;

  •
  our ability to rely on orphan drug designation for market exclusivity;

  •
  our ability to attract or retain key employees, advisors or consultants; and

  •
  our expectations regarding the time during which we will be an emerging growth company under the JOBS Act.

        Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. We have included important factors in the cautionary statements included in this prospectus, particularly in the section of this prospectus titled "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Moreover, we operate in a highly competitive and rapidly changing environment in which new risks often emerge. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

        You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus are made as of the date of this prospectus, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

USE OF PROCEEDS

        We estimate that we will receive net proceeds from the global offering of approximately €             million ($             million), assuming a public offering price of $            per ADS in the ADS offering, and an offering price of €        per ordinary share in the ordinary share offering, the closing price of our ordinary shares on the Euronext Growth Paris on                        , 2019, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no exercise of the underwriters' option to purchase an additional        ordinary shares (including ordinary shares in the form of ADSs) from us in the global offering. If the underwriters exercise in full their option to purchase an additional            ordinary shares (including ordinary shares in the form of ADSs), we estimate that we will receive net proceeds of approximately €             million ($             million), assuming a public offering price of $            per ADS in the ADS offering and an offering price of €        per ordinary share in the ordinary share offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        Each €        increase or decrease in the assumed offering price of €            per ordinary share in the global offering would increase or decrease our net proceeds by €        million ($             million), assuming that the number of ordinary shares offered by us (including ordinary shares in the form of ADSs), as set forth on the cover page of this prospectus, remains the same and after deducting underwriting commissions and estimated offering expenses payable by us. Subject to applicable law, we may also increase or decrease the number of ordinary shares (including ordinary shares in the form of ADSs) we are offering in the global offering. Each increase (decrease) of 1,000,000 ordinary shares (including ordinary shares in the form of ADSs) offered by us would increase (decrease) our net proceeds by €            million ($            million), assuming that the assumed offering price per ordinary share remains the same, and after deducting estimated underwriting commissions and estimated offering expenses payable by us.

        The actual net proceeds payable to us will be adjusted based on the actual number of ordinary shares (including ordinary shares in the form of ADSs) offered by us in the global offering, the actual offering price of the ADSs and ordinary shares and other terms of the global offering determined at pricing.

        We currently expect to use the net proceeds from the global offering as follows:

  •
  approximately €             million ($             million) to advance our Phase 2b clinical trial (SARA-INT) of Sarconeos (BIO101) in sarcopenia;

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  approximately €             million ($             million) to continue our development of Sarconeos (BIO101) in DMD through submission of an IND application to the FDA and clinical trial applications to the applicable regulatory agencies in Europe; and

  •
  the remainder to continue to build our preclinical research and development platform on retinopathies and for other new and on-going research and development activities, working capital and other general corporate purposes.

        We expect our existing capital resources, together with the proceeds from the global offering, will fund our planned operating expenses for at least the next 12 months. However, we will need additional funds to advance our drug candidates beyond the intended uses described above. We currently plan to develop our drug candidates through clinical PoC and seek licensing and/or partnership opportunities for regulatory approval and commercialization. Until then, we may satisfy our future cash needs through public or private equity or debt financings, government or other third-party funding, or a combination of these approaches.

        This expected use of the net proceeds from the global offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of the global offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures and the extent of clinical development may vary significantly depending on numerous factors, including the progress of our development efforts, the status of and results from preclinical studies and any ongoing clinical trial or any clinical trial we may commence in the future, as well as any collaborations that we may enter into with third parties for our drug candidates and any unforeseen cash needs. As a result, our future financing needs remain uncertain and our management will retain broad discretion over the allocation of the net proceeds from the global offering.

        Pending our use of the net proceeds from the global offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments.

 DIVIDEND POLICY

        We have never declared or paid any cash dividends on our ordinary shares. We do not anticipate paying cash dividends on our equity securities in the foreseeable future and intend to retain all available funds and any future earnings for use in the operation and expansion of our business.

        Subject to the requirements of French law and our by-laws, dividends may only be distributed from our distributable profits, plus any amounts held in our reserves other than those reserves that are specifically required by law. See the section of this prospectus titled "Description of Share Capital—Key Provisions of Our By-laws and French Law Affecting our Ordinary Shares—Rights, Preferences and Restrictions Attaching to Ordinary Shares" for further details on the limitations on our ability to declare and pay dividends. Dividend distributions, if any, will be made in euros and converted into U.S. dollars with respect to the ADSs, as provided in the deposit agreement.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2019 on:

  •
  an actual basis; and

  •
  an as adjusted basis to give effect to the issuance and sale of                    ordinary shares (including            ordinary shares in the form of ADSs) in the global offering at an assumed offering price of $            per ADS in the ADS offering and €            per ordinary share in the ordinary share offering, the closing price of our ordinary shares on the Euronext Growth Paris on                        , 2019, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the application of net proceeds from the global offering described under "Use of Proceeds."

        You should read this table together with our audited consolidated financial statements and related notes beginning on page F-1, as well as the sections of this prospectus titled "Use of Proceeds," "Selected Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere in this prospectus.

	As of March 31, 2019
	Actual	As Adjusted(1)
	(in thousands)
Cash and cash equivalents	€11,152	€

Non-current financial liabilities	7,519

Current financial liabilities	3,034
Shareholders' equity
Ordinary shares, €0.20 nominal value: 13,463,413 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	2,693
Premiums related to the share capital	43,379
Treasury shares	(116)
Foreign currency translation adjustment	(113)
Accumulated deficit—attributable to our shareholders	(39,702)
Net loss—attributable to our shareholders	(3,727)
Non-controlling interests	(31)

Total shareholders' equity	2,383

Total capitalization	€12,936	€

(1)
Each €            increase or decrease in the assumed offering price of €            per ordinary share in the global offering would increase or decrease each of as adjusted cash and cash equivalents, total assets and total shareholders' equity by €             million ($             million), assuming that the number of ordinary shares offered by us (including ordinary shares in the form of ADSs), as set forth on the cover page of this prospectus, remains the same and after deducting underwriting commissions and estimated offering expenses payable by us. Subject to applicable law, we may also increase or decrease the number of ordinary shares (including ordinary shares in the form of ADSs) we are offering in the global offering. Each increase (decrease) of 1,000,000 ordinary shares (including ordinary shares in the form of ADSs) offered by us would increase (decrease) each of as adjusted cash and cash equivalents, total assets and total shareholders' equity by €             million ($             million), assuming that the assumed offering price per ordinary share remains the same, and after deducting estimated underwriting commissions and estimated offering expenses payable by us.

        The number of our ordinary shares (including ordinary shares in the form of ADSs) that will be outstanding immediately following the completion of the global offering is based on 13,463,413 ordinary shares outstanding and zero ADSs outstanding as of March 31, 2019, and excludes:

  •
  1,063,409 ordinary shares issuable upon the exercise of stock warrants issued to investors outstanding as of March 31, 2019, with a weighted-average exercise price of €3.59 per ordinary share; and

  •
  998,500 ordinary shares issuable upon the exercise of warrants issued pursuant to equity incentive awards and outstanding as of March 31, 2019, with a weighted average exercise price of €6.35 per ordinary share, 125,000 of which expired on May 21, 2019 with a weighted average exercise price of €2.06 per ordinary share.

 DILUTION

        If you invest in the ADSs or ordinary shares, your interest will be diluted to the extent of the difference between the offering price per ADS or ordinary share paid by purchasers in the global offering and our as adjusted net tangible book value per ADS or ordinary share after completion of the global offering.

        Our net tangible book value as of March 31, 2019 was €504 thousand ($566 thousand), corresponding to a net tangible book value of €0.04 per ordinary share (equivalent to $            per ADS). Net tangible book value per ordinary share represents the amount of our total assets less our total liabilities, excluding goodwill and other intangible assets, divided by the total number of our ordinary shares outstanding as of March 31, 2019.

        After giving effect to the sale by us of a total of                ordinary shares in the global offering, consisting of                ordinary shares in the form of ADSs at an assumed initial public offering price of $            per ADS in the ADS offering and                ordinary shares at an assumed offering price of €            per ordinary share in the ordinary share offering, which reflects the last reported sale price of our ordinary shares on Euronext Growth Paris on                        , 2019 and, for the price per ADS, the exchange rate on                        , 2019, and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us, and the application of the estimated net proceeds from the global offering as described under "Use of Proceeds," our as adjusted net tangible book value as of March 31, 2019 would have been €             million ($             million), representing an as adjusted net tangible book value of €            per ordinary share and $            per ADS. This represents an immediate increase in net tangible book value of €            per ordinary share (equal to $            per ADS) to existing shareholders and an immediate dilution of €            per ordinary share and $            per ADS to new investors purchasing ordinary shares or ADSs in the global offering. Dilution per ordinary share or ADS to new investors is determined by subtracting the as adjusted net tangible book value per ADS or ordinary share after the global offering from the assumed initial public offering price per ADS or the assumed offering price per ordinary share, as applicable, paid by new investors.

        The following table illustrates this dilution to new investors purchasing ADSs or ordinary shares in the global offering.

As of March 31, 2019
	Per Ordinary Share		Per ADS
Assumed offering price		€		$
Historical net tangible book value per ordinary share or ADS as of March 31, 2019	€0.04		$
Increase in net tangible book value per ordinary share or ADS attributable to new investors participating in the global offering

As adjusted net tangible book value per ordinary share or ADS after the global offering
Dilution in as adjusted net tangible book value per ordinary share or ADS to new investors participating in the global offering		€		$

        If the underwriters exercise in full their option to purchase an additional                ordinary shares (including ordinary shares in the form of ADSs), our as adjusted net tangible book value after the global offering would be €            per ordinary share and $            per ADS, representing an immediate increase in as adjusted net tangible book value of €            per ordinary share and $            per ADS to existing shareholders and immediate dilution of €            per ordinary share and $            per ADS to new investors participating in the global offering, based on the assumed initial public offering price of $            per ADS in the ADS offering and the assumed offering price of €            per ordinary share in

the ordinary share offering, which reflects the last reported sale price of our ordinary shares on the Euronext Growth Paris on                        , 2019 and, for the price per ADS, the exchange rate on                         , 2019.

        Each €            increase or decrease in the assumed offering price of €            per ordinary share in the global offering, which reflects the last reported sale price of our ordinary shares on the Euronext Growth Paris on                        , 2019, would increase or decrease the as adjusted net tangible book value after the global offering by €            per ordinary share and $            per ADS and the dilution to new investors in the global offering by €            per ordinary share and $            per ADS, assuming that the number of ordinary shares (including ordinary shares in the form of ADSs) offered by us in the global offering, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the estimated net proceeds from the global offering as described under "Use of Proceeds."

        An increase of 1,000,000 in the number of ordinary shares (including ordinary shares in the form of ADSs) offered by us in the global offering, as set forth on the cover page of this prospectus, would increase the as adjusted net tangible book value after the global offering by €            per ordinary share and $            per ADS and decrease the dilution to new investors participating in the global offering by €            per ordinary share and $            per ADS, assuming no change in the assumed initial public offering price per ADS or in the assumed offering price per ordinary share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the estimated net proceeds from the global offering as described under "Use of Proceeds." A decrease of 1,000,000 in the number of ordinary shares (including ordinary shares in the form of ADSs) offered by us in the global offering, as set forth on the cover page of this prospectus, would decrease the as adjusted net tangible book value after the global offering by €            per ordinary share and $            per ADS, and increase the dilution to new investors participating in the global offering by €             per ordinary share and $            per ADS, assuming no change in the assumed initial public offering price per ADS or in the assumed offering price per ordinary share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The following table summarizes, as of March 31, 2019, on the as adjusted basis described above, the number of ordinary shares purchased from us (including ordinary shares in the form of ADSs), the total consideration paid to us and the average price per ordinary share and per ADS paid by existing shareholders and by new investors purchasing ordinary shares or ADSs in the global offering. The table below and the two paragraphs that follow the table are based on an assumed initial public offering price of $            per ADS in the ADS offering and an assumed offering price of €            per ordinary share in the ordinary share offering, which reflect the last reported sale price of our ordinary shares on the Euronext Growth Paris on                         , 2019, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the estimated net proceeds from the global offering as described under "Use of Proceeds," and reflect the exchange rate on                        , 2019:

	Ordinary shares purchased(1)			Total consideration
							Average price per ordinary share	Average price per ADS
	Number	Percent		Amount	Percent
Existing shareholders			%	€		%	€	$
New investors

Total		100%		€	100%

(1)
Including ordinary shares in the form of ADSs.

        Each €            increase or decrease in the assumed offering price of €            per ordinary share, which reflects the last reported sale price of our ordinary shares on the Euronext Growth Paris on                        , 2019, would increase or decrease the total consideration paid by new investors by €             million ($             million) and would increase or decrease the percentage of total consideration paid by new investors by        %, assuming that the number of ordinary shares (including ordinary shares in the form of ADSs) offered by us in the global offering, as set forth on the cover page of this prospectus, remains the same. An increase or decrease of 1,000,000 in the number of ordinary shares (including ordinary shares in the form of ADSs) offered by us, as set forth on the cover page of this prospectus, would increase or decrease the total consideration paid by new investors by €             million ($             million) and would increase or decrease the percentage of total consideration paid by new investors by        %, assuming no change in the assumed initial public offering price per ADS or in the assumed offering price per ordinary share.

        If the underwriters exercise in full their option to purchase an additional                ordinary shares (including ordinary shares in the form of ADSs), the following will occur:

  •
  the percentage of our ordinary shares held by existing shareholders will decrease to        % of the total number of our ordinary shares outstanding after the global offering; and

  •
  the percentage of our ordinary shares held by new investors will increase to approximately        % of the total number of our ordinary shares outstanding after the global offering.

        The tables and calculations above are based on the number of ordinary shares (including ordinary shares in the form of ADSs) that will be outstanding after the global offering, which is based on 13,463,413 ordinary shares outstanding as of March 31, 2019 and excludes:

  •
  1,063,409 ordinary shares issuable upon the exercise of warrants issued to investors outstanding as of March 31, 2019, with a weighted-average exercise price of €3.59 per ordinary share; and

  •
  998,500 ordinary shares issuable upon the exercise of warrants issued pursuant to equity incentive awards and outstanding as of March 31, 2019, with a weighted average exercise price of €6.35 per ordinary share, 125,000 of which expired on May 21, 2019 with a weighted average exercise price of €2.06 per ordinary share.

        To the extent that warrants are exercised or we issue additional ADSs or ordinary shares in the future, there will be further dilution to investors participating in the global offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

 SELECTED FINANCIAL AND OTHER DATA

        The following tables summarize our consolidated financial data for the periods and as of the dates indicated below. We derived the selected statement of consolidated operations data for the years ended December 31, 2017 and 2018 and statement of consolidated financial position data from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements have been prepared in accordance with IFRS, as issued by the IASB. The following summary statement of consolidated operations data for the three months ended March 31, 2018 and 2019 and statement of consolidated financial position data as of March 31, 2019 have been derived from our unaudited interim condensed consolidated financial statements as of March 31, 2019 and for the three months ended March 31, 2018 and 2019 included elsewhere in this prospectus. The unaudited interim condensed consolidated financial statements as of March 31, 2019 and for the three months ended March 31, 2018 and 2019 were prepared in accordance with IAS 34, Interim Financial Reporting, the standard of the IFRS applicable to interim financial statements.

        Our historical results are not necessarily indicative of the results that may be expected in the future. You should read these data together with our consolidated financial statements and related notes beginning on page F-1, as well as the sections of this prospectus titled "Selected Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere in this prospectus.

	Year Ended December 31,		Three Months Ended March 31,
	2017	2018	2018	2019
	€	€	€	€	U.S. $(1)
	(in thousands, except share and per share data)
Statement of Consolidated Operations Data:
Operating expenses:
Research and development, net	7,043	9,513	2,017	2,289	2,570
General and administrative expenses	2,865	4,348	865	1,211	1,360
Total operating expenses	9,908	13,861	2,882	3,500	3,930
Operating loss	(9,908)	(13,861)	(2,882)	(3,500)	(3,930)
Financial expenses	(3,293)	(215)	(26)	(276)	(310)
Financial income	37	17	4	49	55
Change in fair value of financial instruments	1,756	—	—	—	—
Financial loss	(1,500)	(198)	(22)	(227)	(255)
Net loss before taxes	(11,408)	(14,059)	(2,904)	(3,727)	(4,185)
Income tax benefit	—	72	—	—	—

Net loss	(11,408)	(13,987)	(2,904)	(3,727)	(4,185)

Earnings (losses) per share(2)
Basic	(1.24)	(1.04)	(0.22)	(0.28)	(0.31)
Diluted	(1.24)	(1.04)	(0.22)	(0.28)	(0.31)
Weighted average number of ordinary shares outstanding used for computing Basic	9,188,179	13,463,413	13,463,413	13,463,413	13,463,413
Weighted-average number of ordinary shares outstanding used for computing Diluted	9,188,179	13,463,413	13,463,413	13,463,413	13,463,413

(1)
Translated solely for convenience into dollars at an exchange rate of €1.00 = US$1.1228, the noon buying rate of the Federal Reserve Bank of New York on March 29, 2019.

(2)
See Note 2.22 to our audited consolidated financial statements and Note 15 to our unaudited interim condensed consolidated financial statements for further details on the calculation of basic and diluted loss per ordinary share.

	As of December 31,		As of March 31,
	2017	2018	2019
	€	€	€	US $(1)
	in thousands
Statement of consolidated financial position data:
Cash and cash equivalents	19,857	14,406	11,152	12,521
Total assets	25,947	21,862	19,446	21,834
Non-controlling interests	(31)	(31)	(31)	(35)
Total shareholders' equity	21,188	7,006	2,383	2,676
Total non-current liabilities	822	6,572	7,688	8,632
Total current liabilities	3,937	9,490	9,375	10,526

(1)
Translated solely for convenience into dollars at an exchange rate of €1.00 = US$1.1228, the noon buying rate of the Federal Reserve Bank of New York on March 29, 2019.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        You should read the following discussion of our financial condition and results of operations in conjunction with our consolidated financial statements and the notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve certain risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly under the "Risk Factors" and "Special Note Regarding Forward-Looking Statements" sections.

Overview

        We are a clinical-stage biotechnology company focused on the development of therapeutics that slow the degenerative processes associated with aging and improve functional outcomes for patients suffering from age-related diseases. Our goal is to become a leader in the emerging field of aging science by delivering life changing therapies to the growing number of patients in need.

        Our therapeutic approach is aimed at targeting and activating key biological resilience pathways that can protect against and counteract the effects of the multiple biological and environmental stresses, including inflammatory, oxidative and metabolic stresses that lead to age-related diseases. Our lead drug candidate, Sarconeos (BIO101), is in development for the treatment of neuromuscular diseases, including sarcopenia and DMD. Our second drug candidate, Macuneos (BIO201), is in development for the treatment of retinopathies, including dry AMD and Stargardt disease.

        We are currently testing the safety and efficacy of Sarconeos (BIO101) in an ongoing global, randomized, multicenter, double-blind, placebo-controlled Phase 2b clinical trial (SARA-INT) of 334 elderly patients with sarcopenia at risk for mobility disability. We are also developing Sarconeos (BIO101) for DMD and are preparing to submit an IND application to the FDA and clinical trial applications to the applicable regulatory agencies in Europe in the second half of 2019 to initiate clinical development as early as 2020, subject to regulatory approval. We plan to hold, in the second half of 2019, scientific advice meetings with the EMA and applicable regulatory agencies in Europe regarding our clinical development plan for Macuneos (BIO201) in dry AMD and, subject to regulatory review and approval of the protocol, commence a Phase 1 clinical trial (MACA-PK) in healthy volunteers.

        Subject to our entering into commercialization agreements with one of our research collaborators in relation to two patent applications we recently filed, we will hold exclusive commercialization rights, through licenses for each of our drug candidates. We currently plan to develop our drug candidates through clinical PoC (typically Phase 2), and then seek licensing and/or partnership opportunities for further clinical development through regulatory approval and commercialization.

Financial Operations Overview

        The following discussion sets forth certain components of our statements of operations as well as factors that impact those items.

Revenues

        To date we have not generated any revenues from product sales and we do not expect to recognize any revenue from the sale of products, even if approved, in the near term. Our ability to generate revenue in the future will depend almost entirely on our ability to successfully develop, obtain regulatory approval for and then commercialize our drug candidates.

Research and Development Expenses

        Our research and development expenses consist primarily of costs incurred in connection with the development of our drug candidates, including:

  •
  personnel-related costs, such as salaries, bonuses, benefits, travel and other related expenses, including share-based compensation;

  •
  expenses incurred under our agreements with CROs, clinical sites, contract laboratories, medical institutions and consultants that plan and conduct our preclinical studies and clinical trials;

  •
  costs associated with regulatory filings;

  •
  costs of acquiring preclinical study and clinical trial materials, and costs associated with preclinical development formulation and process development;

  •
  depreciation, maintenance and other facility-related expenses; and

  •
  Research Tax Credit (CIR), as an offset of our research and development expenses.

        To date, we have expensed all research and development costs as incurred, as we do not currently meet the conditions to capitalize expenditures on drug development activities, as provided in IAS 38 Intangible Assets.

        Clinical development expenses for our drug candidates are a significant component of our current research and development expenses as we advance our drug candidates into and through clinical trials. Drug candidates in later stage clinical development generally have higher research and development costs than those in earlier stages of development, primarily due to increased size and duration of the clinical trials. We recognize costs for each grant project, preclinical study or clinical trial that we conduct based on our evaluation of the progress to completion, using information and data provided to us by our research and development vendors and clinical sites.

        We expect our research and development expenses to increase for the foreseeable future as we progress our drug candidates into and through clinical trials. Furthermore, to the extent we undertake to commercialize any drug candidates approved for any indication for sale, our expenses will likely increase even more. The process of conducting the necessary clinical research to obtain regulatory approval of a drug candidate is costly and time consuming. We will require additional funding, beyond any proceeds raised in the global offering, to fund our continuing operations. The probability that any of our drug candidates receives regulatory approval and eventually is able to generate revenue depends on a variety of factors, including the quality of our drug candidates, early clinical data, investment in our clinical program and further clinical validation, competition, manufacturing capability and commercial viability. We may never succeed in obtaining regulatory approval for any of our drug candidates. As a result of these uncertainties, we are unable to determine the duration and completion costs of our research and development projects or if, when and to what extent we will generate revenue from the commercialization and sale of any of our drug candidates, if approved.

General and Administrative Expenses

        General and administrative expenses include personnel costs, costs for outside professional services and other allocated expenses. Personnel costs consist of salaries, bonuses, benefits, travel and share-based compensation. Outside professional services consist of legal, accounting and audit services, commercial evaluation and strategy services, and other consulting services. We expect general and administrative expenses to increase in the near future with the expansion of our staff and management team to include new personnel responsible for finance, legal, information technology and later, sales and business development functions. We also expect to incur additional general and administrative costs as a result of operating as a U.S. public company, including expenses related to compliance with the rules and regulations of the SEC and those of any national securities exchange on which our securities are traded, additional insurance expense, investor relations activities and other administrative and professional services. We also expect to incur additional expenses related to in-licenses, acquisitions or similar transactions that we may pursue as part of our strategy, including legal, accounting and audit services and other consulting fees.

Net Financial Income (Expense)

        Net financial income (expense) include amortized cost of the reimbursable advances, convertible notes and non-convertible bonds, fair value adjustments on financial instruments and other financial income and expense. We expect to incur additional financial expenses related to financing agreements or similar transactions that we may enter into to finance the development of the Company.

Critical Accounting Policies and Significant Judgments And Estimates

        Our audited and unaudited consolidated financial statements have been prepared in accordance with IFRS, as issued by the IASB. Some of the accounting methods and policies used in preparing our financial statements under IFRS are based on complex and subjective assessments by our management or on estimates based on past experience and assumptions deemed realistic and reasonable based on the circumstances. The actual value of our assets, liabilities and shareholders' equity and of our losses could differ from the value derived from these estimates if conditions change and these changes have an impact on the assumptions adopted. We believe that the most significant management judgments and assumptions in the preparation of our financial statements are described below. See Note 2.2 to our audited consolidated financial statements as of December 31, 2017 and 2018 and for each of the two years in the period ended December 31, 2017 and 2018.

Founders' warrants and warrants granted to employees and executives

        The fair value measurement of share-based payments is based on the Black-Scholes option valuation model, which makes assumptions about complex and subjective variables. These variables notably include the value of the Company's shares, the expected volatility of the share price over the lifetime of the instrument, and the present and future behavior of holders of those instruments. There is a high inherent risk of subjectivity when using an option valuation model to measure the fair value of share-based payments in accordance with IFRS 2 Share-based Payment.

Convertible Notes and Non-Convertible Bonds

        During the year ended December 31, 2017, we issued notes convertible into ordinary shares and/or redeemable for cash with warrants attached.

        During the year ended December 31, 2018, we issued non-convertible bonds with attached warrants.

        During the three-month period ended March 31, 2019, we issued non-convertible bonds.

        In accordance with IAS 39 Financial Instruments (in 2017) and IFRS 9 Financial Instruments (in 2018), we measured the fair value of the equity instrument based on the Black-Scholes option valuation model, which makes assumptions about complex and subjective variables. These variables notably include the value of our shares, the expected volatility of the share price over the lifetime of the instrument, and the present and future behavior of holders of those instruments. There is a high inherent risk of subjectivity when using an option valuation model to measure the fair value of financial instruments and equity instruments in accordance with IAS 32 Financial Instruments: presentation, IAS 39 Financial Instruments (in 2017) and IFRS 9 Financial Instruments (in 2018 and in 2019).

Non-recognition of deferred tax assets net of deferred tax liabilities

        The determination of the amount of deferred tax assets which can be recognized requires management to make estimates on both the period in which tax losses carried forward will be realizable, and the level of future taxable income.

        As of December 31, 2017 and 2018, no deferred tax asset has been recognized in the Company's financial statements except as a result of the expected taxable income to be derived from deferred tax liabilities.

        The Company recognized in 2018:

  •
  a deferred tax liability with respect to the equity component of the non-convertible bonds issued in 2018 for €72 thousand, as a decrease of equity on initial recognition under IAS 12 Income Taxes; and

  •
  a deferred tax asset with respect to net operating losses (NOLs) carried forward as a result of the deferred tax liabilities generated, resulting in deferred tax income of €72 thousand in the statement of consolidated operations.

The JOBS Act

        As an "emerging growth company" under the JOBS Act, we can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an "emerging growth company" to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We will not take advantage of the extended transition period provided under Section 7(a)(2)(B) of the Securities Act of 1933, as amended for complying with new or revised accounting standards. Since IFRS makes no distinction between public and private companies for purposes of compliance with new or revised accounting standards, the requirements for our compliance as a private company and as a public company are the same.

        We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an "emerging growth company," we intend to rely on certain of these exemptions including, without limitation, the exemptions from providing an auditor's attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. We will remain an "emerging growth company" until the earliest of: (1) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (2) the last day of the fiscal year following the fifth anniversary of the date of the completion of this global offering; (3) the date on which we have issued more than $1 billion in non-convertible debt during the previous three years; and (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Results of Operations

Comparison for the three-month periods ended March 31, 2018 and 2019

        The following table sets forth our results of operations for the three-month periods ended March 31, 2018 and 2019.

(Amounts in thousands of euros)	March 31, 2018	March 31, 2019
Revenue	—	—
Costs of sales	—	—

Gross margin	—	—

Research and development, net	(2,017)	(2,289)
General and administrative expenses	(865)	(1,211)

Operating loss	(2,882)	(3,500)

Financial expenses	(26)	(276)
Financial income	4	49
Change in fair value of financial instruments	—	—

Net financial expense	(22)	(227)

Loss before taxes	(2,904)	(3,727)

Income taxes	—	—

Net loss	(2,904)	(3,727)

Research and Development Expenses

        Research and development expenses may be summarized as follows for the three-month periods ended March 31, 2018 and 2019.

(Amounts in thousands of euros)	March 31, 2018	March 31, 2019
Personnel expenses	(666)	(977)
Purchases and external expenses	(1,904)	(2,122)
Other	(46)	(50)

Research and development expenses	(2,616)	(3,148)

Research tax credit	599	859
Subsidies	—	—

Research tax credit and Subsidies	599	859

Research and development, net	(2,017)	(2,289)

        Research and development expenses primarily relate to activities in connection with conducting clinical trials and non-clinical studies of the Company's drug candidates for the treatment of age-related diseases.

        The increase of €0.3 million in personnel expenses is primarily related to the hiring of employees in the United States to support the Company's increased clinical and regulatory activities for Sarconeos (BIO101) in the Company's SARA clinical program.

        The increase of €0.2 million in purchases and external expenses is primarily related to the Company's clinical trials and research costs. These expenses consisted primarily of the cost of Contract Research Organization (CROs) in conducting clinical trials and non-clinical regulatory studies.

        We have benefited from the Research Tax Credit (CIR) since our incorporation. The CIR amounted to €599 thousand and €859 thousand for the three-month periods ended March 31, 2018 and 2019, respectively. The increase of €0.3 million in CIR is primarily related to increased research expenses eligible for the CIR.

General and Administrative Expenses

        General and Administrative expenses may be summarized as follows for the three-month periods ended March 31, 2018 and 2019.

(Amounts in thousands of euros)	March 31, 2018	March 31, 2019
Personnel costs	(326)	(701)
Purchases and external expenses	(531)	(572)
Other	(8)	62

General and administrative expenses	(865)	(1,211)

        Personnel expenses, including share-based payments, for general management and administrative staff increased by €0.4 million due to the reorganization and reinforcement of our administrative and finance function, and the subsequent increase in personnel from four people to eight people, including the hiring of a financial controller in France and a Chief Financial Officer by our U.S. subsidiary.

        Other purchases and external expenses consisted primarily of administrative expenses associated with being a public listed company in France, accounting and audit fees, and legal fees.

Net Financial Expense

        Net financial expense may be summarized as follows for the three-month periods ended March 31, 2018 and 2019.

(Amounts in thousands of euros)	March 31, 2018	March 31, 2019
Other financial expenses	(10)	(8)
Financial interest and amortized cost of the non-convertible bonds	—	(268)
Other financial income	4	1
Foreign exchange gains (losses)	(16)	48

Net financial expense	(22)	(227)

        Net financial expense were €(22) thousand and €(227) thousand for the three-month periods ended March 31, 2018 and 2019, respectively.

        On March 1, 2019, the fourth tranche of non-convertible bonds was issued to Kreos for total gross proceeds of €2.5 million. In accordance with IFRS 9 Financial instruments, the non-convertible debt component is measured according to the amortized cost method. The amount of the amortized cost adjustment and interest for all four tranches of the non-convertible bonds, including the three tranches issued in the latter part of 2018, was €268 thousand in the three-month period ended March 31, 2019.

Income taxes

        No income tax expenses were charged in the three-month periods ended March 31, 2018 and 2019.

Comparison for the years ended December 31, 2018 and 2017

        The following table sets forth our results of operations for the years ended December 31, 2017 and 2018.

(Amounts in thousands of euros)	December 31, 2017	December 31, 2018
Revenue	—	—
Costs of sales	—	—

Gross margin	—	—

Research and development, net	(7,043)	(9,513)
General and administrative expenses	(2,865)	(4,348)

Operating loss	(9,908)	(13,861)

Financial expenses	(3,293)	(215)
Financial income	37	17
Change in fair value of financial instruments	1,756	—

Net financial expense	(1,500)	(198)

Loss before taxes	(11,408)	(14,059)

Income taxes	—	72

Net loss	(11,408)	(13,987)

Research and Development Expenses

        Research and development expenses may be summarized as follows for the years ended December 31, 2017 and 2018.

(Amounts in thousands of euros)	December 31, 2017	December 31, 2018
Personnel expenses	(2,104)	(2,962)
Purchases and external expenses	(7,312)	(9,539)
Other	(177)	(190)

Research and development expenses	(9,593)	(12,691)

Research tax credit	2,545	3,133
Subsidies	5	45

Research tax credit and Subsidies	2,550	3,178

Research and development, net	(7,043)	(9,513)

        Personnel costs, including stock-based payments for engineers and research personnel, were €2,104 thousand and €2,962 thousand for the years ended December 31, 2017 and 2018, respectively. The increase in personnel expenses is mainly related to the hiring of employees to support our increased clinical and regulatory activities for Sarconeos (BIO101) through our SARA and MYODA programs. Research and development personnel consisted of 16 people as of December 31, 2017 and 23 people as of December 31, 2018.

        Purchases and external expenses related to our research activity were €7,312 thousand and €9,539 thousand for the years ended December 31, 2017 and 2018, respectively. The increase of €2,227 thousand in purchases and external expenses is mainly related to our clinical trials and research costs, which are summarized by program as follows:

  •
  Increase of €1,558 thousand in expenses related to the SARA clinical program for a total of €5,193 thousand for the year ended December 31, 2018;

  •
  Launch of the MYODA program for €1,282 thousand during the year ended December 31, 2018;

  •
  Decrease of €905 thousand in expenses related to the MACA program for a total of €1,830 thousand for the year ended December 31, 2018; and

  •
  Slight increase of €107 thousand for other research expenses for a total of €1,234 thousand for the year ended December 31, 2018.

        These expenses consisted primarily of the cost of CROs in conducting clinical trials and non-clinical regulatory studies of our drug candidates.

        We have benefited from the Research Tax Credit (CIR) since our incorporation. The CIR amounted to €2,545 thousand and €3,133 thousand for the years ended December 31, 2017 and 2018, respectively. The 2017 CIR was reimbursed in 2018.

General and Administrative Expenses

        General and Administrative expenses may be summarized as follows for the years ended December 31, 2017 and 2018.

(Amounts in thousands of euros)	December 31, 2017	December 31, 2018
Personnel costs	(1,257)	(1,804)
Purchases and external expenses	(1,576)	(2,428)
Other	(32)	(116)

General and administrative expenses	(2,865)	(4,348)

        Personnel costs, including share-based payments, for general management and administrative staff were €1,257 thousand and €1,804 thousand for the years ended December 31, 2017 and 2018, respectively, due to the hiring of a financial controller in France, and a Chief Financial Officer by our U.S. subsidiary.

        Other purchases and external expenses were €1,576 thousand and €2,428 thousand for the years ended December 31, 2017 and 2018, respectively. These expenses consisted primarily of administrative expenses associated with being a public listed company, accounting and audit fees, and legal fees.

        The overall increase in general and administrative expenses for the year ended December 31, 2018, is primarily due to increased administrative expenses and our expansion in the United States, including opening offices in Cambridge, Massachusetts and hiring staff.

Net Financial Expense

        Net financial expense may be summarized as follows for the years ended December 31, 2017 and 2018.

(Amounts in thousands of euros)	December 31, 2017	December 31, 2018
Other financial expenses	(118)	(38)
Financial interest and amortized cost of the convertible notes and non-convertible bonds	(3,145)	(189)
Change in fair value of financial instruments	1,756	—
Other financial income	7	10
Foreign exchange gains (losses)	0	19

Net financial expense	(1,500)	(198)

        Net financial expense were €(1,500) thousand and €(198) thousand for the years ended December 31, 2017 and 2018, respectively.

        On April 3, 2017, the Company signed a convertible notes agreement with Bracknor Fund Limited, or Bracknor Fund (as described in further detail below). On May 15, 2017, we issued the first tranche of 300 convertible notes to Bracknor Fund in exchange for €3 million plus 30 convertible notes, as a commitment fee, in exchange for €300 thousand pursuant to the terms of the convertible notes agreement. On July 7, 2017, we issued a second tranche of 300 convertible notes to Bracknor Fund in exchange for €3 million.

        In accordance with IAS 39 Financial Instruments, the convertible debt component was measured according to the amortized cost method. The conversion option was classified in financial instruments and measured at the fair value with recognition of the changes in fair value in the statement of consolidated operations. All convertible notes were converted in 2017, which resulted in the elimination of the financial instrument and reclassification of the debt to equity upon share issuance with the net impact of the conversion using the nominal value of the debt being reflected in "financial interest and amortized cost of the convertible notes and non-convertible bonds" in the table above.

        On September 10, 2018, the Company signed a venture loan agreement and bonds issue agreement with Kreos (as described in further detail below). The first and second tranches of non-convertible bonds were issued to Kreos on September 10, 2018. The third tranche of non-convertible bonds was issued to Kreos on December 17, 2018, for total gross proceeds to us of €7.5 million.

        In accordance with IFRS 9 Financial instruments, the non-convertible debt component is measured according to the amortized cost method.

Income taxes

        No income tax expenses were charged in the year ended December 31, 2017.

        In 2018, a deferred tax asset has been recognized through the consolidated statement of operations to offset the deferred tax liability related to the equity component of the non-convertible bonds recorded in equity. Management expects that losses on ordinary activities will continue to be offset by unrecognized tax losses.

Liquidity and Capital Resources

        As of December 31, 2018 and March 31, 2019, we had cash and cash equivalents of €14,406 thousand and €11,152 thousand, respectively. Cash in excess of immediate requirements is invested in accordance with our investment policy, primarily with a view to liquidity and capital preservation. Currently, our funds are held in bank accounts and fixed bank deposits primarily in France.

        Our operations have been financed primarily by capital contributions from our founders, capital increases carried out between 2006 and 2018 and net proceeds from the initial public offering of our ordinary shares on the Euronext Growth Market in France in 2015. Our primary uses of capital are, and we expect will continue to be, third-party expenses associated with the planning and conduct of preclinical studies and clinical trials, costs of process development services and manufacturing of our drug candidates, and compensation-related expenses.

        We do not expect to generate significant revenue from product sales unless and until we out-license one or more drug candidates or we obtain regulatory approval for and commercialize our current or any future drug candidates, either directly or through others. We anticipate that we will continue to generate losses for the foreseeable future, and we expect our losses to increase as we continue the development of and seek regulatory approvals for our drug candidates and begin to commercialize any approved products.

        We are subject to numerous risks applicable to the development of new products, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may harm our business. Upon the closing of the global offering, we expect to incur additional costs associated with operating as a public company in the United States and we anticipate that we will need substantial additional funding in connection with our continuing operations.

        Our future funding requirements will depend on many factors, including the following:

  •
  the scope, rate of progress, results and cost of our preclinical studies and clinical trials and other related activities;

  •
  the cost of formulation, development, manufacturing of clinical supplies and establishing commercial supplies of our drug candidates and any other drug candidates that we may develop, in-license or acquire;

  •
  the cost, timing and outcomes of pursuing regulatory approvals;

  •
  the cost and timing of establishing administrative, sales, marketing and distribution capabilities, to the extent we undertake to commercialize our products directly;

  •
  the terms and timing of any collaborative, licensing and other arrangements that we may establish, including any required milestone and royalty payments thereunder; and

  •
  the emergence of competing technologies and their achieving commercial success before we do or other adverse market developments.

        Our ability to achieve and maintain profitability will depend upon the successful development, regulatory approval and commercialization of our drug candidates and achieving a level of revenues adequate to support our cost structure. We may never achieve profitability, and unless and until we do, we will continue to need to raise additional capital. If we need to raise additional capital to fund our operations and complete our ongoing and planned clinical trials, funding may not be available to us on acceptable terms, or at all.

        We plan to continue to fund our operations and capital funding needs through a combination of equity offerings, debt financings and collaborations. The sale of additional equity would result in additional dilution to our shareholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. If we are not able to secure adequate additional funding, we may be forced to make reductions in spending, extend payment terms with suppliers, sell assets where possible or suspend or curtail planned programs. In addition, lack of funding would limit any strategic initiatives to in-license or acquire additional drug candidates or programs.

        We expect that the net proceeds from the global offering, together with our existing cash and cash equivalents, will be sufficient to fund our current operations for the next 12 months. However, this estimate is based on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. In any event, we will need additional funding to pursue preclinical and clinical activities, obtain regulatory approval for, and commercialize our drug candidates.

Cash Flows

	Year Ended December 31,		Three Months Ended March 31,
(Amounts in thousands of euros)	2017	2018	2018	2019
Net cash (used in) provided by:
Operating activities	(8,727)	(12,057)	(3,745)	(5,030)
Investing activities	(122)	(104)	(6)	(13)
Financing activities	25,643	6,771	(85)	1,839
Effect of exchange rate changes on cash and cash equivalents	(3)	(61)	14	(49)
Net increase (decrease) in cash and cash equivalents	16,791	(5,451)	(3,822)	(3,254)

Operating Activities

        Net cash used in operating activities were €8,727 thousand and €12,057 for the years ended December 31, 2017 and 2018, respectively. The increase in net cash used mainly related to costs incurred in completing our SARA-PK study and launching our SARA-OBS and SARA-INT trials, as well as the acceleration of non-clinical studies in our MYODA and MACA programs.

        During the three-month periods ended March 31, net cash used in operating activities increased from €3,745 thousand in 2018 to €5,030 thousand in 2019, primarily reflecting the increase in research and development expenses and general and administrative expenses.

Investing Activities

        Net cash used in investing activities was €122 thousand and €104 thousand for the years ended December 31, 2017 and 2018, respectively, consisting mainly of the purchase and lease of research laboratory equipment.

        During the three-month periods ended March 31, net cash used in investing activities was €6 thousand and €13 thousand for 2018 and 2019, respectively.

Financing Activities

        Net cash provided by financing activities were €25,643 thousand and €6,771 thousand for the years ended December 31, 2017 and 2018, respectively.

        We issued an aggregate of 4,812,431 ordinary shares in three capital increases that occurred in April and October 2017 for total proceeds to us of €21,741 thousand. In relation to these equity transactions, we incurred costs of €2,043 thousand.

        In May and July 2017, we issued two tranches of convertible notes for €3,000 thousand each. The convertible notes issued in 2017 were fully converted as of December 31, 2017, resulting in the issuance of an aggregate 2,412,481 ordinary shares.

        Between September and December 2018, we issued three tranches of non-convertible bonds to Kreos for €2,500 thousand each for total gross proceeds to us of €7,500 thousand. A guarantee deposit of €240 thousand was withheld by Kreos from the proceeds received by us. The amount withheld will be deducted from the last installment to be repaid by us. In relation to these debt issuances, we incurred costs of €305 thousand. We also received net proceeds of €329 thousand from conditional advances in 2018 compared to net repayments of €34 thousand in 2017, and we paid interest of €135 thousand in 2018.

        In the three-month period ended March 31, 2019, net cash provided by financing activities was €1,839 thousand.

        On March 1, 2019, we issued one tranche of non-convertible bonds to Kreos for €2,500 thousand. A guarantee deposit of €80 thousand was withheld by Kreos from the proceeds received by us. The amount withheld will be deducted from the last installment to be repaid by us. In relation to these debt issuances, we incurred costs of €50 thousand. Offsetting this amount, we made repayments of conditional advances for €123 thousand, payments of interest for €208 thousand and certain equity transaction costs for €158 thousand along with lease payments for €47 thousand.

Cash and Funding Sources

Research Tax Credit

        We have benefited from the CIR since our incorporation. The CIR is usually payable by the government in the year following its recognition when there is no taxable net income to be offset if certain business size criteria are met. The CIR for 2015 and 2016 were reimbursed in 2017 for €2,054 thousand, and the CIR for 2017 was reimbursed in 2018 for €2,545 thousand. The CIR for 2018 was €3,133 thousand and is expected to be reimbursed in 2019. The CIR for 2019 (including the CIR computed for the three-month period ended March 31, 2019) is expected to be reimbursed in 2020.

Reimbursable Advances

        A reimbursable advance was granted to us by BPI France on August 7, 2008. This was a non-interest-bearing reimbursable advance of €230 thousand for the clinical development of an extract of quinoa active on metabolic syndrome. Following the successful completion of the project and the extension of the repayment terms granted by BPI France (formerly OSEO), this advance was repaid by means of quarterly payments made between March 31, 2016 and December 31, 2018. As of December 31, 2018, this conditional advance has been fully satisfied by the Company.

        A reimbursable advance was granted to us by BPI France on February 4, 2015. This was a non-interest-bearing reimbursable advance of €260 thousand for the "in vitro, in vivo, and pharmacokinetic characterization of a candidate drug." Following the successful completion of the project and the extension of the repayment terms granted by BPI France, this advance is being repaid by means of quarterly payments made between June 30, 2017 and March 31, 2022.

        A reimbursable advance was granted to us by BPI France on November 28, 2016. This is a non-interest-bearing reimbursable advance of €1,100 thousand for the production of clinical batches, in the preclinical regulatory phase and clinical Phase 1 of BIO101, for the treatment of sarcopenic obesity. The agreement with BPI France provides that the advance would be paid to us in two tranches, with the first of €600 thousand paid at the signing date of the agreement, and the second of €500 thousand to be paid at the end of the program. We received €500 thousand during the year ended December 31, 2018 related to the second tranche. Following the successful completion of the project, this advance is being repaid by means of quarterly payments made between December 31, 2018 and September 30, 2023.

        On June 3, 2019, we entered into a collaboration agreement with the French Muscular Dystrophy Association (AFM-Telethon), pursuant to which AFM-Telethon has agreed to provide funding of €400,000 to us. This is a non-interest bearing reimbursable advance of €400,000 for certain preclinical studies and preparations for our MYODA program. Under the terms of the agreement, subject to regulatory approval to conduct the MYODA clinical trial in Europe and conclusive results from the collaboration, we will submit to AFM-Telethon a new research project for further collaboration on the clinical development of Sarconeos (BIO101) in DMD. If funding for the new research project is approved by AFM-Telethon, we will negotiate in good faith the terms of a new collaboration agreement with AFM-Telethon. If entered into, the new collaboration agreement will grant certain rights to AFM-Telethon that may, in the event we later decide to abandon or not pursue the development of Sarconeos (BIO101), entitle AFM-Telethon to continue the development and/or commercialization of Sarconeos (BIO101) and/or any pharmaceutical product derived from Sarconeos (BIO101) for the purpose of guaranteeing the access of such products to DMD patients. The advance will be repaid upon our obtaining authorization to commence a Phase 3 clinical trial of Sarconeos (BIO101) for the treatment of DMD. In addition, we will be required to repay the advance if we are unable to come to an agreement with AFM-Telethon on further funding of our MYODA clinical program or we materially breach the agreement and AFM-Telethon requests reimbursement.

Loans from Lending Institutions

        We signed a loan agreement with BPI France (formerly OSEO) on November 4, 2008 for the partial financing of an innovation program in the amount of €150 thousand. This loan was repaid in quarterly installments of €7.5 thousand until August 31, 2018 (term of the loan). This equity loan has been fully satisfied by the Company.

Convertible Note Warrants (ORNANEBSA) issued to Bracknor Fund

        In April 2017, we established a credit facility with Bracknor Fund providing for up to €15 million in financing to us. Pursuant to the terms of the credit facility agreement, in consideration for this debt commitment, we issued 1,500 convertible note warrants to Bracknor Fund with a nominal value of €10 thousand each. Each convertible note warrant may be exercised, at our option, for an exercise price of €10 thousand, for one non-interest-bearing note convertible into (i) new shares of Biophytis or (ii) cash. Upon exercise of the convertible note warrants, each convertible note issued will be accompanied by that number of share subscription warrants that would entitle us to receive proceeds upon their exercise for a total amount equal to 25% of the nominal amount of the convertible notes to which such warrants were attached. We have the right, but not the obligation, to instruct Bracknor Fund to exercise the convertible note warrants in tranches of 300 in accordance with a schedule provided for in the agreement. The credit facility has a term of 36 months.

        During year ended December 31, 2017, we issued:

  •
  An initial tranche of 300 convertible notes with share subscription warrants to purchase 225,225 ordinary shares attached on May 15, 2017 for total considerations of €3,000 thousand, and 30 convertible notes in respect of the commitment fee (€300 thousand); and

  •
  A second tranche of 300 convertible notes with share subscription warrants to purchase 205,959 shares attached on July 7, 2017 for total considerations of €3,000 thousand.

        The 300 convertible notes issued on May 15, 2017 and 300 convertible notes issued on July 7, 2017 have been converted into an aggregate of 2,412,481 ordinary shares. The Company may require Bracknor Fund to exercise the remaining 900 convertible note warrants under the terms of credit facility, which would provide for up to an additional €9 million to us.

Non-convertible bonds issued to Kreos

        In September 2018, we entered into a venture loan agreement and bonds issue agreement with Kreos providing for up to €10 million in financing to us. Pursuant to the terms of the agreements,

Kreos agreed to subscribe for up to €10 million in non-convertible bonds, to be issued by us in up to four tranches of €2.5 million each, with a warrant to purchase 442,477 ordinary shares attached to the first tranche. As required under the terms of the agreements, we pledged a security interest in the Company's assets for the profit of Kreos. We also granted a security interest in the business as a going concern, including a portion of our patents, to Kreos.

        Each tranche of non-convertible bonds bears a 10% annual interest rate and must be repaid in 36 monthly installments of €320,004 per month commencing in April 2019. The first and second tranches were issued to Kreos on September 10, 2018. The third tranche was issued to Kreos on December 17, 2018. The final tranche was issued on March 1, 2019.

        In connection with the first tranche, we issued 442,477 warrants to Kreos giving them the right to purchase 442,477 new ordinary shares at an exercise price of €2.67 per share over a 7-year period from the issue date.

        Pursuant to the terms of the agreements, we have the right, at any time but with no less than 30 days prior notice to Kreos, to prepay or purchase the bonds, exclusively in full. The prepayment will be equal to (i) the principal amount outstanding, plus (ii) the sum of all interest repayments which would have been paid throughout the remainder of the term of the relevant tranche discounted by 10% per annum.

Contractual obligations

        The following table discloses aggregate information about material contractual obligations and periods in which payments were due as of December 31, 2018. Future events could cause actual payments to differ from these estimates.

(Amounts in thousands of euros)	Year ended December 31, 2018 Total	2019 Less than 1 year	2020 - 2021 1 - 3 yrs	2022 - 2023 3 - 5 yrs		Thereafter More than 5 yrs
Non-convertible bonds(a)	8,828	2,348	5,760	720		—
Conditional advances	1,295	327	564	404		—
Bank overdrafts	16	16	—	—		—
Finance leases(b)	46	46	—	—		—
Operating lease obligations(b)	215	215	—	—		—
Licence agreements(c)	45	—	45	(b	)	(b	)

Total	10,445	2,952	6,369	1,124		(b	)

(a)
The contractual obligations related to non-convertible bonds include the principal repayments and the 10% annual interest payments.

(b)
The table does not reflect the adoption of IFRS 16 Leases which aligns the accounting treatment of operating leases with that already applied to finance leases (i.e. recognition in the balance sheet of future lease payments and the associated rights of use).

(c)
We have signed several agreements to license industrial property to further our research and developments efforts with royalties due to the counterparties that are variable starting the year after the first marketing of a product and royalty arrangements. However, there are certain guaranteed annual minimum amounts due starting in various future years. These guaranteed annual minimum amounts are shown in the table above. Other than these minimum guaranteed amounts (as further described below), amounts to be paid after 2022 cannot be determined precisely.

        The following table discloses the commitments given as part of these agreements:

Agreements for the exploitation of industrial property	Commitments given
SARCOB commercialization agreement—SATT Lutech Agreement of 1 January 2016	This agreement covers the family S IV patents covered by the consortium agreement and the family S I patents and family S II and S III patents. The contractual structure of the consideration payable by us is as follows: firstly, in the year after the first marketing of a product and in any event at the latest, from 2023 onwards, we will pay a guaranteed annual minimum amount of €40 thousand, which will be deducted from the amount of royalties effectively due annually. With regard to the direct exploitation, the agreement provides for an annual royalty for a figure based on the net sales of products, distinguishing between sales of nutraceutical and medicinal products. With regards to indirect exploitation, the agreement provides for annual double-digit royalties based on income received from licensees, distinguishing (i) between the sales of nutraceutical products (double-digit royalties) and drug products (two or one-digit royalties) and (ii) the product development phase (Phase 1, 2 or 3) at the time of the conclusion of the licensing agreement.
MACULIA commercialization agreement—SATT Lutech Agreement of 1 January 2016
The contractual structure of the consideration payable by us is as follows: firstly, in the year following the first marketing of a nutraceutical product and in any event no later than in 2020, we will pay an annual guaranteed minimum amount of €15 thousand. In the same way, we will pay a guaranteed minimum amount of €50 thousand in the event of marketing of a drug product and in any event no later than from 2026. These amounts will be deducted from the amount of royalties effectively due annually. For direct exploitation, the agreement also provides for an annual royalty of a figure based on net sales of products, distinguishing between sales of nutraceutical and medicinal drugs. For indirect exploitation, it also provides for annual double-digit royalties based on income received from licensees, distinguishing (i) between the sales of nutraceuticals (double-digit royalties) and drug products (one or two-digit royalties) and (ii) the product development phase of these products (Phase 1, 2 or 3) at the time of conclusion of the licensing agreement.

Off-Balance Sheet Arrangements

        We do not have variable interests in variable interest entities or any off-balance sheet arrangements as defined under the SEC rules, such as relationships with unconsolidated entities or financial partnerships, which are often referred to as structured finance or special purpose entities, established for the purpose of facilitating financing transactions that are not required to be reflected on our balance sheets.

Quantitative and Qualitative Disclosures About Market Risk

        For our Quantitative and Qualitative Disclosures about Market Risk, see (1) Note 21 "Management and assessment of financial risks" to our audited consolidated financial statements as of and for the two years ended December 31, 2017 and 2018, and (2) Note 18 "Management and assessment of financial risks" to our unaudited condensed consolidated financial statements as of

March 31, 2019 and for the three-month periods ended March 31, 2018 and 2019, which appear elsewhere in this prospectus.

Recent Accounting Pronouncements

        For a discussion of the new standards and interpretations adopted and not yet adopted by us, see Note 2 "Accounting principles, rules and methods" to (1) our audited consolidated financial statements as of December 31, 2017 and 2018 and for each of the two years in the period ended December 31, 2017 and 2018 and (2) our unaudited condensed consolidated financial statements as of March 31, 2019 and for the three-month periods ended March 31, 2018 and 2019, which appear elsewhere in this prospectus.

BUSINESS

Overview

        We are a clinical-stage biotechnology company focused on the development of therapeutics that slow the degenerative processes associated with aging and improve functional outcomes for patients suffering from age-related diseases. Our goal is to become a leader in the emerging field of aging science by delivering life-changing therapies to the growing number of patients in need. To accomplish this goal, we have assembled an experienced and skilled group of industry professionals, scientists, clinicians and key opinion leaders from leading industry and academic institutions from around the world.

        A number of degenerative diseases associated with aging have been characterized in the last century, including sarcopenia and AMD. The pathophysiology of these and many other age-related diseases is not yet well understood, and effective treatment solutions are lacking. The global population of people over the age of 60 is expected to double from approximately 962 million in 2017 to 2.1 billion by 2050, according to estimates from the United Nations' World Population Prospects: the 2017 Revision. We believe that the need for effective therapeutics for age-related diseases will continue to grow throughout the 21st century. In addition, healthcare costs, including costs associated with treatments and long-term care for age-related diseases associated with this demographic shift, are expected to rise proportionally, as effective treatment solutions are currently lacking. We believe that developing treatments to slow disease progression and reduce the risk of severe disability associated with age-related diseases is of the utmost importance.

        As we age, our physical, visual and cognitive performances gradually decline due, in part, to the accumulation of multiple biological and environmental stresses to which we are exposed during our lifetime. The functional decline can be much faster in some individuals as a consequence of, among other things, the degenerative processes affecting specific cells, tissues and organs. Through evolution, cells, tissues and organisms have developed natural means or pathways to counteract and balance the effects of the many stresses they face. This natural ability to compensate for stress and remain functional, called biological resilience, degrades over time. The decline in biological resilience contributes to the acceleration of these degenerative processes and the impairment of functional performance, which, in turn, can lead to severe disability, reduced healthspan and ultimately death. Our therapeutic approach is aimed at targeting and activating key biological resilience pathways that can protect against and counteract the effects of the multiple biological and environmental stresses, including inflammatory, oxidative and metabolic stresses that lead to age-related diseases.

        We are focusing our efforts to develop our lead drug candidate, Sarconeos (BIO101), an orally administered small molecule in development for the treatment of neuromuscular diseases. Sarconeos (BIO101) is a plant-derived pharmaceutical-grade purified 20-hydroxyecdysone. We have completed preclinical studies, including chronic toxicology and safety pharmacology studies, and a Phase 1 clinical trial in healthy human volunteers, which are necessary for pursuing further clinical development of Sarconeos (BIO101). Our early data indicates that Sarconeos (BIO101) stimulates biological resilience and muscle anabolism in cellular models, and preserves strength, mobility and respiratory capacity in animal models of certain neuromuscular diseases. While we are still in the early stages of development, we believe that these results support further investigation and clinical development of Sarconeos (BIO101) in patients with neuromuscular diseases.

        The initial indication we are seeking approval for is sarcopenia, an age-related degeneration of skeletal muscle, which is characterized by a loss of muscle mass, strength and function in elderly people (adults 65 years of age and older) leading to reduced mobility, or mobility disability, and increased risk of adverse health events and potential death resulting from falls, fractures, and physical disability. There is currently no approved medication for sarcopenia, which is highly prevalent in the elderly with an estimated prevalence between six and 22 percent. We are currently testing the safety and efficacy of

Sarconeos (BIO101) in an ongoing global, randomized, multicenter, double-blind, placebo-controlled Phase 2b clinical trial (SARA-INT) of 334 elderly patients with sarcopenia at risk of mobility disability. The first patient in the SARA-INT Phase 2b clinical trial was enrolled in May 2018 and we expect to complete enrollment in 2020.

        We are also developing Sarconeos (BIO101) for DMD, a rare genetic neuromuscular disease in male children and young adults, which is characterized by accelerated degeneration of muscle and is responsible for a loss of mobility, respiratory failure and cardiomyopathy, leading to premature death. There is currently no cure and limited treatment options for DMD, which affects approximately one in 5,000 newborn boys (approximately 20,000 new cases annually worldwide). In 2018, we received orphan drug designation for Sarconeos (BIO101) in DMD from the FDA and the EMA. We are preparing to submit an IND application to the FDA and clinical trial applications to the applicable regulatory agencies in Europe in the second half of 2019 to initiate clinical development of an oral pediatric formulation of Sarconeos (BIO101) for DMD through our MYODA clinical program, which could start as early as 2020, subject to regulatory approval of our study plan, clinical trial design, and study endpoints. Subject to regulatory approval of our protocol, we intend to use a 'seamless' clinical trial design (a seamless clinical trial combines and allows patients to participate in one or more phases) with a primary endpoint defined as a composite score combining muscle strength, mobility, and respiratory outcomes, which is adapted to the stage of severity of the disease in each patient, which has been discussed with the FDA through pre-IND correspondence and with the EMA in scientific advice meetings in 2018.

        Our second drug candidate, Macuneos (BIO201), is an orally administered small molecule in development for the treatment of retinopathies. It is a plant-derived pharmaceutical-grade purified norbixin. We have completed preclinical cellular and animal studies of Macuneos (BIO201) for the treatment of certain retinopathies. While we are still in the early stages of development, we believe that the results from our preclinical studies support continued investigation into whether Macuneos (BIO201) may stimulate biological resilience and protect the retina against phototoxic damage that leads to vision loss. The initial indication we plan to seek approval for is dry AMD, a common eye disorder among people over the age of 50 that affects central vision, impairing functions such as reading, driving, and facial recognition, and has a major impact on quality of life and the ability to live independently. There are currently no approved treatments for dry AMD, which, based on our estimates from publicly available information, affects approximately 145 million people worldwide. We plan to hold, in the second half of 2019, scientific advice meetings with the EMA and applicable regulatory agencies in Europe regarding our clinical development plan for Macuneos (BIO201) in dry AMD, and subject to regulatory review and approval of the protocol, commence a Phase 1 clinical trial (MACA-PK) in healthy volunteers.

        We are also exploring Macuneos (BIO201) as a potential treatment for Stargardt disease, which shares many of the characteristics of dry AMD. Stargardt disease is the most common form of inherited macular degeneration that typically develops in childhood and leads to vision loss and, in some cases, blindness. We plan to explore clinical development of Macuneos (BIO201) for Stargardt disease following our MACA-PK Phase 1 clinical trial.

        Subject to our entering into commercialization agreements with the Centre National de la Recherche Scientifique (CNRS), one of our research collaborators, in relation to two patent applications we recently filed, which are described below as patent families S8 and S9, we hold exclusive commercialization rights through licenses for each of our drug candidates. We currently plan to develop our drug candidates through clinical PoC (typically Phase 2), and then seek licensing and/or partnership opportunities for further clinical development through regulatory approval and commercialization.

        We have developed our lead clinical drug candidate Sarconeos (BIO101), preclinical drug candidate Macuneos (BIO201), and a preclinical pipeline of life-cycle extension products, consisting of BIO103 and BIO203, through a drug discovery platform in collaboration with Sorbonne University in Paris, France based on work with medicinal plants. Plants are major sources of small molecules, called secondary metabolites, which are produced as a defense mechanism to various environmental stresses, including attack from predatory and pathogenic species (e.g., insects, bacteria and fungi). Our drug discovery platform is based on a reverse pharmacology approach that tests a collection of bioactive secondary metabolites along with chemical analogs that we have synthesized in phenotypic screens of various age-related diseases. Our long-term goal is to advance the field of aging science with the continued discovery and development of new drug candidates that treat age-related diseases by stimulating biological resilience pathways that are involved in the aging process and/or age-related diseases.

        We have assembled an executive team of scientific, clinical, and business leaders with broad expertise in biotechnology and clinical drug development. Stanislas Veillet, our co-founder, Chairman and Chief Executive Officer, has held numerous positions in the biotechnology, pharmaceutical and nutritional industries for the last 25 years. He holds a Ph.D. in genetics and has authored more than a dozen patents. Our other co-founder and Chief Scientific Officer, René Lafont, is a biochemist (Ecole Normale Supérieure), Professor Emeritus and former Dean of the Department of Life Sciences at Sorbonne University. He has authored over 170 scientific publications and a dozen patents and is also notably a Chevalier de l'Ordre des Palmes Académiques and a Laureate of the Karlson Foundation in Germany. Dr. Samuel Agus, our Chief Medical Officer, holds a Doctor in Medicine, is a board-certified neurologist with academic training in biostatistics and bioinformatics, and has over 15 years of clinical development experience in the pharmaceutical industry.

Our Clinical Pipeline

        We are developing a portfolio of programs targeting biological resilience pathways that slow the degenerative processes associated with aging and improve functional outcomes for patients suffering from age-related diseases. Our current pipeline of drug candidates is illustrated below.

Sarconeos (BIO101)

        We are developing Sarconeos (BIO101) for the treatment of certain neuromuscular diseases, including sarcopenia and DMD. Both are diseases of muscular degeneration, but with different complex causes and pathophysiologies (i.e., age-related versus genetic). However, similar key muscular processes are impaired in each of these diseases as well as other muscle wasting conditions, including metabolism, mitochondrial function, stem cell proliferation and loss of biological resilience, which are mediated through multiple signaling pathways. Early cellular and animal model data suggest that Sarconeos (BIO101) directly targets muscle tissue and cells, and improves several key muscle cell functions, including protein syntheses, regeneration and energy production that may have the potential to improve muscle function and preserve strength, mobility and respiratory capacity in various muscle wasting diseases.

Sarcopenia (the SARA clinical program)

        Sarcopenia is an age-related degeneration of skeletal muscle. It is a major cause of mobility disability in the elderly, characterized by a loss of muscle mass, strength, balance and the ability to stand and/or walk, resulting in a loss of independence, increased risk of adverse health events and hospitalization, and potential death resulting from falls, fractures, and physical disability. We have observed activity of Sarconeos (BIO101) on cellular function and muscle performance in several cellular and animal models of various age-related and muscular wasting conditions. We also completed a Phase 1 clinical trial (SARA-PK) of 54 healthy adult and elderly subjects in 2017 that allowed us to determine the two dosing levels (175 and 350 mg b.i.d.) for our ongoing SARA-INT trial. We are currently testing the safety and efficacy of Sarconeos (BIO101) in an ongoing global, randomized, multicenter, double-blind, placebo-controlled Phase 2b clinical trial (SARA-INT) of 334 elderly patients with sarcopenia at risk of mobility disability. We enrolled the first patient in the SARA-INT Phase 2b clinical trial in May 2018 and currently expect to complete enrollment in 2020.

        If approved by regulatory authorities for commercial use, we believe there is market potential for Sarconeos (BIO101) in sarcopenia, which is highly prevalent in the elderly with an estimated prevalence between six and 22 percent. There is currently no approved medication for sarcopenia and no therapeutic agents are currently being tested in confirmatory or Phase 3 clinical trials. Based on our review of research in this area, we believe Sarconeos (BIO101) is currently the only drug candidate being tested in an interventional Phase 2 clinical trial for the treatment of sarcopenia. There is currently no widely accepted standard of care for sarcopenia. Current non-medicinal treatment recommendations primarily focus on moderate physical activity, such as 30 minutes of walking per day or resistance-based (strength) training, as they exert effects on both the nervous and muscular systems that are critical to positive physiological and functional adaptations in older adults, and nutritional intervention. Other potential drug modalities that have been tested in the clinic for sarcopenia, have yet to demonstrate effectiveness on clinically meaningful outcomes (strength and mobility) and/or safety in larger clinical trials and/or have not progressed through the clinic. Based on our understanding and discussions with regulatory agencies, including the FDA and EMA, functional mobility endpoints must be achieved in order to obtain marketing approval for sarcopenia. We believe that based on our potential mechanism-of-action and preclinical cellular and animal model data that Sarconeos (BIO101) directly targets muscle tissue and cells, and improves key muscle cell functions, and has the potential to achieve clinically relevant functional mobility endpoints necessary for marketing approval.

DMD (the MYODA clinical program)

        DMD is rare neuromuscular genetic disease in male children and young adults, which is characterized by accelerated degeneration of muscle and is responsible for a loss of mobility, respiratory failure and cardiomyopathy, leading to premature death. It is the most common form of muscular dystrophy in children. DMD is caused by mutations in the dystrophin gene that result in the absence or very low levels of functional dystrophin, a cytoskeletal protein that protects muscle cells. We have observed a positive effect on muscle function, mobility, and respiratory capacity (a major disability in later stage DMD disease progression) in mdx mice models of DMD that were treated with Sarconeos (BIO101). In 2018, we received orphan drug designation from the FDA and EMA for Sarconeos (BIO101) in DMD. We are preparing to submit an IND application to the FDA and clinical trial applications to the applicable regulatory agencies in Europe in the second half of 2019 to initiate clinical development through our MYODA clinical program, utilizing a 'seamless' clinical trial design with a primary endpoint defined as a composite score combining muscle strength, mobility, and respiratory outcomes, which is adapted to the stage of severity of the disease in each patient, as early as 2020, subject to regulatory approval of our study plan and clinical trial design, and study endpoints. Based on recommendations provided by the FDA in pre-IND correspondence received in October 2018 and a scientific advisory meeting with the CHMP of the EMA held in December 2018, we intend to initiate a global, multicentric, double-blind placebo-controlled MYODA clinical PoC trial (Phase 1/2) as early as 2020 in approximately 48 patients with DMD to test the safety and efficacy of Sarconeos (BIO101), subject to regulatory approvals of our protocol.

        If approved by regulatory authorities for commercial use, we believe there is market potential for Sarconeos (BIO101) in DMD, which affects approximately one in 5,000 newborn boys, or approximately 20,000 new cases annually worldwide, based on our estimates from publicly available information. There is currently no cure for DMD and there are only limited treatment options that aim to control the symptoms and slow the disease progression. In many countries, corticosteroids are the standard drug therapy, however corticosteroids typically only slow the progression of muscle weakness and delay the loss of ambulation by up to two years. They have also been associated with adverse side effects and are generally not suitable for long-term administration. There are two targeted therapies (i.e., therapies targeting a specific dystrophin mutation by exon skipping or with stop codons) available on the market (one in the United States and one in Europe). As these therapies each target a specific gene mutation, they can only address the approximately 13% of the overall DMD patient population with those genetic mutations. We believe that Sarconeos (BIO101) directly targets muscle tissue and cells, increases key muscle cell functions that are impaired independent of the genetic mutation that causes the disease, and has the potential to be used complementarily with corticosteroids, current targeted therapies and other gene therapies under development. We also believe that because Sarconeos (BIO101) targets various impaired muscle tissues and cells relevant to muscle strength, mobility and respiratory function, it has the potential to be used in all stages of DMD progression, including both ambulatory and non-ambulatory patients.

Macuneos (BIO201)

Dry AMD (the MACA clinical program)

        AMD is an age-related degeneration of the macula, the central part of the retina. It is one of the leading causes of irreversible vision loss and blindness in people over the age of 50 worldwide, according to the BrightFocus Foundation's Age-Related Macular Degeneration: Facts & Figures Fact Sheet. Approximately 85 to 90% of AMD patients suffer from the dry (atrophic) form, called dry AMD, according to estimates provided by the American Macular Degeneration Foundation. Based on our estimates from publicly available information, we believe that dry AMD affects approximately 145 million people worldwide. Dry AMD affects central vision and impairs many functions affecting quality of life and independent living such as reading, driving, and facial recognition. The prevalence of dry AMD increases significantly with advancing age.

        We have observed that Macuneos (BIO201) appears to protect the retina against phototoxic damage caused by A2E (a by-product of the visual pigment cycle) accumulation that leads to vision loss in several cellular and animal models of dry AMD and Stargardt disease. We have completed chronic and acute animal toxicology studies to support IND and clinical trial applications. We plan to hold, in the second half of 2019, scientific advice meetings with the EMA and applicable regulatory agencies in Europe regarding our clinical development plan for Macuneos (BIO201) in dry AMD and, subject to regulatory review and approval of the protocol, commence a Phase 1 clinical trial (MACA-PK) in healthy volunteers. We expect the MACA-PK Phase 1 clinical trial will assess the safety, PK and PD of Macuneos (BIO201).

        If approved by regulatory authorities for commercial use, we believe that there is market potential for Macuneos (BIO201) in dry AMD. Therapeutic options for dry AMD have proven challenging with no currently approved therapies available that can slow or reverse the disease progression.

        We intend to investigate whether Macuneos (BIO201) may also be an effective treatment for Stargardt disease, the most common form of inherited juvenile macular degeneration. The pathophysiology of Stargardt disease is similar to that of AMD, in that it may also be characterized by accelerated retinal degeneration.

Our Strategy

        We are focused on the development of therapeutics that improve functional outcomes for patients suffering from age-related diseases. Our goal is to build Biophytis into a leading biotechnology company focused on targeting biological resilience pathways that slow the degenerative processes associated with age-related disease progression in order to improve the lives of millions of patients that have limited or no treatment options. We currently plan to develop our drug candidates through clinical PoC (Phase 2) and then seek licensing and/or partnership opportunities for further clinical development through regulatory approval and commercialization. To achieve our goal, we are pursuing the following strategies:

  •
  Demonstrate clinical proof of concept (PoC) (Phase 2) of Sarconeos (BIO101) in sarcopenia.  Our resources and business efforts are primarily focused on advancing the clinical development of Sarconeos (BIO101) for the treatment of neuromuscular disorders, with an initial focus on sarcopenia. Our goal is to demonstrate clinical PoC (Phase 2) safety and efficacy of Sarconeos (BIO101) to treat sarcopenia in our ongoing SARA-INT Phase 2b clinical trial. Upon successful completion, we plan to pursue licensing and/or partnership opportunities to advance Sarconeos (BIO101) into a confirmatory or Phase 3 clinical trial necessary to secure marketing approval. We believe this indication has significant value and that establishing clinical PoC may help attract partners for further clinical development and commercialization.

  •
  Initiate clinical development of Sarconeos (BIO101) in DMD.  Our efforts are also focused on leveraging our knowledge and the development of Sarconeos (BIO101) in sarcopenia to commence and advance the clinical development of Sarconeos (BIO101) for the treatment of DMD, independent of genetic mutation and across the disease spectrum. We are preparing to submit an IND application to the FDA and clinical trial applications to the applicable regulatory agencies in Europe in the second half of 2019 to initiate clinical development starting with the MYODA-INT clinical PoC stage (Phase 1/2) as early as 2020, subject to regulatory approval.

  •
  Advance the development of our second drug candidate, Macuneos (BIO201).  We are also focused on continuing the preclinical development of our second drug candidate, Macuneos (BIO201), for the treatment of retinopathies, with an initial focus on dry AMD. We plan to hold, in the second half of 2019, scientific advice meetings with the EMA and applicable regulatory agencies in Europe regarding our clinical development plan for Macuneos (BIO201) in dry AMD and, subject to regulatory review and approval of the protocol, commence a Phase 1 clinical trial (MACA-PK) in healthy volunteers.

  •
  Expand our presence in the United States to support co-development in Europe and the United States. We plan to continue the expansion of our company in the United States and Europe. In 2018, we opened offices in Cambridge, Massachusetts and New York, New York to support our growing clinical, regulatory, and operational efforts, and we hired a U.S.-based Chief Financial Officer and Chief Medical Officer. Our goal is to continue to build our clinical and regulatory operations to support further clinical trials and, if successful, apply for regulatory approval in both the United States and Europe. We plan to work with patient associations, regulatory agencies, government and third-party payors and other key constituencies in both regions.

  •
  Expand our pipeline and explore potential strategic partnerships and alliances to maximize the value of our development programs. We plan to continue to leverage our collaborations with leading scientific and academic institutions in order to pursue new INDs for our existing drug candidates, including Sarconeos (BIO101), BIO103, Macuneos (BIO201) and BIO203. We believe that our drug candidates may be applicable for additional age-related diseases. We plan to explore the commercial potential of our drug candidates after establishing clinical PoC through Phase 2.

Our Drug Candidates

Sarconeos (BIO101)

        Our lead drug candidate, Sarconeos (BIO101), is an orally administered small molecule in development for the treatment of neuromuscular diseases. We have completed preclinical studies and plan to pursue further clinical development of Sarconeos (BIO101) for the treatment of neuromuscular diseases. While preclinical studies provide limited data, based on results from our cellular and animal studies, we believe Sarconeos (BIO101) stimulates biological resilience through activation of the MAS receptor, which may preserve muscle strength, function and mobility in various age-related and muscular wasting conditions. The initial indication we are seeking approval for is sarcopenia, an age-related degeneration of skeletal muscle, which is characterized by a loss of muscle mass, strength, function and mobility disability, and increased risk of adverse health events and potential death resulting from falls, fractures, and physical disability. There is currently no approved medication for sarcopenia, which is highly prevalent in the elderly with an estimated prevalence between six and 22 percent. We are also developing Sarconeos (BIO101) for DMD, the most common form of muscular dystrophy in children leading to early mortality.

History and Development of Sarconeos (BIO101)

        In collaboration with Sorbonne University in Paris, France, we began our drug discovery efforts with a class of plant secondary metabolites called phytoecdysteroids, which are produced by plants to protect them against insect attack. Phytoecdysteroids are analogs of the insect molting hormones ecdysone, which protects the plants by acting as endocrine disrupters and/or feeding deterrent. Phytoecdysteroids are found in various medicinal plants throughout the world and are used in traditional medicines as tonics or anti-diabetics.

        We utilized a reverse pharmacology approach starting with phenotypic screens of a collection of phytoecdysteroids that had been gathered for over 30 years by scientists from Sorbonne University, along with chemical analogs that we have synthesized for their ability to stimulate protein synthesis in muscle cells. We selected 20-hydroxyecdysone for clinical development based on its safety profile, pharmacological activity and potential in maintaining key muscle functions, including mobility, strength and mass. This compound was tested under different stresses, including metabolic stress (high fat dieting or diabetic models), age-related stress (sarcopenia and disuse models), and genetic-related stress (DMD models). Next, we identified its molecular target(s) and a potential mechanism of action.

Potential Mechanism-of-Action

The MAS Receptor, the protective arm of the Renin-Angiotensin System (RAS)

        Our preclinical studies demonstrate that Sarconeos (BIO101) activates the MAS receptor in muscle cells, a key component of the renin-angiotensin system, or RAS. The RAS is a fundamental endocrine system that is known to control fluid balance and blood pressure, playing a key role in cardio-vascular function. It is involved in the regulation of smooth, cardiac and skeletal muscle metabolism, and plays a key role in muscle function and mobility in disease states. It is made up of two different arms that counter-regulate each other: (i) angiotensin II, or Ang II, through the AT-1 receptor, and (ii) angiotensin 1-7, through the MAS receptor. Ang II blood concentration has been shown to be increased with aging and in various muscle wasting conditions, such as sarcopenia and cachexia.

Angiotensin 1-7 opposes the numerous actions of Ang II, including the harmful effects associated with muscle degeneration.

        We believe Sarconeos (BIO101), through the activation of the MAS receptor, triggers three key downstream signaling pathways: (i) the P13K/AKT/mTOR pathway, or the AKT pathway, which is known to be responsible for increasing protein synthesis, which we believe is a key factor for preserving muscle mass and increasing muscle strength under muscle wasting conditions (ii) the MAPK/P38/JNK pathway, or the MAPK pathway, which is known to be involved in stem cell proliferation and differentiation, which we believe is a key factor for improving muscle regeneration, and (iii) the AMPK/ACC pathway, or the AMPK pathway, which is known to be involved in stimulating energy production, which we believe may be a key factor for increasing muscle strength and improved endurance. We have demonstrated that Sarconeos (BIO101) activates major signaling pathways such as the AKT pathway, MAPK pathway and potentially the AMPK pathway in C2C12 myotubes and human muscle cells through western blot analysis. The AKT pathway, MAPK pathway and AMPK pathway have all been shown to be impaired in muscle wasting conditions.

        We have also observed in preclinical studies that activation of the MAS receptor by Sarconeos (BIO101) shares many common properties with angiotensin 1-7 at the cellular level. However, Sarconeos (BIO101) did not show an effect on blood pressure or heart rate when compared to enalapril, an angiotensin-converting enzyme (ACE) inhibitor, in classical rat models of hypertension (high blood pressure). Hypertension and cardiac issues affect a majority of people over 60 years of age. ACE inhibitors, which decrease the production of Ang II, and Ang II receptor blockers, or ARBs, are widely prescribed for controlling hypertension, heart failure and preventing strokes. ACE inhibitors and ARBs may also be prescribed to treat cardiomyopathy in patients with DMD. We believe that this could be an important feature of Sarconeos (BIO101), which may allow for dual administration in patients that are also prescribed ACE inhibitors or ARBs. Sarcopenic patients on ACE inhibitors or ARBs are not excluded from the SARA-INT Phase 2b clinical trial.

        The potential mechanism-of-action through activation of the MAS receptor is illustrated in the diagram below:

        Our preclinical data in C2C12 cell lines and human cell models suggests that Sarconeos (BIO101) enlarges myotubes, the main structural units of muscle, warranting continued research. We believe that this is important for limiting muscle mass loss and increasing muscle strength under muscle wasting conditions. As depicted below, results from an in vitro study demonstrate that human myotubes are larger in muscle cells treated with Sarconeos (BIO101) as compared to untreated control cells.

Effect of Sarconeos (BIO101) on mean myotube diameter

        We believe Sarconeos (BIO101) directly targets muscle tissue and cells, and improves several key muscle cell functions, including protein synthesis, regeneration and energy production through key signaling pathways that are impaired in muscle wasting conditions, regardless of the disease stage, state of disease progression or severity, and may have the potential to improve muscle function and preserve strength, mobility and respiratory capacity in various neuromuscular diseases, independent of cause (i.e., age-related or genetic) and pathophysiology.

Sarcopenia, our initial indication for Sarconeos (BIO101)

        Sarcopenia is an age-related degeneration of skeletal muscle. It is a major cause of mobility disability in the elderly, characterized by a loss of muscle mass, strength, balance and the ability to stand and/or walk, resulting in a loss of independence, increased risk of adverse health events and hospitalization, and potential death resulting from falls, fractures, and physical disability. If approved by regulatory authorities for commercial use, we believe there is market potential for Sarconeos (BIO101) in sarcopenia, which is highly prevalent in the elderly with an estimated prevalence between six and 22 percent. There is currently no approved medication for sarcopenia.

        Sarcopenia was first defined in 1989 and officially classified as a disease in 2016 based on the establishment of a code from the World Health Organization (WHO)'s International Classification of Diseases, Tenth Revision, Clinical Modification (ICD-10-CM), used by physicians, researchers and health systems. There is currently no widely accepted standard of care for sarcopenia, however current non-medicinal treatment recommendations primarily focus on moderate physical activity, such as 30 minutes of walking per day or resistance-based (strength) training, as they exert effects on both the nervous and muscular systems that are critical to positive physiological and functional adaptations in older adults, and nutritional intervention. According to the International Clinical Practice Guidelines for Sarcopenia (ICFSR): Screening, Diagnosis and Management (Dent et al., J Nutr Health Aging. 2018;22(10):1148-1161) there is moderate certainty of evidence for the beneficial effects of physical therapy in treating patients with sarcopenia as most of the evidence for physical activity comes from studies of non-sarcopenic older adults or those with mild-moderate sarcopenia and large anecdotal effects. The efficacy of more structured physical activity programs along with certain supplementation (i.e. dietary protein intake and/ or nutrients) for the treatment of sarcopenia is being assessed in various studies, including the SPRINTT trial. However, no consensus on nutritional intervention currently exists.

        Over the past two decades, other potential drug modalities have been tested in the clinic for sarcopenia, mainly myostatin inhibitors. However these treatments have yet to demonstrate effectiveness on clinically meaningful outcomes (strength and mobility) and/or safety in larger clinical trials. Based on our review of publicly available information, we believe that Sarconeos (BIO101) is the only drug candidate currently being tested in late-stage Phase 2 or Phase 3 clinical trials for sarcopenia. Based on our understanding and discussions with regulatory agencies, including the FDA and EMA, functional mobility endpoints must be achieved in order to obtain marketing approval in sarcopenia. We believe that, based on our potential mechanism-of-action and early and preclinical results, Sarconeos (BIO101) has the potential to achieve clinically relevant functional mobility endpoints necessary for marketing approval.

Our Clinical Development of Sarconeos (BIO101) in Sarcopenia

  Phase 2 Clinical Trial (SARA-OBS and SARA-INT)

        Our ongoing Phase 2 clinical trial is comprised of two parts: (i) an observational study (SARA-OBS) and (ii) an interventional trial (SARA-INT). The objective of the SARA-OBS study is to characterize, pre-recruit and confirm the optimal patient population for the SARA-INT Phase 2b clinical trial. Patients in the SARA-OBS study are eligible for inclusion in the SARA-INT Phase 2b clinical trial, but will need to be rescreened and reconsented prior to inclusion in the SARA-INT Phase 2b clinical trial. The SARA-INT Phase 2b clinical trial will assess the safety and efficacy of two dose levels of Sarconeos (BIO101) administered orally for 26 weeks versus a placebo in 334 elderly patients with sarcopenia at risk of mobility disability.

        The SARA-INT Phase 2b clinical trial has been designed as a continuation of the SARA-OBS study, and both studies share similar governance, inclusion criteria, primary and secondary endpoints, and data management system. Both trials are being run by ICON Clinical Research under the supervision of Professor Roger Fielding at Tufts University, who serves as the principal investigator.

        Beginning in February 2017, the SARA-OBS study followed 218 participants with sarcopenia across 11 clinical centers in the United States and Europe (France, Italy and Belgium) over six months. We completed enrollment in our SARA-OBS study in October 2018. We enrolled the first patient in the SARA-INT Phase 2b clinical trial in May 2018. We currently have 15 open centers in the United States and Belgium and plan to expand into additional centers in the United States, Europe and potentially other countries. The regulatory agencies in France (the National Agency for the Safety of Medicines and Health Products or ANSM)) and Italy (the Italian Medicines Agency or AIFA) have each requested additional information prior to granting authorization to commence the SARA-INT Phase 2b clinical trial in their countries. While we did not anticipate gathering such information at our current stage of clinical development, we are complying with the requests and plan to submit clinical trial application supplements with the requested information in 2019 to each of the applicable regulatory agencies in an effort to commence recruitment of patients in the SARA-INT Phase 2b clinical trial in those countries.

        We currently expect to complete enrollment for the SARA-INT Phase 2b clinical trial in 2020. Inclusion criteria of the SARA Phase 2 clinical trials are based on a Short Performance Physical

Battery (SPPB) score ≤8 out of 12 (as an index of loss of motor function) and the Foundation for the National Institutes of Health guidelines, which are summarized in the table below:

Inclusion Criteria	Cutpoints
Age:	≥ 65 years
SPPB score(1):	≤ 8
DEXA body composition results for men(2):	ALM/BMI(3) index <0.789 or an absolute ALM index <19.75
DEXA body composition results for women(2):	ALM/BMI index <0.512 or an absolute ALM index <15.02
Physical activity(4):	30 minutes of exercise per day

(1)
The SPPB is an objective assessment tool for evaluating lower extremity functioning in older people. The SPPB summary score has three components (standing balance, 4-meter gait speed, and five-repetition sit-to-stand) with a possible range between 0 to 12.

(2)
Dual energy x-ray absorptiometry, or DEXA, measures body composition.

(3)
ALM means Appendicular (i.e., upper or lower limbs) Lean Mass; and BMI means Body-Mass Index

(4)
Trial participants are asked to try to exercise at least 30 minutes per day for 5 days out of every week. In order to monitor physical activity (mobility/disability), trial participants participating in the study will wear an actimeter (ADAMO), developed in collaboration with the Italian company Caretek.

        The primary endpoint of the study is gait-speed over the 400-meter walk test (400MWT), which represents a measure of the participant's mobility function. The key secondary endpoints are: (i) the chair-stand test, which is one of the mobility criteria that make up the SPPB test, (ii) the analysis of responders in the 400MWT, which are defined as those who improve more than 0.1 m/sec compared to baseline, and (iii) patient reported outcomes (PROs) as evaluated by the Short-form Health-survey (SF-36), including the Physical Function domain (PF-10) of the questionnaire.

  SARA-OBS Study

        Objectives and Study Design.    The SARA-OBS study aims to characterize sarcopenia in patients over the age of 65 at risk of mobility disability. The mobility and physical performance of these participants, including body composition, are evaluated over a six-month period. This observational phase includes two main visits, one at the inclusion and one at the end of the study, supplemented by a telephone interview at three months to determine whether participants are complaining of a poor physical condition. The SARA-OBS study was designed and structured as a pre-selection for the SARA-INT Phase 2b clinical trial. Participants may consent to enroll in the SARA-INT Phase 2b clinical trial at the end of the observation period but will need to be rescreened and reconsented prior to inclusion.

        Initial Results.    Baseline characteristics of the 218 participants were presented in December 2018 at the Society on Sarcopenia, Cachexia and Wasting Disorders, or SCWD, conference in Maastricht, Netherlands and are summarized in the table below. We believe these characteristics are consistent with other clinical trials of sarcopenia patients, including the SPRINTT and LIFE trials.

Age:	79.29
BMI:	29.3
SPPB:	6.12
Gait speed:	<0.8 m/s
6-minute walk test:	295.14 meters

  SARA-INT Phase 2b Clinical Trial

        Objectives and Endpoints.    The objectives and endpoints of the study are summarized below:

Objectives:

•

Evaluate the safety and effectiveness of two doses, 175 and 350 mg b.i.d. (twice daily) of Sarconeos (BIO101) administered orally with a meal for 26 weeks against a placebo in participants over 65 at risk of impaired mobility; and

• Measure treatment effect on improvement of physical function and on decrease of risk of mobility disability after six-month treatment.
Primary Endpoint:	• The change from baseline in the time it takes to complete 400MWT. A minimum clinically significant benefit is set at 0.05 meter per second in the mean difference between groups.
Key Secondary Endpoints:	• Change from baseline in the time it takes to rise from a chair, which is one of the mobility criteria that make up the SPPB test;
• 400MWT responder analysis;
• Change from baseline and responder analysis on standard patient reported outcome (PRO), including:
o Short-form Health-survey (SF-36); and
o Physical Function domain (PF-10) of the SF-36 questionnaire.
Other Secondary, Tertiary and Exploratory Endpoints:	• Change from baseline 6-minute walk test;
• Change from baseline in ALM measured by DEXA body composition;
• Change in baseline in the total score of the SPPB test;
• Change from baseline in muscle strength of the upper and lower limbs (handgrip/knee extension);
• Change from baseline on the stair-power-climbing-test;
• Change from baseline in the sarcopenia quality-of-life (SarQOL) questionnaire;
• The rate of success in completing the 400MWT; and

•

Plasma parameters including safety markers, biomarkers of the RAS (renin, aldosterone), inflammation (IL-6, CRP and hsCRP), and muscle metabolism (PIIINP, myoglobin, creatine kinase MM and creatine kinase MB).

        In addition, two pre-defined subgroup analyses will be performed:

  •
  a "very low walking speed subpopulation," defined as having a gait speed ≤ 0.8 m/s in the 4-meter walk test, a component of the SPPB; and

  •
  "subpopulation with sarcopenic obesity" defined by a body fat percentage of > 25% for men and > 35% for women.

        These subpopulations represent sarcopenia patients that are at a significantly high-risk for deterioration and adverse outcomes. A treatment benefit in these populations will be of significant importance, to prevent further deterioration and reduce the risk for poor outcomes.

        Trial Design:    The trial design is summarized below:

        Prospective participants will be screened for a period of up to eight weeks prior to inclusion in the trial. The interventional phase is comprised of an inclusion visit (D0) where baseline measurements will be taken on the first day and dosing will start the following day (D1), a one-month safety visit (M1), a three-month follow-up visit (M3) with safety and reduced measurements in connection with the primary endpoint, a five-month telephone interview (M5), and a final six-month visit (M6) with safety and full measurements. Participants that exhibit poor physical function or deterioration of their physical function may be asked to bring the date of their next planned visit forward or go directly to the end-of-study visit.

        In addition, we will conduct a population PK sub-study (SARA-POP-PK) to evaluate PK values after one month, three months and six months of administration in a subgroup of participants at certain European centers. This sub-study will allow us to determine the levels of exposure of participants during the various visits while evaluating the occurrence of adverse events related to the doses administered.

        Clinical Centers.    A total of 334 elderly patients with sarcopenia at risk of mobility disability will be recruited in multiple clinical investigation centers. Currently 15 clinical sites have been opened out of 22 that will be recruiting participants for the SARA-INT Phase 2b clinical trial in the United States and Belgium. We are in the process of opening additional clinical sites in the United States, Belgium and potentially other countries in order to complete patient recruitment in 2020. We plan to submit clinical trial application supplements to commence the SARA-INT Phase 2b clinical trial in France and Italy in 2019.

  Phase 1 Clinical Trial (SARA-PK)

        We conducted a dose-escalating Phase 1 clinical trial (SARA-PK) to evaluate the safety, PK and PD effects of Sarconeos (BIO101) in 54 healthy adult and elderly subjects. Based on the results of the SARA-PK Phase 1 clinical trial, we have chosen 175 and 350 mg b.i.d. (twice daily) as the safe, active dosing levels for the SARA-INT Phase 2b clinical trial.

        Single Ascending Dose.    In the single ascending dose, or SAD, phase, subjects were dosed once with Sarconeos (BIO101) at a range between 100 to 1,400 mg or placebo. No abnormal clinical vital signs were reported as treatment emergent adverse events, or TEAE. All TEAEs were mild in severity and were resolved by the end of the study. No serious adverse events, or SAEs, were reported in the SAD phase.

        Multiple Ascending Dose.    The multiple ascending dose, or MAD, phase was conducted with three selected doses of Sarconeos (BIO101) that were orally administered to 30 patients in total broken into three groups of older adults between 65 and 85 years over 14 days. Each group consisted of eight active and two placebo per dose.

        No abnormal clinical vital signs were reported as TEAE. The most common were headache, nausea, with one participant reporting an event of food poisoning at the follow-up visit and dizziness postural (vertigo) and are described in the table below. All were mild or moderate and were resolved by the end of the study. No SAEs associated with Sarconeos (BIO101) were reported in the MAD phase.

Dose	No. of treated subjects with TEAE (Type of TEAE)	No. of placebo subjects with TEAE
350 mg q.d. (once daily)	2 subjects (mainly wound and pain in extremity).	3 subjects (mainly musculoskeletal and connective tissues (back pain, spasms and stiffness) and nervous system (dizziness and headache)).
350 mg b.i.d. (twice daily)	7 subjects (mainly gastrointestinal (constipation, diarrhea and bloating), and musculoskeletal and connective tissue (back pain, spasms and stiffness)).
450 mg b.i.d. (twice daily)	8 subjects (mainly gastrointestinal (constipation, diarrhea and bloating), musculoskeletal and connective tissues (back pain, spasms and stiffness) and nervous system (dizziness and headache)).

        PK analysis showed a short half-life between 3 to 4 hours and that the steady state was reached from the second day of administration in the MAD phase. No accumulation of Sarconeos (BIO101) was observed at 350 mg q.d. in the MAD phase (accumulation ratio of 1.14); however, a small accumulation was observed at 350 and 450 mg b.i.d. in the MAD phase (accumulation ratio of 1.31). We determined the optimal dosing of 175 and 350 mg b.i.d. from a PK modeling study.

        We also evaluated the effects of Sarconeos (BIO101) on PD markers. Results showed a tendency towards a decreased plasma level in muscle catabolism markers (myoglobin, creatine kinase) and in markers of the RAS (aldosterone and renin). This is consistent with the proposed mechanism-of-action of Sarconeos (BIO101) and is coherent with the activity of Sarconeos (BIO101) on the RAS.

        As shown in the graphs below, Sarconeos (BIO101) treatment over 14 days showed (i) a dose dependant effect on muscle growth and repair, as measured by Procollagen type III N-terminal peptide (PIIINP), a common marker of muscle growth, repair and fibrosis, and (ii) a dose dependant negative correlation of muscle wasting, as measured by myoglobin, a common marker of muscle catabolism.

Effect of Sarconeos (BIO101) treatment for 14 days on the evolution of PD markers related to muscle anabolism (PIIINP) and to muscle catabolism (myoglobin)

        Results from the SARA-PK Phase 1 clinical trial were released in April 2017 in an oral presentation at the International Conference on Frailty & Sarcopenia Research, in Barcelona, Spain. The results confirmed the dosing levels (175 and 350 mg b.i.d.) for the ongoing SARA-INT Phase 2b clinical trial.

Preclinical Development of Sarconeos (BIO101) in Sarcopenia

  Proof of concept in animal studies

        We have conducted numerous in vivo experiments in C57Bl/6J mouse models to assess the activity of Sarconeos (BIO101) within the context of aging, specifically studying a high fat diet and immobilization. Key in vivo results are summarized below.

        Beneficial effect on mobility in mice.    We administered Sarconeos (BIO101) at 50 mg/kg/day or a placebo control to "old" mice (22 months old at the beginning of the study) that were fed a high-fat diet over 14 weeks. The mice were exercised on a treadmill and maximum running velocity (Vmax) was recorded after 14 weeks of treatment. Untreated "adult" mice (12 months old at the beginning of the study) were also fed a high-fat diet and exercised similarly to determine a positive control velocity. As shown in the graph below, "old" control mice had a Vmax that was approximately 21% less than "adult" control mice (p<0.001) demonstrating the effects of aging. Further, results showed that "old" mice treated with Sarconeos (BIO101) demonstrated a significant improvement in Vmax as compared to "old" control mice (p<0.01), compensating almost completely for the loss of mobility due to aging. These results were presented in December 2016 at the SCWD conference in Berlin, Germany.

Effect of chronic Sarconeos (BIO101) treatment over 14 weeks on maximum running velocity in old mice.

        Preservation of muscle strength after immobilization in mice.    To model muscle wasting associated with impaired mobility, we immobilized young mice (13 weeks old) and began administering either Sarconeos (BIO101) at 50 mg/kg/day or a placebo control (vehicle). After 14 days, we removed the immobilization and continued administration of Sarconeos (BIO101) for an additional 14 days. The absolute strength of hindlimb muscle was recorded at various times over the 28-day period. As shown in the graph below, mice treated with Sarconeos (BIO101) demonstrated a preservation of muscle strength while immobilized compared to vehicle control. We believe these results support continued research to investigate whether Sarconeos (BIO101) could be an effective treatment to preserve muscle function under conditions of disuse or immobility.

Effect of chronic Sarconeos (BIO101) treatment over 28 days on maximal absolute strength in hindlimb-immobilized mice.

Market Opportunity

        Sarcopenia is a major cause of mobility disability in the elderly, resulting in a loss of independence, increased risk of adverse health events and hospitalization, and ultimately death. Sarcopenia is highly prevalent in adults greater than 65 years of age with an estimated prevalence between six and 22 percent. It poses a major public health issue and is steadily increasing as the global population ages. If approved by regulatory authorities for commercial use, we believe there is a market potential for Sarconeos (BIO101) in sarcopenia, as there is currently no approved medication for Sarcopenia and an unmet medical need for therapeutic treatments.

        Over the past two decades, other companies have launched multiple clinical development programs to treat sarcopenia, primarily with drug candidates falling in one of two classes: (i) myostatin inhibitors and (ii) SARMs. Myostatin inhibitors, which primarily aim to increase muscle mass by blocking myostatin (myostatin acts as an essential negative regulator of muscle bulk), have been found to increase muscle mass in early clinical trials. However, they have yet to demonstrate effectiveness on clinically meaningful mobility outcomes (strength and mobility) or safety in larger clinical trials and/or have not progressed through the clinic. Both steroidal and non-steroidal SARMs have been tested as therapeutic agents for several medical conditions, including muscle-wasting diseases, but none have progressed through clinical development mainly due to safety concerns. Based on our review of publicly available information, currently, neither myostatin inhibitors or SARMs are being tested in late-stage clinical trials for sarcopenia. Based on our review of research in this area, we believe Sarconeos (BIO101) is currently the only drug candidate being tested in an interventional Phase 2 clinical trial for the treatment of sarcopenia and has the potential to improve the vital functional outcomes of mobility disability necessary for regulatory approval.

Duchenne Muscular Dystrophy, our second indication for Sarconeos (BIO101)

        DMD is a rare, genetic neuromuscular disease in male children and young adults, which is characterized by accelerated degeneration of muscles and is responsible for a loss of mobility, respiratory failure and cardiomyopathy, leading to premature death. It is the most common form of muscular dystrophy in children, affecting approximately one in 5,000 newborn boys (approximately 20,000 new cases annually worldwide). DMD is caused by mutations in the dystrophin gene that result in the absence or very low levels of functional dystrophin, a cytoskeletal protein that protects muscle cells.

        The absence of dystrophin in muscle severely weakens the structural and membrane stability of the muscle fibers. During normal muscle contraction and stretching the muscle fibers become damaged and eventually undergo necrosis (i.e., cell death). In order to compensate for the increased necrosis, muscle tissue regeneration is accelerated. This process soon becomes exhausted and muscle degeneration accelerates as muscle fibers are replaced by fat and connective tissue (fibrosis), resulting in the loss of muscle strength and mobility. DMD evolves according to a very well understood progression with symptoms that are similar to those associated with accelerated aging across all stages. DMD progression can be summarized as follows:

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  muscle damage characterized by loss of myofibers, inflammation, and fibrosis beginning at an early age;

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  lower extremity muscle weakness and progressive loss of muscle function beginning in the first few years of life;

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  decline of ambulation and respiratory function after the age of seven;

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  total loss of ambulation where the use of a wheelchair is essential in the pre-teenage or early teenage years;

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  progressive loss of upper extremity function during mid to late-teens; and

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  respiratory and/or cardiac failure, resulting in death around the age of 30.

Our Clinical Development Plans of Sarconeos (BIO101) in DMD

        We believe there continues to be an unmet medical need in DMD. We are preparing to submit an IND application to the FDA and clinical trial applications to the applicable regulatory agencies in Europe in the second half of 2019 to advance an oral pediatric formulation of Sarconeos (BIO101) for DMD into the clinic through our MYODA clinical program, utilizing a seamless clinical trial design with a primary endpoint defined as a composite score combining muscle strength, mobility, and respiratory outcomes, which is adapted to the stage of severity of the disease in each patient as early as 2020, subject to regulatory approval.

        We have weight-adjusted the dose range of Sarconeos (BIO101) that we aim to test in the pediatric patient population based on modeling of data from animal studies and the SARA-PK Phase 1 trial in healthy adult and elderly participants. The low end of the dose range is driven by efficacy studies and the upper end of the dose range is driven by safety margins (toxicology and Phase 1). At the low end of the dose range, differences caused by the variance in animal models (i.e., specie, age and size) could affect efficacy between animals and humans (both adults and children). At the high end of the dose range, differences in body composition, absorption and metabolism between the age and patient segments could affect safety margins and tolerability. We do not have actual experimental safety PK, PD or efficacy data from clinical testing in a pediatric patient population comprised of developing children (2-12 years), adolescents (12-16 years) or young adults. The seamless MYODA clinical trial aims to test a range of doses in a dose escalating manner to address these potential differences in safety and efficacy.

        We have designed our MYODA clinical program to specifically address the following known challenges in DMD clinical development:

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  Difficulties with targeting the right patient population, as many treatments in clinical development may only be potentially active in one stage of disease progression and/or only target a specific gene mutation. We believe that Sarconeos (BIO101) has the potential to address all stages of DMD progression, independent of gene mutation and regardless of ambulation state (i.e., ambulatory or non-ambulatory), to help preserve existing biological function. As such, we intend to include patients with DMD in our trial independent of stage, mutation or treatment; and

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  Difficulties in defining clinical endpoints relevant to each patient across all stages of the disease. We anticipate that, subject to regulatory approval, our clinical trial will incorporate a primary endpoint defined as a composite score combining muscle strength, mobility, and respiratory outcomes, which is adapted to the stage of severity of the disease in each patient.

        We received feedback from the CHMP in December 2018 on our trial design concepts and will continue to work in concert with the relevant regulatory agencies. Subject to regulatory approval, we expect that our MYODA clinical trial will encompass all three phases of clinical development (Phase 1 to Phase 3) made up of two distinct stages: (i) a clinical PoC stage (MYODA-INT), followed by (ii) a confirmatory stage, both of which will be global, multicentric, double-blind, placebo-controlled clinical trials that will be run under one seamless design. However, the design described below may change following discussions with various regulatory agencies.

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  The MYODA-INT clinical PoC stage (Phase 1/2) is expected to recruit, assess and treat up to 48 ambulatory and non-ambulatory patients with DMD for up to 52 weeks in a dose escalating study. The first week of dosing will be mainly for assessment of safety, tolerability, and PK objectives (Phase 1). Dosing will continue seamlessly into Phase 2, provided that no serious safety issues arise during the first seven days of the treatment. An interim analysis will take place after all 48 subjects have finished 12 weeks of dosing, and thereafter for every 12-week period until either success or futility is achieved. Upon completion of the MYODA-INT clinical PoC stage of the seamless trial (up to 52 weeks), participants may be enrolled in an open-label extension period. Regulatory approval will be required before progressing into and commencing the confirmatory stage (Phase 3).

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  The confirmatory stage (Phase 3) is expected to be a randomized withdrawal study and will include (i.e. roll over) participants from the MYODA-INT PoC stage and enroll additional participants for a total of approximately 100-150 patients for an additional 52-week dosing period. To limit differences in exposure between patients, all newly recruited participants will receive at least twelve weeks of open label Sarconeos (BIO101) treatment during an open-label run-in period before they are randomized in the confirmatory stage. Participants from the MYODA-INT clinical PoC stage will also be randomized after participating in an open label waiting period (that will occur during the time between deciding to progress to the confirmatory stage and the initiation of the confirmatory stage) for at least 12 weeks. Participants in the seamless study will only be on placebo in one stage, but not both.

        To address the issue of variability due to targeting a broad range of disease states (i.e., ambulatory to non-ambulatory), the primary endpoint will be a composite score combining muscle strength, mobility, and respiratory outcomes, which is adapted to the stage of severity of the disease in each patient. We believe Sarconeos (BIO101) directly targets muscle tissue and cells, and increases several key muscle cell functions that are impaired in individuals to varying degrees. A key factor will be designing clinical endpoints to measure the functional benefit to the individual, which will be dependent on the individual. We believe, therefore, that the challenge in designing the clinical endpoints will be more about finding the best measure of benefit and not about the particular disease and its state, assuming the regulatory agencies accept our study plan and clinical trial designs.

        Our study design and clinical trial protocols are subject to regulatory approval and will be submitted to regulatory agencies for review. We plan to work with the agencies to finalize the protocols. Additional challenges and risks remain with our innovative clinical trial program, including:

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  Challenges in achieving regulatory approval in each country for the seamless MYODA clinical trial. We received feedback from the CHMP in December 2018 on our trial design concepts and will continue to work in concert with the relevant regulatory agencies. However the trial protocol and applications are not yet finalized and may be subject to further regulatory review, comments and changes prior to approval, if at all. While we may receive regulatory approval in one country, there is no guarantee that we receive approval for any other country or that requested changes from one regulatory agency may deviate substantially from other countries.

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  Challenges in pediatric dosing of Sarconeos (BIO101). We have modeled a weight-adjusted dosing regimen to treat children and young adults with Sarconeos (BIO101) based on data from animal studies and safety and PK observations from the SARA-PK Phase 1 trial in healthy adult and elderly volunteers. Although we believe the pediatric drug product formulation is equivalent to the adult drug product formulation used in the SARA-INT Phase 2b clinical trial, we may need to compare the PK of both pediatric and geriatric drug products in a bioequivalency study prior to starting the MYODA clinical program.

Preclinical Development of Sarconeos (BIO101) in DMD

  Proof of concept in animal models of DMD

        We have conducted various in vivo experiments in mdx mice, a commonly used model of DMD. The results from these mdx mice studies are consistent with the results on cellular activity and functional outcomes from both in vitro and in vivo studies of Sarconeos (BIO101) in sarcopenia. We believe these results provide additional support for our belief that Sarconeos (BIO101) has the potential for improving mobility and muscle strength. In addition, we believe these results suggest that Sarconeos (BIO101) may increase respiratory function and decrease fibrosis. Key in vivo results in DMD are summarized below.

        Improved respiratory function in mice.    The loss of respiratory function is a major health issue for later-stage, non-ambulatory patients with DMD. Recent results have shown that chronic (eight weeks) daily administration of 50/mg/kg of Sarconeos (BIO101) ameliorates the time-dependent degradation of respiratory function observed in C57BL10-mdx mice as compared to C57BL10 control mice. This protective effect on respiratory function is not only associated with breathing parameters as suggested by enhanced pause (PenH) measurements, but also by an improvement of deep airway structure of the respiratory system shown by FlexiVent experiments, which are a common measurement for in vivo lung function. PenH (enhance pause) is calculated as follows: (PIP/PEP) × Pause, where PIP is the maximum change in chamber pressure during inspiration, PEP is the maximum change in chamber pressure during expiration, and Pause equals (TE-TR)/TE, where TE is expiratory time and TR is relaxation time. As shown in the three graphs below, C57BL10-mdx mice treated with Sarconeos (BIO101) exhibited improved respiratory function as measured by resistance, elastance and PenH of the lung. These results were presented in March 2019 at the annual international congress of Myology in Bordeaux, France.

Effect of chronic Sarconeos (BIO101) treatment on resistance, elastance and airway reactivity (PenH).

        Improved mobility and muscle strength in mice.    We studied the effect of chronic oral administration of 50 mg/kg/day of Sarconeos (BIO101) on mobility and strength over eight weeks in C57BL10-mdx mice. Mobility was measured by running distance and strength was measured by maximum absolute strength (force) in the four-limb grip-test test. Results show that Sarconeos (BIO101) treatment improved mobility in certain animal models, as C57BL10-mdx mice treated with Sarconeos (BIO101) ran 2.4x farther than untreated control C57BL10-mdx mice. Results show that Sarconeos (BIO101) treatment improved muscle strength in animal models, as C57BL10-mdx mice treated with Sarconeos (BIO101) showed an approximate 14% improvement in strength as compared to untreated control C57BL10-mdx mice.

Effect of Sarconeos (BIO101) on mobility (running distance) and muscle strength (four-limb grip-test force).

        These in vivo results on muscle functionality (mobility and strength) in mice are consistent with cellular and molecular changes observed in our previous preclinical studies, including (i) improved energy metabolism (mitochondrial respiration and spare respiratory capacity), (ii) improved myoblast differentiation, and (iii) confirmed activation of the AKT Pathway and MAPK Pathway involved in anabolism and regeneration, respectively, both known for being impaired in DMD muscle. These results were presented in October 2018 at the WMS conference in Mendoza, Argentina.

        Improved lesional profile in mice.    We have observed that Sarconeos (BIO101) treatment may improve the histological (muscular lesion) profile of muscle in mice, consistent with the improvements in physical performance and muscle function (mobility and strength), as mentioned above. We performed histopathological analysis of muscle from C57BL10-control mice, C57BL10-mdx mice and C57BL10-mdx mice treated with Sarconeos (BIO101). Muscle from C57BL10-mdx mice exhibited anisocytosis (atrophy of muscle fibers), as well as chronic inflammation associated with fibrosis as compared to healthy muscle from control mice. Observations of muscle from C57BL10-mdx treated mice showed that chronic administration of Sarconeos (BIO101) decreased anisocytosis and inflammation as compared to muscle from C57BL10-mdx mice. These results were presented in October 2017 at the WMS conference held in Saint Malo, France.

Market Opportunity

        We believe that there is market potential for Sarconeos (BIO101) in DMD, if approved by regulatory authorities for commercial use. DMD is the most common form of genetic muscular dystrophy in children, affecting approximately one in 5,000 newborn boys, and resulting in premature death. In many countries, corticosteroids are the standard drug therapy. However, corticosteroids typically only slow the progression of muscle weakness and delay the loss of ambulation by up to two years. They have also been associated with adverse side effects and are generally not suitable for long-term administration.

        DMD is caused by mutations in the dystrophin gene that result in the absence of very low levels of functional dystrophin, a cytoskeletal protein that protects muscle cells. Other therapeutic approaches aim to restore the expression of the dystrophin gene and thus restore protein function through exon-skipping. Currently, there are two marketed targeted treatments that can address approximate 13% of the overall DMD patient population with those genetic mutations.

        In addition to these targeted therapies, gene therapies that are under development aim to introduce a gene coding for a truncated dystrophin protein that could limit immune reactions. These therapies typically suffer from low transfection rates resulting in low levels of dystrophin expression and potential severe immune reactions. This leaves room for combinations of genetic treatments with other disease modifying agents, regardless of the mutation. Additional approaches in development include: immune modulators, anti-fibrotic agents and agents that enhance muscle mass and function. We believe that Sarconeos (BIO101) directly targets muscle tissue and cells, increases key muscle cell functions that are impaired independent of the genetic mutation that causes the disease, and has the potential to be used complementarily with corticosteroids, current targeted therapies and other gene therapies under development. We also believe that because Sarconeos (BIO101) targets various impaired muscle tissues and cells relevant to muscle strength, mobility and respiratory function, and has the potential to be used in all stages of DMD progression, including both ambulatory and non-ambulatory patients.

Macuneos (BIO201)

        Our second drug candidate, Macuneos (BIO201), is an orally administered small molecule in development for the treatment of retinopathies. The initial indication we plan to seek approval for is dry AMD, followed by Stargardt disease.

History and Development of Macuneos (BIO201)

        Utilizing our expertise in functional screens and assays, we expanded our drug discovery efforts to other age-related diseases, with a focus on retinopathies. Using cellular models developed with the Institute of Vision at Sorbonne University in Paris, we screened a variety of carotenoids and flavonoids for their ability to protect retinal pigment epithelium, or RPE, cells against the photo-oxidative stress induced by blue light in the presence of A2E, a phototoxic byproduct of the visual pigment cycle. We selected norbixin (an apo-carotenoid) for clinical development based on its pharmacological properties and safety profile in animal models of AMD and Stargardt disease. Next, we identified its molecular target(s) and identified a potential mechanism of action.

Potential mechanism of action

Non-canonical activation of PPARs

        Results from our preclinical studies support continued research to investigate whether Macuneos (BIO201) may protect RPE cells against the photo-oxidative stress induced by blue light in the presence of A2E through non-canonical activation (of the transrepressive activity) of peroxisome proliferator-activated receptors, or PPARs. PPARs are nuclear receptors that have two types of activities: (i) a canonical activity, which primarily regulates carbohydrate and lipid metabolism in regenerative tissues only, and (ii) a non-canonical activity, which inhibits inflammatory processes in neuronal tissues, such as the brain or retina. Based on the result from our preclinical studies, we believe that Macuneos (BIO201) counteracts A2E effects by selective activation of the non-canonical pathway of PPARa and PPARb/d responsible for the anti-oxidative, anti-inflammatory and anti-apoptotic activity observed in the retina. We believe this is in contrast with most PPAR ligands that mainly exhibit canonical activity and are typically associated with known side effects.

        The potential mechanism-of-action through non-canonoical activation of the transrepressive activity of PPARs is illustrated in the diagram on the below:

Macuneos (BIO201) is an agonist of PPAR, involved in protecting retinal cells

AMD

        AMD is one of the leading causes of irreversible vision loss and blindness in the people over the age of 50 worldwide, according to the BrightFocus Foundation's Age-Related Macular Degeneration: Facts & Figures Fact Sheet. AMD affects the central part of the retina, known as the macula, which is responsible for central vision and its sharpness. There are two types of AMD:

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  Dry AMD is characterized by the presence of drüsen in the macula. Early-stage dry AMD is characterized by small drüsen accumulation, which may not cause changes in vision, but as drüsen grow in size and increase in number, they may lead to a dimming or distortion of vision that people find most noticeable when they read. Intermediate stage dry AMD is defined by more abundant and larger drüsen and the appearance of early atrophies. Patients at this stage are at high-risk of advancing into geographic atrophy, or GA, a late stage form of AMD. Patients in the late stage of AMD may have blind spots in the center of their vision and may lose central vision.

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  Wet AMD is a late stage form of AMD, which is characterized by abnormal blood vessels from the choroid underneath the macula. This is called choroidal neovascularization. These blood vessels leak blood and fluid into the retina, causing distortion of vision that makes straight lines look wavy, as well as blind spots and loss of central vision. These abnormal blood vessels and their bleeding eventually form a scar, leading to permanent loss of central vision.

        Approximately 85 to 90% of patients with AMD suffer from dry AMD. We believe that photo-oxidative and inflammatory stresses induced by the accumulation of A2E in RPE cells are the main factors responsible for the degenerative process of the retina in diseases such as AMD. We believe the biggest opportunity in treating dry AMD is preventing advancement into the later stages, GA or wet AMD, where vision loss is severe and can lead to visual disability.

Clinical Development Plans

        We have conducted chronic and acute rodent and non-rodent toxicology studies that we believe will be sufficient to support our IND and clinical trial applications for our MACA clinical development program. We plan to hold, in the second half of 2019, scientific advice meetings with the EMA and applicable regulatory agencies in Europe regarding our clinical development plan for Macuneos (BIO201) in dry AMD and, subject to regulatory approval, commence a Phase 1 clinical trial (MACA-PK) in healthy volunteers to assess the safety, PK and PD of Macuneos (BIO201).

Preclinical Development

  Proof of concept in cellular models

        In collaboration with the Institute of Vision, we used models of primary porcine RPE cell cultures to test the effect of Macuneos (BIO201). We believe this model best preserves functional defense mechanisms against photo-oxidative stress and better represents functioning human RPE cells as compared to existing stable cell lines. We exposed these RPE cells to blue light in the presence of A2E in order to explore the protective effect of Macuneos (BIO201) on RPE cell death.

        Increased cell survival.    Our preclinical data suggest that Macuneos (BIO201) may protect RPE cells from cell death, in a dose-dependent manner, against the photo-oxidative stress induced by blue light in the presence of A2E. These results were presented in 2016 at the annual meeting of the Association for Research in Vision and Ophthalmology, or ARVO, in Seattle, Washington, and published in PLoSONE (Fontaine et al; 2016).

Effect of Macuneos (BIO201) on survival of RPE cells.

  Proof of concept in animal models

        We have observed that Macuneos (BIO201) protects the retina after both oral and intra-vitreal administration in various animal models of AMD and Stargardt disease. The results from the studies,

which are summarized below, were presented in 2016 at the annual meeting of the ARVO in Seattle, Washington.

        Preservation of visual function in mice.    We studied mice in which two genes encoding the proteins involved in the visual pigment cycle (the Abca4 transporter and the retinol dehydrogenase Rdh8) were absent. These animals, called Abca4[ib]-/[ib]- Rdh8[ib]-/-mice, accumulated A2E in their eyes and showed an early loss of electroretinogram amplitude. Our preclinical data suggest that chronic oral administration of Macuneos (BIO201) for three and six months may be effective in protecting the retina, as measured by electroretinography. This is a commonly used way to measure retinal function by looking at the electric signal transport from the retina to the brain. As shown in the figure below, Macuneos (BIO201) treated mice showed a less degraded electroretinogram as compared to the untreated control mice, meaning the treated mice have slower visual function loss. The six month results were presented in 2018 at the annual meeting of the ARVO in Honolulu, Hawaii.

Effects of chronic oral administration of Macuneos (BIO201) on ERG Amplitude in Abca4-/- Rdh8-/-mice.

        Reduced A2E Accumulation in mice.    We studied the effect of Macuneos (BIO201) treatment on the accumulation of A2E in the retina of Abca4[ib]-/[ib]- Rdh8[ib]-/-mice. We began a three-month dosing regimen starting on mice that were 2 months of age. We observed that there was significant accumulation of A2E in vehicle Abca4[ib]-/[ib]- Rdh8[ib]-/-mice treated with placebo over three months as compared to control wild type mice at the beginning of the study, confirming a dysfunction of the visual cycle. Results demonstrated that chronic oral administration of Macuneos (BIO201) reduced A2E accumulation in the retina in treated Abca4[ib]-/[ib]- Rdh8[ib]-/-mice by approximately 45% as compared to vehicle control mice, which we believe is a key factor for maintaining visual function.

Effects of chronic oral administration of Macuneos (BIO201) on A2E accumulation in Abca4[ib]-/[ib]- Rdh8[ib]-/-mice.

        Dose-dependent protection of retina integrity in rats.    In the classical blue light damage (BLD) rat model using normal albino rats, we observed that intra-peritoneal administration of Macuneos (BIO201) protected the retina in a dose-dependent manner, as measured by the number of remaining layers of photoreceptors. We demonstrated that there was an approximate 90% increase in the number of photoreceptors layers following the maximum dose of 100 μM of Macuneos (BIO201) as compared to the vehicle control. The results were published in PLoSONE (Fontaine et al.; 2016).

Number of layers of photoreceptors in the blue light rat model after intraperitoneal injection of Macuneos (BIO201).

        Based on this body of work, we believe that Macuneos (BIO201) may have significant clinical potential for the treatment of retinopathies, including dry AMD and Stargardt disease, and warrants continued investigation.

Market Opportunity

        We believe that there is market potential for Macuneos (BIO201) in dry AMD, if approved by regulatory authorities for commercial use. AMD is one of the leading causes of irreversible vision loss and blindness in people over the age of 50 worldwide, and its prevalence increases with advancing age. Based on our review of publicly available data, there is currently no approved medication for dry AMD, which represents between 85 to 90% of all AMD cases according to the American Macular Degeneration Foundation, and, based on our estimates from publicly available information, affects approximately 145 million people worldwide.

        There are a number of companies currently developing treatments for dry AMD, including anti-complement or neuroprotective agents that may treat or alter the progression of the disease. We believe the market for AMD will remain fragmented and will include stand-alone and combination treatments for all stages of the disease. We will continue to study Macuneos (BIO201) to determine its clinical safety and effectiveness, and to explore the feasibility of oral administration, and different modes of action.

Preclinical and Discovery Pipeline

        Our preclinical pipeline currently consists of Macuneos (BIO201), as well as BIO103 and BIO203, which are chemically synthesized life-cycle extension products for Sarconeos (BIO101) and Macuneos (BIO201), respectively. We are testing these preclinical drug candidates in multiple age-related diseases, including rare and orphan disease indications whose disease progression and symptoms are similar to those associated with accelerated aging. We plan to continue to identify new drug candidates through our drug discovery platform based on our functional assays and reverse pharmacology approach.

Competition

        The biotechnology and pharmaceutical industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our expertise in age-related diseases, scientific knowledge and intellectual property portfolio provide us with competitive advantages, we face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions. Not only must we compete with other companies that are focused on neuromuscular diseases and retinopathies, but any drug candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future.

        Many of our competitors may have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

        The key competitive factors affecting the success of all of our drug candidates, if approved, are likely to be their efficacy, safety, tolerability, convenience, price and the availability of reimbursement from government and other third-party payors. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA, EMA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.

        For our drug candidates, the main competitors for each target indication include:

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  Sarcopenia:  Currently, there are no approved medications for sarcopenia. We believe that we compete with several pharmaceutical companies that are developing various technology modalities, including myostatin inhibitors and SARMs in similar therapeutic areas. Such competitors include, but are not limited to Cytokinetics in collaboration with Astellas, Eli Lilly, Novartis, Pfizer, and Sanofi in collaboration with Regeneron.

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  Duchenne Muscular Dystrophy:  Corticosteroids are the standard drug therapy for DMD patients in many countries throughout the world, however they have limited efficacy. In 2017, the FDA approved Emflaza (deflazacort), a corticosteroid developed by PTC Therapeutics for DMD patients older than five years of age in the United States. In 2016, it also granted accelerated approval to Sarepta Therapeutics' eteplirsen, an exon skipping nucleic acid therapeutic for the treatment of DMD. In Europe, PTC Therapeutics' ataluren was granted conditional market authorization for the treatment of nonsense mutation DMD for ambulatory patients who are five years of age or older. A number of other companies are developing drugs that may treat or alter the progression of the disease. Such competitors include, but are not limited to BioMarin Pharmaceuticals, Capricor Therapeutics, Catabasis Pharmaceuticals, FibroGen, Intalfarmaco, Pfizer, Roche, Sarepta Therapeutics, Solid Biosciences, Summit Therapeutics and Wave Life Sciences.

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  Dry Age-Related Macular Degeneration:  Based on our review of research in this area, currently there are no approved therapeutic treatments for dry AMD. We believe that a number of other companies are developing drugs that may treat or alter the progression of the disease. Such competitors include, but are not limited to Allegro Ophthalmics, Apellis Pharmaceuticals, Astellas, Hemera Biosciences, Ionis Pharmaceuticals, Ophthotech Corporation, Roche and Stealth Biotherapeutics,

Manufacturing and Supply

        We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We currently rely, and expect to continue to rely, on third parties for the manufacture of our drug candidates for both preclinical studies and all phases of clinical trials, as well as for commercial manufacture if any of our drug candidates receive marketing approval for commercialization. We obtain key raw materials for Sarconeos (BIO101) and Macuneos (BIO201) from third-party suppliers.

Sarconeos (BIO101)

        BIO101, the active pharmaceutical ingredient, or API, of Sarconeos is a pharmaceutical grade small molecule, 20-hydroxyecdysone (>97% purity of the active molecule). We have produced the API for preclinical and clinical development by purifying the active molecule from Stemmacantha carthamoides Willd or Cyanotis arachnoidea C.B.Clarke, plants cultivated in China and used for medicinal purposes in Traditional Chinese Medicine. At this time we rely on one supplier for the plant quantities we require for all our studies. We have not entered into a long-term supply agreement with this supplier. BIO101 is purified for pharmaceutical use (>97% purity of the active molecule), in observance of GMP for pharmaceuticals, by our manufacturing partner located in Germany, Patheon, a part of Thermo Fisher Scientific, using proprietary and patented processes. We have not entered into a long-term supply agreement with Patheon. However, we believe we have developed a supply chain that has been sufficiently scaled up for the production of clinical batches of Sarconeos (BIO101) for our SARA and MYODA clinical programs. We have already obtained a GMP batch of Sarconeos (BIO101) for our ongoing SARA-INT Phase 2b clinical trial and we believe we can secure sufficient quantities for our SARA and MYODA clinical programs through our current supply chain up to regulatory approval and/or marketing authorization. We are evaluating alternative methods for producing 20-hydroxyecdysone, such as new chemical synthesis or fermentation, and potential alternative plant sources, in order to optimize the supply chain to support our projected commercial needs.

Macuneos (BIO201)

        BIO201, the API of Macuneos, is a pharmaceutical grade small molecule norbixin (>97% purity of the active molecule). We have produced the API for preclinical development by chemical conversion into norbixin of the natural molecule bixin, which has been previously purified from seeds of Bixa orellana L., a plant traditionally used for medicinal purposes in the Amazon. At this time we rely on one supplier for the plant quantities we will require for our MACA clinical program. We have not entered into a long-term supply agreement with this supplier. The pharmaceutical development of Macuneos (BIO201) is performed by Patheon using proprietary processes. The development of the production process, the industrial scale-up, the production of the technical batches, the validation of the dosage methods, as well as the stability studies are currently being planned for 2019 to produce the clinical batches of Macuneos (BIO201) for the MACA-PK Phase 1 clinical trial. We are evaluating alternative methods for producing norbixin, such as fermentation, in order to optimize the supply chain to support our projected commercial needs.

Research and Collaboration Agreements with Sorbonne University and Other Academic Research Institutions

        We have entered into several research and collaboration agreements with Sorbonne University and/or academic research institutions (i.e., the Centre National de la Recherche Scientifique (CNRS), the Institut National de la Recherche Agronomique (INRA), Institut National de la Santé et de la Recherche Médicale (INSERM), and Université Paris Descartes) in order to further our research and development strategies. The purpose of these agreements is to define the terms and conditions of our research (including its financing) and the results of such research.

        The research and collaboration agreements were entered into for an initial fixed term (six to 12 months), and have each been extended by amendments. The agreements may be terminated by any party to the agreement in the event of a breach by another party that has not been remedied within one month of a notice of the breach.

        Pursuant to the terms of the research and collaboration agreements, each of the parties to the agreements remains the owner of intellectual property it owned prior to the time of the agreement, and all parties will have equal ownership of any patents resulting from the research conducted pursuant to such agreements. The parties must jointly agree as to whether the results of research conducted pursuant to the agreement should give rise to the filing of a patent application. In the event that one party does not wish to file a patent application but another party does and agrees to bear alone the cost of such filing, it will have the right to do so and the party who declined to pursue registration of the patent will be required to assign its co-ownership interest of the patent and patent applications to the other party at no charge. For any patent application that is filed, we are responsible for managing the patent application and all intellectual property registrations in France or abroad. In the event that a party desires to assign its co-ownership interest in a patent (except in the event of an assignment between Sorbonne University and CNRS or to one of the inventors within the team dedicated to the research), the other parties to the agreement will have a preemptive right to acquire such party's co-ownership interest. Biophytis has an option to obtain exclusive commercial rights with respect to any products developed through the parties' research pursuant to the terms of the collaborations agreements (whether patentable or not). The parties may use the results of research conducted pursuant to the agreements for other research purposes, subject to informing the other parties to the agreement if such research is to be carried out in collaboration with third parties.

        Pursuant to the terms of the research and collaboration agreements, once a patent is filed, the parties to such agreement enter into (i) a co-ownership agreement providing for the respective rights and obligations of the co-owners of the patents, and (ii) a commercialization/license agreement providing for our right to commercialize products based on the patents in consideration for the payment of royalties to Sorbonne University and/or the other French academic research institutions involved, as applicable, the terms of which will supersede the collaboration agreement. Until these agreements are entered into, the provisions of the collaboration agreements will continue to govern ownership of the results and the rights to commercialize any products developed through such collaborations.

        As of the date of this prospectus, there are two collaboration agreements in effect: (i) the research and collaboration agreement with Sorbonne University and CNRS dated July 1, 2016, as amended on March 22, 2017, relating to the patent family S6, which expired on July 31, 2017 but still governs co-ownership of this patent in the absence of a co-ownership agreement superseding the provisions of this agreement (see "Co-Ownership Agreements" below); and (ii) the research and collaboration agreement with Sorbonne University, CNRS and INSERM dated November 20, 2014 (as amended on May 26, 2015, February 16, 2016, January 1, 2017 and February 8, 2019), relating to AMD.

        We are also negotiating a research and collaboration agreement with Sorbonne University and CNRS relating to heart failure associated with DMD for which research is currently ongoing and a research and collaboration agreement with Université Paris Descartes and SATT Ile de France Innov relating to spinal muscular atrophy for which research is currently ongoing.

Intellectual Property

        We seek to protect and enhance proprietary technology, investments, and improvements that are commercially important to our business by seeking, maintaining and defending patent rights. We also seek to and will continue to rely on regulatory protection afforded through orphan drug designations, data exclusivity, market exclusivity and patent term extensions where available.

        Our industrial property protection policy covers our two key fields of innovation: (i) Sarconeos (BIO101) and our life-cycle extension drug candidate, BIO103, for the treatment of neuromuscular disorders, including sarcopenia and DMD, and (ii) Macuneos (BIO201) and our life-cycle extension drug candidate, BIO203, for the treatment of retinopathies, including dry AMD.

Current Intellectual Property Portfolio

        Our patent portfolio covers 13 patent families, which include a total of 28 co-owned issued patents and a total of 43 co-owned patent applications.

        The issued patents in our portfolio consist of five European patents, three U.S. patents, and 20 patents in other jurisdictions, including France, Australia, Brazil, China, Japan and Russia.

        The pending patent applications in our portfolio consist of four European patent applications, six U.S. patent applications, and 33 patent applications pending in other jurisdictions, including France, Australia, Brazil, Canada, China, India, Israel, Japan, Mexico, Russia and South Korea.

        Our patents and patent applications are all jointly owned by us and Sorbonne, and in some cases together with other academic research institutions (i.e., CNRS, INRA and INSERM). However, subject to our entering into commercialization agreements with CNRS in relation to two patent applications we recently filed, which are further described below as patent families S8 and S9, we hold exclusive commercial rights through licenses of each of our drug candidates.

        Our drug candidates rely upon one or more patent rights protecting various technologies, including rights related to:

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  the use of phytoecdysones in the preparation of a composition to act on metabolic syndrome (Patent family No. S1 "metabolic syndrome");

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  the use of phytoecdysones in stabilizing weight in overweight or obese subjects after dieting (Patent family No. S2 "weight stabilization");

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  the use of phytoecdysones to improve muscular quality in obese and/or sarcopenic mammals (Patent family No. S3 "muscular quality");

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  a process whereby new chemical entities are used in the preparation of medicines (Patent family No. S4 "phytoecdysone analogue");

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  a process for extracting purified 20-hydroxyecdysone and the therapeutic use of these extracts to improve muscle function or treat cardiovascular disease (Patent family No. S5 "20-hydroxyecdysone; extracts");

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  the use of 20-hydroxyecdysone components and their derivatives to treat myopathies and other muscular dystrophies (Patent family No. S6 "20-hydroxyecdysone");

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  the use of phytoecdysones to prevent loss of muscular strength after immobilization (Patent family No. S7 "Loss of muscle strength");

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  the use of phytoecdysones in a treatment of neuromuscular disease (Patent family No. S8 "Phytoecdysones in neuromuscular diseases");

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  the use of phytoecdysones in a treatment of impaired respiratory function (Patent family No. S9 "Phytoecdysones in respiratory diseases);

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  the use of a composition of bixin and norbixin to protect the skin against sun damage (Patent family No. M I "Photo-protection");

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  the use of bixin and norbixin compounds to protect the eye against AMD (Patent family No. M II "AMD");

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  the use of a composition using norbixin in the treatment of AMD (Patent family No. M III "Composition for protecting retinal epithelial cells"); and

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  the use of compounds from the family of flavonoids and anthocyanidins for the treatment, prevention and/or stabilization of AMD and/or Stargardt's disease, pigmentary retinopathy and/or diabetic retinopathy (Patent family MIV "Use of 3-deoxyanthocyanidins for the treatment of eye diseases").

        Individual patent terms extend for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance, and the legal term of patents in the countries in which they are obtained. In most countries in which we file patent applications, including the United States, the patent term is 20 years from the date of filing of the first non-provisional application to which priority is claimed. In certain instances, a patent term can be extended under certain circumstances.

        For example, in the United States, the term of a patent that covers an FDA-approved drug may be eligible for a patent term restoration of up to five years to effectively compensate for the patent term lost during the FDA regulatory review process, subject to several limitations discussed below under "Our Intellectual Property Strategy." Also, in the United States, a patent's term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier-filed patent. Similar term extension mechanism may apply for patents filed with the OEB (European patent office).

        Our issued patents will expire as follows (unless extended):

        Patent family No. S1:

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  Patent No. FR2924346 expires November 30, 2027.

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  Patent Nos. AU2008332981, CN102231986, RU2010126625 and US8236359 expire November 19, 2028.

        Patent family No. S2:

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  Patent No. FR2982489 expires November 10, 2031.

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  Patent Nos. CN103957727, EP2775859, JP6346094 and JP6462918 expire November 12, 2032.

        Patent family No. S3:

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  Patent No. FR2983733 expires December 13, 2031.

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  Patent No. EP2790706 expires December 13, 2032.

        Patent family No. S4:

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  Patent No. FR3021318 expires May 20, 2034.

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  Patent Nos. AU2015263121, EP3145942 and US9938315 expire May 20, 2035.

        Patent family No. MI

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  Patent Nos. FR2947173 and FR2955767 expire June 25, 2029

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  Patent Nos. BR1010113-6, EP2445476 and US9173823 expire June 25, 2030

        Patent family No. M II

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  Patent Nos. FR2975008 and FR2996773 expire May 13, 2031.

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  Patent Nos. EP2717891, JP6421306, and JP6432913 expire May 14, 2032.

        Patent family No. M IV

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  Patent No. FR3036620 expires May 27, 2035.

        In China, Patent No. ZL201280066803.6 from Patent family S-3 was subject to a motion for invalidation brought by a third party based on several arguments, including the insufficient description of the animal model used in the patent, the novelty of the patent, the extension beyond the application as filed and the inventive step. Under Chinese patent law, the invalidity of a patent may be sought by any person or entity after the grant of the patent. The patent was invalidated in China following oral proceedings before the Court of Revision of the Chinese Patent Office. The arguments in favor of the invalidation by the Court of Revision of the Chinese Patent Office were not considered as relevant objections in the context of the European examination procedure leading to the grant of a European patent on May 8, 2019.

        If patents are issued on our pending patent applications, the resulting patents are projected to expire on dates ranging from 2027 to 2039. However, the actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country, and the validity and enforceability of the patent.

Commercialization/License Agreements

        As contemplated by the various research and collaboration agreements, we have entered into two commercialization/license agreements with respect to our patents which are co-owned with Sorbonne University and/or academic research institutions : (i) a commercialization/license agreement, dated January 1, 2016 by and between us and SATT Lutech (acting as agent for CNRS, INRA and Sorbonne University) and CNRS, INRA and Sorbonne University, as amended on March 27, 2019, relating to patent families S1 through S7, or the S-Commercialization Agreement, and (ii) a commercialization/license agreement, dated January 1, 2016, by and between us and SATT Lutech (acting as agent for CNRS, INSERM and Sorbonne University) and CNRS, INSERM and Sorbonne University, patent families M I through M IV, or the M-Commercialization Agreement.

        We expect to further amend the S-Commercialization in the near future in order to include within the scope of the agreement patent families S8 and S9, for which patent applications have recently been filed.

        Unless terminated sooner, these agreements will remain in effect until the expiration or invalidation of the last of the patents covered by such agreement. The terms of the agreements provide that they will automatically terminate upon our termination of activity, wind-up and/or liquidation, a breach of the agreement, or upon a force majeure event (as described in the agreement). In addition, we may terminate these agreements before January 1, 2020 upon 30 days' notification to SATT Lutech and after January 1, 2020 upon 30 days' notification to SATT Lutech and payment of a penalty equal to three times the annual guaranteed minimum amount, except where termination is justified by the denial of marketing authorizations.

        We are required to make certain payments under the S-Commercialization Agreement and M-Commercialization Agreement as follows:

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  under the S-Commercialization Agreement, (i) beginning in the year following the first marketing of a product and in any event no later than 2023, we will pay a guaranteed annual minimum amount of €40 thousand, which will be deducted from the amount of royalties due annually (as described below), (ii) for direct commercialization by the us, the agreement provides for annual single-digit royalties based on the net sales of products, distinguishing between sales of nutraceutical and medicinal products, and (iii) for indirect commercialization by a third party, the agreement provides for annual royalties (10-20%) based on income received from licensees, distinguishing (a) between the sales of nutraceutical products (10-20% royalties) and drug products (10-20% royalties or single-digit royalties) and (b) the product development phase (Phase 1, 2 or 3) at the time of the conclusion of the licensing agreement; and

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  under the M-Commercialization Agreement, (i) beginning in the year following the first marketing of a product and in any event no later than 2020, we will pay a guaranteed annual minimum amount of €15 thousand, which will be deducted from the amount of royalties due annually (as described below), (ii) beginning in the year following the first marketing of a drug product and in any event no later than 2026, the Company will pay an annual guaranteed minimum amount of €50 thousand, which will be deducted from the amount of royalties due annually (as described below), (iii) for direct commercialization by the us, the agreement provides for annual single-digit royalties based on the net sales of products, distinguishing between sales of nutraceutical and medicinal products, and (iii) for indirect commercialization by a third party, the agreement provides for annual royalties (10-20%) based on income received from licensees, distinguishing (a) between the sales of nutraceutical products (10-20% royalties) and drug products (10-20% or single-digit royalties) and (b) the product development phase (Phase 1, 2 or 3) at the time of the conclusion of the licensing agreement;

Co-Ownership Agreements

        As contemplated by the various research and collaboration agreements, we have entered into 10 co-ownership agreements with Sorbonne University and/or academic research institutions, covering all of our patent families except for (i) patent families S5 and S7, which are governed by legal provisions of the French intellectual property code, which applies by default, (ii) patent family S6 which is governed by the research and collaboration dated July 1, 2016 (as amended on March 22, 2017), and (iii) patent families S8 and S9, which have only recently been filed and for which we expect to enter into a similar co-ownership agreement in the near future. Until such time as an agreement is signed in relation to patent families S8 and S9, co-ownership will be governed by legal provisions of the French intellectual property code, which apply by default.

        Each of these co-ownership agreements is entered into for a term ending upon expiration or invalidation of the last of the patents covered by such agreement, or, in the case of the co-ownership agreements covering patent families M I, M III and M IV, until expiration or invalidation of the last of the patents covered by the agreement or as long as the commercialization/license agreement remains in effect. These agreements may be terminated if one of the parties becomes the sole owner of the patents or in the event the parties no longer own the patents. In the event that assignment to a third party is contemplated, the other parties to the agreement will have a preemptive right to acquire such party's co-ownership share.

Intellectual Property Agreement with Stanislas Veillet

        Our CEO, who is a corporate officer (mandataire social) but not an employee of the Company under French law, is involved in our research and development activities. He has developed inventions with us for which we have submitted patent applications in which he is listed as a co-inventor and other inventions that we expect may give rise to patent applications in the future for which we expect he will be included as a co-inventor. As an inventor, our CEO has certain rights under French intellectual property law. These rights are distinct from the statutory rights that usually apply to employee inventors under French law. In order to define a framework within which any intellectual property resulting from our CEO's research and development activities is properly assigned to us, we have entered into an agreement with our CEO, which has been approved by our board of directors, pursuant to which he is entitled to the following payments for his contributions:

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  a first lump sum cash payment of €90 thousand to be paid within 30 days of filing of a patent application based on the assigned rights;

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  a second lump sum cash payment of €90 thousand to be paid within 30 days of publication of a patent application based on the assigned rights; and

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  a 6.5% royalty payment with respect to any license income and/or any net sales by us of products manufactured with the patents filed on the basis of the assigned rights.

        These three payments will be capped at €2.1 million on a platform per platform basis.

        In the event that a third party pharmaceutical and/or biotech company acquires 100% of our capital and voting rights, payments will be accelerated, so that the cap (€2.1 million per platform), less any amount previously paid in respect of a platform, will become immediately payable.

        A payment of €450 thousand will be made to our CEO within 30 days of execution of the agreement, as certain patent applications covered by the agreement had already been filed and therefore triggered payment of the first lump sum.

Trademarks

        In addition to patent protection, we have trademark protection in many countries for our name (Biophytis) and our drug candidates (in particular, "Macuneos" and "Sarconeos"). In total, we hold 36 trademarks or trademark applications. None of our trademarks are subject to a third-party license.

Our Intellectual Property Strategy

        Our patent policy is to file the first priority application regionally in France, then extend that patent application for international coverage by filing a related international application through the Patent Cooperation Treaty, or PCT. The PCT international application has the potential to be pursued in 142 PCT-contracting countries.

        We determine which countries to pursue patent coverage in based on our business strategy. Our business strategy focuses on two main zones in which to pursue patent coverage via the PCT: (1) Europe, and in particular, the major European countries, USA, and Japan because these countries are where most of the main major pharmaceutical companies are concentrated, and (2) the BRIC zone, which is Brazil, Russia, India, and China; and sometimes Canada, Australia and South Korea.

        Our objective for this international intellectual property strategy is to secure the earliest patents in these target countries and obtain the broadest and most effective scope of intellectual property protection in these countries. In addition to protecting our innovations by patents, they often have supplemental regulatory data exclusivity in connection with the marketing authorization of our products.

Government Regulation

        Government authorities in the United States (including federal, state and local authorities) and in other countries, extensively regulate, among other things, the manufacturing, research and clinical development, marketing, labeling and packaging, storage, distribution, post-approval monitoring and reporting, advertising and promotion, pricing, and export and import of pharmaceutical products and active pharmaceutical ingredients, such as those we are developing. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. Government Regulation

        In the United States, the FDA regulates drugs under the FDCA and its implementing regulations, and biologics under the FDCA and the Public Health Service Act, or PHSA, and its implementing regulations. FDA approval is required before any new unapproved drug or dosage form, including a new use of a previously approved drug, can be marketed in the United States. Drugs and biologics are also subject to other federal, state and local statutes and regulations. If we fail to comply with applicable FDA or other requirements at any time during the drug development process, clinical testing, the approval process or after approval, we may become subject to administrative or judicial sanctions. These sanctions could include the FDA's refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, warning letters, product recalls, product seizures, placement on Import Alerts, debarment of personnel, employees or officers, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution.

        The process required by the FDA before drug candidates may be marketed in the United States generally involves the following:

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  completion of extensive preclinical laboratory tests, preclinical animal studies, and toxicity data, all performed in accordance with the GLP regulations;

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  submission to the FDA of an IND, which must become effective before human clinical studies may begin;

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  approval by an independent IRB or ethics committee representing each clinical site before each clinical study may be initiated;

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  performance of adequate and well-controlled human clinical studies to establish the safety and efficacy, or in the case of a biologic, the safety, purity and potency, of the drug candidate for each proposed indication;

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  preparation of and submission to the FDA of a new drug application, or NDA, or biologics license application, or BLA, after completion of all pivotal clinical studies;

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  review of the product application by an FDA advisory committee, where appropriate and if applicable;

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  a determination by the FDA within 60 days of its receipt of an NDA or BLA to file the application for review;

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  satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities where the drug candidate is produced to assess compliance with cGMP; and

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  FDA review and approval of an NDA or BLA prior to any commercial marketing or sale of the drug or biologic in the United States.

        An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for human studies. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology and pharmacodynamic characteristics of the product; chemistry, manufacturing and controls information; and any available human data or literature to support the use of the investigational new drug. An IND must become effective before human clinical studies may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to the proposed clinical studies. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before clinical studies can begin. Accordingly, submission of an IND may or may not result in the FDA allowing clinical studies to commence.

Clinical Studies

        Clinical studies involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical studies are conducted under protocols detailing, among other things, the objectives of the study, and the parameters to be used in monitoring safety and the efficacy criteria to be evaluated. A protocol for each clinical study and any subsequent protocol amendments must be submitted to the FDA as part of the IND. Additionally, approval must also be obtained from each clinical study site's IRB before the studies may be initiated, and the IRB must monitor the study until completed. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries, such as ClinicalTrials.gov.

        The clinical investigation of a drug or biologic is generally divided into three or four phases. Although the phases are usually conducted sequentially, they may overlap or be combined.

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  Phase 1.    The drug or biologic is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to evaluate the safety, dosage tolerance, metabolism and pharmacologic actions of the investigational new drug in humans, the side effects associated with increasing doses, and if possible, to gain early evidence on effectiveneness.

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  Phase 2.    The drug or biologic is administered to a limited patient population to evaluate dosage tolerance and optimal dosage, identify possible adverse side effects and safety risks and preliminarily evaluate efficacy.

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  Phase 3.    The drug or biologic is administered to an expanded patient population, generally at geographically dispersed clinical study sites to generate enough data to statistically evaluate dosage, clinical effectiveness and safety, to establish the overall benefit-risk relationship of the investigational product and to provide an adequate basis for product approval.

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  Phase 4.    In some cases, the FDA may condition approval of an NDA or BLA for a drug candidate on the sponsor's agreement to conduct additional clinical studies after approval. In other cases, a sponsor may commit to conducting or voluntarily conduct additional clinical studies after approval to gain more information about the drug. Such post-approval studies are typically referred to as Phase 4 clinical studies.

        A confirmatory or pivotal study is a clinical study that adequately meets regulatory agency requirements for the evaluation of a drug candidate's efficacy and safety such that it can be used to justify the approval of the product. Generally, pivotal studies are Phase 3 studies, but the FDA may accept results from Phase 2 studies if the study design provides a well-controlled and reliable assessment of clinical benefit, particularly in situations where there is an unmet medical need and the results are sufficiently robust. In such cases, FDA may require post-market studies for safety and efficacy to be conducted for the drug candidate. The FDA may withdraw the approval if the results indicate that the approved drug is not safe or effective.

        The FDA, the IRB or the clinical study sponsor may suspend or terminate a clinical study at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Additionally, some clinical studies are overseen by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study. We may also suspend or terminate a clinical study based on evolving business objectives and/or competitive climate.

Submission of an NDA or BLA to the FDA

        Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, detailed investigational new drug product information is submitted to the FDA in the form of an NDA or BLA requesting approval to market the product for one or more indications. Under federal law, the submission of most NDAs and BLAs is subject to a substantial application user fee. Applications for orphan drug products are exempted from the NDA and BLA application user fees.

        An NDA or BLA must include all relevant data available from pertinent preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product's chemistry, manufacturing, controls and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of a product, or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational product to the satisfaction of the FDA.

        Once an NDA or BLA has been submitted, the FDA's goal is to review the application within ten months after it accepts the application for filing, or, if the application relates to an unmet medical need in a serious or life-threatening indication, six months after the FDA accepts the application for filing. The review process is often significantly extended by FDA requests for additional information or clarification.

        Before approving an NDA or BLA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA or BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP.

        The FDA is required to refer an application for an investigational drug or biologic to an advisory committee or explain why such referral was not made. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the investigational product application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions and typically follows such recommendations.

The FDA's Decision on an NDA or BLA

        After the FDA evaluates the NDA or BLA and conducts inspections of manufacturing facilities, it may issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug or biologic with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter may require additional clinical data and/or an additional pivotal Phase 3 clinical study(ies), and/or other significant, expensive and time-consuming requirements related to clinical studies, preclinical studies or manufacturing. Even if such additional information is submitted, the FDA may ultimately decide that the NDA or BLA does not satisfy the criteria for approval. The FDA could also approve the NDA or BLA with a REMS to mitigate risks, which could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling, development of adequate controls and specifications or a commitment to conduct one or more post-market studies or clinical studies. Such post-market testing may include Phase 4 clinical studies and surveillance to further assess and monitor the product's safety and effectiveness after commercialization. The FDA may have the authority to withdraw its approval if post-market testing fails to verify the approved drug's clinical benefit, if the applicant does not perform the required testing with due diligence, or if the any other evidence demonstrates the approved drug is not safe or effective, among other reasons. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA's policies may change, which could delay or prevent regulatory approval of our products under development.

Expedited Review and Accelerated Approval Programs

        The FDA has various programs, including fast track designation, breakthrough therapy designation, accelerated approval, regenerative medicine advanced therapy and priority review, that are intended to expedite the development and approval of new drugs and biologics that address unmet medical needs in the treatment of serious or life-threatening diseases and conditions. To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need. The FDA may review sections of the NDA for a fast-track product on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

        The FDA may give a priority review designation to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists. A priority review means that the goal for the FDA to review an application is six months, rather than the standard review of ten months under current. These six and ten-month review periods are measured from the "filing" date rather than the receipt date for NDAs for new molecular entities, which typically adds approximately two months to the timeline for review and decision from the date of submission. Most products that are eligible for fast-track designation are also likely to be considered appropriate to receive a priority review.

        In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may be eligible for accelerated approval and may be approved on the basis of adequate and well-controlled clinical studies establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a drug receiving accelerated approval to perform post-marketing studies to verify and describe the predicted effect on irreversible morbidity or mortality or other clinical endpoint, and the drug may be subject to accelerated withdrawal procedures.

        Moreover, under the provisions of the Food and Drug Administration Safety and Innovation Act passed in July 2012, a sponsor can request designation of a drug candidate as a "breakthrough therapy." A breakthrough therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drugs designated as breakthrough therapies are also eligible for the other expedited review and approval programs, including accelerated approval, priority review, regenerative medicine advanced therapy, and fast-track designation. The FDA must take certain actions, such as holding timely meetings and providing advice, intended to expedite the development and review of an application for approval of a breakthrough therapy.

        In addition, the 21st Century Cures Act in 2016 made the Regenerative Medicine Advanced Therapy, or RMAT, designation available for investigational drugs that are intended to treat, modify, reverse, or cure a serious condition, with preliminary clinical evidence indicating that the drug has the potential for addressing unmet medical needs for such condition. The RMAT designation is available for cell therapy, therapeutic tissue engineering products, human cell and tissue products, and combination products that use such therapies or products. The advantages of RMAT designation include those of breakthrough and fast track designations, such as early interactions with FDA and rolling review of applications, and the drug candidate with the RMAT designation may be eligible for accelerated approval. Requests for RMAT designations should be made with the IND application (if preliminary clinical evidence is available), but no later than the end-of-phase-2 meeting.

        Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Post-Approval Requirements

        Drugs and biologics marketed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior FDA review and approval. There also are continuing, annual user fee requirements.

        Manufacturers are subject to periodic unannounced inspections by the FDA and state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

        Discovery of previously unknown problems with a product or the failure to comply with applicable requirements may result in restrictions on a product, manufacturer or holder of an approved NDA or BLA, including withdrawal or recall of the product from the market or other voluntary, FDA-initiated or judicial action that could delay or prohibit further marketing. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA's policies may change, which could delay or prevent regulatory approval of our products under development.

        The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

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  restrictions on the marketing or manufacturing of the product;

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  complete withdrawal of the product from the market or product recalls;

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  fines, warning letters or holds on post-approval clinical studies;

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  refusal of the FDA to approve pending NDAs or BLAs or supplements to approved NDAs or BLAs, or suspension or revocation of product licenses or approvals;

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  product seizure or detention, or refusal to permit the import or export of products; or

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  injunctions or the imposition of civil or criminal penalties.

        The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

Orphan Designation and Exclusivity

        Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States and when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States for that drug or biologic. Orphan drug designation must be requested before submitting a BLA or NDA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA.

        If a product that has orphan drug designation subsequently receives the first FDA approval for a particular active ingredient for the disease for which it has such designation, the product is entitled to orphan product marketing exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same biologic for the same use or indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA or NDA application user fee.

        A designated orphan drug many not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or, as noted above, if the second applicant demonstrates that its product is clinically superior to the approved product with orphan exclusivity or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Biosimilars and Exclusivity

        The Affordable Care Act, signed into law in 2010, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. To date, only a handful of biosimilars have been licensed under the BPCIA, although numerous biosimilars have been approved in Europe. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.

        Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity and potency, can be shown through analytical studies, human PK and PD studies, clinical immunogenicity assessments, animal studies and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. However, complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.

        Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant's own preclinical data and data from adequate and well-controlled clinical studies to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed "interchangeable" by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

        A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued "Written Request" for such a study.

        The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, recent government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and impact of the BPCIA is subject to significant uncertainty.

Hatch-Waxman Amendments and Exclusivity

        Section 505 of the FDCA describes three types of marketing applications that may be submitted to the FDA to request marketing authorization for a new drug. A Section 505(b)(1) NDA is an application that contains full reports of investigations of safety and efficacy. A 505(b)(2) NDA is an application that contains full reports of investigations of safety and efficacy but where at least some of the information required for approval comes from investigations that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. This regulatory pathway enables the applicant to rely, in part, on the FDA's prior findings of safety and efficacy for an existing product, or published literature, in support of its application. Section 505(j) establishes an abbreviated approval process for a generic version of approved drug products through the submission of an ANDA. An ANDA provides for marketing of a generic drug product that has the same active ingredients, dosage form, strength, route of administration, labeling, performance characteristics and intended use, among other things, to a previously approved product. ANDAs are termed "abbreviated" because they are generally not required to include preclinical (animal) and clinical (human) data to establish safety and efficacy. Instead, generic applicants must scientifically demonstrate that their product is bioequivalent to, or performs in the same manner as, the innovator drug through in vitro, in vivo or other testing. The generic version must deliver the same amount of active ingredients into a subject's bloodstream in the same amount of time as the innovator drug and can often be substituted by pharmacists under prescriptions written for the reference listed drug. In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent with claims that cover the applicant's drug or a method of using the drug. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential competitors in support of approval of an ANDA or 505(b)(2) NDA.

        Upon submission of an ANDA or a 505(b)(2) NDA, an applicant must certify to the FDA that (1) no patent information on the drug product that is the subject of the application has been submitted to the FDA; (2) such patent has expired; (3) the date on which such patent expires; or (4) such patent is invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted. Generally, the ANDA or 505(b)(2) NDA cannot be approved until all listed patents have expired, except where the ANDA or 505(b)(2) NDA applicant challenges a listed patent through the last type of certification, also known as a paragraph IV certification. If the applicant does not challenge the listed patents, or indicates that it is not seeking approval of a patented method of use, the ANDA or 505(b)(2) NDA application will not be approved until all of the listed patents claiming the referenced product have expired.

        If the ANDA or 505(b)(2) NDA applicant has provided a Paragraph IV certification to the FDA, the applicant must send notice of the Paragraph IV certification to the NDA and patent holders once the application has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the paragraph IV certification. If the paragraph IV certification is challenged by an NDA holder or the patent owner(s) asserts a patent challenge to the paragraph IV certification, the FDA may not approve that application until the earlier of 30 months from the receipt of the notice of the paragraph IV certification, the expiration of the patent, when the infringement case concerning each such patent was favorably decided in the applicant's favor or settled, or such shorter or longer period as may be ordered by a court. This prohibition is generally referred to as the 30-month stay. In instances where an ANDA or 505(b)(2) NDA applicant files a paragraph IV certification, the NDA holder or patent owner(s) regularly take action to trigger the 30-month stay, recognizing that the related patent litigation may take many months or years to resolve.

        The FDA also cannot approve an ANDA or 505(b)(2) application until all applicable non-patent exclusivities listed in the Orange Book for the branded reference drug have expired. For example, a pharmaceutical manufacturer may obtain five years of non-patent exclusivity upon NDA approval of a new chemical entity, or NCE, which is a drug containing an active moiety that has not been approved by FDA in any other NDA. An "active moiety" is defined as the molecule responsible for the drug substance's physiological or pharmacologic action. During that five-year exclusivity period, the FDA cannot accept for filing (and therefore cannot approve) any ANDA seeking approval of a generic version of that drug or any 505(b)(2) NDA that relies on the FDA's approval of the drug, provided that that the FDA may accept an ANDA four years into the NCE exclusivity period if the ANDA applicant also files a Paragraph IV certification.

        A drug, including one approved under Section 505(b)(2), may obtain a three-year period of exclusivity for a particular condition of approval, or change to a marketed product, such as a new formulation for a previously approved product, if one or more new clinical studies (other than bioavailability or bioequivalence studies) was essential to the approval of the application and was conducted/sponsored by the applicant. Should this occur, the FDA would be precluded from approving any ANDA or 505(b)(2) application for the protected modification until after that three-year exclusivity period has run. However, unlike NCE exclusivity, the FDA can accept an application and begin the review process during the exclusivity period.

Other Healthcare Laws and Compliance Requirements

        Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Such laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, privacy and security and physician sunshine laws and regulations. If their operations are found to be in violation of any of such laws or any other governmental regulations that apply, they may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of operations, exclusion from participation in federal and state healthcare programs and individual imprisonment.

Coverage and Reimbursement

        Sales of any product depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state and foreign government healthcare programs, commercial insurance and managed healthcare organizations and the level of reimbursement for such product by third-party payors. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. These third-party payors are increasingly reducing reimbursements for medical products, drugs and services. In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product. Decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product and also have a material adverse effect on sales. Even after FDA approves a product, failure to have the product covered by third-party payors may have material adverse effect on sales. Federal and state governments continue to promulgate new policies and regulations; such policies and regulations may have material adverse effect on sales. These laws and regulations may restrict, prohibit, or preventing us from implementing a wide range of pricing, discounting, marketing, promotion, sales commission, incentive programs, and other business activities. No uniform policy of coverage and reimbursement among third-party payors exists in the United States. Such payors often rely upon Medicare coverage policy establishing their coverage and reimbursement policies. However, each payor makes independent and separate decisions regarding the extent of coverage and amount of reimbursement to be provided.

Healthcare Reform

        In March 2010, former President Obama signed the Affordable Care Act, which substantially changed the way healthcare is financed by both governmental and private insurers in the United States, and significantly affected the pharmaceutical industry. The Affordable Care Act contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement adjustments and fraud and abuse changes. Additionally, the Affordable Care Act increases the minimum level of Medicaid rebates payable by manufacturers of brand name drugs from 15.1% to 23.1%; requires collection of rebates for drugs paid by Medicaid managed care organizations; requires manufacturers to participate in a coverage gap discount program, under which they must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D; and imposes a non-deductible annual fee on pharmaceutical manufacturers or importers who sell "branded prescription drugs" to specified federal government programs.

        Since its enactment, there have been judicial and Congressional challenges to certain aspects of the Affordable Care Act, and we expect there will be additional challenges and amendments to the Affordable Care Act in the future. Other legislative changes have been proposed and adopted since the

Affordable Care Act was enacted, including aggregate reductions of Medicare payments to providers of 2% per fiscal year and reduced payments to several types of Medicare providers. Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed bills designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. Individual states in the United States have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, proposing to encourage importation from other countries and bulk purchasing.

Foreign Corrupt Practices Act

        Our business activities may be subject to the Foreign Corrupt Practices Act, or FCPA, and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we operate. The FCPA generally prohibits offering, promising, giving, or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action, or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, the health care providers who prescribe pharmaceuticals are employed by their government, and the purchasers of pharmaceuticals are government entities; therefore, our dealings with these prescribers and purchasers are subject to regulation under the FCPA. There is no certainty that all of our employees, agents, suppliers, manufacturers, contractors, or collaborators, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers, or our employees, the closing down of facilities, including those of our suppliers and manufacturers, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries as well as difficulties in manufacturing or continuing to develop our products, and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, and our business, prospects, operating results, and financial condition.

European Union Drug Development

        In the European Union, our drug candidates may also be subject to extensive regulatory requirements. As in the United States, medicinal products can only be marketed if a marketing authorization from the competent regulatory agencies has been obtained.

        Similar to the United States, the various phases of preclinical and clinical research in the European Union are subject to significant regulatory controls. Clinical trials of medicinal products in the European Union must be conducted in accordance with European Union, national regulations and international standards for GCP.

        Clinical trials are currently governed by EU Clinical Trials Directive 2001/20/EC that set out common rules for the control and authorization of clinical trials in the European Union.

        To improve the current system, Regulation (EU) No 536/2014 on clinical trials on medicinal products for human use was adopted in 2014. The Regulation aims at harmonizing and streamlining the clinical trials authorization process, simplifying adverse event reporting procedures, improving the supervision of clinical trials, and increasing their transparency, notably via a clinical trial information system set up by the EMA. The new Regulation expressly provides that it will not be applied before six months after the publication of a notice delivered by the European Commission on the European Union clinical trial portal and database. As such notice requires a successful (partial) audit of the database and as that database is still under development, there is no scheduled application date yet. Pursuant to the transitory provisions of the new regulation, the Clinical Trials Directive 2001/20/EC will still apply for three years after the implementation of the European Union clinical trial portal and database. Thus the sponsor has the possibility to choose between the requirements of the directive and the regulation for a period of three years from the entry into force of the regulation.

        Under the current regime, before a clinical trial can be initiated it must be approved in each of the EU Member States where the trial is to be conducted by two distinct bodies: the National Competent Authority, or NCA, and one or more Ethics Committees, or ECs. Under the current regime all suspected unexpected serious adverse reactions, or SUSARs, to the investigated drug that occur during the clinical trial have to be reported to the NCA and ECs of the Member State where they occurred. The Directive also imposes an obligation of periodic notification so as to inform the EC of the progress of the clinical trial.

European Union Drug Review and Approval

        In the EEA (which is comprised of the 28 Member States of the European Union plus Norway, Iceland and Liechtenstein), medicinal products can only be commercialized after obtaining a Marketing Authorization, or MA. MAs may be granted either centrally (Community MA) or nationally (National MA).

        The Community MA is issued centrally by the European Commission through the Centralized Procedure, based on the opinion of the CHMP of the EMA and is valid throughout the entire territory of the EEA. The Centralized Procedure is mandatory for certain types of products such as orphan medicinal products and medicinal products containing a new active substance indicated for the treatment of neurodegenerative disorders. The Centralized Procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the European Union.

        National MAs are issued nationally by the competent authorities of the Member States of the EEA and only cover their respective territory. National MAs are available for products not falling within the mandatory scope of the Centralized Procedure. We do not foresee that any of our current drug candidates will be suitable for a National MA as they fall within the mandatory criteria for the Centralized Procedure. Therefore, our drug candidates will be approved through Community MAs.

        Under the above-described procedures, before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

        The paediatric use marketing authorisation, or PUMA, is a dedicated marketing authorisation for medicinal products indicated exclusively for use in the paediatric population, with, if necessary, an age-appropriate formulation. Pursuant to Regulation (EC) No. 1901/2006 (The "Paediatric Regulation"), all PUMAll applications for marketing authorization for new medicines must include to be valid, in addition to the particulars and documents referred to in Directive 2001/83/EC, the results of all studies performed and details of all information collected in compliance with a pediatric investigation plan agreed between regulatory authorities and the applicant, unless the medicine is exempt because of a deferral or waiver of the EMA.

        Before the EMA is able to begin its assessment of a Community MA application, it will validate that the applicant has complied with the agreed pediatric investigation plan. The applicant and the EMA may, where such a step is adequately justified, agree to modify a pediatric investigation plan to assist validation. Modifications are not always possible; may take longer to agree than the period of validation permits; and may still require the applicant to withdraw its marketing authorization application and to conduct additional non-clinical and clinical studies. Products that are granted a MA on the basis of the pediatric clinical trials conducted in accordance with the Pediatric Investigation Plan, or PIP, are eligible for a six-month extension of the protection under a supplementary protection certificate (if any is in effect at the time of approval) or, in the case of orphan medicinal products, a two-year extension of the orphan market exclusivity. This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the PIP are developed and submitted.

Orphan Drugs

        In the European Union, Regulation (EC) No 141/2000 of the European Parliament and of the Council of December 16, 1999 on orphan medicinal products, as amended, states that a drug shall be designated as an orphan drug if its sponsor can establish that the three following cumulative conditions are met:

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  the product is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition;

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  the prevalence of the conditions is not more than five in ten thousand persons in the European Union when the application is made, or that it is intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition in the European Union and that without incentives it is unlikely that the marketing of the drug in the European Union would generate sufficient return to justify the necessary investment; and

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  that there is no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized in the European Union or, if such method exists, that the drug will be of significant benefit to those affected by that condition.

        Pursuant to Regulation (EC) No. 847/2000 of April 27, 2000 laying down the provisions for implementation of the criteria for designation of a medicinal product as an orphan medicinal product and definitions of the concepts "similar medicinal product" and "clinical superiority", an application for the designation of a drug as an orphan drug must be submitted at any stage of development of the drug before filing of a MA application.

        The European Union offers incentives to encourage the development of designated orphan medicines (protocol assistance, fee reductions, etc.) and provides opportunities for market exclusivity. Pursuant to abovementioned Regulation (EC) No. 141/2000, products receiving orphan designation in the European Union can obtain market exclusivity for a certain number of years in the European Union following the marketing approval.

        If a Community MA in respect of an orphan drug is granted, regulatory authorities will not, for a period of usually ten years, accept another application for a MA, or grant a MA or accept an application to extend an existing MA, for the same therapeutic indication, in respect of a similar drug. This period may however be reduced to six years if, at the end of the fifth year, it is established, in respect of the drug concerned, that the above-mentioned criteria for orphan drug designation are no longer met, in other words, when it is shown on the basis of available evidence that the product is sufficiently profitable not to justify maintenance of market exclusivity.

        Pursuant to Regulation No. 1901/2006, for orphan medicinal products, instead of an extension of the supplementary protection certificate, the ten-year period of orphan market exclusivity should be extended to 12 years if the requirement for data on use in the pediatric population is fully met (i.e. when the request contains the results of all studies carried out under the approved PIP and when the declaration attesting the conformity of the request to this PIP is included in the MA).

        Notwithstanding the foregoing, a MA may be granted, for the same therapeutic indication, to a similar drug if:

  •
  the holder of the MA for the original orphan drug has given its consent to the second applicant;

  •
  the holder of the MA for the original orphan drug is unable to supply sufficient quantities of the drug; or

  •
  the second applicant can establish in the application that the second drug, although similar to the orphan drug already authorized, is safer, more effective or otherwise clinically superior.

        The abovementioned Regulation (EC) No. 141/2000 provides for other incentives regarding orphan medicinal products.

Post-Approval Controls

        The holder of a MA must comply with EU requirements applicable to manufacturing, marketing, promotion and sale of medicinal products. In particular, the holder of the MA must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance, or QPPV, who is responsible for oversight of that system and who will reside and operate in the EU. Key obligations include safety expedited reporting of suspected serious adverse reactions and submission of periodic safety update reports, or PSURs.

        All new MAs must include a risk management plan, or RMP, to submit to the EMA, describing the risk management system that the company will put in place and documenting measures to prevent or minimize the risks associated with the product. The regulatory authorities may also impose specific obligations as a condition of the MA. Such risk-minimization measures or post-authorization obligations may include additional safety monitoring, more frequent submission of PSURs, or the conduct of additional clinical trials or post-authorization safety studies. RMPs and PSURs are routinely available to third parties requesting access, subject to limited redactions. All advertising and promotional activities for the product must be consistent with the approved summary of product characteristics, and therefore all off-label promotion is prohibited. Direct-to-consumer advertising of prescription medicines is also prohibited in the European Union. Although general requirements for advertising and promotion of medicinal products are established under EU directives, the details are governed by regulations in each EU Member State and can differ from one country to another.

Reimbursement

        The European Union provides options for its Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A Member State may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. For example, in France, effective market access will be supported by agreements with hospitals and products may be reimbursed by the Social Security Fund. The price of medicines covered by national health insurance is negotiated with the Economic Committee for Health Products, or CEPS. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our drug candidates. Historically, products launched in the European Union do not follow price structures of the United States and generally prices tend to be significantly lower.

Other European Regulatory Matters

French Regulatory Framework for Clinical Development

        In France, Directive No. 2001/20/EC has been implemented in French national law, establishing a system of prior authorization and requiring a prior favorable opinion from an ethics committee.

        Parties to a clinical trial agreement, or CTA, must use a CTA template ("unique agreement" or convention unique) to organize the conduct of interventional clinical trials with commercial purpose, as well as specific template exhibits to this agreement. Once concluded, the CTA is communicated for information by the sponsor to the French national board of physicians (Ordre national des médecins) without delay.

        The processing of personal data collected during clinical trials has to comply with the Regulation (EU) 2016/679 of the European Parliament and of the Council of April 27, 2016 and Law No 2018-493 of June 20, 2018 on the protection of personal data, implementing the Regulation (EU) 2016/679 requirements. Regarding automatic processing operations for the purpose of research or clinical studies, formalities have to be completed before the French data protection authority, the Commission Nationale de l'Informatique et des Libertés, or CNIL, so as to obtain the authorisation to process personal data. However, there are simplified standards.

        Law No. 2011-2012 of December 29, 2011, or Loi Bertrand, aimed at strengthening the health safety of medicinal and health products, as amended (and its implementing decrees), introduced into French law provisions regarding transparency of fees received by some healthcare professionals from health product industries, i.e. companies manufacturing or marketing health products (Article L.1453-1 of the French Public Health Code). These provisions have been recently extended and redefined by Decree No. 2016-1939 of December 28, 2016, which clarified French "Sunshine" regulations. The decree notably provides that companies manufacturing or marketing health care products (medicinal products, medical devices, etc.) in France shall publicly disclose (mainly on a specific public website available at: https://www.entreprises-transparence.sante.gouv.fr) the advantages and fees paid to healthcare professionals amounting to €10 or above, as well as the agreements concluded with the latter, along with detailed information about each agreement (the precise subject matter of the agreement, the date of signature of the agreement, its end date, the total amount paid to the healthcare professional, etc.). Another declaration must also be filed to the competent healthcare professional body.

        Law No. 2011-2012 also reinforced the French anti-gift rules and Order No. 2017-49 of January 19, 2017 amended the law and expanded the scope of the general prohibition of payments from pharmaceutical and device manufacturers to healthcare professionals to broadly cover any company manufacturing or marketing health products, regardless of whether or not payment for the products is reimbursed under the French social security system (new Articles L. 1453-3 et seq. of the French Public Health Code). It also changed the procedure related to the prior submission to the national or departmental board of the relevant healthcare professional body. Moreover, the penalties incurred for non-compliance with the requirements of the Anti-Gift Law will be doubled to a fine of up to €750,000. The changes of the anti-gift rules will only enter into force after the publication of implementing measures.

French Pharmaceutical Company Status

        In France, there is a regulated status of pharmaceutical establishment and operating company, which allows us to manufacture and market drug candidates. Obtaining a pharmaceutical establishment license, either as a distributor or as a manufacturer requires the submission of an application file to the ANSM. The application package will vary depending on the type of application (distribution license or manufacturing license). The ANSM grants such license after verifying that the company has adequate premises, the necessary personnel and adequate procedures to carry out the proposed pharmaceutical activities.

Employees

        As of December 31, 2018, we had 30 employees, all of whom are full-time, 23 of whom were engaged in research and development activities and seven of whom were engaged in general and administrative activities. As of December 31, 2018, 24 of our employees were located in France and six of our employees were located in the United States. None of our employees are subject to a collective bargaining agreement. We consider our relationship with our employees to be good.

Properties and Facilities

        We lease approximately 638 square meters of office space at Sorbonne University—BC 9, Bâtiment A 4ème étage, 4 place Jussieu 75001 Paris, France for research and development and administrative activities. The lease agreement (convention d'occupation du domaine public) provides for a one-year renewable term and for the payment of an annual fee of €215,012. We believe that our existing facility is adequate to meet our current needs, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms. Our United States subsidiary, Biophytis, Inc., leases administrative offices at c/o NGIN 210 Broadway, Suite #201, Cambridge, Massachusetts 02138. Additionally, Biophytis, Inc. has a month-to-month lease at c/o WeWork, 135 E. 57th St., New York, NY 10022.

Legal Proceedings

        We are not currently a party to any material legal proceedings.

        On June 14, 2016, the Autorité des marchés financiers, the French securities regulator or AMF, notified us that it had opened an inquiry as to (i) whether we had timely disclosed to the market the change in the expected timeline for the clinical trials of two of our products, and (ii) whether we had provided the market with full and fair information regarding the approval of a clinical trial by a regulatory authority. On April 18, 2018, the AMF informed us that its inquiry had been completed and that its Board (Collège) had decided to refer the matter to its Sanctions Commission, limiting the scope to timely disclosure only and alleging a breach of Article 223-2 of the AMF General Regulation (i.e., delayed disclosure of information) by us and our Chief Executive Officer, as the legal representative of our corporate entity. As a result, the matter is now being investigated by the AMF Sanctions Commission (Commission des sanctions). The AMF Sanctions Commission has appointed a rapporteur, who is charged with investigating the alleged breach and preparing a report to the Sanctions Commission. On March 19, 2019, the rapporteur interviewed us an our Chief Executive Officer. During this interview, we answered further questions regarding the alleged breach and agreed to provide further documentation to the rapporteur as requested. The Sanctions Commission hearing is expected to be scheduled in the second half of 2019. The Sanctions Commission typically renders its decision a few weeks after the hearing. We believe that our disclosure was timely and that we have good factual and legal arguments to support the view that no breach was committed. We intend to defend ourselves vigorously. The maximum fine that can be imposed by the Sanctions Commission is €100 million or ten times the profits derived from the breach (article L.621-15 of the French Financial and Monetary Code—Code monétaire et financier); however, the Sanctions Commission has, to our knowledge, only once (in 2018) imposed the maximum amount possible and, based on fines imposed in similar circumstances, we believe that any sanctions imposed on us or our Chief Executive Officer would not be material in amount. The decision of the Sanctions Commission may be appealed to the Paris Court of Appeal, either by us and our Chief Executive Officer, or by the Board of the AMF.

MANAGEMENT

Executive Officers and Board of Directors

        The following table presents information about our officers and directors as of the date of this prospectus.

NAME	AGE	POSITION
Executive Officers
Stanislas Veillet	53	Chairman of the Board, Chief Executive Officer and Director
Daniel Schneiderman	41	Chief Financial Officer
Jean-Christophe Montigny	54	Chief Operating Officer
René Lafont	73	Chief Scientific Officer
Pierre J. Dilda	49	Vice President of Research
Waly Dioh	51	Vice President of Clinical Operations
Philippe Dupont	59	Vice President of Pharmaceutical Operations
Manfred Horst	59	Business Development Officer
Key Employees
Samuel Agus	51	Chief Medical Officer(1)
Non-Employee Directors
Dimitri Batsis	53	Director
Nadine Coulm	56	Director
Jean M. Franchi	52	Director
Eric Rowinsky	62	Director

(1)
Employed by Biophytis, Inc., our wholly-owned subsidiary in the United States.

        Unless otherwise indicated, the current business addresses for our executive officers and directors is Sorbonne University—BC 9, Bâtiment A 4ème étage, 4 place Jussieu 75001 Paris, France.

Biographies

Executive Officers

        Stanislas Veillet is the co-founder of Biophytis. He has served as our President since the Company's inception and served as Chief Executive Officer (Directeur Général) and chairman of our board since May 2015. He began his career in Brazil as a researcher at the Centre de coopération international en recherché agronomique pour le développement, or CIRAD from 1989 to 1993, before obtaining a Ph.D. in Genetics. From 1994 to 2001, Mr. Veillet managed a biotechnology laboratory for the Cargill Group, then Pharmacia-Monsanto, to develop a high throughput platform for whole genome sequencing. From 2002 to 2006, he managed the Life Sciences Department of the Danone Group, where he developed several products, including Danacol and Danaten for the prevention of cardiovascular diseases. Mr. Veillet has a degree in Engineering and a Ph.D. in Genetics from AgroParisTech.

        Daniel Schneiderman has served as Chief Financial Officer of Biophytis, Inc., our wholly-owned U.S. subsidiary, since November 2018, and as Chief Financial Officer of the Company since June 7, 2019. He previously served as the Vice President, Finance and Controller for MetaStat, Inc., a biotechnology company, from February 2012 to October 2018. Mr. Schneiderman holds a BA degree in economics from Tulane University.

        Jean-Christophe Montigny has served as our Chief Operating Officer since November 2018, prior to which he served as our Chief Financial Officer since March 2009. As noted elsewhere in this prospectus, on June 7, 2019, we announced that Mr. Montigny has resigned from the Company, but will remain in his role through July 24, 2019 to ensure a smooth transition. He began his career in 1991 with Kraft Foods, where he served in several positions of growing responsibilities in several countries accross Europe until 2000. He then participated in entrepreneurial projects, including the inception in 2005 of The Below The Line Observatory, where he served as Chairman until 2009. Mr. Montigny has an engineering degree from AgroParisTech and a bachelor of arts degree in Economy and Finance from Institut d'Etudes Politiques Paris.

        René Lafont is the co-founder of Biophytis and has served as our Chief Scientific Officer since June 2011. He is also a Professor Emeritus at UPMC (University Pierre et Marie Curie) and served as the Dean of the Department of Life Sciences from 2000 to 2005. He has been a Professor at UPMC since 1985. Dr. Lafont graduated with a Master in chemistry, biochemistry and physiology from the Ecole Normale Supérieure, or ENS, in Paris and a state doctorate in biology from ENS and Paris University. Dr. Lafont has been credited with 185 scientific articles and 59 reviews and book chapters.

        Waly Dioh has served as our Vice President of Clinical Development since October 2015 and previously served as our Director of Research and Development from October 2006 to October 2015. Mr. Dioh received a DUES in natural sciences from Dakar University in Senegal, a masters in biology/plant pathology from Pierre and Marie Curie University Paris VI in Paris, France, a PhD in plant pathology from his doctorate from the University of Paris XI, Orsay in Paris, France and an MBA from the ESLSCA Business School in Paris, France.

        Pierre J. Dilda has served as our Vice President of Research since December 2015. Before joining us, he was Senior Research Fellow at the Lowy Cancer Research Center at the University of New South Wales (UNSW) in Sydney, Australia, from 2006 to 2015, where he was responsible for advancing several cancer therapeutics. Dr. Dilda holds a bachelor's degree in biochemistry and a Masters in biochemistry and immunology from the University of Paris VII (Denis Diderot), Faculty of Sciences, Paris, France, and a Masters in physiology and physiopathology and a PhD in pharmacology from the University of Paris V, Faculty of Medicine, Paris, France.

        Philippe Dupont has served as our Vice President of Pharmaceutical Operations since August 2015. Before joining us, Mr. Dupont served as a consultant to LV Pharma since September 2014. Mr. Dupont served as the Director of Operations and Qualified Person for Novagali Pharma (Santen group) from September 2007 to June 2013. Mr. Dupont received a doctorate in Pharmacy from Paris XI University and an Executive MBA from ESSEC Business School in Paris, France.

        Manfred Horst has served as our Business Development Officer since July 2017. Dr. Horst is also currently the President of Manfred Horst Consulting SA (MHC), Paris and Munich, a company he founded in August 2016. Prior to joining us, Dr. Horst was employed by Merck & Co. as the Director Business Development Europe based at MSD France in Paris from 2004 to 2016, and as the Manager New Products for MSD Sharp & Dohme GmbH Germany in Munich from 1999 to 2004. Dr. Horst holds a Doctor of Medicine from the Ludwig-Maximilians-Universität in Munich, Germany, a PhD in allergology and immunology from the Medical Faculty in Montpellier, France, and an MBA from INSEAD in Fontainebleu, France.

        Samuel Agus has served as the Chief Medical Officer of Biophytis, Inc., our wholly-owned U.S. subsidiary since July 2018. From April 2017 to June 2018 he served as the Vice President, Chief Medical Officer of Hansa Medical AB (Publ), a biotechnology company. Prior to that, he served at various leadership positions in clinical development and medical affairs, in several pharmaceutical companies, such as Teva Pharmaceuticals industries, Solvay Pharmaceuticals, Abbott, Shire and H. Lundbeck A/S. Dr. Agus holds a doctorate in Medicine from The Hebrew University of Jerusalem. He is a board-certified neurologist (from Israel) and has had academic training in biostatistics and bioinformatics.

Non-Employee Directors

        Dimitri Batsis has served as a director since May 2018. Mr. Batsis is a co-founder, Chief Executive Officer and Chairman of the web agency Zeni-Corporation, which was acquired by Keyrus group in 2007. Mr. Batsis is the founder and Chief Executive Officer of Drone Volt S.A., a company specializing in the design, meeting and commercialization of civilian drones, which he founded in May 2011. He also founded and has served as the Chief Executive Officer of Dimitri Batsis Investments since May 2012.

        Nadine Coulm has served as a director since May 2015. Ms. Coulm has served as the Vice President of Investor Relations and Financing for the Korian Group, which provides long-term care to the elderly, since March 2017. Previously, she served as the Vice President Financing and Investor Relations for FNAC Group, a consumer electronics company, from January 2013 to March 2017. From November 2006 to November 2011, she served as Vice President of Communication and Investor Relations at Casino Group. From 1988 to 2006, she held various positions at Danone Group. Ms. Coulm received an MBA in Finance from HEC Paris.

        Jean M. Franchi has served as our director since June 2017. She has served as the Chief Financial Officer and Treasurer of Merrimack Pharmaceuticals, Inc. since August 2017. Ms. Franchi previously served as Chief Financial Officer, Treasurer and Secretary at Dimension Therapeutics, Inc., a biotechnology company, from August 2015 to July 2017. From February 2012 to July 2015, Ms. Franchi served as Chief Financial Officer at Good Start Genetics, Inc., a molecular genetics information company. From 1995 to 2011, Ms. Franchi held various positions at Sanofi Genzyme, a global pharmaceutical company, including Senior Vice President of Corporate Finance, Senior Vice President of Business Unit Finance, Vice President of Finance and Controller, Product Line and International Group. Ms. Franchi holds a B.B.A. from Hofstra University and successfully completed the Uniform CPA Examination.

        Eric Rowinsky has served as a director since May 2018. He has served as President of RGenix, Inc., a privately-held life sciences company, since November 2015 and as its Executive Chairman since December 2016. Since June 2016, Dr. Rowinsky has also been the Chief Scientific Officer of Clearpath Development Co., which rapidly advances development stage therapeutic assets to pre-defined human proof-of-concept milestones. From January 2012 to November 2015, Dr. Rowinsky was the Head of Research and Development and Chief Medical Officer of Stemline Therapeutics, Inc., a biotechnology company focusing on the discovery and development of therapeutics targeting cancer stem cells. Dr. Rowinsky is an Adjunct Professor of Medicine at New York University and has been an independent consultant since January 2010. Prior to that, he was the Chief Medical Officer of Primrose Therapeutics, Inc., a start-up biotechnology company focusing on the development of therapeutics for polycystic kidney disease, from August 2010 until its acquisition in September 2011. From December 2004 to January 2010, Dr. Rowinsky was Executive Vice President, Chief Medical Officer, and Head of Development at ImClone Systems, Inc., a biopharmaceutical company that was acquired by Eli Lilly. Dr. Rowinsky serves as a director of Biogen, Inc., a biopharmaceutical company (since March 2010), Fortress Biotech Inc., a biopharmaceutical company (since October 2010), and Verastem, Inc., a biopharmaceutical company (since June 2017). He also served as a director of Navidea Biopharmaceuticals, Inc., a biopharmaceutical company, from May 2010 to March 2018. Dr. Rowinsky holds a BA in liberal arts from New York University and a MD in medicine from Vanderbilt University School of Medicine.

Family Relationships

        There are no family relationships among any of our executive officers or directors, except that René Lafont is the uncle of Stanislas Veillet's spouse.

Board Composition

        We currently have five directors, two of whom are citizens or residents of the United States.

        Under French law and our Articles of Association, our board of directors must be comprised of between three and 18 members. Within this limit, the number of directors is determined by our shareholders. Directors are elected, re-elected and may be removed at a shareholders' general meeting with a simple majority vote of our shareholders. Pursuant to our by-laws, our directors are elected for three-year terms. In accordance with French law, our by-laws also provide that our directors may be removed with or without cause by the affirmative vote of the holders of at least a majority of the votes of the shareholders present, represented by a proxy or voting by mail at the relevant ordinary shareholders' meeting, and that any vacancy on our board of directors resulting from the death or resignation of a director, provided there are at least three directors remaining, may be filled by vote of a majority of our directors then in office provided that there has been no shareholders meeting since such death or resignation. Directors chosen or appointed to fill a vacancy shall be elected by the board of directors for the remaining duration of the current term of the replaced director. The appointment must then be ratified at the next shareholders' general meeting. In the event the board of directors would be composed of less than three directors as a result of a vacancy, the remaining directors shall immediately convene a shareholders' general meeting to elect one or several new directors so there are at least three directors serving on the board of directors, in accordance with French law.

        The following table sets forth the names of our directors, the years of their initial appointment as directors and the expiration dates of their current term.

Name	Current Position	Year of Initial Appointment	Term Expiration Year
Stanislas Veillet	Chairman	2015	2021
Dimitri Batsis	Director	2018	2021
Nadine Coulm	Director	2015	2021
Jean M. Franchi	Director	2017	2020
Eric Rowinsky	Director	2018	2021

Director Independence

        As a foreign private issuer, under the listing requirements and rules of Nasdaq, we are not required to have independent directors on our board of directors, except with respect to our audit committee, for which Nasdaq listing requirements permit specified phase-in schedules.

        Nevertheless, our board of directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from, and provided by, each director concerning such director's background, employment and affiliations, including family relationships, our board of directors determined that all of our directors, except for Mr. Veillet, qualify as "independent directors" as defined under applicable rules of Nasdaq and the independence requirements contemplated by Rule 10A-3 of the Exchange Act. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our ordinary shares by each non-employee director and his or her affiliated entities (if any).

        Our board of directors also determined that, except for Stanislas Veillet, all of our directors qualify as "independent directors" as defined by the Corporate Governance Code (Code de Gouvernement d'Entreprise) for small and mid-cap companies as published in September 2016 by MiddleNext and validated as a reference code by the French Financial Markets Authority (Autorité des Marchés Financiers).

Role of the Board in Risk Oversight

        Our board of directors is primarily responsible for the oversight of our risk management activities and has delegated to the audit committee the responsibility to assist our board in this task. While our board oversees our risk management, our management is responsible for day-to-day risk management processes. Our board of directors expects our management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the board of directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face.

Corporate Governance Practices

        As a French société anonyme, we are subject to various corporate governance requirements under French law. In addition, as a foreign private issuer listed on the Nasdaq Capital Market, we will be subject to Nasdaq's corporate governance listing standards. However, Nasdaq's listing standards provide that foreign private issuers are permitted to follow home country corporate governance practices in lieu of Nasdaq's rules, with certain exceptions. Certain corporate governance practices in France may differ significantly from corporate governance listing standards. For example, neither the corporate laws of France nor our bylaws require that (i) a majority of our directors be independent, (ii) our compensation committee include only independent directors, or (iii) our independent directors hold regularly scheduled meetings at which only independent directors are present. Other than as set forth below, we currently intend to comply with the corporate governance listing standards of Nasdaq to the extent possible under French law. However, we may choose to change such practices to follow home country practice in the future.

        As a foreign private issuer, we are required to comply with Rule 10A-3 of the Exchange Act relating to audit committee composition and responsibilities. Rule 10A-3 of the Exchange Act provides that the audit committee must have direct responsibility for the nomination, compensation and choice of our auditors, as well as control over the performance of their duties, management of complaints made, and selection of consultants. However, if the laws of a foreign private issuer's home country require that any such matter be approved by the board of directors or the shareholders, the audit committee's responsibilities or powers with respect to such matter may instead be advisory. Under French law, the audit committee may only have an advisory role and appointment of our statutory auditors, in particular, must be decided by the shareholders at our annual meeting.

        In addition, Nasdaq rules require that a listed company specify that the quorum for any meeting of the holders of common stock be at least 33 1/3% of the outstanding shares of the company's common voting stock. Consistent with French law, our by-laws provide that a quorum requires the presence of shareholders having at least (1) 20% of the shares entitled to vote in the case of an ordinary shareholders' general meeting or at an extraordinary shareholders' general meeting where shareholders are voting on a capital increase by capitalization of reserves, profits or share premium, or (2) 25% of the shares entitled to vote in the case of any other extraordinary shareholders' general meeting. If a quorum is not present, the meeting is adjourned. There is no quorum requirement when an ordinary general meeting is reconvened, but the reconvened meeting may consider only questions which were on the agenda of the adjourned meeting. When an extraordinary general meeting is reconvened, the quorum required is 20% of the shares entitled to vote, except where the reconvened meeting is considering capital increases through capitalization of reserves, profits or share premium. For these matters, no quorum is required at the reconvened meeting. If a quorum is not present at a reconvened meeting requiring a quorum, then the meeting may be adjourned for a maximum of two months. See the section of this prospectus titled "Description of Share Capital—Key Provisions of Our By-laws and French Law Affecting Our Ordinary Shares."

Committees of the Board of Directors

        The board of directors has established an audit committee and a compensation and governance committee, which operate pursuant to rules of procedure adopted by our board of directors. The board of directors has also established a scientific committee, which is responsible for analyzing and reviewing our clinical and regulatory strategy. Subject to available exemptions, the composition and functioning of all of our committees will comply with all applicable requirements of the French Commercial Code, the by-laws, the Exchange Act, Nasdaq and SEC rules and regulations.

        In accordance with French law, committees of our board of directors only have an advisory role and can only make recommendations to our board of directors based on their area of competence. As a result, all decisions will be made by our board of directors taking into account non-binding recommendations of the relevant board committee.

Audit Committee

        The Audit Committee consists of at least two members appointed by our board of directors. The members of the Audit Committee may or may not be directors or shareholders of the Company; provided, however, that as far as possible, the members of the Audit Committee consists of independent members and, in any event, the Audit Committee must include at least one independent director. The Chairperson of the Audit Committee is appointed by our board of directors for the duration of his or her mandate as a board member.

        The current members of our Audit Committee are Nadine Coulm (Chairwoman) and Jean Franchi, both independent directors. We intend to rely on the exemption available to foreign private issuers for the requirement that an audit committee be comprised of at least three members, although we may, in the future, look to expand this committee.

        The duration of the mandates of the members of the Audit Committee is three years, ending at the first board meeting held after the Ordinary General Meeting called to approve the financial statements. The mandates of the members of the Audit Committee are renewable.

        The Audit Committee is responsible for assisting the Board of Directors in:

  •
  ensuring the truthfulness of the financial statements, the quality of internal controls and the quality and relevance of the financial information provided;

  •
  assessing the existence and relevance of the financial control and internal audit procedures;

  •
  assessing the relevance of the Company's accounting policy;

  •
  examining the accounts of the Company, as well as the information issued before their submission to the board of directors;

  •
  examining the changes and adaptations of accounting principles and rules used in the context of drawing up of financial statements, as well as their relevance;

  •
  examining the candidates proposed to the positions of statutory auditor or substitute auditor, or proposing the appointment of the auditors;

  •
  guaranteeing the independence and competence of auditors and ensuring the proper performance of their duties; and

  •
  examining the significant risks for the Company and notably the off-balance-sheet risks and commitments.

        In this capacity, the Audit Committee issues opinions, proposals and recommendations to our board of directors and regularly reports to it on its work.

        The Audit Committee meets as often as it considers necessary, but at least four times a year, including twice a year before the meeting of the board of directors at which the annual and interim financial statements of the Company are reviewed.

Compensation and Governance Committee

        The Compensation and Governance Committee consists of at least two members, appointed by our board of directors. The members of the Compensation and Governance Committee may or may not be directors or shareholders of the company; provided, however, that the Compensation and Governance Committee must include at least one independent director. No member of the board of directors exercising management functions within the Company may be a member of the Compensation and Governance Committee. The Chairman of the Compensation and Governance Committee is appointed by the board of directors of the Company for the duration of his or her mandate as Committee member.

        The current members of our Compensation and Governance Committee are Dimitri Batsis and Eric Rowinsky (Chairman), both independent directors.

        The duration of the mandates of the members of the Compensation and Governance Committee is three years, ending at the first meeting of the board of directors held after the Ordinary General Meeting called to approve the financial statements. The mandate of the members of the Compensation and Governance Committee is renewable.

        The Compensation and Governance Committee is responsible for:

  •
  making recommendations to the board of directors (i) on remuneration (fixed and variable) of company officers and key executives and notably contributing to the review of remuneration procedures, setting objectives and bonuses for objectives reached and incentives for the company's officers; (ii) the recruitment, training, development, retention of employees with remuneration programs; and (iii) the shareholder policy and incentive tools for managers and employees, taking into account the objectives of the Company and individual and collective performance, including the fixing and/or modification of the conditions for the award or exercise of securities granted to the officers or of the employees, and, where appropriate, the achievement of objectives permitting the exercise of the said securities, as provided under the terms and conditions of the said securities;

  •
  participating in the implementation of the Company's governing bodies;

  •
  identifying, assessing and proposing the appointment of independent directors with a view to the good governance of the Company; and

  •
  pronouncing on any other issue relating to human resources which it considers appropriate or which is referred to it by the board of directors.

        The Compensation and Governance Committee has only consultative powers. The Compensation and Governance Committee reports on its mission to the board of directors and communicates its recommendations, specifications, and opinions.

        The Compensation and Governance Committee meets as often as it considers necessary, but at least twice a year.

Scientific Committee

        The Scientific Committee consists of at least five members appointed by our board of directors. The members of the Scientific Committee may or may not be directors or shareholders of the Company. No member of the board of directors exercising management functions within the Company may be a member of the Scientific Committee.

        The Chairperson of the Scientific Committee is appointed by the board of directors for the duration of his or her mandate as a board member.

        The duration of the mandates of the members of the Scientific Committee is five years, ending at the first board meeting held after the Ordinary General Meeting called to approve the financial statements. The mandates of the members of the Scientific Committee are renewable.

        Since October 26, 2017, the Scientific Committee has consisted of:

  •
  Professor Jean Mariani, hospital practitioner at Charles Foix Hospital, Director of the Charles Foix Institute of Longevity, Chairman of the Scientific Committee;

  •
  Professor José-Alain Sahel, Ophthalmologist, Director of the Institute of Vision; member of the Academy of Sciences, Professor of Biomedical Sciences (Cumberlege Chair) at the Institute of Ophalmology, University College London and Visting Professor at the Hebrew University of Jerusalem, Israel;

  •
  Professor René Lafont, Emeritus Professor at Sorbonne University, Scientific Director of Biophytis;

  •
  Professor Ivana Kim, Professor at Harvard Medical School, Director of the Unit at the Massachusetts Eye and Ear, Co-director of the Ophthalmology Department of Harvard Medical School and Director of the Macular Degeneration Unit at Massachusetts Eye and Ear;

  •
  Professor Roger A. Fielding, Professor of Medicine at Tufts University School of Medicine, Professor of Nutrition at the Tufts University Friedman School of Nutrition Science and Policy and Tufts University; Lecturer, Physical Medicine and Rehabilitation, Harvard Medical School, Department of Physical Medicine and Rehabilitation; and Director and Senior Scientist at the Jean Mayer USDA Human Nutrition Research Center on Aging at Tufts University; and

  •
  Professor Thomas Voit, Director of the Biomedical Research Center of the Great Ormond Street Hospital for Children NHS Foundation Trust and the Institute of Child Health, University College London; former Medical and Scientific Director of the Myology Institute and Director of an INSERM/CNRS research centre and former professor and director of the paediatric department at Essen University Hospital.

        The Scientific Committee is responsible for assisting the Board of Directors in:

  •
  The study of development plans for nutraceuticals or drug candidates, to formulate an opinion on their scientific or regulatory consistency;

  •
  Analysis of the main scientific or clinical results, to participate in their interpretation and to formulate an opinion whether to continue, redirect or terminate a research project at certain key stages;

  •
  The scientific assessment of new research projects, before they are submitted if they are the subject of an application for subsidies and/or before their actual start-up, in order to position the project in the global scientific and regulatory context and to specify its innovative character; and

  •
  The study of the main scientific and regulatory dossiers prepared by the Company for approval and suggestions for possible additions/improvements, before being filed with the regulatory agencies (FDA, EFSA, EMA, etc.).

        The Scientific Committee meets as often as it considers necessary, but at least once a year.

        The Scientific Committee reports on its mission to the board of directors and communicates its recommendations, specifications, and opinions.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. Following the closing of the global offering, the Code of Conduct will be available on our website at www.biophytis.com. The board of directors is responsible for administering the Code of Conduct, but has delegated day-to-day responsibility for administering and interpreting the Code of Conduct to our Chief Operating Officer, who has been appointed Compliance Officer under the Code of Conduct. Any waivers of the Code of Conduct for employees, executive officers and directors must be approved by the board of directors and promptly disclosed to our shareholders. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Compensation of Directors and Executive Officers

        The aggregate compensation paid and benefits in kind granted by us to our current executive officers and directors, including share-based compensation, for the year ended December 31, 2018, was €2.0 million. For the year ended December 31, 2018, we allocated €143,678 to be accrued to provide retirement indemnity to our directors or executive officers, except to the extent required by French law.

        We implemented a 401(k) plan for the executive officers of Biophytis, Inc., our U.S. wholly-owned subsidiary, which became effective in January of 2019, through which we will match up to 4% of employee contributions.

Director Compensation

        The following table sets forth the total compensation paid to our non-employee directors for service on our board of directors during the year ended December 31, 2018. Mr. Veillet does not receive compensation for his service as Chairman of the board of directors.

Name	Total Compensation(1) (€)
Dimitri Batsis	30,000
Nadine Coulm	36,000
Jean Franchi	36,000
Eric Rowinsky	30,000

(1)
Represents fees earned and paid for meeting attendance fees.

Chief Executive Officer Compensation

        The following table sets forth information regarding compensation paid to or earned by our Chief Executive Officer during the year ended December 31, 2018.

Nature of Compensation	Amounts Paid or Earned (€)
Fixed remuneration(1)	225,000
Variable annual remuneration(2)	50,000
Benefits in kind(3)	20,232
Total	295,232

(1)
Effective November 1, 2018, Mr. Veillet receives a fixed annual remuneration of €250,000 payable over 12 months.

(2)
Mr. Veillet was entitled to receive variable annual remuneration of up to €75,000 for the year ended December 31, 2018, based on satisfaction of the following annual targets: (i) finalization of patient recruitment for the SARA-INT clinical program before the end of fiscal year 2018, (ii) recruitment of the first patient for the MYODA clinical program before the end of fiscal year 2018, (iii) obtaining the results for the MACA-Phase clinical program by the end of fiscal year 2018, and (iv) securing a financing of at least EUR 30,000,000 through the issuance of shares or bonds, a Nasdaq listing or any other financing before the end of fiscal year 2018. Based on partial satisfaction of these targets, the Compensation and Governance Committee determined that Mr. Veillet was entitled to receive €45,000, which amount was paid to him in March 2019.

(3)
Mr. Veillet benefits from a "GSC" private unemployment insurance policy.

        Mr. Veillet is also entitled to receive reimbursement of expenses incurred within the context of performing his duties as Chairman and Chief Executive Officer.

Employment Agreements with Executive Officers and Change of Control Severance Benefits

        We have entered into employment agreements with our executive officers, except for our CEO who is a corporate officer (mandataire social) and does not have an employment contract. Each of our executive officers is employed for a continuous term (except for Manfred Horst who is employed under a fixed-term employment agreement which term is June 30, 2019) unless either we or the executive officer gives prior notice to terminate such employment. Except for Manfred Horst we may terminate the employment for just cause (cause réelle et sérieuse), at any time, with the notice and indemnification requirements provided by French law and the applicable collective bargaining agreement. An executive officer may terminate his or her employment at any time with the prior written notice period provided by French law and the applicable collective bargaining agreement.

        Each executive officer has agreed to maintain the confidentiality of any confidential information, both during and after the employment agreement expires or is earlier terminated. In addition, all executive officers (other than Manfred Horst whose non-solicitation covenant is limited to our employees excluding cutsomers) have agreed to be bound by a non-solicitation covenant that prohibits each executive officer from soliciting our customers, or soliciting or hiring our executive employees and those of our employees working in the same team as our executive officer, during his or her employment and for one year after the termination of his or her employment. In addition, our executive employees (other than Jean-Christophe Montigny; René Lafont and Manfred Horst), are bound by a non-compete covenant that prohibits each executive officer from competing with us, directly or indirectly, during his or her employment and for six months after the termination of his or her employment.

        In accordance with statutory provisions, Mr. Veillet may be freely removed from his position as Chairman and/or Chief Executive Officer by the board of directors. As director, he may be removed by decision of the shareholders. When the Chief Executive Officer does not hold the position of Chairman of the board of directors, he may be entitled to receive an indemnity in the event that he is removed without just cause. Mr. Veillet benefits from a "GSC" private unemployment insurance policy, the cost of which is borne by the Company as a benefit in kind.

Limitations on Liability and Indemnification Matters

        Under French law, provisions of by-laws that limit the liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance.

        We expect to maintain customary liability insurance coverage for our directors and executive officers, including insurance against liability under the Securities Act, and we intend to enter into agreements with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity. We believe that this insurance and these agreements are necessary to attract qualified directors and executive officers.

        These agreements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.

        Certain of our non-employee directors may, through their relationships with their employers or partnerships, be insured against certain liabilities in their capacity as members of our board of directors.

Equity Incentives

        We believe our ability to grant equity incentives is a valuable and necessary compensation tool that allows us to attract and retain the best available personnel for positions of substantial responsibility, provides additional incentives to employees and promotes the success of our business. Due to French corporate law and tax considerations, we have historically granted two different equity incentive instruments to our directors, executive officers, employees and other service providers, including:

  •
  founders' share warrants (otherwise known as bons de souscription de parts de créateurs d'entreprise, or BSPCE), which are granted to our officers and employees; and

  •
  share warrants (otherwise known as bons de souscription d'actions, or BSA), which have historically only been granted to non-employee directors;

        Our board of directors' authority to grant these equity incentive instruments and the aggregate amount authorized to be granted under these instruments must be approved by a two-thirds majority of the votes by our shareholders present, represented or voting by authorized means, at the relevant extraordinary shareholders' meeting. Once approved by our shareholders, our board of directors can grant share warrants (BSA) or founder's share warrants (BSPCE) for up to 18 months from the date of the applicable shareholders' approval. The authority of our board of directors to grant equity incentives may be extended or increased only by extraordinary shareholders' meetings. As a result, we typically request that our shareholders authorize new pools of equity incentive instruments at every annual shareholders' meeting.

        All vested shares must be exercised within exercise periods set forth in the grant documents. In the event of certain changes in our share capital structure, such as a consolidation or share split or dividend, French law and applicable grant documentation provides for appropriate adjustments of the numbers of shares issuable and/or the exercise price of the outstanding warrants.

        As of December 31, 2018, founders' share warrants and share warrants granted pursuant to equity incentive awards were outstanding allowing for the purchase of an aggregate of 998,500 ordinary shares at a weighted average exercise price of €6.35 per ordinary share.

Founder's Share Warrants (BSPCE)

        Employee warrants may only be issued by growth companies meeting certain criteria. Most significantly, the issuer must have been registered for less than 15 years and 25% of the issuer's share capital must have been continuously held since the company's formation by natural persons or by holding companies, of which 75% of such holding company's share capital is held by natural persons. The calculation of such threshold does not include venture capital mutual investment fund (fonds commun de placement à risques), specialized professional funds (fonds professionnels spécialisés), private equity funds (fonds professionnels de capital investissement), local investment funds (fonds d'investissement de proximité) and innovation-focused mutual funds (fonds commun de placement dans l'innovation).

        Founder's share warrants have traditionally been granted to certain of our employees and/or officers who were French tax residents because the warrants carry favorable tax and social security treatment for French tax residents. Similar to options, founder's share warrants entitle a holder to exercise the warrant for the underlying vested shares at an exercise price per share determined by our board of directors and at least equal to the fair market value of an ordinary share on the date of grant. However, unlike options, the exercise price per share is fixed as of the date of implementation of the plans pursuant to which the warrants may be granted, rather than as of the date of grant of the individual warrants. Founder's share warrants may only be exercised if, at the exercise date, the employee is employed by us. The table below summarizes our outstanding founder's share warrants to employees employed by us as of December 31, 2018.

Name	Number of ordinary shares underlying Founders' warrants		Date of General Meeting	Date of Board Meeting	Purchase Price per share (€)	Start Date for Exercise	Expiration Date	Exercise Price (€)	Number of Shares subscribed to date	Founders' warrants outstanding as of 12/31/2018
Stanislas Veillet	58,500		5/22/2015	N/A	0	5/22/2015	5/22/2019	2.06	0	58,500
	198,800	(1)	5/27/2015	9/23/2015	0	9/23/2015	9/23/2019	10.70	0	198,800
	148,000	(1)	6/16/2017	7/21/2017	0	7/21/2017	7/21/2021	3.30	0	148,000
Jean-Christophe Montigny	78,000		5/22/2015	N/A	0	5/22/2015	5/22/2019	2.06	43,000	35,000
	106,000	(1)	5/27/2015	9/23/2015	0	9/23/2015	9/23/2019	10.70	0	106,000
	79,000	(1)	6/16/2017	7/21/2017	0	7/21/2017	7/21/2021	3.30	0	79,000
René Lafont	58,500		5/22/2015	N/A	0	5/22/2015	5/22/2019	2.06	0	58,500
	39,700	(1)	5/27/2015	9/23/2015	0	9/23/2015	9/23/2019	10.70	0	39,700
	29,000	(1)	6/16/2017	7/21/2017	0	7/21/2017	7/21/2021	3.30	0	29,000
Waly Dioh	20,000	(1)	5/27/2015	9/23/2015	0	9/23/2015	9/23/2019	10.70	0	20,000
	15,000	(1)	6/16/2017	7/21/2017	0	7/21/2017	7/21/2021	3.30	0	15,000
Philippe Dupont	20,000	(1)	5/27/2015	9/23/2015	0	9/23/2015	9/23/2019	10.70	0	20,000
	15,000	(1)	6/16/2017	7/21/2017	0	7/21/2017	7/21/2021	3.30	0	15,000
Pierre Dilda	20,000	(1)	5/27/2015	12/4/2015	0	12/4/2015	12/4/2019	10.70	0	20,000
	15,000	(1)	6/16/2017	7/21/2017	0	7/21/2017	7/21/2021	3.30	0	15,000

(1)
These founder's share warrants are exercisable for (i) 33.33% between the grant date and the first anniversary of the grant date, (ii) for 66.66% between the first anniversary of the grant date and the second anniversary of the grant date and (iii) in full, beginning on the second anniversary of the grant date.

Share Warrants (BSA)

        Share warrants have historically only been granted to our non-employee directors. Similar to options, share warrants entitle a holder to exercise the warrant for the underlying vested shares at an exercise price per share determined by our board of directors. However, unlike options, the exercise price per share is fixed as of the date of implementation of the plans pursuant to which the warrants may be granted, rather than as of the date of grant of the individual warrants. The table below summarizes our outstanding share warrants as of December 31, 2018.

Name	Number of ordinary shares underlying Founders' warrants		Date of General Meeting	Date of Board Meeting	Purchase Price per share (€)	Start Date for Exercise	Expiration Date	Exercise Price per share (€)	Number of Shares subscribed to date	Warrants outstanding as of 12/31/2018
Nadine Coulm	18,000	(1)	5/27/2015	8/4/2015	18.00	9/24/2015	9/24/2019	8.40	0	18,000
	18,000	(1)	6/16/2017	7/21/2017	18.00	11/28/2017	11/28/2021	3.30	0	18,000
Jean Franchi	18,000	(1)	6/16/2017	7/21/2017	18.00	11/28/2017	11/28/2021	3.30	0	18,000

(1)
These share warrants are exercisable for (i) 33.33% between the subscription date and the first anniversary of the subscription date, (ii) for 66.66% between the first anniversary of the subscription date and the second anniversary of the subscription date and (iii) in full, beginning on the second anniversary of the subscription date.

RELATED PARTY TRANSACTIONS

        Since January 1, 2016, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our outstanding voting securities and their affiliates, which we refer to as our related parties.

Transactions with Our Affiliates, Principal Shareholders, Directors and Executive Officers

Intellectual Property Agreement with Stanislas Veillet

        Our CEO, who is a corporate officer (mandataire social) but not an employee of the Company under French law, is involved in our research and development activities. He has developed inventions with us for which we have submitted patent applications in which he is listed as a co-inventor and other inventions that we expect may give rise to patent applications in the future for which we expect he will be included as a co-inventor. As an inventor, our CEO has certain rights under French intellectual property law. These rights are distinct from the statutory rights that usually apply to employee inventors under French law. In order to define a framework within which any intellectual property resulting from our CEO's research and development activities is properly assigned to us, we have entered into an agreement, which has been approved by our board of directors, pursuant to which he is entitled to the following payments for his contributions:

  •
  a first lump sum cash payment of €90 thousand to be paid within 30 days of filing of a patent application based on the assigned rights;

  •
  a second lump sum cash payment of €90 thousand, to be paid within 30 days of publication of a patent application based on the assigned rights; and

  •
  a 6.5% royalty payment with respect to any license income and/or any net sales by us of products manufactured with the patents filed on the basis of the assigned rights.

        These three payments will be capped at €2.1 million on a platform per platform basis.

        In the event that a third party pharmaceutical and/or biotech company acquires 100% of our capital and voting rights, payments will be accelerated, so that the cap (€2.1 million per platform), less any amount previously paid in respect of a platform, will become immediately payable.

        A payment of €450 thousand will be made to our CEO within 30 days of execution of the agreement, as certain patent applications covered by the agreement had already been filed and therefore triggered payment of the first lump sum.

Financing Activites

        In April 2017, we issued 175,438 ordinary shares to Mr. Veillet and 17,544 ordinary shares to Mr. Montigny at €2.85 per share for an aggregate of €550 thousand as part of a larger capital raise.

Advances to Biophytis, Inc.

        We have entered into a current account advance agreement with Biophytis, Inc., dated November 9, 2015, which provides for certain cash advances to be made to Biophytis, Inc. by us. The amounts advanced to Biophytis, Inc. under this agreement bear interest from the date such advances are made at the quarterly average effective rate of floating-rate loans with an initial maturity of more than two years, as used by credit institutions and published by the Bank of France. Biophytis, Inc. undertakes to reimburse us for the sums borrowed at any time, subject to budget constraints and immediately upon ceasing to be under our direct or indirect control. However, no repayment schedule has been set. Since January 1, 2016, the largest amount owed by Biophytis, Inc. to us under this agreement was €455,022. The outstanding amount owed by Biophytis, Inc. to us as of December 31, 2018 was €455,022.

        We are also party to a debt compensation agreement with Biophytis, Inc., dated March 14, 2017, with retroactive effect as of January 1, 2017. This agreement provides that in exchange for services rendered to Biophytis, Inc., Biophytis, Inc. will pay us the amounts we invoice to them and that amounts billed to Biophytis, Inc. will bear interest at the quarterly average effective rate of floating-rate loans with an initial maturity of more than two years, as used by credit institutions and published by the Bank of France. Since January 1, 2016, the largest amount owed by Biophytis, Inc. to us was €947,966. The outstanding amount owed by Biophytis, Inc. to us as of December 31, 2018 was €947,966.

        On March 22, 2019, we also entered into a services agreement with Biophytis, Inc., effective as of January 1, 2019. Pursuant to the terms of the agreement, Biophytis, Inc. has agreed to provide certain clinical and regulatory assistance to us (including supporting our clinical development efforts, assisting with the preparation and submission of regulatory and clinical documents to the various regulatory agencies and interacting with those agencies, and assisting with the preparation of other scientific communications) and certain financial and communication services (including financial and accounting support and investor relations services). In consideration for their services, we have agreed to reimburse Biophytis, Inc. for all of their direct and indirect costs and expenses in providing the services plus a 5% margin. The agreement is effective for one year and may be renewed for subsequent one year periods. On June 7, 2019, this agreement was amended to expand the financial services to be provided to us by Biophytis, Inc. under the agreement.

Advances to Biophytis Instituto Do Brasil Serviços, Comércio, Importação E Exportação de Alimentos Ltda.

        Since 2009, we have entered into several loan contracts providing for advances to Biophytis Instituto Do Brasil Serviços, Comércio, Importação E Exportação de Alimentos Ltda, or Biophytis Brazil. We own 94.6% of Biophytis Brazil's share capital and voting rights. Biophytis Brazil's other shareholder is M. Wayne Clayton Correa, manager of Biophytis Brazil. Since January 1, 2016, the largest aggregate amount outstanding under these loan contracts was €603,000. The outstanding amount owed by Biophytis Brazil to us as of December 31, 2018 was €603,000. The terms of these loan contracts do not provide for interest or penalty in the event of default or late repayment. If Biophytis Brazil fails to pay the principal of the loan at the maturity date, we may extend the loan for a new term as agreed with Biophytis Brazil.

Research Service Agreement with Metabrain Research

        On June 5, 2015, we entered into a research service agreement with Metabrain Research, pursuant to which Metabrain Research provides specific preclinical research services to us as agreed in successive orders. At the time we entered into this agreement with Metabrain Research, it was a greater than 5% holder of our outstanding shares. The agreement took effect on August 1, 2015 for a period of twelve months and was renewed on August 1, 2016 for an additional twelve-month period, during which time Metabrain Research continued to be a greater than 5% holder of our outstanding shares. The agreement was renewed twice more and is expected to expire on March 2020. During the period between January 1, 2016 and the date of this prospectus, we paid Metabrain Research a total of €591,760 under the terms of this agreement. The cash transferred under the terms of this agreement during the same period amounted to €503,500.

Services Agreement with BlueCompanion

        We entered into a first services agreement with BlueCompanion, dated May 16, 2017 (as amended on December 22, 2017 and December 7, 2018), providing for the development of a clinical data platform in relation to our SARA-OBS study. At the time we entered into this agreement, our then

Chief Medical Officer, Susanna Del Signore, had a controlling interest in BlueCompanion and was its legal representative. The agreement provides for a fixed remuneration of €551,000, of which €513,559 has been paid. This agreement, as amended, will terminate on October 31, 2019.

        We entered into a second services agreement with BlueCompanion, dated December 22, 2017 (as amended on November 26, 2018), providing for the development of a clinical data platform in relation to our SARA-INT study. The agreement provides for a fixed remuneration of €518,000, of which €368,177 has been paid. This agreement, as amended, will terminate on March 31, 2020.

Director and Executive Officer Compensation

        See "Management—Compensation of Directors and Executive Officers" for information regarding compensation of directors and executive officers.

Related Party Transaction Policy

        Under French law, transactions between a company and its general managers, directors, shareholders holding more than 10% of the voting rights of the company and any company controlling a shareholder holding more than 10% of the voting rights of the company, other than transactions in the ordinary course of business and at arm's length, must be (i) approved by the board of directors of the company prior to entering into the transaction, (ii) reported to the statutory auditors who must then prepare a report on such transaction, and (iii) ratified by the company's shareholders at the annual general meeting.

 PRINCIPAL SHAREHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of June 1, 2019 for:

  •
  each beneficial owner of more than 5% of our outstanding ordinary shares;

  •
  each of our directors and executive officers; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares that can be acquired within 60 days of June 1, 2019. The percentage ownership information shown in the table prior to the global offering is based upon 13,463,413 ordinary shares outstanding as of June 1, 2019. The percentage ownership information shown in the table after the global offering is based upon                    ordinary shares outstanding, assuming the sale of            ordinary shares (including ordinary shares in the form of ADSs) by us in the global offering and no exercise of Wainwright's option to purchase additional ADSs and/or            ordinary shares in the global offering. The percentage ownership information shown in the table after the global offering if Wainwright's option to purchase an additional            ordinary shares (including ordinary shares in the form of ADSs) in the global offering is exercised in full is based upon        ordinary shares outstanding (including ordinary shares in the form of ADSs), assuming the sale of            ordinary shares (including ordinary shares in the form of ADSs) by us in the global offering and exercise in full of Wainwright's option to purchase an additional            ordinary shares (including ordinary shares in the form of ADSs) in the global offering.

        Except as otherwise indicated, all of the shares reflected in the table are ordinary shares and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

        In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we deemed outstanding ordinary shares subject to options and warrants held by that person that are immediately exercisable or exercisable within 60 days of June 1, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*). The information in the table below is based on information known to us or ascertained by us from public filings made by the shareholders. Except as otherwise indicated in the table below, addresses of the directors, executive officers and named beneficial owners are in care of Biophytis SA, Sorbonne University—BC 9, Bâtiment A 4ème étage, 4 place Jussieu 75001 Paris, France.

	Shares Beneficially Owned Prior to the Global Offering			Shares Beneficially Owned After the Global Offering	Shares Beneficially Owned After the Global Offering if Underwriters' Option is Exercised in Full
Owner	Number		Percentage	Percentage	Percentage
Directors and Executive Officers:
Stanislas Veillet	1,816,071	(1)	13.2%
Dimitri Batsis	20		*
Nadine Coulm	31,250	(2)	*
Jean M. Franchi	12,000	(3)	*
Eric Rowinsky	0		*
Jean-Christophe Montigny	202,544	(4)	1.5%
Daniel Schneiderman	0		*
René Lafont	135,366	(5)	1.0%
Samuel Agus	500		*
Pierre Dilda	35,000	(6)	*
Waly Dioh	60,000	(7)	*
Philippe Dupont	35,000	(8)	*
Manfred Horst	0		*
All directors, executive officers and key employees as a group (13 persons)	2,327,751	(9)	16.4%

(1)
The shares beneficially owned by Mr. Veillet include 346,800 shares issuable upon the exercise of warrants that are currently exercisable or exercisable within 60 days of June 1, 2019. Of these shares, 440,000 ordinary shares have been pledged to Neuflize-ABN AMRO Bank as security for a personal loan.

(2)
The shares beneficially owned by Ms. Coulm include 30,000 shares issuable upon the exercise of warrants that are currently exercisable or exercisable within 60 days of June 1, 2019.

(3)
The shares beneficially owned by Ms. Franchi consist of 12,000 shares issuable upon the exercise of warrants that are currently exercisable or exercisable within 60 days of June 1, 2019.

(4)
The shares beneficially owned by Mr. Montigny include 185,000 shares issuable upon the exercise of warrants that are currently exercisable or exercisable within 60 days of June 1, 2019.

(5)
The shares beneficially owned by Mr. Lafont include 68,700 shares issuable upon the exercise of warrants that are currently exercisable or exercisable within 60 days of June 1, 2019.

(6)
The shares beneficially owned by Mr. Dilda consist of 35,000 shares issuable upon the exercise of warrants that are currently exercisable or exercisable within 60 days of June 1, 2019.

(7)
The shares beneficially owned by Mr. Dioh include 35,000 shares issuable upon the exercise of warrants that are currently exercisable or exercisable within 60 days of June 1, 2019.

(8)
The shares beneficially owned by Mr. Dupont consist of 35,000 shares issuable upon the exercise of warrants that are currently exercisable or exercisable within 60 days of June 1, 2019.

(9)
The shares beneficially owned by our officers and directors as a group include an aggregate of 747,500 shares issuable upon the exercise of warrants that are currently exercisable or exercisable within 60 days of June 1, 2019.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

        The following description of our share capital summarizes certain provisions of our articles of incorporation and articles of association. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our articles of incorporation and articles of association as are in effect as of the date of this prospectus, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

        As of March 31, 2019, our outstanding share capital consisted of €2,692,682.60, divided into 13,463,413 fully subscribed and paid up shares, with a nominal value of €0.20 per share.

        As of March 31, 2019, to our knowledge, 19,699, or 0.1%, of our outstanding ordinary shares were held of record by four residents of the United States.

        Under French law, our by-laws set forth only our issued and outstanding share capital as of the date of the by-laws. Our fully diluted share capital represents all issued and outstanding shares, as well as all potential shares which may be issued upon exercise of outstanding employee and non-employee warrants, as approved by our shareholders and granted by our board of directors.

        Upon closing of the global offering, our outstanding share capital will consist of                    ordinary shares (including ordinary shares in the form of ADSs), nominal value €0.20 per share (or                    ordinary shares (including ordinary shares in the form of ADSs) if the underwriters exercise their option to purchase additional ordinary shares (including ordinary shares in the form of ADSs) in full).

Reconciliation of the Shares Outstanding Prior to the Global Offering

Shares outstanding at December 31, 2015	6,195,501
Number of ordinary shares issued in connection with the exercise of employee warrants and non-employee warrants	28,000
Shares outstanding at December 31, 2016	6,223,501
Number of ordinary shares issued in connection with the exercise of founders' warrants	15,000
Number of shares issued upon the conversion of bond warrants	2,412,481
Number of ordinary shares issued in connection with private placements	4,812,431
Shares outstanding at December 31, 2017	13,463,413
Shares outstanding at December 31, 2018	13,463,413

History of Securities Issuances

        From January 1, 2016 through December 31, 2018, the following events have changed the number and classes of our issued and outstanding shares:

  •
  On August 4, 2016, we issued 28,000 ordinary shares upon the exercise of outstanding employee warrants;

  •
  On April 3, 2017, we issued 1,310,431 ordinary shares in a private placement;

  •
  On May 16, 2017, we issued 306,122 ordinary shares upon the conversion of 75 bond warrants;

  •
  On May 27, 2017, we issued 102,459 ordinary shares upon the conversion of 25 bond warrants;

  •
  On May 31, 2017, we issued 104,166 ordinary shares upon the conversion of 25 bond warrants;

  •
  On June 2, 2017, we issued 85,106 ordinary shares upon the conversion 20 bond warrants;

  •
  On June 7, 2017, we issued 85,106 ordinary shares upon the conversion of 20 bond warrants;

  •
  On June 9, 2017, we issued 702,126 ordinary shares upon the conversion of 165 bond warrants;

  •
  On July 7, 2017, we issued 684,931 ordinary shares upon the conversion of 200 bond warrants;

  •
  On July 10, 2017, we issued 342,465 ordinary shares upon the conversion of 100 bond warrants;

  •
  On October 13, 2017, we issued 1,989,000 ordinary shares in connection with a private placement;

  •
  On October 26, 2017, we issued 15,000 ordinary shares upon the exercise of 15,000 founders' warrants; and

  •
  On November 2, 2017, we issued 1,513,000 ordinary shares in connection with a private placement.

Key Provisions of Our Articles of Incorporation and Articles of Association and French Law Affecting Our Ordinary Shares

        The description below reflects the terms of our articles of incorporation and articles of association, and summarizes the material rights of holders of our ordinary shares under French law. This is only a summary and is not intended to be exhaustive. For further information, please refer to the full version of our articles of incorporation and articles of association, which are included as an exhibit to the registration statement of which this prospectus is a part.

Corporate Purpose (Article 2 of the Articles of Association)

        Our corporate purpose in France and abroad includes:

  •
  the creation, operation, leasing, lease management of all operating assets, factories, institutions, the taking of stakes in any company, as well as all attached or connected commercial, financial, industrial, securities and property operations, relating directly or indirectly to the activity of research production, distribution and marketing of any product and service beneficial to human or animal health;

  •
  the research and development of drug candidates and nutraceuticals, particularly in the field of age-related diseases; and

  •
  all financial, commercial, industrial, civil, securities or property operations, which may be associated directly or indirectly, in whole or in part, with one or other of the purposes specified above or any other similar or related purpose.

Directors

        Quorum and Voting (Article 17 of the Articles of Association).    The board of directors may only deliberate validly if at least half of the directors are present or considered to be present, subject to the adjustments made by the internal regulations (règlement intérieur) in the event of use of videoconferencing or another means of telecommunication.

        Unless otherwise provided in these articles of association and subject to the adjustments made by the internal regulations in the event of use of videoconferencing or other means of telecommunications, decisions are taken by majority of votes of members who are present or represented or regarded as present. In the event of a tied vote, the Chairman of the session will have the deciding vote.

        For the calculation of the quorum and majority, directors participating in the board meeting by videoconference or telecommunications media will be regarded as present under the conditions defined by the internal regulations of the board of directors. However, the effective presence or presence by representation will be necessary for all Board decisions regarding the drafting of the annual financial statements and consolidated accounts and the drawing up of the management report and the report on the management of the group, as well as for decisions regarding the dismissal of the Chairman of the board of directors, the CEO and the Deputy CEO.

        Directors' Voting Powers on Proposal, Arrangement or Contract in which any Director Is Materially Interested (Article 21 of the Articles of Association).    Except for those relating to current operations concluded under normal conditions, any agreement entered into, directly or indirectly through an intermediary, between the Company and any of our directors, CEO, deputy CEOs or with a shareholder holding more than 10% of the voting rights of the Company, or in the case of a corporate shareholder, the company which controls it, will be subject to prior authorization by the board of directors.

        Agreements between the Company and another company will also be subject to prior authorization, if the CEO, one of the deputy CEOs or a director of the Company is the owner, partner with unlimited liability, manager, director, member of the supervisory board or, in general, a director of the Company.

        Directors (other than legal entities) are forbidden from taking out loans in any form from the Company, to be granted current account or overdraft by it, or arranging for the Company to guarantee or endorse any commitments with regard to third parties.

        Directors' Compensation (Article 20 of the Articles of Association).    The General Meeting may allocate to the directors, as remuneration for their activities, by way of attendance fees, a fixed annual sum, which this meeting will determine without being bound by previous decisions. The amount of the same shall be attributed to operating expenses.

        The board of directors will freely distribute among its members the global overall amounts allocated to directors in the form of attendance fees; it may notably allocate to the directors who are members of study committees, a higher share than that of the other directors.

        The Board of Directors may allocate exceptional remuneration for assignments or mandates entrusted to the directors. The Board of Directors may authorize the reimbursement of travel costs and expenses incurred by the directors in the interest of the Company.

        Board of Directors' Borrowing Powers.    There are currently no limits imposed on the amounts of loans or borrowings that the board of directors may approve.

        Directors' Age Limits.    There are currently no age limits imposed for service on our board of directors. The Chairman of the board of directors must be under 75. The number of directors aging above 75 shall not be greater than the third of the total number of directors.

        Directors' Share Ownership Requirements.    None.

Rights, Preferences and Restrictions Attaching to Ordinary Shares

        Dividends (Article 34 of the By-laws).    We may only distribute dividends out of our "distributable profits," plus any amounts held in our reserves that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law.

        "Distributable profits" consists of (a) the profits for the last closed financial period increased by (b) any retained earnings, less (c) losses carried forward increased by (d) amounts to be placed in reserve pursuant to the law or the articles of association.

        Legal Reserve.    Pursuant to French law, we must allocate 5% of our unconsolidated net profit for each year to our legal reserve fund before dividends may be paid with respect to that year. Funds must be allocated until the amount in the legal reserve is equal to 10% of the aggregate par value of the issued and outstanding share capital. This restriction on the payment of dividends also applies to our French subsidiary on an unconsolidated basis.

        Approval of Dividends.    Pursuant to French law, our board of directors may propose a dividend for approval by the shareholders at the annual ordinary general meeting.

        Upon recommendation of our board of directors, our shareholders may decide to allocate all or part of any distributable profits to special or general reserves, to carry them forward to the next fiscal year as retained earnings or to allocate them to the shareholders as dividends. However, dividends may not be distributed when our net assets are or would become as a result of such distribution lower than the amount of the share capital plus the amount of the legal reserves which, under French law, may not be distributed to shareholders (the amount of our share capital plus the amount of our legal reserves which may not be distributed was equal to €2,692,682 on December 31, 2018).

        Our board of directors may distribute interim dividends after the end of the fiscal year but before the approval of the financial statements for the relevant fiscal year when the interim balance sheet, established during such year and certified by an auditor, reflects that we have earned distributable profits since the close of the last financial year, after recognizing the necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the by-laws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined.

        Distribution of Dividends.    Dividends are distributed to shareholders pro rata according to their respective holdings of shares. In the case of interim dividends, distributions are made to shareholders on the date set by our board of directors during the meeting in which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders at an ordinary general shareholders' meeting or by our board of directors in the absence of such a decision by the shareholders. Shareholders that own shares on the actual payment date are entitled to the dividend.

        Dividends may be paid in cash or, if the shareholders' meeting so decides, in kind, provided that all shareholders receive a whole number of assets of the same nature paid in lieu of cash.

        Timing of Payment.    Pursuant to French law, dividends must be paid within a maximum of nine months after the close of the relevant fiscal year, unless extended by court order. Dividends not claimed within five years after the payment date shall be deemed to expire and revert to the French state.

        Voting Rights (Article 12 of the Articles of Association).    The voting rights attached to ordinary shares or dividend shares is proportional to the amount of capital they represent. Each share is entitled to one vote.

        A double voting right has been established for all registered and fully paid-up shares registered in the name of the same beneficiary for at least two years.

        Under French law, treasury shares or shares held by entities controlled by us are not entitled to voting rights and do not count for quorum purposes.

        Rights to Share in Our Profit.    Each share entitles its holder to a portion of the corporate profits and assets proportional to the amount of share capital represented thereby.

        Rights to Share in the Surplus in the Event of Liquidation.    If we are liquidated, any assets remaining after payment of the debts, liquidation expenses and all of the remaining obligations will first be used to repay in full the par value of our shares. Any surplus will be distributed pro rata among shareholders in proportion to the number of shares respectively held by them, taking into account, where applicable, of the rights attached to shares of different classes.

        Repurchase and Redemption of Shares.    Under French law, we may acquire our own shares for the following purposes only:

  •
  to decrease our share capital, provided that such a decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at an extraordinary general meeting; in this case, the shares repurchased must be cancelled within one month from the expiry of the purchase offer;

  •
  to provide shares for distribution to employees or managers under a profit-sharing, free share or share option plan; in this case the shares repurchased must be distributed within 12 months from their repurchase failing which they must be cancelled;

  •
  to meet obligations arising from debt securities that are exchangeable into equity instruments; or

  •
  under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 225-209 of the French Commercial Code and in accordance with the general regulations of, and market practices accepted by the Financial Markets Authority (AMF). This authorization may only be given for a period not exceeding eighteen months.

        Under MAR and in accordance with the General Regulations of the AMF (Réglement Général de l'AMF), a corporation shall report to the competent authority of the trading value on which the shares have been admitted to trading or are traded, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program, in a detailed form and in an aggregated form.

        No such repurchase of shares may result in us holding, directly or through a person acting on our behalf, more than 10% of our issued share capital. Shares repurchased by us continue to be deemed "issued" under French law but are not entitled to dividends or voting rights so long as we hold them directly or indirectly, and we may not exercise the preemptive rights attached to them.

        Sinking Fund Provisions.    Our articles of association do not provide for any sinking fund provisions.

        Liability to Further Capital Calls.    Shareholders are liable for corporate liabilities only up to the par value of the shares they hold; they are not liable to further capital calls.

        Requirements for Holdings Exceeding Certain Percentages.    None except as described under the sections of this prospectus titled "—Form, Holding and Transfer of Shares—Ownership of Shares by Non-French Persons." and "Limitations Affecting Shareholders"

Actions Necessary to Modify Shareholders' Rights

        Shareholders' rights may be modified as allowed by French law. Only the extraordinary shareholders' meeting is authorized to amend any and all provisions of our articles of association. It may not, however, increase shareholder commitments without the prior approval of each shareholder.

Special Voting Rights of Warrant Holders

        Under French law, the holders of warrants of the same class (i.e., warrants that were issued at the same time and with the same rights), including founders' warrants, are entitled to vote as a separate class at a general meeting of that class of warrant holders under certain circumstances, principally in connection with any proposed modification of the terms and conditions of the class of warrants or any proposed issuance of preferred shares or any modification of the rights of any outstanding class or series of preferred shares.

Rules for Admission to and Calling Annual Shareholders' Meetings and Extraordinary Shareholders' Meetings

        Access to, Participation in and Voting Rights at Shareholders' Meetings (Articles 27 &28 of the Articles of Association).    Shareholders' meetings are composed of all shareholders. Each shareholder has the right to attend the meetings and participate in the discussions (1) personally, or (2) by granting proxy to any individual or legal entity of his choosing; or (3) by sending a proxy to the company without indication of the mandate, or (4) by voting by correspondence, or (5) by videoconference or another means of telecommunication in accordance with applicable laws that allow identification. For any proxy given by a shareholder without indication of the mandate, the chairman of the general meeting shall cast a vote in favor of the adoption of the draft resolutions presented or approved by the board of directors and a vote against the adoption of all other draft resolutions. The board of directors organizes, in accordance with legal and regulatory requirements, the participation and vote of the shareholders at the meeting, assuring, in particular, the effectiveness of the means of identification.

        Participation in shareholders' general meetings, in any form whatsoever, is subject to registration or registration of shares under the conditions and time limits provided for applicable laws.

        The final date for returning voting ballots by correspondence is set by the board of directors and disclosed in the notice of meeting published in the French Journal of Mandatory Statutory Notices (BALO). This date cannot be earlier than three days prior to the meeting.

        The shareholder having voted by correspondence will no longer be able to participate directly in the meeting or to be represented. In the case of returning the proxy form and the voting by correspondence form, the proxy form is taken into account, subject to the votes cast in the voting by correspondence form.

        Any shareholder may be represented at meetings by any individual or legal entity of his choosing, by means of a proxy form which is addressed to him by us (1) at his request, addressed to us by any means. This request must be received at the registered office at least five days before the date of the meeting; or (2) at our initiative.

        The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary, the other extraordinary, held on the same day or within a period of 15 days.

        Any shareholder may vote by correspondence by means of a voting form, which is sent by us (1) upon request, addressed in writing (this request must be received at the registered office at least six days before the date of the meeting); or (2) at our initiative; or (3) in appendix to a proxy voting form under the conditions provided for by current laws and requirements. In any case this voting form is available on our website at least 21 days before the date of the meeting.

        The voting by correspondence form addressed by a shareholder is only valid for a single meeting or for successive meetings convened with the same agenda.

        To better understand the voting rights of the ADSs, you should carefully read the section in this prospectus titled "Description of American Depositary Shares—Voting Rights."

        Notice of Annual Shareholders' Meetings.    Shareholders' meetings are convened by our board of directors, or, failing that, by the statutory auditors, or by a court appointed agent or liquidator in certain circumstances. Meetings are held at our registered offices or at any other location indicated in the convening notice. A convening notice is published in the French Journal of Mandatory Statutory Notices (Bulletin des Annonces Légales Obligatoires (BALO)) at least 35 days prior to a meeting, as well as on our website at least 21 days prior to the meeting. In addition to the particulars relative to the company, it indicates, notably, the meeting's agenda and the draft resolutions that will be presented. The requests for recording of issues or draft resolutions on the agenda must be addressed to the company under the conditions provided for in the current legislation.

        Subject to special legal provisions, the meeting notice is sent out at least 15 days prior to the date of the meeting, by means of a notice inserted both in a legal announcement bulletin of the registered office department and in the French Journal of Mandatory Statutory Notices (BALO). Further, the holders of registered shares for at least a month at the time of the latest of the insertions of the notice of meeting shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying his e-mail address. The latter may at any time expressly request by registered letter to the Company with acknowledgment of receipt that the aforementioned means of telecommunication should be replaced in the future by a mailing.

        The convening notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail.

        The convening notice may be addressed, where appropriate, with a proxy form and a voting by correspondence form, under the conditions specified in our bylaws, or with a voting by correspondence form alone, under the conditions specified in our bylaws. When the shareholders' meeting cannot deliberate due to the lack of the required quorum, the second meeting must be called at least ten days in advance in the same manner as used for the first notice.

        Agenda and Conduct of Annual Shareholders' Meetings.    The agenda of the shareholders' meeting shall appear in the notice to convene the meeting and is set by the author of the notice. The shareholders' meeting may only deliberate on the items on the agenda except for the removal of directors and the appointment of their successors which may be put to vote by any shareholder during any shareholders' meeting. One or more shareholders representing a percentage of share capital required by French law, and acting in accordance with legal requirements and within applicable time limits, may request the inclusion of items or proposed resolutions on the agenda.

        Shareholders' meetings shall be chaired by the Chairman of the board of directors or, in his or her absence, the meeting itself shall elect a Chairman. Vote counting shall be performed by the two members of the meeting who are present and accept such duties, who represent, either on their own behalf or as proxies, the greatest number of votes.

        Ordinary Shareholders' Meeting.    Ordinary shareholders' meetings are those meetings called to make any and all decisions that do not amend our by-laws. An ordinary meeting shall be convened at least once a year within six months of the end of each fiscal year in order to approve the annual and consolidated accounts for the relevant fiscal year or, in case of postponement, within the period established by court order. Upon first notice, the meeting may validly deliberate only if the shareholders present or represented by proxy or voting by mail, by videoconference or by means of telecommunication (to the extent the board of directors authorizes it when convening the shareholders) represent at least one-fifth of the shares entitled to vote. Upon second notice, no quorum is required. Decisions are made by a majority of the votes held by the shareholders present, or represented by proxy, or voting by mail, by videoconference or by means of telecommunications (to the extent the board of directors authorizes it when convening the shareholders). Abstentions will have the same effect of a "no" vote.

        Extraordinary Shareholders' Meeting.    Only an extraordinary shareholders' meeting is authorized to amend our by-laws. It may not, however, increase shareholder commitments without the approval of each shareholder. Subject to the legal provisions governing share capital increases from reserves, profits or share premiums, the resolutions of the extraordinary meeting shall be valid only if the shareholders present, represented by proxy or voting by mail, by videoconference or by means of telecommunication (to the extent the board of directors authorizes it when convening the shareholders) represent at least one-fourth of all shares entitled to vote upon first notice, or one-fifth upon second notice. If the latter quorum is not reached, the second meeting may be postponed to a date no later than two months after the date for which it was initially called. Decisions are made by a two-thirds majority of the votes held by the shareholders present, represented by proxy, or voting by mail, by videoconference or by means of telecommunication (to the extent the board of directors authorizes it when convening the shareholders). Abstentions will have the same effect of a "no" vote.

Mechanisms for Delaying, Deferring or Preventing a Change in Control of the Company

        Provisions contained in our Articles of Association and/or French corporate law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. In addition, provisions of our bylaws impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. These provisions include the following:

  •
  under French law, the owner of 95% of voting rights of a public company listed on a regulated market in a Member State of the European Union or in a state party to the European Economic Area, or EEA, Agreement, including France, has the right to force out minority shareholders following a tender offer made to all shareholders;

  •
  under French law, a non-resident of France as well as any French entity controlled by non-French residents may have to file an administrative notice with French authorities in connection with a direct or indirect investment in us, as defined by administrative rulings; see the section of this prospectus titled "Limitations Affecting Shareholders of a French Company";

  •
  a merger (i.e., in a French law context, a stock for stock exchange following which our company would be dissolved into the acquiring entity and our shareholders would become shareholders of the acquiring entity) of our company into a company incorporated in the European Union would require the approval of our board of directors as well as a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting;

  •
  under French law, a cash merger is treated as a share purchase and would require the consent of each participating shareholder;

  •
  our shareholders have granted and may grant in the future our board of directors broad authorizations to increase our share capital or to issue additional ordinary shares or other securities, such as warrants, to our shareholders, the public or qualified investors, including as a possible defense following the launching of a tender offer for our shares;

  •
  our shareholders have preferential subscription rights on a pro rata basis on the issuance by us of any additional securities for cash or a set-off of cash debts, which rights may only be waived by the extraordinary general meeting (by a two-thirds majority vote) of our shareholders or on an individual basis by each shareholder;

  •
  our board of directors has the right to appoint directors to fill a vacancy created by the resignation or death of a director, for the remaining duration of such director's term of office, provided that prior to such decision of the board of directors, the number of directors remaining in office exceeds the minimum required by law and by the bylaws, and subject to the subsequent approval by the shareholders of such appointment at the next shareholders' meeting, which prevents shareholders from having the sole right to fill vacancies on our board of directors;

  •
  our board of directors can be convened by our chairman (directly or upon request of our managing director), or, when no board meeting has been held for more than three consecutive months, by directors representing at least one third of the total number of directors;

  •
  our board of directors meetings can only be regularly held if at least half of the directors attend either physically or by way of videoconference or teleconference enabling the directors' identification and ensuring their effective participation in the board's decisions;

  •
  our shares are nominative or bearer, if the legislation so permits, according to the shareholder's choice;

  •
  approval of at least a majority of the votes held by shareholders present, represented by a proxy, or voting by mail at the relevant ordinary shareholders' general meeting is required to remove directors with or without cause;

  •
  advance notice is required for nominations to the board of directors or for proposing matters to be acted upon at a shareholders' meeting, except that a vote to remove and replace a director can be proposed at any shareholders' meeting without notice;

  •
  our bylaws can be changed in accordance with applicable laws;

  •
  the crossing of certain thresholds has to be disclosed and can impose certain obligations, see the section of this prospectus titled "Limitations Affecting Shareholders of a French Company";

  •
  transfers of shares shall comply with applicable insider trading rules and regulations and, in particular, with the Market Abuse Directive and Regulation dated April 16, 2014; and

  •
  pursuant to French law, our bylaws, including the sections relating to the number of directors and election and removal of a director from office, may only be modified by a resolution adopted by two-thirds of the votes of our shareholders present, represented by a proxy or voting by mail at the meeting.

Declaration of Crossing of Ownership Thresholds

        Set forth below is a summary of certain provisions of our articles of association and of the French Commercial Code applicable to us. This summary is not intended to be a complete description of applicable rules under French law.

        Our articles of association provide that any individual or legal entity coming to directly or indirectly own, alone or in concert, a number of shares representing a fraction of our capital or voting rights equal to 5%, 10%, 15%, 20%, 25%, 30%, 33.33%, 50%, 66.66%, 90% or 95% inform us of the total number of shares and voting rights and of securities giving access to the capital or voting rights that it owns immediately or over time, within a period of four trading days from the crossing of the said holding thresholds. See the section of this prospectus titled "Limitations Affecting Shareholders of a French Company."

        This obligation also applies under the same conditions when crossing each of the above-mentioned thresholds in a downward direction.

        In case of failure to declare, shares or voting rights exceeding the fraction that should have been declared are deprived of voting rights at General Meetings of Shareholders for any meeting that would be held until the expiry of a period of two years from the date of regularization of the notification in accordance with Article L. 233-14 of the Commercial Code, if the failure to declare has been determined and one or several shareholders holding at least 2.5% of the capital make the request recorded in the minutes of the general meeting.

        These requirements are without prejudice to the threshold crossing declarations provided for under French law which impose a declaration to us and to the French Stock Exchange Authority (AMF) upon crossing of the following thresholds no later than the 4th trading day following the crossing: 50% and 95%.

        Further, and subject to certain exemptions, any shareholder crossing, alone or acting in concert, the 50% threshold shall file a mandatory public tender offer.

Changes in Share Capital

        Increases in Share Capital.    Pursuant to French law, our share capital may be increased only with shareholders' approval at an extraordinary general shareholders' meeting following the recommendation of our board of directors. The shareholders may delegate to our board of directors either the authority (délégation de compétence) or the power (délégation de pouvoir) to carry out any increase in share capital.

        Increases in our share capital may be effected by:

  •
  issuing additional shares;

  •
  increasing the par value of existing shares;

  •
  creating a new class of equity securities; and

  •
  exercising the rights attached to securities giving access to the share capital.

        Increases in share capital by issuing additional securities may be effected through one or a combination of the following:

  •
  in consideration for cash;

  •
  in consideration for assets contributed in kind;

  •
  through an exchange offer;

  •
  by conversion of previously issued debt instruments;

  •
  by capitalization of profits, reserves or share premium; and

  •
  subject to certain conditions, by way of offset against debt incurred by us.

        Decisions to increase the share capital through the capitalization of reserves, profits and/or share premium require shareholders' approval at an extraordinary general shareholders' meeting, acting under the quorum and majority requirements applicable to ordinary shareholders' meetings. Increases effected by an increase in the par value of shares require unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premium. All other capital increases require shareholders' approval at an extraordinary general shareholders' meeting acting under the regular quorum and majority requirements for such meetings.

        Reduction in Share Capital.    Pursuant to French law, any reduction in our share capital requires shareholders' approval at an extraordinary general shareholders' meeting following the recommendation of our board of directors. The share capital may be reduced either by decreasing the par value of the outstanding shares or by reducing the number of outstanding shares. The number of outstanding shares may be reduced by the repurchase and cancellation of shares. Holders of each class of shares must be treated equally unless each affected shareholder agrees otherwise.

        Preferential Subscription Right.    According to French law, if we issue additional securities for cash, current shareholders will have preferential subscription rights to these securities on a pro rata basis. Preferential subscription rights entitle the individual or entity that holds them to subscribe pro rata based on the number of shares held by them to the issuance of any securities increasing, or that may result in an increase of, our share capital by means of a cash payment or a set-off of cash debts. The preferential subscription rights are transferable during the subscription period relating to a particular offering. Since October 1, 2016, preferential subscription rights may only be exercised two business days prior to the day on which the subscription is opened until the second business day prior to its closing. Thus, the preferential subscription rights are transferable during the same period as their period of exercise. In accordance with French law, the period of exercise shall be no less than five business days.

        The preferential subscription rights with respect to any particular offering may be waived at an extraordinary general meeting by a two-thirds vote of our shareholders or individually by each shareholder. Our board of directors and our independent auditors are required by French law to present reports to the shareholders' meeting that specifically address any proposal to waive the preferential subscription rights.

        Our current shareholders waived their preferential subscription rights with respect to this offering at an extraordinary general shareholders' general meeting held on June 4, 2018.

        In the future, to the extent permitted under French law, we may seek shareholder approval to waive preferential subscription rights at an extraordinary general shareholders' meeting in order to authorize the board of directors to issue additional shares and/or other securities convertible or exchangeable into shares.

Form, Holding and Transfer of Shares

        Form of Shares.    The shares are nominative or bearer, if the legislation so permits, according to the shareholder's choice.

        Further, in accordance with applicable laws, we may request at any time from the central depository responsible for holding our Shares, the information referred to in Article L. 228-2 of the French Commercial Code. Thus, we are, in particular and at any time, entitled to request the name and year of birth or, in the case of a legal entity, the name and the year of incorporation, nationality and address of holders of securities conferring immediate or long-term voting rights at its General Meetings of Shareholders and the amount of securities owned by each of them and, where applicable, the restrictions that the securities could be affected by.

        Holding of Shares.    In accordance with French law concerning the "dematerialization" of securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Shares issued are registered in individual accounts opened by us or any authorized intermediary, in the name of each shareholder and kept according to the terms and conditions laid down by the legal and regulatory provisions.

        Ownership of Shares by Non-French Persons.    Neither French law nor our articles of association limit the right of non-residents of France or non-French persons to own or, where applicable, to vote our securities. See the section of this prospectus titled "Limitations Affecting Shareholders of a French Company."

        Assignment and Transfer of Shares.    Shares are freely negotiable, subject to applicable legal and regulatory provisions. French law notably provides for standstill obligations and prohibition of insider trading.

Securities Exercisable for Ordinary Shares

  Equity Incentives

        See the section of this prospectus titled "Management—Equity Incentives" for a description of securities granted by our board of directors to our directors, executive officers, employees and other service providers, including members of our Scientific Advisory Board.

Registration Rights

        None of our security holders possess registration rights.

Differences in Corporate Law

        The laws applicable to French sociétés anonymes differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the French Commercial Code applicable to us and the Delaware General Corporation Law relating to shareholders' rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and French law.

	France	Delaware
Number of Directors	Under French law, a société anonyme must have at least three and may have up to 18 directors. The number of directors is fixed by or in the manner provided in the by-laws.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the by-laws.
Director Qualifications
	Under French law, a corporation may prescribe qualifications for directors under its by-laws. In addition, under French law, members of a board of directors of a corporation may be legal entities (with the exception of the Chairman of the board of directors), and such legal entities may designate an individual to represent them and to act on their behalf at meetings of the board of directors.	Under Delaware law, a corporation may prescribe qualifications for directors under its certificate of incorporation or by-laws.
Removal of Directors
Under French law, directors may be removed from office, with or without cause, at any shareholders' meeting without notice or justification, by a simple majority vote of the shareholders present and voting at the meeting in person or by proxy.
Under Delaware law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, stockholders may effect such removal only for cause.

	France	Delaware
Vacancies on the Board of Directors	Under French law, vacancies on the board of directors resulting from death or a resignation, provided that at least three directors remain in office, may be filled by a majority of the remaining directors pending ratification by the shareholders by the next shareholders' meeting.	Under Delaware law, vacancies on a corporation's board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors.
Annual General Meeting
Under French law, the annual general meeting of shareholders shall be held at such place, on such date and at such time as decided each year by the board of directors and notified to the shareholders in the convening notice of the annual meeting, within six months after the close of the relevant fiscal year unless such period is extended by court order.
Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the by-laws.
General Meeting
Under French law, general meetings of the shareholders may be called by the board of directors or, failing that, by the statutory auditors, or by a court appointed agent or liquidator in certain circumstances, or by the majority shareholder in capital or voting rights following a public tender offer or exchange offer or the transfer of a controlling block on the date decided by the board of directors or the relevant person.
Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

	France	Delaware
Notice of General Meetings	A convening notice is published in the French Journal of Mandatory Statutory Notices (BALO) at least 35 days prior to a meeting and made available on the website of the company at least 21 days prior to the meeting. Subject to special legal provisions, the meeting notice is sent out at least 15 days prior to the date of the meeting, by means of a notice inserted both in a legal announcement bulletin of the registered office department and in the French Journal of Mandatory Statutory Notices (BALO). Further, the holders of registered shares for at least a month at the time of the latest of the insertions of the notice of meeting shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying his e-mail address.	Under Delaware law, unless otherwise provided in the certificate of incorporation or by- laws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.
The convening notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail.

	France	Delaware
The notice must specify the name of the company, its legal form, share capital, registered office address, registration number with the French Registry of Commerce and Companies (registre du commerce et des sociétés), the place, date, hour and agenda of the meeting and its nature (ordinary and/or extraordinary meeting).
Proxy
Each shareholder has the right to attend the meetings and participate in the discussions (i) personally, or (ii) by granting proxy to any individual or legal entity of his choosing; or (iii) by sending a proxy to the company without indication of the mandate, or (iv) by voting by correspondence, or (v) by videoconference or another means of telecommunication in accordance with applicable laws that allow identification.
Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary, the other extraordinary, held on the same day or within a period of 15 days.
Shareholder action by written consent	Under French law, shareholders' action by written consent is not permitted in a société anonyme.
Under Delaware law, a corporation's certificate of incorporation (1) may permit stockholders to act by written consent if such action is signed by all stockholders, (2) may permit stockholders to act by written consent signed by stockholders having the minimum number of votes that would be necessary to take such action at a meeting or (3) may prohibit actions by written consent.

	France	Delaware
Preemptive Rights	Under French law, in case of issuance of additional shares or other securities for cash or set-off against cash debts, the existing shareholders have preferential subscription rights to these securities on a pro rata basis unless such rights are waived by a two-thirds majority of the votes held by the shareholders present at the extraordinary meeting deciding or authorizing the capital increase, voting in person or represented by proxy or voting by mail. In case such rights are not waived by the extraordinary general meeting, each stockholder may individually either exercise, assign or not exercise its preferential rights.	Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation's stock.
Sources of Dividends
Under French law, dividends may only be paid by a French société anonyme out of "distributable profits," plus any distributable reserves and "distributable premium" that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law. "Distributable profits" consist of the unconsolidated net profits of the relevant corporation for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years.

"Distributable premium" refers to the contribution paid by the stockholders in addition to the par value of their shares for their subscription that the stockholders decide to make available for distribution.
Under Delaware law, dividends may be paid by a Delaware corporation either out of (1) surplus or (2) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

France	Delaware
Except in case of a share capital reduction, no distribution can be made to the stockholders when the net equity is, or would become, lower than the amount of the share capital plus the reserves which cannot be distributed in accordance with the law or the by- laws. Since October 1, 2016, preferential subscription rights may only be exercised two business days prior to the day on which the subscription is opened until the second business day prior to its closing. Thus, the preferential subscription rights are transferable during the same period as their period of exercise. In accordance with French law, the period of exercise shall be no less than 5 business days.
Repurchase of Shares	Under French law, a corporation may acquire its own shares. Such acquisition may be challenged on the ground of market abuse regulations. However, the Market Abuse Regulation 596/2014 of April 16, 2014 (MAR) provides for safe harbor exemptions when the acquisition is made for the following purposes only:

•

to decrease its share capital, provided that such decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting deciding the capital reduction;

•

with a view to distributing within one year of their repurchase the relevant shares to employees or managers under a profit- sharing, free share or share option plan;

Under Delaware law, a corporation may generally redeem or repurchase shares of its stock unless the capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation.

	France	Delaware

•

to meet obligations arising from debt securities that are exchangeable into equity instruments; or

•

under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 225-209 of the French Commercial Code and in accordance with the general regulations of the Financial Markets Authority (AMF).

A simple exemption is provided when the acquisition is made under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 225-209 of the French Commercial Code and in accordance with the General Regulations of the Financial Markets Authority (AMF).
No such repurchase of shares may result in the company holding, directly or through a person acting on its behalf, more than 10% of its issued share capital.
Liability of Directors and Officers

Under French law, the directors and the officers are individually or jointly and severally liable, as the case may be, to the company or to third parties, either for breaches of the laws or regulations applicable to société anonyme, or for breaches of the Articles of Association, or for misconduct in their management. In addition, French law provides for cases of criminal liability of the directors and officers. The by-laws may not include any provisions limiting the liability of directors.

Under Delaware law, a corporation's certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•

any breach of the director's duty of loyalty to the corporation or its stockholders;

•

acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

	France	Delaware
• intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or • any transaction from which the director derives an improper personal benefit.
Voting Rights	French law provides that, unless otherwise provided in the by-laws, each shareholder is entitled to one vote for each share of capital stock held by such shareholder.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Shareholder Vote on Certain Transactions	Generally, under French law, completion of a merger, dissolution, sale, lease or exchange of all or substantially all of a corporation's assets requires:

•

the approval of the board of directors; and

•

approval by a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation's assets or dissolution requires:

•

the approval of the board of directors; and

•

approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Dissent or Dissenters Appraisal Rights	French law does not provide for any such right but provides that a merger is subject to shareholders' approval by a two-thirds majority vote as stated above.
Under Delaware law, a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder's shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder.

	France	Delaware
Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

•

shares of stock of the surviving corporation;

•

shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;

•

cash in lieu of fractional shares of the stock described in the two preceding bullet points; or

•

any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.
Standard of Conduct for Directors
French law does not contain specific provisions setting forth the standard of conduct of a director. However, directors have a duty to act without self-interest, on a well-informed basis and they cannot make any decision against a corporation's corporate interest (intérêt social).
Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well- informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

	France	Delaware
Shareholder Suits

French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the directors of a corporation in the corporation's interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the corporation and any legal fees relating to such action are borne by the relevant shareholder or the group of shareholders.

The plaintiff must remain a shareholder through the duration of the legal action.
There is no other case where shareholders may initiate a derivative action to enforce a right of a corporation.
A shareholder may alternatively or cumulatively bring individual legal action against the directors, provided he has suffered distinct damages from those suffered by the corporation. In this case, any damages awarded by the court are paid to the relevant shareholder.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•

state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff's shares thereafter devolved on the plaintiff by operation of law; and

•

allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff's failure to obtain the action; or

•

state the reasons for not making the effort.

•

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

	France	Delaware
Amendment of Certificate of Incorporation

Under French law, any modification of the information reflected on the certificate of incorporation at the time of registration (i.e. legal form, registered office, share capital, year-end, company's name, directors, statutory auditors) must be filed with the French Registry of Commerce and Companies.

Under Delaware law, generally a corporation may amend its certificate of incorporation if:

•

its board of directors has adopted a resolution setting forth the amendment proposed and declared its advisability; and

•

the amendment is adopted by the affirmative votes of a majority (or greater percentage as may be specified by the corporation) of the outstanding shares entitled to vote on the amendment and a majority (or greater percentage as may be specified by the corporation) of the outstanding shares of each class or series of stock, if any, entitled to vote on the amendment as a class or series.

Amendment of By-laws	Under French law, only the extraordinary shareholders' meeting is authorized to adopt or amend the by-laws.
Under Delaware law, the stockholders entitled to vote have the power to adopt, amend or repeal by-laws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.

Legal Name; Formation; Fiscal Year; Registered Office

        Our legal and commercial name is Biophytis SA. We were incorporated as a société par actions simplifiée under the laws of the French Republic on September 27, 2006 for a period of 99 years expiring on September 26, 2105, unless dissolved in advance or extended. The Company was transformed into a société anonyme on May 22, 2015. We are registered at the Paris Commerce and Companies Register under the number 492 002 225. Our principal executive offices are located at Sorbonne University—BC 9, Bâtiment A 4ème étage, 4 place Jussieu 75001 Paris, France and our telephone number is +33 1 44 27 23 00. Our registered office is 14, Avenue de l'Opéra, Paris, France. Our website address is www.biophytis.com. Our agent for service of process in the United States is Puglisi & Associates. Our fiscal year ends December 31.

Listing

        We have applied to list the ADSs on the Nasdaq Capital Market under the symbol "BPTS." Our ordinary shares are currently listed on Euronext Growth Paris under the symbol "ALBPS."

Transfer Agent and Registrar

        Upon the closing of the global offering, the transfer agent and registrar for the ADSs will be Computershare, Inc. Our share register is currently maintained by CACEIS Corporate Trust, 1-3 place Valhubert, 75013 Paris, registered under n°439 430 976. The share register reflects only record owners of our ordinary shares. Holders of ADSs will not be treated as one of our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the shares underlying the ADSs. Holders of the ADSs have a right to receive the ordinary shares underlying the ADSs. For discussion on the ADSs and ADS holder rights, see "Description of American Depositary Shares" in this prospectus.

LIMITATIONS AFFECTING SHAREHOLDERS OF A FRENCH COMPANY

Ownership of ADSs or Ordinary Shares by Non-French Residents

        Neither the French Commercial Code nor our bylaws presently impose any restrictions on the rights of non-French residents or non-French shareholders to own and vote shares. However, any person who comes to hold or ceases to hold a number of shares representing a fraction equal to 5%, 10%, 15%, 20%, 25%, 30%, 33.33%, 50%, 66.66%, 90% or 95% of our share capital or voting rights must inform us at the latest before the close of business on the fourth trading day following the threshold crossing. In addition, any person who comes to hold or ceases to hold a fraction equal to 50% or 95% of our share capital or voting rights is required to inform the French Stock Exchange Authority (Autorité des marchés financiers).

        Moreover, the French Monetary and Financial Code (CMF) provides for statistical reporting requirements. Transactions by which non-French residents acquire at least 10% of our share capital or voting rights, or cross the 10% threshold, of a French resident company, are considered as foreign direct investments in France and are subject to statistical reporting requirements (Articles R. 151-1 and R.152-2 of the CMF). When the investments exceeds €15,000,000, companies must declare foreign transactions directly to the Banque de France within 20 business days following the date of certain direct foreign investments in us, including any purchase of ADSs. Failure to comply with such statistical reporting requirement may be sanctioned by five years imprisonment and a fine of a maximum amount equal to twice the amount which should have been reported, in accordance with Article L 165-1 of the CMF. This amount may be increased fivefold if the violation is made by a legal entity.

        Certain foreign investments in companies incorporated under French law are subject to the prior authorization of the French Minister of the Economy, where all or a part of the target's business and activity relate to a strategic section, such as energy, transportation, public health, telecommunications, etc.

Foreign Exchange Controls

        Under current French foreign exchange control regulations there are no limitations on the amount of cash payments that we may remit to residents of foreign countries. Laws and regulations concerning foreign exchange controls do, however, require that all payments or transfers of funds made by a French resident to a non-resident such as dividend payments be handled by an accredited intermediary. All registered banks and substantially all credit institutions in France are accredited intermediaries.

Availability of Preferential Subscription Rights

        Our shareholders will have the preferential subscription rights described under "Description of Share Capital—Key Provisions of Our Bylaws and French Law Affecting Our Ordinary Shares—Changes in Share Capital—Preferential Subscription Right." Under French law, shareholders have preferential rights to subscribe for cash (including by way of set-off against receivables held by the subscriber against the company) issues of new shares or other securities giving rights to acquire additional shares on a pro rata basis. Holders of our securities in the United States (which may be in the form of shares or ADSs) may not be able to exercise preferential subscription rights for their securities unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. We may, from time to time, issue new shares or other securities giving rights to acquire additional shares (such as warrants) at a time when no registration statement is in effect and no Securities Act exemption is available. If so, holders of our securities in the United States will be unable to exercise any preferential subscription rights and their interests will be diluted. We are under no obligation to file any registration statement in connection with any issuance of new shares or other securities. We intend to evaluate at the time of any rights offering the costs and potential liabilities associated with registering the rights, as well as the indirect benefits to us of enabling the exercise by holders of shares and holders of ADSs in the United States of the subscription rights, and any other factors we consider appropriate at the time, and then to make a decision as to whether to register the rights. We cannot assure you that we will file a registration statement.

        For holders of our ordinary shares in the form of ADSs, the depositary may make these rights or other distributions available to ADS holders. If the depositary does not make the rights available to ADS holders and determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case ADS holders will receive no value for them. The section of this prospectus titled "Description of American Depositary Shares—Dividends and Other Distributions" explains in detail the depositary's responsibility in connection with a rights offering. See also "Risk Factors—The right as a holder of ADSs to participate in any future preferential subscription rights or to elect to receive dividends in shares may be limited, which may cause dilution to the holdings of purchasers of ADSs in the ADS offering."

 DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS will represent                shares (or a right to receive                shares) deposited with Societe Generale, as custodian for the depositary in France. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary's office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

        You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. French law governs shareholder rights. The depositary will be the holder of the shares underlying the ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided on page 222.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares the ADSs represent.

  Distributions of Cash

        The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

        Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See "Material United States Federal Income Tax And French Tax Considerations" in this prospectus. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

  Distributions of Shares

        The depositary may, and will if the company so requests in writing, distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

  Distribution of Rights

        If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

  Other Distributions

        The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

        You may surrender the ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders' meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of France and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

        Except by instructing the depositary as described above, you won't be able to exercise voting rights unless you surrender the ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable and facsimile transmissions (when expressly provided in the deposit agreement)
Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

        From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

        The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary's obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on the ADSs or on the deposited securities represented by any of the ADSs. The depositary may refuse to register any transfer of the ADSs or allow you to withdraw the deposited securities represented by the ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by the ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

        The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

        If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

        If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides, after consultation with the company to the extent practicable, it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

        If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

        If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

        The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

  •
  60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

  •
  we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

  •
  we appear to be insolvent or enter insolvency proceedings

  •
  all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

  •
  there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

  •
  there has been a replacement of deposited securities.

        If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

        After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their

ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

  •
  are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

  •
  are not liable if we or it exercises discretion permitted under the deposit agreement;

  •
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

  •
  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

  •
  are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

  •
  the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

  •
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying the ADSs

        ADS holders have the right to cancel the ADSs and withdraw the underlying shares at any time except:

  •
  when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares;

  •
  when you owe money to pay fees, taxes and similar charges; or

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertifiated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register the transfer.

        In connection with an in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

        The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

        The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. By agreeing to the jury trial waiver provision in the deposit agreement, investors will not be deemed to have waived our compliance with or the depositary's compliance with the federal securities laws and the rules and regulations promulgated thereunder.

SHARES AND ADSs ELIGIBLE FOR FUTURE SALE

        Prior to the global offering, while our ordinary shares have traded on Euronext Growth Paris since July 2015, there has been no public market on a U.S. national securities exchange for the ADSs or ordinary shares in the United States. Future sales of ADSs in the U.S. public market after the global offering, and the availability of ADSs for future sale, could adversely affect the market price of the ADSs prevailing from time to time. As described below, a significant number of currently outstanding ordinary shares will not be available for sale shortly after the global offering due to contractual restrictions on transfers of ordinary shares and ADSs. However, sales of substantial amounts of the ADSs or the ordinary shares, or the perception that these sales could occur, could adversely affect prevailing market prices for the ADSs and could impair our future ability to raise equity capital.

        Based on the number of ordinary shares outstanding on                , upon completion of the global offering,                 ordinary shares (including ordinary shares in the form of ADSs) will be outstanding, assuming no outstanding warrants are exercised and assuming no exercise of the underwriters' option to purchase additional ordinary shares (including ordinary shares in the form of ADSs). All of the ADSs and ordinary shares sold in the global offering will be freely tradable without restrictions or further registration under the Securities Act, except for any ADSs or ordinary shares sold to our "affiliates," as that term is defined under Rule 144 under the Securities Act, or Rule 144. The ordinary shares held by existing shareholders are "restricted securities," as that term is defined in Rule 144. Restricted securities may be sold in the United States on Nasdaq only if registered or if their resale qualifies for exemption from registration described below under Rule 144 or 701 promulgated under the Securities Act.

        Under the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act and French law, and assuming no exercise of the underwriters' option to purchase additional ordinary shares (including ordinary shares in the form of ADSs), these restricted securities will be available for sale in the public market 90 days after the date of this prospectus, provided that shares held by our affiliates will remain subject to volume, manner of sale and other resale limitations set forth in Rule 144 and subject to French law, both as described below.

Rule 144

        In general, a person who has beneficially owned restricted ordinary shares for at least six months would be entitled to sell their securities pursuant to Rule 144 provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted ordinary shares for at least six months, but who are our affiliates at the time of, or at any time during the 90 days preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

  •
  1.0% of the number of ordinary shares then outstanding (including ordinary shares in the form of ADSs), which will equal approximately                 ordinary shares immediately after the completion of the global offering based on the number of ordinary shares (including ordinary shares in the form of ADSs) outstanding as of                 , 2019 and assuming no exercise of the underwriters' option to purchase additional ordinary shares (including ordinary shares in the form of ADSs); and

  •
  the average weekly trading volume of our ordinary shares in the form of ADSs on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

        Rule 701 under the Securities Act, or Rule 701, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares subject also to French law, as described below.

Regulation S

        Regulation S provides generally that sales made in offshore transactions to non-U.S. persons are not subject to the registration or prospectus delivery requirements of the Securities Act. Accordingly, restricted securities may be sold in offshore transactions in compliance with Regulation S.

Lock-up Agreements

        We and our executive officers and directors have agreed that, without the prior written consent of Wainwright, we and they will not, subject to customary exceptions, during the period ending 90 days after the date of this prospectus, directly or indirectly, sell, offer, contract or grant any option to sell, pledge or otherwise transfer or dispose of any ordinary shares, ADSs or any securities convertible into, exercisable or exchangeable for our ordinary shares or ADSs or publicly announce an intent to do any of the foregoing. Wainwright, on behalf of the several underwriters, will have discretion in determining if and when to release any ordinary shares or ADSs subject to lock-up agreements.

        We do not currently expect any release of ordinary shares or ADSs subject to lock-up agreements prior to the expiration of the applicable lock-up periods. Upon the expiration of the applicable lock-up periods, substantially all of the ordinary shares and ADSs subject to such lock-up restrictions will become eligible for sale, subject to the limitations described above.

French Law

        Under French law, and in particular under the General Regulation issued by the French Stock Exchange Authority (Réglement Général de l'AMF), as well as under Market Abuse Regulation 596/2014 of 16 April 2014 (MAR), any person that holds inside information shall, until such information is made public, refrain from (1) carrying out any transactions relating to securities issued by the company, (2) recommending that another person engage in insider dealing or induce another person to engage in insider dealing, (3) unlawfully disclosing inside information outside of the normal exercise of an employment, profession or duties.

        Inside information is defined as any information of a precise nature, which has not been made public, relating, directly or indirectly, to one or more issuers or to one or more financial instruments, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments. Inside information shall be deemed to be of a precise nature if it indicates a set of circumstances which exists or which may reasonably be expected to come into existence, or an event which has occurred or which may reasonably be expected to occur, where it is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the prices of the financial instruments. Inside information shall be deemed to be information which, if it were made public, would be likely to have a significant effect on the prices of financial instruments shall mean information a reasonable investor would be likely to use as part of the basis of his or her investment decisions.

        The use of inside information by cancelling or amending an order concerning a financial instrument to which the information relates where the order was placed before the person concerned possessed the inside information, shall also be considered to be insider dealing. These rules apply to all persons who hold inside information as a result of (1) their status as board member, executive officer, manager, employee of the company, third parties acting on behalf of the company and having access to privileged information as party of their professional relations with the company during the preparation or the completion of a particular transaction, such as investor services providers, lawyers or public relations agencies, (2) their holding of securities in the share capital of the issuer, and/or (3) their access to information because of their employment, profession or duties or their participation in the preparation of a financial transaction.

        Under MAR and the General Regulation issued by the French Stock Exchange Authority (Réglement Général de l'AMF), it is also prohibited for a person to engage or attempt to engage in market manipulation.

MATERIAL UNITED STATES FEDERAL INCOME TAX AND FRENCH TAX CONSIDERATIONS

        The following describes material U.S. federal income tax and French tax considerations relating to the acquisition, ownership and disposition of ADSs by a U.S. holder (as defined below). This summary addresses these tax considerations only for U.S. holders that are initial purchasers of the ADSs pursuant to the global offering and that will hold such ADSs as capital assets. This summary does not address all U.S. federal income tax and French tax matters that may be relevant to a particular U.S. holder. This summary does not address tax considerations applicable to a holder of ADSs that may be subject to special tax rules including, without limitation, the following:

  •
  banks, financial institutions or insurance companies;

  •
  brokers, dealers or traders in securities, currencies, commodities, or notional principal contracts;

  •
  tax-exempt entities or organizations, including an "individual retirement account" or "Roth IRA" as defined in Section 408 or 408A of the Code (as defined below), respectively;

  •
  real estate investment trusts, regulated investment companies or grantor trusts;

  •
  persons that hold the ADSs as part of a "hedging," "integrated," "wash sale" or "conversion" transaction or as a position in a "straddle" for U.S. federal income tax purposes;

  •
  S corporations;

  •
  certain former citizens or long term residents of the United States;

  •
  persons that received ADSs as compensation for the performance of services;

  •
  persons acquiring ADSs in connection with a trade or business conducted outside of the United States, including a permanent establishment in France;

  •
  holders that own directly, indirectly, or through attribution 10% or more of the voting power or value of the ADSs and shares or, in the case of the discussion of French tax consequences, 5% or more of the voting stock or our share capital; and

  •
  holders that have a "functional currency" other than the U.S. dollar.

        For the purposes of this description, a "U.S. holder" is a beneficial owner of ADSs that is (or is treated as), for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a domestic corporation; or

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust, or if such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds ADSs, the U.S. federal income tax consequences relating to an investment in the ADSs will depend in part upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor regarding the U.S. federal income tax considerations of acquiring, owning and disposing of the ADSs in its particular circumstances.

        The discussion in this section is based in part upon the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

        Persons considering an investment in the ADSs should consult their own tax advisors as to the particular tax consequences applicable to them relating to the acquisition, ownership and disposition of the ADSs, including the applicability of U.S. federal, state and local tax laws, French tax laws and other non-U.S. tax laws.

Material French Tax Considerations

        The following describes the material French income tax consequences to U.S. holders of purchasing, owning and disposing of the ADSs. This discussion does not purport to be a complete analysis or listing of all potential tax effects of the acquisition, ownership or disposition of the ADSs to any particular investor, and does not discuss tax considerations that arise from rules of general application or that are generally assumed to be known by investors. All of the following is subject to change. Such changes could apply retroactively and could affect the consequences described below.

        The description of the French income tax and wealth tax consequences set forth below is based on the Convention Between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital of August 31, 1994, or the Treaty, which came into force on December 30, 1995 (as amended by any subsequent protocols, including the protocol of January 13, 2009), and the tax guidelines issued by the French tax authorities in force as of the date of this prospectus.

        This discussion applies only to investors that are entitled to Treaty benefits under the "Limitation on Benefits" provision contained in the Treaty.

        In 2011, France introduced a comprehensive set of new tax rules applicable to French assets that are held by or in foreign trusts. These rules provide inter alia for the inclusion of trust assets in the settlor's net assets for the purpose of applying the French wealth tax, for the application of French gift and death duties to French assets held in trust, for a specific tax on capital on the French assets of foreign trusts not already subject to the French wealth tax and for a number of French tax reporting and disclosure obligations. The following discussion does not address the French tax consequences applicable to securities (including ADSs) held in trusts. If ADSs are held in trust, the grantor, trustee and beneficiary are urged to consult their own tax advisor regarding the specific tax consequences of acquiring, owning and disposing of securities (including ADSs).

        U.S. holders are urged to consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of securities in light of their particular circumstances, especially with regard to the "Limitations on Benefits" provision.

Estate and Gift Taxes and Transfer Taxes

        In general, a transfer of securities by gift or by reason of death of a U.S. holder that would otherwise be subject to French gift or inheritance tax, respectively, will not be subject to such French tax by reason of the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Estates, Inheritances and Gifts, dated November 24, 1978, unless (i) the donor or the transferor is domiciled in France at the time of making the gift or at the time of his or her death, or (ii) the securities were used in, or held for use in, the conduct of a business through a permanent establishment or a fixed base in France.

        Pursuant to Article 235 ter ZD of the Code général des impôts (French Tax Code, or FTC), purchases of shares or ADSs of a French company listed on a regulated market of the European Union or on a foreign regulated market formally acknowledged by the French Financial Market Authority (AMF) are subject to a 0.3% French tax on financial transactions, or the TFT, provided that the issuer's market capitalization exceeds 1 billion euros as of December 1 of the year preceding the taxation year.

        A list of relevant French companies whose market capitalization exceeds 1 billion euros as of December 1 of the year preceding the taxation year within the meaning of Article 235 ter ZD of the FTC used to be published annually by the French Ministry of Economy. It is now published by the French tax authorities, and could be amended at any time. Pursuant to Regulations BOI-ANNX-000467-20181217 issued on December 17, 2018, we are currently not included in such list. Such list may be updated from time to time, or may not be published anymore in the future.

        As a result, neither the ADSs nor the ordinary shares are currently within the scope of the TFT. However, following the global offering, purchases of our securities may be subject to TFT, provided that our market capitalization exceeds 1 billion euros.

        In the case where Article 235 ter ZD of the FTC is not applicable, transfers of shares issued by a listed French company are subject to uncapped registration duties at the rate of 0.1% if the transfer is evidenced by a written statement ("acte") executed either in France or outside France. Although there is no case law or official guidelines published by the French tax authorities on this point, transfers of ADSs should remain outside of the scope of the aforementioned 0.1% registration duties.

Tax on Sale or Other Disposition

        As a matter of principle, under French tax law, a U.S. holder should not be subject to any French tax on any capital gain from the sale, exchange, repurchase or redemption by us of ordinary shares or ADSs, provided such U.S. holder is not a French tax resident for French tax purposes and has not held more than 25% of our dividend rights, known as "droits aux benefices sociaux," at any time during the preceding five years, either directly or indirectly, and, as relates to individuals, alone or with relatives (as an exception, a U.S holder resident, established or incorporated in a non-cooperative state or territory as defined in Article 238-0 A of the FTC should be subject to a 75% withholding tax in France on any such capital gain, regardless of the fraction of the dividend rights it holds).

        Under application of the Treaty, a U.S. holder who is a U.S. resident for purposes of the Treaty and entitled to Treaty benefit will not be subject to French tax on any such capital gain unless the ordinary shares or the ADSs form part of the business property of a permanent establishment or fixed base that the U.S. holder has in France. U.S. holders who own ordinary shares or ADSs through U.S. partnerships that are not resident for Treaty purposes are advised to consult their own tax advisors regarding their French tax treatment and their eligibility for Treaty benefits in light of their own particular circumstances. A U.S. holder that is not a U.S. resident for Treaty purposes or is not entitled to Treaty benefit (and in both cases is not resident, established or incorporated in a non-cooperative State or territory as defined in Article 238-0 A of the FTC) and has held more than 25% of our dividend rights, known as "droits aux benefices sociaux," at any time during the preceding five years, either directly or indirectly, and, as relates to individuals, alone or with relatives will be subject to a levy in France at the rate (i) of 12.8% for individuals, and (ii) corresponding to the standard corporate income tax set forth in Article 219-I of the FTC legal persons (i.e., 31% for financial years beginning on or after January 1, 2019).

Taxation of Dividends

        Dividends paid by a French corporation to non-residents of France are generally subject to French withholding tax at a rate of (i) 30%, to be aligned on the standard corporate income tax rate set forth in Article 219-I of the FTC for financial years beginning January 1, 2020, for payments benefitting legal persons who are not French tax residents, and (ii) 12.8% for payments benefitting individuals who are not French tax residents. Dividends paid by a French corporation in a non-cooperative State or territory, as defined in Article 238-0 A of the FTC, will generally be subject to French withholding tax at a rate of 75%. However, eligible U.S. holders entitled to Treaty benefits under the "Limitation on Benefits" provision contained in the Treaty who are U.S. residents, as defined pursuant to the provisions of the Treaty, will not be subject to this 12.8%, 30% or 75% withholding tax rate, but may be subject to the withholding tax at a reduced rate (as described below).

        Under the Treaty, the rate of French withholding tax on dividends paid to an eligible U.S. holder who is a U.S. resident as defined pursuant to the provisions of the Treaty and whose ownership of the ordinary shares or ADSs is not effectively connected with a permanent establishment or fixed base that such U.S. holder has in France, is generally reduced to 15%, or to 5% if such U.S. holder is a corporation and owns directly or indirectly at least 10% of the share capital of the issuer; such U.S. holder may claim a refund from the French tax authorities of the amount withheld in excess of the Treaty rates of 15% or 5%, if any.

        For U.S. holders that are not individuals but are U.S. residents, as defined pursuant to the provisions of the Treaty, the requirements for eligibility for Treaty benefits, including the reduced 5% or 15% withholding tax rates contained in the "Limitation on Benefits" provision of the Treaty, are complex, and certain technical changes were made to these requirements by the protocol of January 13, 2009. U.S. holders are advised to consult their own tax advisors regarding their eligibility for Treaty benefits in light of their own particular circumstances. Dividends paid to an eligible U.S. holder may immediately be subject to the reduced rates of 5% or 15% provided that:

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  such holder establishes before the date of payment that it is a U.S. resident under the Treaty by completing and providing the depositary with a treaty form (Form 5000); or

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  the depositary or other financial institution managing the securities account in the U.S. of such holder provides the French paying agent with a document listing certain information about the U.S. holder and its ordinary shares or ADSs and a certificate whereby the financial institution managing the U.S. holder's securities account in the United States takes full responsibility for the accuracy of the information provided in the document.

        Otherwise, dividends paid to a U.S. holder will be subject to French withholding tax at the rate of 12.8%, 30%, or 75% if paid in a non-cooperative State or territory (as defined in Article 238-0 A of the FTC), and may then be reduced at a later date to 5% or 15%, provided that such holder duly completes and provides the French tax authorities with the treaty forms Form 5000 and Form 5001 before December 31 of the second calendar year following the year during which the dividend is paid.

        Certain qualifying pension funds and certain other tax-exempt entities are subject to the same general filing requirements as other U.S. holders except that they may have to supply additional documentation evidencing their entitlement to these benefits.

        Form 5000 and Form 5001, together with instructions, will be provided by the depositary to all U.S. holders registered with the depositary. The depositary will arrange for the filing with the French tax authorities of all such forms properly completed and executed by U.S. holders of ordinary shares or ADSs and returned to the depositary in sufficient time so that they may be filed with the French tax authorities before the distribution in order to immediately obtain a reduced withholding tax rate. Otherwise, the depositary must withhold tax at the full rate of 12.8%, 30% or 75% as applicable. In that case, the U.S. holders may claim a refund from the French tax authorities of the excess withholding tax, if any.

Wealth Tax

        The French wealth tax (impôt de solidarité sur la fortune) has been repealed by the finance bill for 2018 (loi de finances pour 2018), dated December 30, 2017. The French wealth tax used to apply only to individuals and did not generally apply to securities held by an eligible U.S. holder who is a U.S.

resident, as defined pursuant to the provisions of the Treaty, provided that such U.S. holder does not own directly or indirectly more than 25% of the issuer's financial rights and that the securities did not form part of the business property of a permanent establishment or fixed base in France. It has been replaced by a new real estate wealth tax (impôt sur la fortune immobilière) as from January 1, 2018. The scope of such new tax is narrowed to real estate assets (and certain assets deemed to be real estate assets) or rights, directly or indirectly through one or more legal entities and whose net taxable assets amount to at least €1,300,000. Our securities owned by a U.S. Holder should not fall within the scope of the new real estate wealth tax provided that such U.S. Holder does not own directly or indirectly a shareholding exceeding 10% of the financial rights and voting rights of the company.

Material U.S. Federal Income Tax Considerations

        This section discusses the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of ADSs by a U.S. holder. This description does not address the U.S. federal estate, gift, or alternative minimum tax considerations, or any U.S. state, local, or non-U.S. tax considerations of the acquisition, ownership and disposition of the ADSs.

        This description is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing, proposed and temporary U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, in each case as in effect and available on the date hereof. All the foregoing is subject to change, which change could apply retroactively, and to differing interpretations, all of which could affect the tax considerations described below. There can be no assurances that the IRS will not take a position concerning the tax consequences of the acquisition, ownership and disposition of the ADSs or that such a position would not be sustained by a court. Holders should consult their own tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning and disposing of the ADSs in their particular circumstances.

        As indicated below, this discussion is subject to U.S. federal income tax rules applicable to a "passive foreign investment company," or a PFIC.

        In general, and taking into account the earlier assumptions, for U.S. federal income and French tax purposes, a U.S. holder holding ADRs evidencing ADSs will be treated as the owner of the shares presented by the ADRs. Exchanges of shares for ADRs, and ADRs for shares, generally will not be subject to U.S. federal income or to French tax.

        Distributions.    Subject to the discussion under "—Passive Foreign Investment Company Considerations," below, the gross amount of any distribution (including any amounts withheld in respect of foreign tax) actually or constructively received by a U.S. holder with respect to ADSs will be taxable to the U.S. holder as a dividend to the extent of the U.S. holder's pro rata share of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will be non-taxable to the U.S. holder to the extent of, and will be applied against and reduce, the U.S. holder's adjusted tax basis in the ADSs. Distributions in excess of earnings and profits and such adjusted tax basis will generally be taxable to the U.S. holder as either long-term or short-term capital gain depending upon whether the U.S. holder has held the ADSs for more than one year as of the time such distribution is received. However, since we do not calculate our earnings and profits under U.S. federal income tax principles, it is expected that any distribution will be reported as a dividend, even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. Non-corporate U.S. holders may qualify for the preferential rates of taxation with respect to dividends on ADSs applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) applicable to qualified dividend income (as discussed below) if we are a "qualified foreign corporation" and certain other requirements (discussed below) are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year)

generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on ADSs which are readily tradable on an established securities market in the United States. We have applied to list the ADSs on the Nasdaq Capital Market, which is an established securities market in the United States, and we expect the ADSs to be readily tradable on the Nasdaq Capital Market. There can be no assurance that the ADSs will be considered readily tradable on an established securities market in the United States in later years. The Company, which is incorporated under the laws of France, believes that it qualifies as a resident of France for purposes of, and is eligible for the benefits of, the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, signed on August 31, 1994, as amended and currently in force, or the U.S.-France Tax Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the U.S.-France Tax Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange-of-information program. Therefore, subject to the discussion under "—Passive Foreign Investment Company Considerations," below, such dividends will generally be "qualified dividend income" in the hands of individual U.S. holders, provided that a holding period requirement (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 days before the ex-dividend date) and certain other requirements are met. The dividends will not be eligible for the dividends-received deduction generally allowed to corporate U.S. holders.

        A U.S. holder generally may claim the amount of any French withholding tax as either a deduction from gross income or a credit against its U.S. federal income tax liability. However, the foreign tax credit is subject to numerous complex limitations that must be determined and applied on an individual basis. Generally, the credit cannot exceed the proportionate share of a U.S. holder's U.S. federal income tax liability that such U.S. holder's taxable income bears to such U.S. holder's worldwide taxable income. In applying this limitation, a U.S. holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." In addition, this limitation is calculated separately with respect to specific categories of income. The amount of a distribution with respect to the ADSs that is treated as a "dividend" may be lower for U.S. federal income tax purposes than it is for French income tax purposes, potentially resulting in a reduced foreign tax credit for the U.S. holder. Each U.S. holder should consult its own tax advisors regarding the foreign tax credit rules.

        In general, the amount of a distribution paid to a U.S. holder in a foreign currency will be the dollar value of the foreign currency calculated by reference to the spot exchange rate on the day the depositary receives the distribution, regardless of whether the foreign currency is converted into U.S. dollars at that time. Any foreign currency gain or loss a U.S. holder realizes on a subsequent conversion of foreign currency into U.S. dollars will be U.S. source ordinary income or loss. If dividends received in a foreign currency are converted into U.S. dollars on the day they are received, a U.S. holder should not be required to recognize foreign currency gain or loss in respect of the dividend.

        Sale, Exchange or Other Taxable Disposition of the ADSs.    A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of ADSs in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or exchange and the U.S. holder's tax basis in those ADSs, determined in U.S. dollars. Subject to the discussion under "—Passive Foreign Investment Company Considerations" below, this gain or loss will generally be a capital gain or loss. The adjusted tax basis in the ADSs generally will be equal to the cost of such ADSs. Capital gain from the sale, exchange or other taxable disposition of ADSs of a non-corporate U.S. holder is generally eligible for a preferential rate of taxation applicable to capital gains, if the non-corporate U.S. holder's holding period determined at the time of such sale, exchange or other taxable disposition for such ADSs exceeds one year (i.e., such gain is long-term taxable gain). The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations. Any such gain or loss that a U.S. holder recognizes generally will be treated as U.S. source gain or loss for foreign tax credit limitation purposes.

        For a cash basis taxpayer, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no foreign currency exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual basis taxpayer, however, may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of the ADSs that are traded on an established securities market, provided the election is applied consistently from year to year. Such election may not be changed without the consent of the IRS. For an accrual basis taxpayer who does not make such election, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the trade date of the purchase or sale. Such an accrual basis taxpayer may recognize exchange gain or loss based on currency fluctuations between the trade date and the settlement date. Any foreign currency gain or loss a U.S. Holder realizes will be U.S. source ordinary income or loss.

        Medicare Tax.    Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their "net investment income," which may include all or a portion of their dividend income and net gains from the disposition of ADSs. Each U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the ADSs.

        Passive Foreign Investment Company Considerations.    If we are classified as a PFIC in any taxable year, a U.S. holder will be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

        We will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of our subsidiaries, either: (i) at least 75% of the gross income is "passive income" or (ii) at least 50% of the average quarterly value of our total gross assets (which would generally be measured by fair market value of our assets, and for which purpose the total value of our assets may be determined in part by the market value of the ADSs and our ordinary shares, which are subject to change) is attributable to assets that produce "passive income" or are held for the production of "passive income."

        Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of the ADSs. If a non-U.S. corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation's income. If we are classified as a PFIC in any year with respect to which a U.S. holder owns the ADSs, we will continue to be treated as a PFIC with respect to such U.S. holder in all succeeding years during which the U.S. holder owns the ADSs, regardless of whether we continue to meet the tests described above.

        The market value of our assets may be determined in large part by reference to the market price of the ADSs and our ordinary shares, which is likely to fluctuate after the global offering. In addition, the composition of our income and assets will be affected by how, and how quickly, we use the cash proceeds from the global offering in our business. Whether we are a PFIC for any taxable year will depend on our assets and income (including whether we receive certain non-refundable grants or subsidies and whether such amounts and reimbursements of certain refundable research tax credits will constitute gross income for purposes of the PFIC income test) in each year, and because this is a factual determination made annually after the end of each taxable year, there can be no assurance that we will not be considered a PFIC in any taxable year. Based on the current composition of our gross income and assets and on reasonable assumptions and projections, we believe that it is more likely than not that we would not have been considered a PFIC for our taxable year ending December 31, 2018; however, there can be no assurance that we will or will not be considered a PFIC for any taxable year. Our U.S. counsel expresses no opinion regarding our conclusions or our expectations regarding our PFIC status.

        If we are a PFIC, and you are a U.S. holder that does not make one of the elections described below, a special tax regime will apply to both (a) any gain realized on the sale or other disposition of ADSs and (b) any "excess distribution" by us to you (generally, your ratable portion of distributions in any year that are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for the ADSs), unless the holder elects to treat the PFIC as a "qualified electing fund," or QEF, or makes a "mark-to-market" election, each as discussed below. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. holder's regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions made to you will not qualify for the lower rates of taxation applicable to qualified dividends discussed above under "Distributions."

        Certain elections may alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment of the ADSs.

        A U.S. holder may make a "mark-to-market" election with respect to its ADSs if the ADSs meet certain minimum trading requirements, as described below. If a U.S. holder makes a mark-to-market election, the U.S. holder generally will recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. holder makes the election, the U.S. holder's tax basis in the ADSs will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). The mark-to-market election is available only if we are a PFIC and the ADSs are "regularly traded" on a "qualified exchange." The ADSs will be treated as "regularly traded" in any calendar year in which more than a de minimis quantity of the ADSs are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principal purposes the meeting of the trading requirement as disregarded). The Nasdaq Capital Market is a qualified exchange for this purpose and, consequently, if the ADSs are regularly traded, the mark-to-market election will be available to a U.S. holder.

        As an alternative to making a mark-to-market election, the excess distribution rules may be avoided if a U.S. holder makes a QEF election effective beginning with the first taxable year in the holder's holding period in which we are treated as a PFIC with respect to such holder. A U.S. holder that makes a QEF election with respect to a PFIC is required to include in income its pro rata share of the PFIC's ordinary earnings and net capital gain as ordinary income and capital gain, respectively, subject to a separate election to defer payment of taxes, which deferral is subject to an interest chart.

        In general, a U.S. holder makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) to a timely filed (taking into account any extensions) U.S. federal income tax return for the year beginning with which the QEF election is to be effective. In certain circumstances, a U.S. holder may be able to make a retroactive QEF election. A QEF election can be revoked only with the consent of the IRS. In order for a U.S. holder to make a valid QEF election, the corporation must annually provide or make available to the holder certain information.

        We do not currently intend to provide the information necessary for U.S. holders to make or maintain QEF elections if we were treated as a PFIC for any taxable year. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

        If we are determined to be a PFIC, the general tax treatment for U.S. Holders described in this section would apply to indirect distributions and gains deemed to be realized by U.S. Holders in respect of any of our subsidiaries that also may be determined to be PFICs.

        If a U.S. holder owns ADSs during any taxable year in which we are a PFIC, the U.S. holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. holder's federal income tax return for that year. If our company were a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements, including with respect to a QEF election or mark-to-market election.

        The U.S. federal income tax rules relating to PFICs are complex. Prospective U.S. investors are urged to consult their own tax advisers with respect to the acquisition, ownership and disposition of the ADSs, the consequences to them of an investment in a PFIC, any elections available with respect to the ADSs and the IRS information reporting obligations with respect to the acquisition, ownership and disposition of the ADSs.

        Backup Withholding and Information Reporting.    U.S. holders generally will be subject to information reporting requirements with respect to dividends on ADSs and on the proceeds from the sale, exchange or disposition of ADSs that are paid within the United States or through U.S.-related financial intermediaries, unless the U.S. holder is an "exempt recipient." In addition, U.S. holders may be subject to backup withholding on such payments, unless the U.S. holder provides a taxpayer identification number and a duly executed IRS Form W-9 or otherwise establishes an exemption. Backup withholding is not an additional tax, and the amount of any backup withholding will be allowed as a credit against a U.S. holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

        Certain Reporting Requirements With Respect to Payments of Offer Price.    U.S. holders paying more than U.S. $100,000 for the ADSs generally may be required to file IRS Form 926 reporting the payment of the Offer Price for the ADSs to us. Substantial penalties may be imposed upon a U.S. holder that fails to comply. Each U.S. holder should consult its own tax advisor as to the possible obligation to file IRS Form 926.

        Foreign Asset Reporting.    Certain individual U.S. holders are required to report information relating to an interest in the ADSs, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. In addition, U.S. holders should consider their possible obligation to file online a FinCEN Form 114—Foreign Bank and Financial

Accounts Report, as a result of holding ADSs or ordinary shares. U.S. holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of the ADSs.

        THE DISCUSSION ABOVE IS A SUMMARY OF THE MATERIAL FRENCH AND U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE ADSs OR ORDINARY SHARES AND IS BASED UPON LAWS AND RELEVANT INTERPRETATIONS THEREOF IN EFFECT AS OF THE DATE OF THIS PROSPECTUS, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN ADSs OR ORDINARY SHARES IN LIGHT OF THE INVESTOR'S OWN CIRCUMSTANCES.

 ENFORCEMENT OF CIVIL LIABILITIES

        Biophytis SA is a corporation organized under the laws of France. The majority of our directors are citizens and residents of countries other than the United States, and the majority of our assets are located outside of the United States. We have appointed an agent for service of process in the United States; however, it may be difficult for investors:

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  to obtain jurisdiction over us or our non-U.S. resident officers and directors in U.S. courts in actions predicated on the civil liability provisions of the U.S. federal securities laws;

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  to enforce judgments obtained in such actions in U.S. courts against us or our non-U.S. resident officers and directors;

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  to bring an original action in a French court to enforce liabilities based upon the U.S. federal securities laws against us or our non-U.S. resident officers or directors; and

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  to enforce against us or our directors in non-U.S. courts, including French courts, judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

        Nevertheless, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would be recognized and enforced in France provided that a French judge considers that this judgment meets the French legal requirements concerning the recognition and the enforcement of foreign judgments and is capable of being immediately enforced in the United States. In the absence of a bilateral international convention, a French court is therefore likely to grant the enforcement of a foreign judgment without a review of the merits of the underlying claim, only if (1) that judgment resulted from legal proceedings compatible with French standards of due process, (2) that judgment does not contravene international public order and public policy of France and (3) the jurisdiction of the United States federal or state court has been based on principles of French private international law. The French court would also require that the U.S. judgment is not tainted with fraud and is not incompatible with a judgment rendered by a French court in the same matter, or with an earlier judgment rendered by a foreign court in the same matter.

        In addition, French law guarantees full compensation for the harm suffered but is limited to the actual damages, so that the victim does not suffer or benefit from the situation. Such system excludes damages such as, but not limited to, punitive and exemplary damages.

        As a result, the enforcement, by U.S. investors, of any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities law against us or members of our board of directors, officers or certain experts named herein who are residents of France or countries other than the United States would be subject to the above conditions.

        Finally, there may be doubt as to whether a French court would impose civil liability on us, the members of our board of directors, our officers or certain experts named herein in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in France against us or such members, officers or experts, respectively.

UNDERWRITING

        The global offering consists of a total of            ordinary shares, consisting of:

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  an offering of a total of            ordinary shares in the form of ADSs, primarily in the United States, but also in countries outside the United States including the European Union, referred to herein as the ADS offering; and

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  a concurrent offering of a total of            ordinary shares, primarily to qualified investors in the European Union and other countries outside the United States, but also in the United States, referred to herein as the ordinary share offering.

        Wainwright is acting as the global coordinator for the global offering and as sole book-running manager in the United States on a "firm commitment basis". Invest Corporate Finance, or Invest Securities S.A., or the EU Placement Agent, is acting as the co-manager and placement agent on our behalf in connection with the contemporaneous offering of our ordinary shares, which may be issued in the form of ADSs, in the European Union and other countries outside the United States, on a "best efforts" basis.

Global Offering

        Subject to the terms and conditions set forth in the underwriting agreement between us, Wainwright and the EU Placement Agent, we have agreed to sell to each of Wainwright and the EU Placement Agent, and each of Wainwright and the EU Placement Agent has agreed to purchase from us, the number of ADSs and/or ordinary shares, as the case may be, set forth opposite its name below.

Underwriter	Number of ADSs	Number of Ordinary Shares
H.C. Wainwright & Co., LLC
Invest Securities S.A.

Total

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, to purchase all of the ADSs sold under the underwriting agreement if any of the ADSs are purchased.

        Any purchases of ADSs by the underwriters pursuant to the underwriting agreement will be carried out by the underwriters subscribing for ordinary shares and depositing such ordinary shares with the depositary, receiving in return the ADSs.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities pro rata in accordance with the number of ADSs and ordinary shares sold by each of the several underwriters in the global offering, as applicable.

        Each of Wainwright and the EU Placement Agent is offering the ADSs representing ordinary shares and the ordinary shares that each subscribes for pursuant to the underwriting agreement, subject to prior issue, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the ordinary shares and ADSs and the ordinary shares underlying the ADSs, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. Each of the underwriters reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Underwriting Commissions, Discounts and Expenses

        In connection with the sale of the ADSs and the ordinary shares to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting commissions and discounts, it being specified that the EU Placement Agent will only receive such compensation with respect to the sale of the ADS and the ordinary shares in the European Union and other countries outside the United States, as set forth in the underwriting agreement. In the global offering (x) Wainwright's commissions and discounts will be 7% of the aggregate gross proceeds from the ADSs and ordinary shares it sells pursuant to the underwriting agreement, or $            per ADS, and €            per ordinary share and (y) the EU Placement Agent's commissions and discounts will be 5% (which can be increased to 6.5% at our discretion) of the aggregate gross proceeds from the ADSs and ordinary shares it sells pursuant to the underwriting agreement, or $            per ADS (which can be increased to $            at our discretion), and €            per ordinary share (which can be increased to €            at our discretion). After the initial offering of the ADSs and ordinary shares, the public offering price, concessions or any other term of the global offering may be changed by Wainwright. The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by Wainwright of its option to purchase additional ordinary shares (including ordinary shares in the form of ADSs).

Total
	Per ADS		Per Ordinary Share		Without Option To Purchase Additional ADSs and/or Ordinary Shares ($)	With Option To Purchase Additional ADSs and/or Ordinary Shares ($)
	Without Option To Purchase Additional ADSs ($)	With Option To Purchase Additional ADSs ($)	Without Option To Purchase Additional Ordinary Share (€)	With Option To Purchase Additional Ordinary Shares (€)
Offering price
Underwriting commissions
Proceeds to us, before expenses

        We have also agreed to pay to (x) Wainwright, a management fee equal to 1% of the aggregate gross proceeds and (y) to the EU Placement Agent, a management fee equal to 1% (which can be increased to 1.5% at our discretion) of the aggregate gross proceeds.

        We estimate the total expenses payable by us for the global offering, excluding the underwriting discounts and commissions and the management fees, to be approximately $             million, which includes (i) a $40,000 non-accountable expense allowance payable to Wainwright and a €15,000 commission de centralization payable to the EU Placement Agent (ii) reimbursement of the accountable expenses of Wainwright of $510,000 and of the EU Placement Agent up to €50,000, which include fees and expenses of legal counsel and other out-of-pocket expenses, and (iii) if applicable, reimbursement of other documented costs.

        We have also agreed to pay Wainwright a tail fee equal to the compensation in the global offering if any investor which Wainwright contacted or introduced us to during the term of Wainwright's engagement (other than investors who have a pre-existing relationship with us) provides us with further capital in a public or private offering or capital raising transaction and such offering or transaction is consummated during the 20-month period following termination or expiration of that certain engagement letter, dated November 21, 2018, as amended, entered into between us and Wainwright. It is acknowledged and agreed that the EU Placement Agent will only receive expenses payable with respect to the placement of ADSs and/or ordinary shares in the European Union.

Right of First Refusal

        We have also granted Wainwright (or any affiliate designated by Wainwright) a right of first refusal for a period of 24 months following the closing of the global offering to act as sole book-running manager, sole underwriter or sole placement agent for each and every future public offering or private placement of equity or debt securities by us or any of our subsidiaries.

Option to Purchase Additional ADSs and/or Ordinary Shares

        We have granted an option to Wainwright, exercisable for 30 days after the date of this prospectus, to purchase up to an additional                 ordinary shares in the form of ADSs at the public offering price, less the underwriting discounts and commissions. If Wainwright exercises this option, Wainwright will be obligated, subject to conditions contained in the underwriting agreement, to purchase such additional ADSs.

Securities to be Sold Outside the United States

        We have engaged Invest to act as the EU Placement Agent for ordinary shares (including ordinary shares in the form of ADSs) in the European Union and other countries outside the United States, subject to Wainwright's right to sell ADSs and ordinary shares in these territories. The EU Placement Agent will coordinate with Wainwright and us in the global offering such that we will sell all            ordinary shares (including ordinary shares in the form of ADSs), or none.

        The EU Placement Agent will make representations and undertakings in the underwriting agreement such that the EU Placement Agent will (a) not offer or sell, directly or indirectly, ADSs or ordinary shares into the United States or to any United States or Canadian Person (as defined in the underwriting agreement), (b) comply with certain requirements of FINRA rules, and (c) as applicable, comply with Rule 15a-6 under the Exchange Act.

No Sales of Similar Securities

        We, and our executive officers and directors who together hold an aggregate of                of our ordinary shares, or        % of our outstanding ordinary shares, have agreed not to sell or transfer any ADSs or ordinary shares or securities convertible into or exchangeable or exercisable for ADSs or ordinary shares, for                 days after the date of this prospectus without first obtaining the written consent of the underwriter. Specifically, we and the underwriter have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any ADSs or ordinary shares, including any pledged shares and upon release of any such pledge;

  •
  sell any option or contract to purchase any ADSs or ordinary shares, including any pledged shares and upon release of any such pledge;

  •
  purchase any option or contract to sell any ADSs or ordinary shares, including any pledged shares and upon release of any such pledge;

  •
  grant any option, right or warrant for the sale of any ADSs or ordinary shares, including any pledged shares and upon release of any such pledge;

  •
  otherwise dispose of or transfer any ADSs or ordinary shares, including any pledged shares and upon release of any such pledge;

  •
  request or demand that we file a registration statement related to any ADS or ordinary shares, including any pledged shares and upon release of any such pledge; or

  •
  enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any ADSs or ordinary shares, including any pledged shares and upon release of any such pledge, whether any such swap, agreement or transaction is to be settled by delivery of ADSs or ordinary shares or other securities, in cash or otherwise.

        This lock-up provision applies to the ADSs and ordinary shares and to securities convertible into or exchangeable or exercisable for ADSs or ordinary shares, including any pledged shares and upon release of any such pledge. It also applies to ADSs and ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

        The restrictions in the immediately preceding paragraph do not apply in certain circumstances, including without limitation:

  •
  the sale of ADSs and/or ordinary shares to the underwriters in the global offering;

  •
  transfers of ADSs and/or ordinary shares as a bona fide gift;

  •
  transfers of ADSs or ordinary shares to any trust for the direct benefit of the lock-up party or the immediate family of the lock-up party;

  •
  transfers of ADSs and/or ordinary shares pursuant to a domestic order or in connection with a negotiated divorce settlement;

  •
  transfers of ADSs and/or ordinary shares by will or intestate succession upon the death of the lock-up party;

  •
  transfers of ADSs and/or ordinary shares to any trust, partnership, limited liability company or other legal entity for estate planning purposes, which is established for the direct benefit of the lock-up party or an immediate family member;

  •
  the exercise of any warrant to acquire any ordinary shares whether for cash or on a "cashless" or "net exercise" basis, and the transfer of ordinary shares to us in connection with such exercise in satisfaction of tax withholding obligations;

  •
  transfers of ADSs or ordinary shares upon the completion of a bona fide third-party tender offer, merger, consolidation or other similar transaction involving all of the ADSs and ordinary shares in the global offering and involving a change of control of our company; or

  •
  establishing a 10b5-1 trading plan that complies with Rule 10b5-1 under the Exchange Act, or 10b5-1 Trading Plan, so long as there are no sales of ADSs or ordinary shares under any such 10b5-1 Trading Plan during the restricted period.

NASDAQ Capital Market Listing

        We have applied to list the ADSs on The Nasdaq Capital Market, subject to notice of issuance, under the symbol "ALBPS."

Euronext Growth Paris Listing For Ordinary Shares

        Our ordinary shares are currently listed on the Euronext Growth Paris.

Determination of Offering Price

        Before the global offering, there has been no public market for the ADSs in the United States. Our ordinary shares are listed on the Euronext Growth Paris. The public offering price of the ordinary shares in the ordinary share offering and the ADSs in the ADS offering will be determined through negotiations between us and Wainwright. In addition to prevailing market conditions, the factors to be considered in determining the public offering price of the ordinary shares and ADSs are:

  •
  the market price of the ordinary shares on Euronext Growth Paris;

  •
  the valuation multiples of publicly traded companies that the underwriter believes to be comparable to us;

  •
  our financial information;

  •
  the history of, and the prospects for, our company and the industry in which we compete;

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

  •
  the present state of our development; and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        The offering price per ADS in U.S. dollars and the corresponding offering price per ordinary share in euros will be determined through negotiations between us and the representatives of the underwriters, and by reference to the prevailing market prices of our ordinary shares on Euronext Growth Paris after taking into account market conditions and other factors, but will not be lower than a price that is            % below the price of our ordinary shares on Euronext Growth Paris on the day on which the offering price is determined. On                    , 2019, the last reported sale price of our ordinary shares on Euronext Growth Paris was €            per ordinary share, equivalent to a price of $            per ADS, assuming an exchange rate of €            per U.S. dollar, the exchange rate on                    , 2019, and based on an assumed ratio of            ordinary shares for each ADS.

        An active trading market for the ADSs may not develop. It is also possible that after the global offering the ADSs will not trade in the public market at or above the initial public offering price.

Stamp Taxes

        If you purchase ADSs or ordinary shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

        Until the distribution of the ADSs is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing ADSs. However, Wainwright may engage in transactions that stabilize the price of the ADSs, such as bids or purchases to peg, fix or maintain that price.

        In connection with the global offering, Wainwright may purchase and sell ADSs in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of ADSs than the underwriter is required to purchase in the global offering. "Covered" short sales are sales made in an amount not greater than the underwriter's option to purchase additional ADSs and/or ordinary shares, as described above. The underwriter may close out any covered short position by either exercising its option to purchase additional ADSs and/or ordinary shares or purchasing ADSs and/or ordinary shares in the open market. In determining the source of ADSs to close out the covered short position, the underwriter will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which it may purchase ADSs and/or ordinary shares through the option to purchase additional ADSs granted to the underwriter. "Naked" short sales are sales in excess of such option to purchase additional ADSs and/or ordinary shares. The underwriter must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the global offering.

        Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriter in the open market prior to the closing of the global offering.

        The underwriter may also impose a penalty bid. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        Similar to other purchase transactions, the underwriter's purchases to cover any short sales may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on The Nasdaq Capital Market, in the over-the-counter market or otherwise.

        Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

        In connection with the global offering, the underwriter or securities dealers may distribute the prospectus by electronic means, such as e-mail.

Other Relationships

        The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses. The EU Placement Agent may not participate in the sale of ADSs or ordinary shares into the United States or to any United States or Canadian Person (as defined in the underwriting agreement).

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

        The ADSs and ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106

Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs or ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the global offering.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the EEA which has implemented the Prospectus Directive, or each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of any securities which are the subject of the global offering contemplated by this prospectus may be made to the public in that Relevant Member State other than:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs or ordinary shares shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person in a Relevant Member State who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriters and us that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

        In the case of any ADSs or ordinary shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs and/or ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs or ordinary shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

        We, the underwriters and each of our and the underwriters' affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

        This prospectus has been prepared on the basis that any offer of ADSs or ordinary shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of ADSs and/or ordinary shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of the ADSs or ordinary shares that are the subject of the global offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, and do not authorize, the making of any offer of the ADSs or ordinary shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

        For the purposes of the above provisions, the expression an "offer of ADSs or ordinary shares to the public" in relation to any ADSs or ordinary shares in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the ADSs and/or ordinary shares to be offered so as to enable an investor to decide to purchase ADSs and/or ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States), and includes any relevant implementing measure in the Relevant Member State and the expression and "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in France

        This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or AMF. The securities in the global offering have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

        This document and any other offering material relating to the securities in the global offering have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France. Such offers, sales and distributions have been and shall only be made in France to (i) investment services providers authorized to engage in portfolio management for the account of third parties (personnes fournissant le service d'investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifiés) or a restricted number of non-qualified investors (cercle restreint d'investisseurs) acting for their own account, and all as defined in, and in accordance with, Articles L.411-2, D.411-1 and D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

        Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France participating in an offering pursuant to Article L.411-2 of the French Monetary and Financial Code are informed that the securities in the global offering cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

MiFID II Product Governance

        Any person offering, selling or recommending the securities, or a "distributor", should take into consideration the manufacturers' target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the securities (by either adopting or refining the manufacturers' target market assessment) and determining appropriate distribution channels.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons") or otherwise in circumstances which have not resulted and will not result in an offer to the public of the ADSs or the ordinary shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

        Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the global offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the ADSs or the ordinary shares may only be made to persons who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs and/or the ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The ADSs and ordinary shares in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the global offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the ADSs or the ordinary shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

        The ADSs and ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or

which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document relating to the ADSs or ordinary shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs or Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

        The securities in the global offering have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Qatar

        The ADSs and ordinary shares described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. This prospectus is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Notice to Prospective Investors in Israel

        This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and "qualified individuals," each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors, in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are qualified investors. Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs and/or ordinary shares may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to

Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the ADSs and/or ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs and/or ordinary shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  •
  where no consideration is or will be given for the transfer;

  •
  where the transfer is by operation of law;

  •
  as specified in Section 276(7) of the SFA; or

  •
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Taiwan

        The ADSs and the ordinary shares have not been and will not be listed on any stock exchange in Taiwan and shall not be offered, issued or sold in Taiwan.

Notice to Prospective Investors in Switzerland

        The ADSs and the ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the ordinary shares in the global offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the global offering, us or the ADSs or the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs and ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of ADSs or the ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs or ordinary shares.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The ADSs and ordinary shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs and/or ordinary shares offered should conduct their own due diligence on the ADSs and/or ordinary shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

EXPENSES OF THE GLOBAL OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with our sale of ADSs and ordinary shares in the global offering. With the exception of the registration fee payable to the SEC, the Nasdaq listing fee and the filing fee payable to FINRA, all amounts are estimates.

Expenses	Amount
SEC registration fee		$1,818
Nasdaq listing fee		75,000
FINRA filing fee		2,750
Legal fees and expenses			*
Accounting fees and expenses			*
Printing expenses			*
Transfer agent and registrar fees and expenses			*
Miscellaneous fees and expenses			*
Total	$		*

*
To be filed by amendment.

 LEGAL MATTERS

        The validity of the ordinary shares and ADSs and certain other matters of French law will be passed upon for us by Reed Smith LLP, Paris, France. Certain matters of U.S. federal and New York State law will be passed upon for us by Reed Smith LLP, New York, New York. Jones Day, Paris, France is representing the underwriters in connection with the global offering.

EXPERTS

        The consolidated financial statements of Biophytis SA as of December 31, 2017 and 2018 and for each of the two years in the period ended December 31, 2018, included in this registration statement have been audited by Ernst & Young et Autres, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The offices of Ernst & Young et Autres are located at Tour First, 1/2 place des Saisons, 92400 Courbevoie, Paris La Défense 1, France.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act with respect to the ordinary shares, including those to be represented by ADSs offered in this prospectus. A related registration statement on Form F-6 has been filed with the SEC to register the ADSs. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

        Upon completion of the global offering, we will become subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

        We maintain a corporate website at http:www.biophytis.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

BIOPHYTIS S.A.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Biophytis S.A.

Opinion on the Financial Statements

        We have audited the accompanying statements of consolidated financial position of Biophytis S.A. (the "Company") as of December 31, 2017 and 2018, and the related statements of consolidated operations, consolidated comprehensive loss, consolidated cash flows and changes in consolidated shareholders' equity for each of the two years in the period ended December 31, 2018 and the related notes to the consolidated financial statements (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2018 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS").

Basis for opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young et Autres

We have served as the Company's auditors since 2016.

Paris - La Défense, France
May 20, 2019

STATEMENTS OF CONSOLIDATED FINANCIAL POSITION

		AS OF DECEMBER 31,
(amounts in thousands of euros)	NOTES	2017	2018
ASSETS
Patents and software	3	2,009	1,910
Property, plant and equipment	4	313	295
Other non-current financial assets	5	190	301

Total non-current assets		2,512	2,506

Other receivables	6	3,578	4,950
Cash and cash equivalents	7	19,857	14,406

Total current assets		23,435	19,356

TOTAL ASSETS		25,947	21,862

LIABILITIES AND SHAREHOLDERS' EQUITY
Shareholders' equity
Share capital	9	2,693	2,693
Premiums related to the share capital		44,708	44,263
Treasury shares		(138)	(151)
Foreign currency translation adjustment		(0)	(64)
Accumulated deficit—attributable to shareholders of Biophytis		(14,636)	(25,717)
Net loss—attributable to shareholders of Biophytis		(11,408)	(13,987)

Shareholders' equity—attributable to shareholders of Biophytis		21,219	7,037

Non-controlling interests		(31)	(31)

Total shareholders' equity		21,188	7,006

Liabilities
Employee benefit obligations	12	114	189
Non-current financial liabilities	11	708	6,383

Total non-current liabilities		822	6,572

Current financial liabilities	11	305	1,816
Provisions	13	—	75
Trade payables	14.1	2,401	4,866
Tax and social liabilities	14.2	1,118	1,400
Other creditors and miscellaneous liabilities		113	127

Total current liabilities		3,937	8,284

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		25,947	21,862

The accompanying Notes form an integral part of these consolidated financial statements

STATEMENTS OF CONSOLIDATED OPERATIONS

		FOR THE YEARS ENDED DECEMBER 31,
(amounts in thousands of euros, except share data)	NOTES	2017	2018
Revenue		—	—
Cost of sales		—	—

Gross margin		—	—

Research and development expenses, net	15.1	(7,043)	(9,513)
General and administrative expenses	15.2	(2,865)	(4,348)

Operating loss		(9,908)	(13,861)

Financial expenses	16	(3,293)	(215)
Financial income	16	37	17
Change in fair value of derivative instruments	16	1,756	—

Net financial expense		(1,500)	(198)

Loss before taxes		(11,408)	(14,059)

Income taxes benefit	17	—	72

Net loss		(11,408)	(13,987)

Attributable to shareholders of Biophytis		(11,408)	(13,987)
Non-controlling interests		(0)	(0)
Basic and diluted weighted average number of shares outstanding		9,188,179	13,463,413

Basic loss per share (€/share)	18	(1.24)	(1.04)

Diluted loss per share (€/share)	18	(1.24)	(1.04)

The accompanying Notes form an integral part of these consolidated financial statements

STATEMENTS OF CONSOLIDATED COMPREHENSIVE LOSS

	FOR THE YEARS ENDED DECEMBER 31,
(amounts in thousands of euros)	2017	2018
Net loss for the year	(11,408)	(13,987)

Items that will not be reclassified to profit or loss
Actuarial gains and losses	5	(42)
Items that will be reclassified to profit or loss
Foreign currency translation adjustment	(4)	(64)

Other comprehensive income (loss)	1	(106)

Total comprehensive loss	(11,407)	(14,093)

Attributable to shareholders of Biophytis	(11,407)	(14,093)
Non-controlling interests	(0)	(0)

The accompanying Notes form an integral part of these consolidated financial statements

STATEMENTS OF CHANGES IN CONSOLIDATED SHAREHOLDERS' EQUITY

(amounts in thousands of euros, except share data)	Notes	Share capital— number of shares	Share capital	Premiums related to the share capital	Accumulated deficit and net loss	Foreign currency translation adjustment	Share based payment	Split accounting impact related to convertible notes and non- convertible bonds	Treasury Shares	Shareholders' equity— Attributable to shareholders of Biophytis	Non- controlling interests	Shareholders' equity
As of January 1, 2017		6,223,501	1,245	19,583	(19,619)	4	3,495	—	(158)	4,550	(30)	4,520

Net loss for the period		—	—	—	(11,408)	—	—	—	—	(11,408)	(0)	(11,408)
Other comprehensive income (loss)		—	—	—	5	(4)	—	—	—	1	(1)	0

Total comprehensive income (loss)		—	—	—	(11,403)	(4)	—	—	—	(11,407)	(1)	(11,408)

Issuance of shares	9	4,812,431	962	20,779	—	—	—	—	—	21,741	—	21,741
Conversion of convertible notes	9, 11	2,412,481	483	6,339	—	—	—	—	—	6,822	—	6,822
Exercise of founders' warrants (BSPCE)	9	15,000	3	28	—	—	—	—	—	31	—	31
Subscription of warrants (BSA)	10	—	—	22	—	—	—	—	—	22	—	22
Issuance of warrants attached to convertible notes	11	—	—	—	—	—	—	521	—	521	—	521
Treasury shares movements, net		—	—	—	—	—	—	—	20	20	—	20
Gains and losses, net related to treasury shares		—	—	—	71	—	—	—	—	71	—	71
Equity settled share-based payments	10	—	—	—	—	—	891	—	—	891	—	891
Costs incurred in relation to equity transactions		—	—	(2,043)	—	—	—	—	—	(2,043)	—	(2,043)

As of December 31, 2017		13,463,413	2,693	44,708	(30,951)	(0)	4,386	521	(138)	21,219	(31)	21,188

Net loss for the period		—	—	—	(13,987)	—	—	—	—	(13,987)	—	(13,987)
Other comprehensive income (loss)		—	—	—	(42)	(64)	—	—	—	(106)	—	(106)

Total comprehensive income (loss)		—	—	—	(14,029)	(64)	—	—	—	(14,093)	—	(14,093)

Issuance of warrants attached to non-convertible bonds	11	—	—	—	—	—	—	289	—	289	—	289
Deferred tax liabilities on the issuance of warrants	11	—	—	—	—	—	—	(72)	—	(72)	—	(72)
Treasury shares movements, net	9	—	—	—	—	—	—	—	(13)	(13)	—	(13)
Gains and losses, net related to treasury shares					(135)					(135)		(135)
Equity settled share-based payments	10	—	—	—	—	—	287	—	—	287	—	287
Costs incurred in relation to equity transactions(1)		—	—	(445)	—	—	—	—	—	(445)	—	(445)

As of December 31, 2018		13,463,413	2,693	44,263	(45,115)	(64)	4,673	738	(151)	7,037	(31)	7,006

(1)
Costs directly attributable to the proposed issuance of shares in connection with a listing of the Company's equity securities on a U.S. stock exchange are recognized as a reduction from shareholders' equity.

The accompanying Notes form an integral part of these consolidated financial statements

STATEMENTS OF CONSOLIDATED CASH FLOWS

		FOR THE YEAR ENDED DECEMBER 31,
(amounts in thousands of euros)	NOTES	2017	2018
Cash flows from operating activities
Net loss for the period		(11,408)	(13,987)
Adjustments to reconcile net loss to cash flows from operating activities
Amortization and depreciation of intangible and tangible assets	3, 4	205	227
Additions of provisions, net of reversals	12,13	71	108
Expenses associated with share-based payments	10	891	287
Change in deferred tax		—	(72)
Financial interest paid		2	135
Accrued interest		(1)	—
Changes in fair value of derivative instruments	11.4	(1,756)	—
Gains or losses on asset disposals		2	—
Interests on investment accounts		(6)	(9)
Unwinding of conditional advances	11.1	29	(11)
Amortized cost of convertible notes and non-convertible bonds	11.4	3,099	54

Operating cash flows before change in working capital requirements		(8,872)	(13,268)

(–) Change in working capital requirements (net of depreciation of trade receivables and inventories)		(145)	(1,211)
(Decrease) increase in other non-current financial assets		(0)	17
(Decrease) increase in other receivables		752	1,372
Decrease (increase) in trade payables		(482)	(2,305)
Decrease (increase) in tax and social security liabilities		(396)	(282)
Decrease (increase) in other creditors and miscellaneous liabilities		(19)	(13)

Cash flows used in operating activities		(8,727)	(12,057)

Cash flows used in investing activities
Acquisition of intangible and tangible assets	3, 4	(128)	(113)
Interests on investment accounts		6	9

Cash flows used in investing activities		(122)	(104)

Cash flows from financing activities
Proceeds from share capital increase, net of note conversions	9	21,741	—
Costs incurred in relation to equity transactions		(2,043)	(286)
Costs incurred in relation to the issuance of warrants attached to non-convertible bonds			(30)
Subscription of warrants (BSA)	10	22	—
Exercise of warrants (BSA) and founders' warrants (BSPCE)	10	31	—
Proceeds from conditional advances, net of repayment	11.1	(34)	329
Proceeds from borrowings, net of repayment	11.2	(30)	(23)
Financial interest paid		(1)	(135)
Proceeds from the issuance of convertible notes and non-convertible bonds	11.4	6,000	7,260
Costs incurred in relation to the issuance of non-convertible bonds	11.4	—	(305)
Repayment of obligations under finance lease	11.3	(45)	(47)
Change in short-term bank overdrafts	11	2	8

Cash flows from financing activities		25,643	6,771

Net effect of exchange rate changes on cash and cash equivalents		(3)	(61)

Increase (decrease) in cash and cash equivalents		16,791	(5,451)

Cash and cash equivalents at the beginning of the period	7	3,066	19,857
Cash and cash equivalents at the end of the period	7	19,857	14,406

The accompanying Notes form an integral part of these consolidated financial statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousand euros unless otherwise noted, except for share data)

Note 1: General information about the Company

1.1   Information about the Company and its activity

        Incorporated in September 2006, Biophytis is a clinical-stage biotechnology company focused on the development of therapeutics that slow the degenerative processes associated with aging and improve functional outcomes for patients suffering from age-related diseases.

        Biophytis is a French joint stock company (société anonyme) and has its registered office located 14, avenue de l'Opéra, 75001 Paris, France (register Number at the company's house: 492 002 225 RCS PARIS)

        Biophytis and its subsidiaries are referred to hereinafter as "Biophytis," or the "Company."

        The following information constitutes the Notes to the consolidated financial statements for the years ended December 31, 2017 and December 31, 2018.

        The consolidated financial statements of Biophytis, or the "Financial Statements", have been prepared under the responsibility of management of the Company and were approved and authorized for issuance by the Company's Board of Directors on April 12, 2019.

Note 2: Accounting principles, rules and methods

2.1   Principles used in preparing the Financial Statements

        The Financial Statements are presented in thousands of euros unless stated otherwise. Some amounts may be rounded for the calculation of financial information contained in the Financial Statements. Accordingly, the totals in some tables may not be the exact sum of the preceding figures.

Statement of compliance

        The Company has prepared its Financial Statements for the years ended December 31, 2018 and December 31, 2017 in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Boards ("IASB"). The term "IFRS" refers collectively to international accounting and financial reporting standards (IASs and IFRSs) and to interpretations of the interpretations committees (IFRS Interpretations Committee ("IFRS IC") and Standing Interpretations Committee ("SIC")), whose application is mandatory for the year ended December 31, 2018.

        Due to the listing of ordinary shares of the Company on Euronext Growth Paris (formerly known as Alternext Paris) and in accordance with the European Union's regulation No. 1606/2002 of July 19, 2002, the Financial Statements of the Company are also prepared in accordance with IFRS as adopted by the European Union ("EU") as of the date of preparation of the Financial Statements, for the periods presented.

        As of December 31, 2018, all IFRS that the IASB has published and that are mandatory are the same as those endorsed by the EU and mandatory in the EU. As a result, the Financial Statements comply with IFRS as issued by the IASB and as adopted by the EU.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 2: Accounting principles, rules and methods (Continued)

Going concern

        The Board of Directors approved the Financial Statements on a going concern basis despite the 2018 loss of €13,987 thousand. This analysis takes into account:

  •
  Cash and cash equivalents of €14.4 million as of December 31, 2018;

  •
  The potential use of a funding line of convertible notes set up with Bracknor Fund Limited ("Bracknor") that could lead to additional funding of up to €9 million (see Note 11.4); and

  •
  The venture loan agreement with Kreos Capital V (UK) Ltd ("Kreos") (see Note 11.4), which provided additional gross funding of €2.5 million on March 1, 2019 through the issuance of non-convertible bonds (see Note 22).

Accounting methods

        The accounting principles adopted for the Financial Statements as of and for the year ended December 31, 2018 are the same for the year ended December 31, 2017 with the exception of the following new standards, amendments and interpretations whose application is mandatory for the Company as of January 1, 2018:

  •
  IFRS 15 Revenue from Contracts with Customers issued on May 28, 2014 and whose application is mandatory from January 1, 2018. It establishes a comprehensive framework for determining whether, how much and when revenue is recognized. It replaces existing revenue recognition guidance, including IAS 18 Revenue;

  •
  IFRS 9 Financial Instruments issued on July 24, 2016 and whose application is mandatory from January 1, 2018 ("IFRS 9"). It replaces IAS 39 Financial instruments: recognition and measurement, bringing together the classification and measurement, impairment and hedge accounting ("IAS 39"); and

  •
  IFRIC 22 Foreign Currency Transactions and Advance Consideration.

        Adoptions of these standards have not had a material impact on the Financial Statements; however, the adoption of IFRS 9 has resulted in some changes to certain disclosures and classifications of financial assets and liabilities.

        Recently issued accounting pronouncements that may be relevant to the Company's operations but have not yet been adopted are as follows:

  •
  IFRS 16 Leases issued on January 13, 2016 and whose application is mandatory from January 1, 2019;

  •
  IFRIC 23 Uncertainty over Income Tax Treatments issued on June 7, 2017 and whose application is mandatory from January 1, 2019; and

  •
  Amendments to IAS 19 Plan Amendment, Curtailment or Settlement, not yet endorsed by the EU as of December 31, 2018 and whose application is mandatory from January 1, 2019.

        The Company has not early adopted these new accounting standards, amendments and interpretations.

        It does not anticipate any significant impact on its Financial Statements at adoption date.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 2: Accounting principles, rules and methods (Continued)

2.2   Use of judgments and estimates

        To prepare the Financial Statements in accordance with IFRS, judgments and estimates were made by the Company's management; these may have had an effect on the amounts presented under assets and liabilities, the contingent liabilities at the date of preparation of the Financial Statements and the amounts under income and expenses for the period.

        Such estimates are based on the assumption of a going concern and are based on the information available at the time of their preparation. These estimates are ongoing and are based on past experience as well as diverse other factors judged to be reasonable and form the basis for the assessments of the book value of assets and liabilities. These estimates may be revised if the circumstances on which they are based change or as a result of new information. Actual results may differ significantly from such estimates if assumptions or conditions change.

        The main judgments and estimates made by management relate to the following in particular:

  •
  The fair value measurement of founders' warrants and warrants granted to employees and board members:

  o
  The fair value measurement of share-based payments is based on the Black-Scholes option valuation model which makes assumptions about complex and subjective variables. These variables notably include the value of the Company's shares, the expected volatility of the share price over the lifetime of the instrument, and the present and future behavior of holders of those instruments. There is a high inherent risk of subjectivity when using an option valuation model to measure the fair value of share-based payments in accordance with IFRS 2 Share-based Payment; and

  o
  The valuation assumptions adopted are disclosed in Note 10.

  •
  The fair value measurement of notes convertible into ordinary shares and/or redeemable in cash with attached warrants issued to Bracknor, and non-convertible bonds with attached warrants issued to Kreos:

  o
  The fair value measurement of the derivative and the equity instruments is based on the Black-Scholes option valuation model which makes assumptions about complex and subjective variables. These variables notably include the value of the Company's shares, the expected volatility of the share price over the lifetime of the instrument, and the present and future behavior of holders of those instruments. There is a high inherent risk of subjectivity when using an option valuation model to measure the fair value of derivative instruments and of the equity instruments in accordance with IAS 32 Financial Instruments—Presentation ("IAS 32") and IFRS 9; and

  o
  The valuation assumptions adopted are disclosed in Note 11.4.

  •
  Non-recognition of deferred tax assets net of deferred tax liabilities:

  •
  The determination of the amount of deferred tax assets which can be recognized requires that management makes estimates on both the consumption period of tax losses carried forward, and the level of future taxable income, in terms of strategies for fiscal management; and

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 2: Accounting principles, rules and methods (Continued)

    •
    The accounting principles applied by the Company in terms of recognition of deferred tax assets are detailed in Note 2.20.

2.3   Consolidation scope and methods

        Biophytis controls all the legal entities included in the consolidation. An investor consolidates an investee when it controls the investee. The investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its control over the investee. This principle applies to all investees, including structured entities.

        An investor must possess all of the following elements to be deemed to control an investee:

  •
  Control over the investee, which is described as having existing rights that give the current ability to direct the activities of the investee that significantly affect the investee's returns;

  •
  Exposure, or rights, to variable returns from its involvement with the investee; and

  •
  Ability to exert control over the investee to affect the amount of the investor's returns.

        The subsidiaries are consolidated beginning on the date on which the Company acquires control. They are deconsolidated beginning on the date on which control ceases to be exercised.

        Intra-company transactions and balances are eliminated. The financial statements of the subsidiaries are prepared for the same reference period as those of the parent company, on the basis of the same accounting methods.

        As of the date of publication of these Financial Statements, the Company has the control over the following two subsidiaries:

  •
  Instituto Biophytis Do Brasil, a company incorporated in July 2006 under Brazilian law and registered in the state of Sao Paulo. Biophytis holds a 94.6% ownership stake in this subsidiary; and

  •
  Biophytis Inc., a company incorporated in September 2015 under United States law and registered in the state of Delaware. Biophytis holds a 100% ownership stake in this subsidiary.

2.4   Foreign currency translation

        For each entity, the Company determines the functional currency and items included in the Financial Statements of each entity are measured using that functional currency.

        The parent company's functional currency is the euros (€), which is the reporting currency of the Company and represented in the Financial Statements.

2.4.1  Recognition of transactions in foreign currencies

        Transactions in foreign currencies are converted into the Company's functional currency by applying the exchange rate at the date of the transactions. The monetary assets and liabilities denominated in foreign currencies are converted at the closing date into the functional currency using the rate of exchange on that date.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 2: Accounting principles, rules and methods (Continued)

        Foreign exchange gains and losses resulting from the conversion of monetary items correspond to the difference between the amortized cost denominated in the functional currency at the beginning of the period, adjusted for the impact of the effective interest rate and payments over the period, and the amortized cost denominated in the foreign currency converted at the exchange rate on the closing date.

        The non-monetary assets and liabilities denominated in foreign currencies, which are valued at fair value, are converted into the functional currency using the rate of exchange on the date on which the fair value was determined. The translation differences resulting from these conversions are recognized in profit or loss, with the exception of the differences resulting from the conversion of equity instruments available for sale, of a financial liability designated as a hedge for a net investment in a business abroad, or of instruments qualified as cash flow hedges which are recognized directly in shareholders' equity.

2.4.2  Translation of the financial statements of foreign subsidiaries

        The financial statements of entities whose functional currency is not the euro are translated as follows:

  •
  assets and liabilities are translated using the closing rate of the period;

  •
  income statement items are translated using the average rate of the period; and

  •
  equity items are translated using the historical rate.

        The exchange differences arising on translation are directly recognized in shareholders' equity under "Foreign currency translation adjustment."

        The exchange rates used for the preparation of the Financial Statements are as follows:

	Closing rate AS OF DECEMBER 31,		Average rate AS OF DECEMBER 31
EXCHANGE RATE	2017	2018	2017	2018
BRL	3.9729	4.4440	3.6043	4.3085
USD	1.1993	1.1450	1.1295	1.1810

2.5   Intangible assets

Research and development expenses

        Research and development costs are recognized as expenses when incurred. Costs incurred on development projects are recognized as intangible assets when the following criteria are fulfilled:

  •
  it is technically feasible to complete the intangible asset so that it will be available for use or sale;

  •
  management intends to complete the intangible asset and use or sell it;

  •
  there is an ability to use or sell the intangible asset;

  •
  it can be demonstrated how the intangible asset will generate probable future economic benefits;

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 2: Accounting principles, rules and methods (Continued)

  •
  adequate technical, financial and other resources to complete the development and to use or sell the intangible asset are available; and

  •
  the expenditure attributable to the intangible asset during its development can be reliably measured.

        In the opinion of management, due to uncertainties inherent in the development of the Company's drug candidates, the criteria for research and development costs to be recognized as an intangible asset, as prescribed by IAS 38 Intangible Assets, have not been met and all research and development costs historically have been expensed.

Patents and software

        Patents and software license acquisition costs are recorded as assets based on the costs incurred to acquire the related patents and licenses.

Amortization duration and expense

        When intangible assets have a finite useful life, amortization is calculated using the straight-line method over this period, specifically:

Items	Amortization period
Development costs	Estimated useful life of the project
Acquired patents	Estimated useful life of the patents
Metabrain	19 years
Iris Pharma	20 years
Software	3 to 5 years

        The value of intangible assets is tested when there is any indication that it may be impaired. The quantitative and qualitative factors are reviewed at each reporting date, in particular factors linked to research and development portfolio, pharmacovigilance, patents litigation and new competitors. When a factor indicates that an asset may have lost value, Biophytis estimates its recoverable value. The test consists of comparing the net book value of these assets with their recoverable amount. When the net book value exceeds the recoverable amount, an impairment loss is recognized for to the difference.

2.6   Property, plant and equipment

        Property, plant and equipment are valued at their cost of acquisition (purchase price and incidental expenses to ready the assets for their intended use) or their cost of production by the Company.

        Assets are depreciated on a straight-line basis over their useful life.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 2: Accounting principles, rules and methods (Continued)

        They are depreciated using the straight-line method over the following periods:

Items	Depreciation periods
General facilities, fixtures and fittings	3 to 15 years
Technical installations, equipment and tooling	5 to 7 years
Office and IT equipment	3 to 5 years
Furniture	3 to 5 years
Transport equipment	3 to 5 years

        The depreciation expenses for property, plant and equipment are recognized in the statements of consolidated operations under:

  •
  "General and administrative expenses" for depreciation of facilities, fixtures and fittings, office and IT equipment, and furniture; and

  •
  "Research and development expenses" for depreciation of laboratory equipment.

2.7   Lease agreements

        Items held under finance leases as defined by IAS 17 Leases, which transfer to Biophytis substantially all the risks and benefits of ownership, are shown as assets in the statements of consolidated financial position. The corresponding liability is reported under "Financial liabilities".

        Lease contracts, for which essentially all the risks and benefits are retained by the lessor, are classified as operating leases. Payments made for these operating leases, net of any incentives, are recognized under expenses in the statements of consolidated operations on a straight-line basis over the term of the contract.

2.8   Recoverable value of non-current assets

        Assets with an indefinite useful life are not depreciated and are subjected to an annual impairment test.

        Definite-lived assets are subject to an impairment test whenever there is any internal or external indicator that their value may be impaired.

2.9   Financial assets

        As of December 31, 2017, the financial assets of the Company are classified into two categories depending on their nature and objectives for keeping such assets in accordance with IAS 39:

  •
  financial assets at fair value through profit or loss; and

  •
  loans and receivables.

        As of December 31, 2018, the financial assets of the Company are classified into two categories depending on their nature and objectives for keeping such assets in accordance with IFRS 9:

  •
  financial assets at fair value through profit or loss; and

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 2: Accounting principles, rules and methods (Continued)

  •
  financial assets at amortized costs.

        All financial assets are initially recognized at their fair value plus acquisition costs. All purchases and sales of financial assets are recognized on the settlement date.

        Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

Financial assets at fair value through profit or loss

        Financial assets at fair value through profit or loss consist of cash and cash equivalents as of December 31, 2018 and 2017.

        Gains or losses arising from changes in the fair value of the "financial assets at fair value through profit or loss" category as determined at each reporting date are presented in the statements of consolidated operations within "Financial income (loss)" in the period in which they arise.

        Other financial assets may also voluntarily be classified in this category.

Loans and receivables

        This category includes other loans and receivables and trade receivables as of December 31, 2017.

        Non-current financial assets include advances and guarantee deposits given to third-parties. Advances and guarantee deposits are non-derivative financial assets with fixed or determinable payments that are not listed on an active market.

        Such assets are recognized at amortized cost using the effective interest rate method.

Financial assets at amortized cost

        Financial assets at amortized cost are mainly non-current financial assets, loans and other receivables, and trade receivable measured at amortized cost using the effective interest rate method, adjusted for expected credit losses.

Impairment of financial assets measured at amortized cost

        The Company considers that a financial asset is impaired according to the expected loss method in order to take into account any defaults during the asset holding period. The amount of the expected loss is recognized in the statements of financial position. Impairment losses are recognized in the statements of consolidated operations.

2.10 Cash, cash equivalents and financial instruments

        Cash and cash equivalents recognized in the statements of consolidated financial position include bank deposits, cash at hand and short-term deposits with an initial maturity of less than three months.

        Cash equivalents are easily convertible into a known amount of cash and are subject to an insignificant risk of changes in value. They are assessed at fair value and changes in value are recognized under "Financial income (loss)".

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 2: Accounting principles, rules and methods (Continued)

2.11 Fair value of financial instruments

        Borrowings and financial debts are initially recognized at fair value and subsequently measured at amortized cost, measured using the effective interest rate (EIR) method.

        The fair value of trade receivables and trade payables is considered as their book value, given their very short payment maturities. The same principle applies to other receivables and other current liabilities.

        The Company has distinguished three categories of financial instruments depending on their valuation methods and uses this classification to disclose some of the information required by IFRS 7 Financial Instruments: Disclosures:

  •
  Level 1: financial instruments listed on an active market;

  •
  Level 2: financial instruments whose valuation methods rely on observable inputs; and

  •
  Level 3: financial instruments whose valuation methods rely entirely or partly on unobservable inputs, an unobservable input being defined as one whose measurement relies on assumptions or correlations that are not based on the prices of observable market transactions for a given instrument or on observable market data on the valuation date.

        The Company's financial instruments that are recognized at fair value through profit or loss are

  •
  short term deposits which are classified as Level 1; and

  •
  derivative instruments in connection with convertible notes (see Note 11.4), which are classified as Level 3. The convertible notes were issued and converted during the year ended December 31, 2017; as a result, there is no fair value associated with derivative instruments as of December 31, 2018.

2.12 Liquidity agreement

        Following its listing on the stock market "Alternext Paris" (now called Euronext Growth Paris), the Company signed a liquidity agreement with a specialized institution in order to limit the "intra-day" volatility of Biophytis' shares.

        For this purpose, the Company made an initial advance payment of €300 thousand to this institution in order that the latter can take long or short positions in the Company's shares. Shares acquired under this arrangement are recorded as treasury shares of the Company at cost.

        Gain and losses from the disposal of these treasury shares is recognized under shareholders' equity.

        The cash reserve related to the liquidity agreement is presented under "Non-current financial assets."

2.13 Public subsidies

Conditional advances

        The Company benefits from conditional advances. The detail of these public grants is provided in Note 11.1.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 2: Accounting principles, rules and methods (Continued)

        They are recognized in accordance with IAS 20 Accounting for government's grants and disclosures of governments assistance. These are financial advances granted at interest rates lower than those of the market and are valued at amortized cost in accordance with IFRS 9, as follows:

  •
  The rate advantage is determined by using a discount rate corresponding to a market rate at the grant date. The amount resulting from the rate advantage obtained at the grant date of the conditional advance is considered as a subsidy recognized in the statements of consolidated operations; and

  •
  The financial cost of the conditional advances calculated at market rates is subsequently recognized in financial expenses.

Subsidies

        The Company benefits from subsidies, which are presented under the "Research and Development" line item.

        These advances are recognized in "Non-current financial liabilities" or "Current financial liabilities" depending on their maturities. In the event of failure of the project, the debt is written off and recognized as a subsidy.

        Subsidies received by the Company are recognized as soon as the corresponding receivable becomes certain, taking into account conditions imposed for the grant of the subsidy.

        Operating subsidies are deducted from research and development expenses.

Research tax credit

        The Company benefits from certain provisions of the French General Tax Code relating to research tax credits.

        The Company receives certain specific project-related research tax credits ("Crédit d'Impôt Recherche", or "CIR"), which are granted to companies incorporated in France as an incentive for technical and scientific research. Companies with expenses that meet the eligibility criteria receive a tax credit that (i) can be used to offset against corporate income tax due in the year, as well as in the following three financial years, in which it is granted, or, (ii) under certain circumstances, can be paid directly to the Company for its surplus.

        If a company meets certain criteria in terms of sales, headcount or assets to be considered as a small / medium size company as defined by the European Union, it may request an immediate payment of the research tax credit. Biophytis meets such criteria.

        The Company considers the research tax credit received from French Tax Authorities as government grants based on the fact that the tax credits are received independently from tax payments. The Company recognizes these credits as other current receivables given the expected time of collection. These credits are presented in the statements of consolidated operations as credits to research and development expense.

        Research tax credits are subject to audit by the French Tax Authorities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 2: Accounting principles, rules and methods (Continued)

Employment and Competitiveness Tax Credit

        The Employment and Competitiveness Tax Credit ("CICE") is a French tax scheme. The income received by the Company from CICE is recognized as a reduction of payroll expenses. The Company used this tax credit through its research and development efforts.

2.14 Receivables

        Receivables are valued at their nominal value. Through December 31, 2017, where applicable, they are depreciated on a case by case basis through a valuation allowance and are written off when it is determined that such amounts will not be collectible. No allowance was determined to be necessary as of December 31, 2017.

        With effect from January 1, 2018, impairment allowances include expected losses as required by IFRS 9, rather than (as previously) incurred losses. No impairment allowances were determined to be necessary as of December 31, 2018.

        Other receivables include the nominal value of the CIR research tax credit which is recognized when expenses eligible to the research tax credit are incurred.

2.15 Capital

        Classification as equity depends on the specific analysis of the characteristics of each instrument issued. The Company's ordinary shares are classified as equity instruments.

        Costs directly attributable to the issuance of shares are recognized, net of tax, as a reduction from shareholders' equity.

2.16 Share-based payments

        Since its incorporation, the Company has implemented several compensation plans settled in equity instruments in the form of warrants ("BSA") and founders' warrants ("BSPCE") attributed to employees and board members.

        In accordance with IFRS 2 Share-based Payment, the cost of transactions settled in equity instruments is recognized under expenses in the period in which the rights to benefit from the equity instruments are acquired by the holder.

        The fair value of the warrants granted to employees is measured using the Black-Scholes option valuation model. The same is true for warrants granted to other individuals supplying similar services, the market value of the latter not being determinable.

        The assumptions used in measuring the fair value of such compensation plan equity issuances are described in Note 10.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 2: Accounting principles, rules and methods (Continued)

2.17 Employment benefit obligations

        The French employees of the Company are entitled to retirement benefits provided for under French law, and include:

  •
  a retirement benefit, paid by the Company at the time of their retirement (defined benefit plan); and

  •
  payment of retirement pensions by the Social Security bodies, which are financed by contributions from companies and employees (defined contribution plan).

        Retirement plans, related payments and other company benefits which are classified as defined benefit plans (plans in which the Company undertakes to guarantee a defined amount or level of benefit) are recognized in the statements of consolidated financial position on the basis of an actuarial valuation of the commitments at the end of the period, after deduction of the fair value of the related plan assets dedicated to them.

        This valuation is based on the projected unit credit method, taking into account staff turnover and mortality rates. Any actuarial variances are recognized in consolidated shareholders' equity under "Other comprehensive income (loss)."

        The payments made by the Company for defined contribution plans are recognized as expense in the statements of consolidated operations for the period to which they relate.

2.18 Provisions

        A provision is recognized if, as a result of a past event, a company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation.

        The amount recognized as a provision is the best estimate of the expenditure required to settle the present obligation at the reporting date.

2.19 Financial liabilities

        Financial liabilities are classified into two categories and include:

  •
  financial liabilities recognized at amortized cost; and

  •
  financial liabilities recognized at fair value through profit or loss.

Financial liabilities recognized at amortized cost

        Borrowings and other financial liabilities, such as conditional advances, are recognized at amortized cost calculated using the effective interest rate. The portion of financial liabilities of less than one year is presented under "current financial liabilities."

        During the year ended December 31, 2018, the Company issued three tranches of non-convertible bonds with warrants attached to the first tranche. This financial instrument includes: a debt component related to the non-convertible bonds (measured at amortized cost) and an equity instrument related to the warrants (measured at fair value at the issue date in equity instruments in accordance with

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 2: Accounting principles, rules and methods (Continued)

IAS 32 / IFRS 9). Transactions costs are allocated to the debt component and the equity instrument in proportion to their respective estimated values.

        The accounting treatment of this compound financial instrument is detailed in Note 11.4.

Financial liabilities recognized at fair value through profit or loss

        The Company had no instruments of this category as of December 31, 2018.

        During the year ended December 31, 2017, the Company issued notes convertible into ordinary shares and/or redeemable in cash with attached warrants. This financial instrument includes: a debt component related to the convertible notes (measured at amortized cost), a derivative instrument related to the conversion option of the convertible notes (measured at fair value through profit or loss in accordance with IAS 39) and an equity instrument related to the warrants (measured at fair value at the issuance date in equity instruments in accordance with IAS 32). Transactions costs are allocated to the debt component, the derivative instrument and the equity instrument in proportion to their respective estimated values.

        The accounting treatment of this hybrid financial instrument is detailed in Note 11.4.

2.20 Income tax

        The tax assets and liabilities payable for the fiscal year and the previous fiscal year are valued at the amount that the Company expects to recover from or pay to the tax authorities.

        The tax rates and the tax regulations used to determine these amounts are those which have been enacted at the balance sheet date.

        Deferred taxes are recognized using the liability method on temporary differences at the balance sheet date between the tax bases of assets and liabilities and their book values in the Financial Statements as well as on tax losses carried forward.

        The main temporary differences relate to tax losses carried forward.

        Deferred tax assets are recognized in respect of tax losses that may be carried forward when it is probable that the Company will have future taxable profits to which these unused tax losses can be allocated. The determination of the amount of deferred tax assets that can be recognized requires management to make estimates both concerning the period during which the tax losses will be used and the level of future taxable profits taking into account tax strategies developed by management.

2.21 Segment information

        The Company operates in only one segment: the development of drug candidates that slow the degenerative processes associated with aging and improve functional outcomes for patients suffering from age-related diseases.

        The assets, liabilities and the operating loss presented in the Financial Statements are based on parent company's operations located in France and the 2018 expansion of the Company into the United States. A majority of the research and development expenses and general and administrative expenses have been incurred in France and since 2018 also in the United States.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 2: Accounting principles, rules and methods (Continued)

2.22 Earnings per share

        Basic earnings (loss) per share is calculated by dividing the net income (loss) attributable to shareholders of Biophytis by the weighted average number of ordinary shares outstanding during the period.

        Diluted earnings (loss) per share is calculated by adjusting the net income (loss) attributable to shareholders of Biophytis and the weighted average number of ordinary shares in circulation by the effects of all potentially dilutive ordinary shares.

        If the inclusion of instruments giving deferred access to capital (warrants, founders' warrants or convertible notes) creates an anti-dilutive effect, those instruments are not taken into account.

Note 3: Patents and software

(amounts in thousands of euros)	Patents	Software	Total
GROSS AMOUNT
As of January 1, 2017	2,300	14	2,314

Addition	—	4	4
Disposal	—	(12)	(12)

As of December 31, 2017	2,300	6	2,306

Addition	—	23	23
Disposal	—	—	—

As of December 31, 2018	2,300	29	2,329

AMORTIZATION
As of January 1, 2017	176	13	189

Increase	118	2	120
Decrease	—	(12)	(12)

As of December 31, 2017	294	3	297

Increase	119	3	122
Decrease	—	—	—

As of December 31, 2018	413	6	419

NET BOOK VALUE
As of December 31, 2017	2,006	3	2,009

As of December 31, 2018	1,887	23	1,910

        No impairment was recognized on intangible assets of the Company in the years ended December 31, 2017, and 2018, respectively.

        The Company co-owns certain patents with state-owned partners.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 4: Property, plant and equipment

(amounts in thousands of euros)	Equipment and tooling	Equipment and tooling (finance lease)	Fixture and fittings	Office, IT equipment, furniture	Transport equipment	Total
GROSS AMOUNT
As of January 1, 2017	189	181	62	53	4	489

Addition	82	—	12	30		124
Disposal	(4)	—	(12)	(19)	(4)	(39)
Exchange effect	(11)		(2)	(1)	(0)	(14)

As of December 31, 2017	256	181	60	63	—	560

Addition	31	—	29	29	—	89
Disposal	—	—	—	—	—	—
Exchange effect	(8)	—	1	(2)	—	(9)

As of December 31, 2018	279	181	90	90	—	640

DEPRECIATION
As of January 1, 2017	119	35	20	35	4	213

Increase	23	36	15	11	—	85
Decrease	(4)	—	(12)	(18)	(4)	(38)
Exchange effect	(11)	—	(1)	(1)	(0)	(13)

As of December 31, 2017	127	71	22	27	—	247

Increase	34	36	15	20	—	105
Decrease	—	—	—	—	—	—
Exchange effect	(8)	—	1	—	—	(7)

As of December 31, 2018	153	107	38	47	—	345

NET BOOK VALUE
As of December 31, 2017	129	110	38	36	—	313

As of December 31, 2018	126	74	52	43	—	295

        No impairment was recognized in the years ended December 31, 2017, and 2018, respectively.

Note 5: Non-current financial assets

	AS OF DECEMBER 31,
(amounts in thousands of euros)	2017	2018
Cash reserve related to the liquidity agreement	190	43
Guarantee deposit related to the non-convertible bonds	—	240
Miscellaneous	—	18

Total non-current financial assets	190	301

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 6: Other receivables

	AS OF DECEMBER 31,
(amounts in thousands of euros)	2017	2018
Research tax credit(1)	2,545	3,133
Competitiveness and employment tax credit ("CICE")	9	5
Value added tax	709	1,368
Prepaid expenses(2)	251	257
Suppliers—advances payment and debit balance	49	171
Miscellaneous	15	16

Total other receivables	3,578	4,950

(1)
Research tax credit (CIR)

        CIR research tax credits are payable by the government in the year following its recognition when there is no taxable net income to be offset. The Company does not have taxable net income. CIR for the years ended December 31, 2017 and 2018, are:

  •
  CIR 2017: €2,545 thousand received by the Company in December 2018.

  •
  CIR 2018: €3,133 thousand.

(2)
Prepaid expenses mainly relate to research services provided by an external provider.

Note 7: Cash and cash equivalents

        Cash and cash equivalents are broken down as follows:

	AS OF DECEMBER 31,
(amounts in thousands of euros)	2017	2018
Bank accounts	9,856	9,406
Short term deposits	10,001	5,000

Total cash and cash equivalents	19,857	14,406

        As of December 31, 2017, the Company owned two short term deposits with maturities in January 2018. Their nominal values were €7,000 thousand and €3,000 thousand, respectively.

        As of December 31, 2018, the Company owned one short term deposit with a maturity in January 2019. Its nominal value was €5,000 thousand.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 8: Financial assets and liabilities and impacts on statements of consolidated operations

        The Company's financial assets and liabilities are measured as follows for the years ended December 31, 2017 and 2018, respectively, reflecting the classifications under the accounting standards in effect for each period:

	AS OF DECEMBER 31, 2017
			Value—Statement of financial position (IAS39)
(amounts in thousands of euros)	Value— Statement of financial position	Fair value	Fair value through profit or loss	Loans and receivables	Liabilities at amortized cost
Non-current financial assets	190	190	—	190	—
Other receivables	3,578	3,578	—	3,578	—
Cash and cash equivalents	19,857	19,857	19,857	—	—

Total assets	23,625	23,625	19,857	3,768	—

Non-current financial liabilities	708	708	—	—	708
Current financial liabilities	305	305	—	—	305
Trade payables	2,401	2,401	—	—	2,401

Total liabilities	3,414	3,414	—	—	3,414

	AS OF DECEMBER 31, 2018
			Value—Statement of financial position (IFRS 9)
(amounts in thousands of euros)	Value— Statement of financial position	Fair value	Fair value through profit or loss	Amortized cost
Non-current financial assets	301	301	—	301
Other receivables	4,950	4,950	—	4,950
Cash and cash equivalents	14,406	14,406	14,406	—

Total assets	19,657	19,657	14,406	5,251

Non-current financial liabilities	6,383	6,383	—	6,383
Current financial liabilities	1,816	1,816	—	1,816
Trade payables	4,866	4,866	—	4,866

Total liabilities	13,065	13,065	—	13,065

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 8: Financial assets and liabilities and impacts on statements of consolidated operations (Continued)

        The impact of the Company's financial assets and liabilities on the statements of consolidated operations are as follows for the years ended December 31, 2017 and 2018:

	FOR THE YEARS ENDED DECEMBER 31,
	2017		2018
(amounts in thousands of euros)	Interest	Change in fair value	Interest	Change in fair value
Profit or loss impact of liabilities
Derivative liabilities	—	1,756	—	—
Liabilities at amortized cost: convertible notes and non-convertible bonds	(3,145)		(189)	—
Liabilities at amortized cost: advances	(31)		(33)	—

Note 9: Share capital

	AS OF DECEMBER 31,
	2017	2018
Share capital (in thousands of euros)	2,693	2,693
Number of outstanding shares	13,463,413	13,463,413
Nominal value per share (in euros)	0.20 €	0.20 €

Share capital

        As of December 31, 2018, the share capital of the Company was €2,692,682.60, divided into 13,463,413 fully subscribed ordinary shares with a nominal value of €0.20 per share.

        Outstanding shares exclude warrants ("BSA") granted to certain investors, and founders' warrants ("BSPCE") granted to certain employees and members of the Board of Directors that have not yet been exercised.

Changes in share capital

For the year ended December 31, 2017:

        The Company completed several private placements generating a share capital increase of €962 thousand and premiums of €20,779 thousand during the year ended December 31, 2017. They are summarized as follows:

  •
  Private placements completed in April 2017:

  o
  The issuance of 1,117,449 new shares at a price of €2.85 per share in a private placement to investors resulting in gross proceeds of €3.2 million. This transaction generated a share capital increase of €223 thousand and premiums of €2,961 thousand; and

  o
  The issuance of 192,982 new shares at a price of €2.85 per share in a private placement to certain members of management of the Company resulting in gross proceeds of €550 thousand. This transaction generated a share capital increase of €39 thousand and premiums of €511 thousand.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 9: Share capital (Continued)

  •
  Private placements completed in October 2017:

  o
  The issuance of 1,989,000 new shares at a price of €5.25 per share in a private placement to investors resulting in gross proceeds of €10.4 million. This transaction generated a share capital increase of €398 thousand and premiums of €10,044 thousand; and

  o
  The issuance of 1,513,000 new shares at a price of €5.0 per share in a private placement to investors resulting in gross proceeds of €7.6 million. This transaction generated a share capital increase of €303 thousand and premiums of €7,262 thousand.

        Additionally, 630 convertible notes held by Bracknor (refer to Note 11.4) were converted into 2,412,481 new shares with a nominal value of €0.20 per share. This debt conversion generated a share capital increase of €482 thousand and premiums of €6,339 thousand.

        Lastly, certain founders' warrants were exercised, the share capital was increased by €3 thousand by the issuance of 15,000 new shares with a nominal value of €0.20. The exercise price was €31 thousand. This warrant exercise generated a share capital increase of €3 thousand and premiums of €28 thousand.

For the year ended December 31, 2018:

        There were no changes in share capital during the year ended December 31, 2018.

        Certain costs incurred in connection with a potential equity transaction that would result in the issuance of shares were recognized as a reduction from shareholders' equity.

Distribution of dividends

        The Company did not distribute any dividends during the years ended December 31, 2017 and 2018, respectively.

Capital management

        The Company's policy is to maintain a solid capital base in order to preserve the confidence of investors and creditors and to support future growth.

        In this respect, the Company entered into a liquidity agreement with Banque Parel. In connection with this liquidity agreement:

  •
  88,987 treasury shares were recognized at cost (€151 thousand) as a reduction from shareholders' equity as of December 31, 2018, and 29,909 treasury shares were recognized at cost (€138 thousand) as a reduction from shareholders' equity as of December 31, 2017; and

  •
  €43 thousand of cash was included in non-current financial assets as of December 31, 2018, and €190 thousand of cash was included in non-current financial assets as of December 31, 2017.

        During the years ended December 31, 2017 and 2018, the impact recorded in shareholders' equity mainly reflected the change in value of the treasury shares.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 10: Warrants and founders' warrants

BSA warrants issued to investors

        On July 10, 2015, as part of a bond agreement the Company issued investors warrants to subscribe for 270,414 shares at an exercise price of €6.00 per share for a non-refundable issue price of €162 thousand. These warrants have a term of 4 years. These BSA warrants are considered equity instruments and are recorded in shareholders' equity at their subscription price in accordance with IAS 32.

        Activity for BSA warrants issued to investors that were outstanding during the year ended December 31, 2017 are summarized in the table below:

		Number of outstanding warrants					Number of shares which can be subscribed
Type	Grant date	As of 1/1/2017	Granted	Exercised	Lapsed	As of 12/31/2017
Warrants2015D	07/10/2015	189,748	—	—	—	189,748	189,748

Total		189,748	—	—	—	189,748	189,748

        Activity for BSA warrants issued to investors that were outstanding during the year ended December 31, 2018 are summarized in the table below:

		Number of outstanding warrants					Number of shares which can be subscribed
Type	Grant date	As of 1/1/2018	Granted	Exercised	Lapsed	As of 12/31/2018
Warrants2015D	07/10/2015	189,748	—	—	—	189,748	189,748

Total		189,748	—	—	—	189,748	189,748

BSA warrants issued pursuant to equity-compensation plan

        The following table summarizes the data related to the warrants issued pursuant to equity-compensation plans as well as the assumptions adopted for valuation in accordance with IFRS 2:

		Characteristics			Assumptions		IFRS2 Initial valuation (Black-Scholes) in thousands of euros
Type	Grant date	Number of warrants granted	Maturity date	Exercise price	Volatility	Risk-free rate
Warrants2015	08/04/2015	54,000	08/04/2019	€8.40	49.77%	–0.18%	481
Warrants2017	07/21/2017	72,000	11/28/2021	€3.30	59.95%	–0.62%	153

        All BSA warrants issued pursuant to equity-compensation plans were fully vested on the grant date.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 10: Warrants and founders' warrants (Continued)

        Activity for BSA warrants issued pursuant to equity-compensation plans that were outstanding during the year ended December 31, 2017 are summarized in the table below:

		Number of outstanding warrants					Number of shares which can be subscribed
Type	Grant date	As of 1/1/2017	Granted	Exercised	Lapsed	As of 12/31/2017
Warrants2015	08/04/2015	48,000	—	—	—	48,000	48,000
Warrants2017	07/21/2017	—	72,000	—	—	72,000	72,000

Total		48,000	72,000	—	—	120,000	120,000

        Activity for BSA warrants issued pursuant to equity-compensation plans that were outstanding during the year ended December 31, 2018 are summarized in the table below:

		Number of outstanding warrants					Number of shares which can be subscribed
Type	Grant date	As of 1/1/2018	Granted	Exercised	Lapsed	As of 12/31/2018
Warrants2015	08/04/2015	48,000	—	—	—	48,000	48,000
Warrants2017	07/21/2017	72,000	—	—	—	72,000	72,000

Total		120,000	—	—	—	120,000	120,000

Founders' warrants ("BSPCE")

        The following table summarizes the data related to BSPCE founders' warrants issued as well as the assumptions adopted for valuation in accordance with IFRS 2:

		Characteristics			Assumptions
							IFRS2 Initial valuation (Black-Scholes) in thousands of euros
Type	Grant date	Number of warrants granted	Maturity date	Exercise price	Volatility	Risk-free rate
Founders' warrants2015[ib]-1	05/22/2015	195,000	05/22/2019	€2.06	49.09%	–0.13%	794
Founders' warrants2015[ib]-2	09/23/2015	424,200	09/23/2019	€10.70	53.16%	–0.19%	2,591
Founders' warrants2015[ib]-3	12/04/2015	20,000	12/04/2019	€10.70	53.79%	–0.22%	78
Founders' warrants2015[ib]-4	03/15/2016	39,700	03/15/2019	€6.09	56.74%	–0.41%	83
Founders' warrants2017[ib]-1	07/21/2017	227,000	07/21/2017	€3.30	54.07%	–0.53%	347
Founders' warrants2017[ib]-2	07/21/2017	127,000	07/21/2017	€3.30	57.25%	–0.65%	421

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 10: Warrants and founders' warrants (Continued)

        Activity for BSPCE founder's warrants that were outstanding during the year ended December 31, 2017 are summarized in the table below:

		Number of outstanding warrants					Number of shares which can be subscribed
Type	Grant date	As of 1/1/2017	Granted	Exercised	Lapsed	As of 12/31/2017
Founders' warrants2015[ib]-1	05/22/2015	167,000	—	(15,000)	—	152,000	152,000
Founders' warrants2015[ib]-2	09/23/2015	384,500	—	—	—	384,500	384,500
Founders' warrants2015[ib]-3	12/04/2015	20,000	—	—	—	20,000	20,000
Founders' warrants2015[ib]-4	03/15/2016	39,700	—	—	—	39,700	39,700
Founders' warrants2017[ib]-1	07/21/2017	—	227,000	—	—	227,000	227,000
Founders' warrants2017[ib]-2	07/21/2017	—	127,000	—	—	127,000	127,000

Total		611,200	354,000	(15,000)	—	950,200	950,200

        Activity for BSPCE founder's warrants that were outstanding during the year ended December 31, 2018 are summarized in the table below:

		Number of outstanding warrants					Number of shares which can be subscribed
Type	Grant date	As of 1/1/2018	Granted	Exercised	Lapsed	As of 12/31/2018
Founders' warrants2015[ib]-1	05/22/2015	152,000	—	—	—	152,000	152,000
Founders' warrants2015[ib]-2	09/23/2015	384,500	—	—	—	384,500	384,500
Founders' warrants2015[ib]-3	12/04/2015	20,000	—	—	—	20,000	20,000
Founders' warrants2015[ib]-4	03/15/2016	39,700	—	—	—	39,700	39,700
Founders' warrants2017[ib]-1	07/21/2017	227,000	—	—	—	227,000	227,000
Founders' warrants2017[ib]-2	07/21/2017	127,000	—	—	(10,666)	116,334	116,334

Total		950,200	—	—	(10,666)	939,534	939,534

        The vesting period of these BSPCE founder's warrants are summarized in the table below:

Type	Vesting period
Founders' warrants2015[ib]-1	Fully vested at grant date
Founders' warrants2015[ib]-2	1/3 as of 09/23/2015	1/3 as of 09/23/2016	1/3 as of 09/23/2017
Founders' warrants2015[ib]-3	1/3 as of 12/04/2015	1/3 as of 12/04/2016	1/3 as of 12/04/2017
Founders' warrants2015[ib]-4	1/3 as of 03/15/2016	1/3 as of 03/15/2017	1/3 as of 03/15/2018
Founders' warrants2017[ib]-1	1/3 as of 07/21/2017	1/3 as of 07/21/2018	1/3 as of 07/21/2019
Founders' warrants2017[ib]-2	1/3 as of 07/21/2017	1/3 as of 07/21/2018	1/3 as of 07/21/2019

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 10: Warrants and founders' warrants (Continued)

Stock based compensation expense recognized for the years ended December 31, 2017 and 2018.

	DECEMBER 31, 2017				DECEMBER 31, 2018
(amounts in thousands of euros) Type	Probable cost of the plan	Cumulative expenses— beginning of period	Expense for the period	Cumulative expense to date	Probable cost of the plan	Cumulative expenses— beginning of period	Expense for the period	Cumulative expense to date
Warrants2017	153	—	153	153	153	153	—	153
Founders' warrants2015[ib]-2	2,429	2,095	335	2,430	2,430	2,430	—	2,430
Founders' warrants2015[ib]-3	78	67	11	78	78	78	—	78
Founders' warrants2015[ib]-4	83	59	19	78	83	78	5	83
Founders' warrants2017[ib]-1	347	—	188	188	347	188	119	307
Founders' warrants2017[ib]-2	421	—	185	185	389	185	163	347

Total			891				287

Note 11: Borrowings and financial liabilities

	AS OF DECEMBER 31,
(amounts in thousands of euros)	2017	2018
Conditional advances	661	876
Non-convertible bonds	—	5,507
Finance lease obligations	47	—

Non-current financial liabilities	708	6,383

Conditional advances	228	331
Bank borrowings	23	—
Non-convertible bonds	—	1,423
Finance lease obligations	47	46
Bank overdrafts	7	16

Current financial liabilities	305	1,816

Total financial liabilities	1,013	8,199

Reconciliation of value on redemption to carrying amount

	Value on redemption as of
						Carrying amount as of DECEMBER 31, 2018
(amounts in thousands of euros)	DECEMBER 31, 2017	DECEMBER 31, 2018	Warrants discount	Issuance costs	Amortized cost
Conditional advances	966	1,295	—		(88)	1,207
Bank borrowings	23	—	—		—	—
Non-convertible bonds	—	7,500	(319)	(305)	54	6,930
Finance lease obligations	94	46	—		—	46
Bank overdrafts	7	16	—		—	16

Total financial liabilities	1,090	8,857	(319)	(305)	(34)	8,199

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 11: Borrowings and financial liabilities (Continued)

Breakdown of financial liabilities by maturity, at value on redemption

        The maturity of financial liabilities is broken down as follows:

			Non-current
(amounts in thousands of euros)	AS OF DECEMBER 31, 2018	Current < 1 year	1 to 5 years	> 5 years
Conditional advances	1,295	327	968	—
Bank borrowings	—	—	—	—
Non-convertible bonds	7,500	1,719	5,781	—
Finance lease obligations	46	46	—	—
Bank overdrafts	16	16	—	—

Total financial liabilities	8,857	2,108	6,749	—

11.1 Conditional advances

        The table sets out the changes in conditional advances:

(amounts in thousands of euros)	OSEO— Quinolia	BPI— Sarcob	BPI— BIO101	Total
As of January 1, 2017	177	188	528	893

(+) Proceeds from conditional advances	—	52	—	52
(–) Repayment	(73)	(13)	—	(86)
Subsidies	—	(5)	—	(5)
Financial expenses	10	6	19	35

As of December 31, 2017	114	228	547	889

(+) Proceeds from conditional advances	—	—	500	500
(–) Repayment	(118)	(52)	—	(170)
Subsidies	—	—	(45)	(45)
Financial expenses	4	6	23	33

As of December 31, 2018	—	182	1,025	1,207

Breakdown of conditional advances by maturity, at value on redemption

(amounts in thousands of euros)	OSEO— Quinolia	BPI— Sarcob	BPI— BIO101	Total
As of December 31, 2018	—	195	1,100	1,295

Less than one year	—	52	275	327
One to five years	—	143	825	968
More than five years	—	—	—	—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 11: Borrowings and financial liabilities (Continued)

OSEO conditional advance—"Quinolia" project

        On August 7, 2008, the Company entered into an agreement, as subsequently amended with OSEO (currently BPI France) for an interest-free conditional advance of €230 thousand payable in milestone installments for the "clinical development of an extract of Quinoa active on Metabolic Syndrome".

        The Company received €230 thousand in aggregate in connection with this agreement. The amended repayment schedule was as follows:

  •
  €12.5 thousand per quarter from March 31, 2016 to December 31, 2016 (4 payments);

  •
  €20 thousand per quarter from March 31, 2017 to December 31, 2017 (4 payments); and

  •
  €25 thousand per quarter from March 31, 2018 to December 31, 2018 (4 payments).

        Under IFRS, since the conditional advance does not bear annual interest, it is treated as an interest-free loan for the Company (i.e. under conditions more favorable than market rates). The difference between the amount of the advance at historical cost and the advance discounted at market rates (3-month Euribor + 2.5 percentage points = 7.47%) is considered as a public grant.

        As of December 31, 2018, this conditional advance has been fully satisfied by the Company.

BPI France conditional advance—"Sarcob" project

        On February 4, 2015, Biophytis entered into an agreement with BPI France for an interest-free conditional advance of €260 thousand payable in milestone installments for the "in vitro, in vivo and pharmacokinetic characterization of a candidate drug."

        The Company received €260 thousand in aggregate in connection with this agreement. The project has been successfully completed.

        This repayment schedule pursuant to the successful completion of the project is:

  •
  €6.5 thousand per quarter from June 30, 2017 to March 31, 2018 (4 payments);

  •
  €13 thousand per quarter from June 30, 2018 to March 31, 2021 (12 payments); and

  •
  €19.5 thousand per quarter from June 30, 2021 to March 31, 2022 (4 payments).

        The commitments provided by the Company pursuant to this agreement can be found in Note 20.2.

        Under IFRS, since the conditional advance does not bear annual interest, it is treated as an interest-free loan for the Company (i.e. under conditions more favorable than market rates). The difference between the amount of the advance at historical cost and the advance discounted at market rates (3-month Euribor + 2.5 percentage points = 2.56%) is considered as a public grant.

BPI France conditional advance—"BIO101" project

        On November 28, 2016, the Company entered into an agreement with BPI France for an interest-free conditional advance of €1,100 thousand payable in milestone installments for the "production of clinical batches, regulatory preclinical and clinical stages for Phase I of BIO101 for the sarcopenia obesity treatment."

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 11: Borrowings and financial liabilities (Continued)

        The Company received €1,100 thousand in aggregate in connection with this agreement. The project has been successfully completed. The repayment schedule pursuant to the successful completion of the project is:

  •
  €55 thousand per quarter from December 31, 2018 to September 30, 2023 (20 payments). The first quarterly repayment was made by the Company in January 2019.

        The commitments provided by the Company pursuant to this agreement can be found in Note 20.2.

        Under IFRS, since the conditional advance does not bear annual interest, it is treated as an interest-free loan for the Company (i.e. under conditions more favorable than market rates). The difference between the amount of the advance at historical cost and the advance discounted at market rates (3-month Euribor + 2.5 percentage points = 2.19%) is considered as a public grant.

11.2 Bank borrowings

        The following table shows the changes in bank borrowings:

(amounts in thousands of euros)	OSEO—Equity Loan	Total
As of January 1, 2017	53	53

(–) Repayment	(30)	(30)

As of December 31, 2017	23	23

(–) Repayment	(23)	(23)

As of December 31, 2018	—	—

OSEO—Equity Loan

        On November 4, 2008, the Company obtained an equity loan of €150 thousand from OSEO for the partial financing of an innovation program. During the years ended December 31, 2017 and 2018, the Company reimbursed the nominal amount of €7.5 thousand per quarter through August 31, 2018 (term of the loan). This equity loan has been fully satisfied by the Company.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 11: Borrowings and financial liabilities (Continued)

11.3 Finance lease obligations—liability

        The following table shows the changes in finance lease obligations:

			Non-current portion
(amounts in thousands of euros)	Finance leases— liability	Current portion	1 to 5 years	more than 5 years
As of January 1, 2017	138	45	93	—

(–) Repayment	(44)			—

As of December 31, 2017	94	47	47	—

(–) Repayment	(47)			—

As of December 31, 2018	47	47	—	—

        The Company signed a finance lease agreement with a 3-year duration (effective in January 2016) regarding a HPLC system (spectrometer).

11.4 Convertible notes and non-convertible bonds

Issuance of convertible notes to Bracknor

(amounts in thousands of euros)	Convertible notes
As of January 1, 2017	—

(+) Proceeds received	6,000
(–) Warrants ("BSA") discount	(521)
(–) Derivative instruments	(1,756)
(+/–) Amortized cost	3,099
(–) Repayment	—
(–) Conversion	(6 822)

As of December 31, 2017	—

        On April 3, 2017, the Company signed an agreement with Bracknor providing for up to €15 million in financing to the Company through the issuance of multiple tranches of convertible notes with attached warrants, at the sole discretion of the Company.

        Pursuant to this agreement, the Company issued the following convertible notes and warrants during the year ended December 31, 2017:

  •
  A first tranche on May 15, 2017 of 300 convertible notes plus a commitment fee of 30 convertible notes, with attached warrants to purchase 225,225 shares, resulting in gross proceeds to the Company of €3 million; and

  •
  A second tranche on July 7, 2017 of 300 convertible notes with attached warrants to purchase 205,959 shares resulting in gross proceeds to the Company of €3 million.

        Pursuant to the agreement, the Company may issue up to 900 additional convertible notes to Bracknor, which would provide for additional funding to the Company of up to €9 million.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 11: Borrowings and financial liabilities (Continued)

        The convertible notes have the following characteristics:

  •
  Nominal value: €10 thousand per convertible note

  •
  Maturity: 12 months

  •
  Interest-free

  •
  Conversion according to the following rules: N = CA / CP where:

  o
  N = number of shares issuable upon conversion;

  o
  CA = nominal amount of the convertible notes;

  o
  CP = 92% (i.e. discount of 8%) of the lowest closing VWAP during the 10 trading days immediately preceding the conversion date and no less than the nominal value of each share (€0.20).

        Upon receiving a conversion notice, the Company is permitted to repay the convertible notes subject to conversion in cash rather than shares according to the following formula: (CA/CP)×VWAP at the conversion date.

Characteristics of the warrants

        The BSA warrants issued in connection with the convertible notes are exercisable into new shares at a fixed exercise price determined on each issuance date and have a term of 5 years.

Accounting treatment

        In accordance with IAS39, the debt component of the convertible notes was measured according to the amortized cost method.

        The conversion option of the convertible notes was bifurcated and classified in derivative instruments and measured at fair value on the date of issuance with recognition of the changes in fair

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 11: Borrowings and financial liabilities (Continued)

value in profit or loss in accordance with IAS39. The table below summarizes the accounting treatment of the conversion option:

	Tranche 1		Tranche 2
Conversion option	As of the issue date (05/15/2017)	As of December 31, 2017	As of the issue date (07/07/2017)	As of December 31, 2017
Number of outstanding convertible notes	330	—	300	—
Number of shares issuable upon conversion	1,330,645	n/a	1,027,397	n/a
Conversion price	€2.48	n/a	€2.92	n/a
Expected term	1 month	n/a	1 month	n/a
Volatility	39.87%	n/a	41.02%	n/a
Risk-free rate	–0.75%	n/a	0.67%	n/a

Value of the derivative instrument (in thousands of €)	710	—	1,046	—

Changes in fair value during the period (in thousands of €)		(710)		(1,046)

*
net of transaction costs

        In accordance with IAS 39, the discount of 8% was considered as an implied redemption premium recognized in financial expenses.

        As of December 31, 2017, all convertible notes had been converted in accordance with the formula above, resulting in the issuance of 2,412,481 new shares (1,385,085 new shares pursuant to Tranche 1 and 1,027,396 new shares pursuant to Tranche 2) during the year ended December 31, 2017.

        The BSA warrants issued to Bracknor as part of each tranche were recognized at fair value in equity instruments at the issuance date in accordance with IAS 32.

	Tranche 1	Tranche 2
Warrants	As of the issue date (05/15/2017)	As of the issue date (07/07/2017)
Number of outstanding warrants	225,225	205,959
Exercise price per share	€3.33	€3.64
Expected term	3 years	3 years
Volatility	53.73%	54.17%
Risk-free rate	–0.58%	–0.48%

Value of the equity instrument (in thousands of €)	215	306

*
net of transaction costs

        As of December 31, 2018, these warrants were outstanding.

        Transactions costs were allocated to the debt component, the derivative instrument and the equity instrument in proportion to their respective estimated values.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 11: Borrowings and financial liabilities (Continued)

Issuance of non-convertible bonds to Kreos

        On September 10, 2018, the Company signed a venture loan agreement and bonds issue agreement with Kreos, which provide for up to €10 million in financing to the Company through the issuance by the Company to Kreos of non-convertible bonds in four separate tranches of €2.5 million each, plus the issuance of attached warrants in connection with the first tranche. As required under the terms of the venture loan agreement, the Company pledged a security interest in the Company's assets for the profit of Kreos. The Company also granted a security interest in the business as a going concern, including a portion of the Company's patents, to Kreos.

        Each tranche of non-convertible bonds bears a 10% annual interest rate and must be repaid in cash in 36 monthly installments commencing in April 2019.

        Pursuant to the terms of the agreements, the Company has the right, at any time but with no less than 30 days prior notice to Kreos, to prepay or purchase the non-convertible bonds, exclusively in full. The prepayment will be equal to (i) the principal amount outstanding, plus (ii) the sum of all interest repayments which would have been paid throughout the remainder of the term of the relevant tranche discounted by 10% per annum.

        The first and second tranches of non-convertible bonds were issued on September 10, 2018 and the third tranche was issued on December 17, 2018, for total gross proceeds to the Company of €7.5 million.

        Guarantee deposits totaling €240 thousand (€80 thousand per tranche) were withheld by Kreos from the proceeds received by the Company. The amount withheld will be deducted from the last installment to be repaid by the Company. It is presented under "Non-current financial assets."

        The BSA warrants issued to Kreos as part of the first tranche give the holder the right to subscribe for up to 442,477 ordinary shares at an exercise price of €2.67 per share for a term of 7 years.

Accounting treatment

        In accordance with IFRS 9, the non-convertible debt component is measured according to the amortized cost method, which amounted to €6.9 million.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 11: Borrowings and financial liabilities (Continued)

        The BSA warrants issued as part of the first tranche (BSA2018[ib]-KREOS) were recognized at fair value (based on the Black-Scholes valuation model) as equity instruments at the issuance date in accordance with IAS 32, and are summarized in the table below:

Warrants	As of the issue date (9/10/2018)
Number of outstanding warrants	442,477
Exercise price per share	€2.67
Expected term	4 years
Volatility	57.03%
Risk-free rate	–0.24%

Value of the equity instrument (in thousands of €)	319

Deferred tax liability (in thousands of €)	(72)

Issuance costs (in thousands of €)	(30)

Net impact in equity (in thousands of €)	217

        The Company recognized:

  •
  A deferred tax liability with respect to the equity instrument for €72 thousand, as a decrease of equity on initial recognition under IAS 12 Income Taxes; and

  •
  A deferred tax asset with respect to net operating losses ("NOLs") carried forward as a result of the deferred tax liabilities generated, resulting in deferred tax income of €72 thousand in the statement of consolidated operations.

Note 12: Employee benefit obligation

        The employee benefit obligation consists of the provision for retirement indemnity, assessed in accordance with the applicable collective bargaining agreement (i.e., the Collective Agreement of the "Pharmaceutical industry").

        This commitment only applies to employees under French law. The main actuarial assumptions used for the valuation of the retirement indemnity are as follows:

	AS OF DECEMBER 31,
	2017	2018
Retirement age	Voluntary retirement between 65 and 67 years old
Collective agreement	Pharmaceutical industry	Pharmaceutical industry
Discount rate (IBOXX Corporates AA)	1.30%	1.57%
Mortality table	INSEE 2017	INSEE 2017
Salary increases	2.00%	2.00%
Turn-over	Medium	Medium
Social security contributions	44.5%	43.3%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 12: Employee benefit obligation (Continued)

        The provision for the retirement indemnity has evolved as follows:

(amounts in thousands of euros)
As of January 1, 2017	48

Service cost	70
Interests cost	1
Actuarial gains and losses	(5)

As of December 31, 2017	114

Service cost	32
Interests cost	1
Actuarial gains and losses	42

As of December 31, 2018	189

Note 13: Provisions

(amounts in thousands of euros)	As of 01/01/2018	Additions	Reversals	Release of surplus provisions	As of 12/31/2018
Employee litigation	—	75	—	—	75

Total provisions	—	75	—	—	75

Note 14: Current liabilities

14.1 Trade payables

	AS OF DECEMBER 31,
(amounts in thousands of euros)	2017	2018
Research and development suppliers	2,032	3,625
General and administrative suppliers	369	1,241

Total trade payables	2,401	4,866

        The change in trade payables to research and development suppliers is primarily due to the increase in expenses associated with the Company's ongoing clinical trials and research costs (refer to 15.1) and in particular, expenses related to the SARA clinical program and the launch of the MYODA program.

        The increase in trade payables to general and administrative suppliers is primarily due to the increased administrative expenses associated with being a public company in France and the Company's expansion into the United States and the opening of the Company's Cambridge, Massachusetts office.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 14: Current liabilities (Continued)

14.2 Tax and social liabilities

	AS OF DECEMBER 31,
(amounts in thousands of euros)	2017	2018
Personnel expenses	375	499
Social security expenses	478	462
Other taxes	265	438

Total tax and social liabilities	1,118	1,400

14.3 Other creditors and miscellaneous liabilities

	AS OF DECEMBER 31,
(amounts in thousands of euros)	2017	2018
Attendance fees	87	113
Other	26	14

Total other creditors and miscellaneous liabilities	113	127

Note 15: Details of expenses and products by function

15.1 Research and Development expenses

	FOR THE YEAR ENDED DECEMBER 31,
(amounts in thousands of euros)	2017	2018
Personnel expenses	(2,104)	(2,962)
Purchases and external expenses	(7,312)	(9,539)
Other	(177)	(190)

Research and development expenses	(9,593)	(12,691)

Research tax credit	2,545	3,133
Subsidies	5	45

Research tax credit and subsidies	2,550	3,178

Research and development expenses, net	(7,043)	(9,513)

        Research and development expenses primarily relate to activities in connection with conducting clinical trials and non-clinical studies of our drug candidates for the treatment of age-related diseases.

        The increase of €0.9 million in personnel expenses is mainly related to the hiring of employees to support our increased clinical and regulatory activities for Sarconeos (BIO101) through our SARA and MYODA programs.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 15: Details of expenses and products by function (Continued)

        The increase of €2.2 million in purchases and external expenses is mainly related to our clinical trials and research costs, which are summarized by program as follows:

  •
  Increase of €1.6 million for the SARA program to €5.2 million;

  •
  Launch of the MYODA program for €1.3 million;

  •
  Decrease of €0.9 million for the MACA program to €1.8 million; and

  •
  Slight increase of €0.1 million for other research expenses to reach €1.2 million.

        These expenses consisted primarily of the cost of Contract Research Organization (CROs) in conducting clinical trials and non-clinical regulatory studies.

15.2 General and administrative expenses

	FOR THE YEAR ENDED DECEMBER 31,
(amounts in thousands of euros)	2017	2018
Personnel expenses	(1,257)	(1,804)
Purchases and external expenses	(1,576)	(2,428)
Other	(32)	(116)

General and administrative expenses	(2,865)	(4,348)

        Personnel expenses, including share-based payments, for general management and administrative staff increased by €0.5 million due to the hiring of a financial controller in France, and hiring of a Chief Financial Officer for the Company's U.S. subsidiary.

        Other purchases and external expenses consisted primarily of administrative expenses associated with being a public listed company in France, accounting and audit fees, and legal fees.

        The overall increase in general and administrative expenses for the year ended December 31, 2018 is primarily due to increased administrative expenses and the Company's expansion into the United States, including opening offices in Cambridge, Massachusetts and hiring staff.

15.3 Personnel expenses

	FOR THE YEAR ENDED DECEMBER 31,
(amounts in thousands of euros)	2017	2018
Wages and salaries	(2,470)	(4,479)
Share-based payments	(891)	(287)

Personnel expenses	(3,361)	(4,766)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 16: Net financial expense

	FOR THE YEAR ENDED DECEMBER 31,
(amounts in thousands of euros)	2017	2018
Other financial expenses	(118)	(38)
Amortized cost of the convertible notes and non-convertible bonds(1)	(3,145)	(189)
Changes in fair value of derivative instruments(1)	1,756	—
Other financial income	7	10
Foreign exchange gains (losses)	0	19

Total net financial expense	(1,500)	(198)

(1)
Refer to Note 11.4 Convertible notes and non-convertible bonds

Note 17: Income taxes

        The Company has estimated carried-forward tax losses of €52,852 thousand as of December 31, 2018 comprising:

  •
  French tax losses which can be carried forward indefinitely for €51,393 thousand;

  •
  U.S. subsidiary tax losses which can be carried forward for €1,458 thousand (being $1,669 thousand translated using the December 31, 2018 exchange rate), of which:

  o
  €1,087 thousand indefinitely;

  o
  €186 thousand expiring in 2037;

  o
  €142 thousand expiring in 2036; and

  o
  €43 thousand expiring in 2035.

  •
  Brazilian subsidiary tax losses for €1 thousand which can be carried forward indefinitely.

        The tax rate applicable to:

  •
  Biophytis is the current rate in France, i.e. 28%. This rate will decrease gradually from 2018 to reach 25% in 2022.

  •
  Instituto Biophytis Do Brasil is the current rate in Brazil, i.e. 34%.

  •
  Biophytis Inc. is the current rate in the United States, i.e. 21%.

        In accordance with the accounting principles described in Note 2.20, no deferred tax asset has been recognized in the Financial Statements apart from deferred tax liabilities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 17: Income taxes (Continued)

Reconciliation between theoretical tax and effective tax

	FOR THE YEAR ENDED DECEMBER 31,
(amounts in thousands of euros)	2017	2018
Net loss	(11,408)	(13,987)
Income taxes	—	72

Loss before taxes	(11,408)	(14,059)

Current tax rate in France	33.33%	28.00%

Theoretical income tax (expense) benefit	3,802	3,937

Items not subject to tax deduction	1,167	845
Share based payments	(297)	(80)
Non recognition of deferred tax assets related to tax losses and temporary differences	(4,649)	(4,556)
Tax rate differences	(23)	(74)

Group income taxes (expense) benefit	—	72

Effective tax rate	0.0%	–0.5%

        The permanent differences include impact of the research tax credit (non-taxable operating income).

Nature of deferred taxes

	AS OF DECEMBER 31,
(amounts in thousands of euros)	2017	2018
Temporary differences	47	95
Losses carried forward	11,474	13,155

Total of items with a nature of deferred tax assets	11,521	13,250

Temporary differences	(364)	(699)

Total of items with a nature of deferred tax liabilities	(364)	(699)

Net total of deferred tax assets (liabilities)	11,157	12,551

Unrecognized deferred tax	(11,157)	(12,551)

Net total of deferred tax	—	—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 18: Earnings (loss) per share

	FOR THE YEAR ENDED DECEMBER 31,
	2017	2018
Weighted average number of outstanding shares	9,188,179	13,463,413
Net loss (in thousands of euros)	(11,408)	(13,987)

Basic loss per share (€/share)	(1.24)	(1.04)

Diluted loss per share (€/share)	(1.24)	(1.04)

        None of the Company's award (warrants and founders' warrants) are dilutive as of December 31, 2018 (see Notes 10 and 11.4)

Note 19: Related Parties

19.1 Compensation due to executive officers

	FOR THE YEAR ENDED DECEMBER 31,
(amounts in thousands of euros)	2017	2018
Fixed compensation	737	1,313
Variable compensation	174	275
Benefits in kind	20	20
Directors fees	87	174
Share-based payments	856	252

Total compensation of executive officers	1,874	2,034

        Post-employment benefits have not been granted to our Chief Executive Officer or members of the Board of Directors.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 20: Off-balance-sheet commitments

20.1 Commercial Leases

Leases on premises

        As part of its activity, the Company signed operating leases for its administrative offices and laboratories, which are summarized below:

France:

Address:	Sorbonne Université (formerly Université Pierre et Marie Curie) 4, place Jussieu—75005 Paris
Lease arrangement which expired on December 15, 2018
Surface area:	274.85 square meters
Period:	December 15, 2016—December 15, 2018
Annual rent:	€90,700.50
Lease arrangement effective as of December 15, 2018
Surface area:	638.15 square meters
Period:	December 15, 2018—December 15, 2019 (which can be renewed twice with a simple amendment)
Annual rent:	€215,011.87 euros
Refurbishment costs:	Sorbonne Université agreed to contribute to the refurbishment costs up to €100 thousand

United States:

Address:	210 Broadway, Suite 201, Cambridge, MA 02139
Period:	Started on October 1, 2018. Month to month rent, terminable with 30 days advance written notice
Monthly rent:	$10,500

Brazil:

        The Company does not currently have a lease agreement in this jurisdiction.

Expenses and commitments

				Commitment until the next start-period
(amounts in thousands of euros)	Lease effective start-date	Lease end-date	2018 expenses	Within one year	Between one and five years	More than five years
Paris (France)—Sorbonne Université Laboratories and office	12/15/2018	12/15/2019	78	215	—	—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 20: Off-balance-sheet commitments (Continued)

20.2 Commitments linked to financial debts

Commitments received

(Amounts in thousands of euros) Borrowing	Guarantees received	Nominal amount	Residual amount as of 12/31/2018
OSEO equity loan	—OSEO innovation risk participation for up to 20% of the outstanding loan	150	—
	—OSEO guarantee risk participation as part of the FNG Innovation procedure for 40% of the outstanding loan.
	—OSEO IDF risk participation for 40% of the outstanding amount of the loan

Commitments given

(Amounts in thousands of euros) Borrowing	Commitments given	Nominal amount	Residual amount as of 12/31/2018
BPI France conditional advance "Sarcob" project	The agreement provides for an annual repayment on March 31 of each year, effective on January 1, 2016, corresponding to 40% of the ex-tax proceeds from the sale or assignment of licenses, patents or know-how relating to all or part of the results of the aided project, received for the previous year and 40% of the ex-tax proceeds generated by the marketing or use by the beneficiary for its own purposes, of prototypes, pre-series or models produced as part of the aided project.	260	195

These amounts shall be assigned as a priority and by offsetting them against the last payment to BPI France. The application of this mechanism will not lead the company to pay more than the amount received.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 20: Off-balance-sheet commitments (Continued)

(Amounts in thousands of euros) Borrowing	Commitments given	Nominal amount	Residual amount as of 12/31/2018
BPI France conditional advance—"BIO101" project

The agreement provides for an annual repayment on March 31 of each year, effective on January 1, 2018, corresponding to 35.81% of the ex-tax proceeds from the sale or assignment of licenses, patents or know-how relating to all or part of the results of the aided project, received for the previous year and 35.81% of the ex-tax proceeds generated by the marketing or use by the beneficiary for its own purposes, of prototypes, pre-series or models produced as part of the aided project. These amounts shall be assigned as a priority and by offsetting them against the last payment to BPI France. The application of this mechanism will not lead the company to pay more than the amount received.

		1,100	1 100

Agreements for the exploitation of industrial property	Commitments given
SARCOB commercialization agreement—SATT Lutech Agreement dated January 1, 2016	It covers not only the family S IV patents covered by the consortium agreement, but also covers the family S I patents and family S II and S III patents. The contractual structure of the consideration payable by the Company is as follows: firstly, in the year after the first marketing of a product and in any event at the latest, from 2023 onwards, the Company will pay a guaranteed annual minimum amount of €40 thousand, which shall be deducted from the amount of royalties effectively due annually. On this point, with regard to the direct exploitation, the agreement provides for an annual royalty for a figure based on the net sales of products, distinguishing between sales of nutraceutical and medicinal products. With regards to indirect exploitation, it provides for annual double-digit royalties based on income received from licensees, distinguishing (i) between the sales of nutraceutical products (double-digit royalties) and drug products (two or one-digit royalties) and (ii) the product development phase (phase 1, 2 or 3) at the time of the conclusion of the licensing agreement.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 20: Off-balance-sheet commitments (Continued)

Agreements for the exploitation of industrial property	Commitments given
MACULIA commercialization agreement—SATT Lutech Agreement dated January 1, 2016

The contractual structure of the consideration payable by the Company is as follows: firstly, in the year following the first marketing of a nutraceutical product and in any event no later than in 2020, the Company will pay an annual guaranteed minimum amount of €15 thousand. In the same way, the Company will pay a guaranteed minimum amount of €50 thousand in the event of marketing of a drug product and in any event no later than from 2026. These amounts will be deducted from the amount of royalties effectively due annually. For direct exploitation, it also provides for an annual royalty of a figure based on net sales of products, distinguishing between sales of nutraceutical and medicinal drugs. For indirect exploitation, it also provides for annual double-digit royalties based on income received from licensees, distinguishing (i) between the sales of nutraceuticals (double-digit royalties) and drug products (one or two-digit royalties) and (ii) the product development phase of these products (phase 1, 2 or 3) at the time of conclusion of the licensing agreement.

Note 21: Management and assessment of financial risks

        Biophytis may find itself exposed to various types of financial risk, including market risk, liquidity risk and credit risk. Biophytis is implementing measures consistent with the size of the Company to minimize the potentially adverse effects of those risks on its financial performance.

        Biophytis' policy prohibits the use of financial instruments for speculative purposes.

Market risk

Interest rate risk

        Interest rate risk reflects the Company's exposure to fluctuations in interest rates in the market.

        Changes in interest rate could affect returns achieved on cash and fixed-term deposits but this risk is not considered material given the current low returns on deposits held by the Company.

Foreign exchange risk

        The major risks linked to foreign exchange rate are considered not significant due to the low level of activity of its foreign subsidiaries.

        The Company currently does not use hedging instruments to protect its activity from exchange rate fluctuations. However, any major development in its activity may result in an increase of its exposure to exchange rate risk. Should such increase materialize, the Company may consider adopting an appropriate policy to hedge such risks.

Equity risk

        The Company does not hold long or short-term tradable securities on a regulated market.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousand euros unless otherwise noted, except for share data)

Note 21: Management and assessment of financial risks (Continued)

Credit risk

        Credit risk is linked to deposits with banks and financial institutions.

        The Company seeks to minimize the risk related to banks and financial institutions by placing cash deposits with highly rated financial institutions. The maximum level of the credit risk corresponds to the book value of the financial assets. As outstanding receivables consist primarily of Research Tax Credit "CIR" granted by the French government, the Company does not carry significant credit risk.

Liquidity risk

        Since its incorporation, the Company has funded its operations and growth by strengthening its shareholders' equity through capital increases (including capital increase realized during its IPO in July 2015), recourse to bank loans and notes, and obtaining public aid for innovation and reimbursement of CIR receivables.

        Significant research and development expenses have been incurred since inception generating negative cash flows from operating activities of €8,727 thousand and €12,057 thousand for the years ended December 31, 2017 and 2018, respectively.

        The Financial Statements have been approved on a going concern basis by the Board of Directors (refer to Note 2.1).

        The Company will continue to have major funding requirements in the future to support the development of its drug candidates. The precise extent of funding required is difficult to predict accurately and will depend in part on factors outside the Company's control. Areas subject to significant uncertainty include, but are not limited to:

  •
  our ability to conduct successful clinical trials, including the capacity to recruit patients in a timely-manner for our clinical trials;

  •
  the change in the regulatory landscape; and

  •
  the approval for other drugs on the market that may potentially reduce the attractiveness for our drug candidates.

        Should the Company find itself unable to finance its own growth through partnership agreements, the Company would be dependent on other sources of financing, including equity and/or debt funding or research grants.

Note 22: Subsequent events

        The Company subscribed to the fourth tranche of the Kreos bond loan and the Company issued non-convertible bonds on March 1, 2019 for €2.5 million. The non-convertible bonds bear a 10% annual interest rate and will be repaid in 36 monthly installments, commencing in April 2019. A guarantee deposit of €80 thousand was withheld by Kreos from the proceeds received by the Company. It will be deducted by the Company from the last installment to be repaid.

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

		AS OF
(amounts in thousands of euros)	NOTES	DECEMBER 31, 2018	MARCH 31, 2019
ASSETS
Patents and software	3	1,910	1,879
Property, plant and equipment	4	295	280
Other non-current financial assets	5	301	366

Total non-current assets		2,506	2,525

Other receivables	6	4,950	5,769
Cash and cash equivalents	7	14,406	11,152

Total current assets		19,356	16,921

TOTAL ASSETS		21,862	19,446

LIABILITIES AND SHAREHOLDERS' EQUITY
Shareholders' equity
Share capital	8	2,693	2,693
Premiums related to the share capital		44,263	43,379
Treasury shares		(151)	(116)
Foreign currency translation adjustment		(64)	(113)
Accumulated deficit—attributable to shareholders of Biophytis		(25,717)	(39,702)
Net loss—attributable to shareholders of Biophytis		(13,987)	(3,727)

Shareholders' equity—attributable to shareholders of Biophytis		7,037	2,414

Non-controlling interests		(31)	(31)

Total shareholders' equity		7,006	2,383

Liabilities
Employee benefit obligations		189	169
Non-current financial liabilities	11	6,383	7,519

Total non-current liabilities		6,572	7,688

Current financial liabilities	11	1,816	3,034
Provisions		75	—
Trade payables	12.1	4,866	4,730
Tax and social liabilities	12.2	1,400	1,528
Other creditors and miscellaneous liabilities		127	83

Total current liabilities		8,284	9,375

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		21,862	19,446

The accompanying notes form an integral part of these unaudited condensed interim consolidated financial statements

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

		FOR THE THREE-MONTH PERIOD ENDED MARCH 31,
(amounts in thousands of euros, except share data)	NOTES	2018	2019
Revenue		—	—
Cost of sales		—	—

Gross margin		—	—

Research and development expenses, net	13.1	(2,017)	(2,289)
General and administrative expenses	13.2	(865)	(1,211)

Operating loss		(2,882)	(3,500)

Financial expenses	14	(26)	(276)
Financial income	14	4	49
Change in fair value of derivative instruments	14	—	—

Net financial expense		(22)	(227)

Loss before taxes		(2,904)	(3,727)

Income taxes benefit		—	—

Net loss for the period		(2,904)	(3,727)

Attributable to shareholders of Biophytis		(2,904)	(3,727)
Non-controlling interests		—	—
Basic and diluted weighted average number of shares outstanding		13,463,413	13,463,413

Basic loss per share (€/share)	15	(0.22)	(0.28)

Diluted loss per share (€/share)	15	(0.22)	(0.28)

The accompanying notes form an integral part of these unaudited condensed interim consolidated financial statements

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED COMPREHENSIVE LOSS

	FOR THE THREE-MONTH PERIOD ENDED MARCH 31,
(amounts in thousands of euros)	2018	2019
Net loss for the period	(2,904)	(3,727)

Items that will not be reclassified to profit or loss
Actuarial gains and losses	27	33
Items that will be reclassified to profit or loss
Foreign currency translation adjustment	14	(49)

Other comprehensive income (loss)	41	(16)

Total comprehensive loss	(2,863)	(3,743)

Attributable to shareholders of Biophytis	(2,863)	(3,743)
Non-controlling interests	—	—

The accompanying notes form an integral part of these unaudited condensed interim consolidated financial statements

STATEMENTS OF CHANGES IN UNAUDITED CONDENSED CONSOLIDATED SHAREHOLDERS' EQUITY

(amounts in thousands of euros, except share data)	Notes	Share capital— number of shares	Share capital	Premiums related to the share capital	Accumulated deficit and net loss	Foreign currency translation adjustment	Share based payment	Split accounting impact related to convertible notes and non- convertible bonds	Treasury Shares	Shareholders' equity— Attributable to shareholders of Biophytis	Non- controlling interests	Shareholders' equity
As of January 1, 2018		13,463,413	2,693	44,708	(30,951)	(0)	4,386	521	(138)	21,219	(31)	21,188

Net loss for the period		—	—	—	(2,904)	—	—	—	—	(2,904)	—	(2,904)
Other comprehensive income (loss)		—	—	—	27	14	—	—	—	41	—	41

Total comprehensive income (loss)		—	—	—	(2,877)	14	—	—	—	(2,863)	—	(2,863)

Treasury shares movements, net		—	—	—	—	—	—	—	(17)	(17)	—	(17)
Gains and losses, net related to treasury shares		—	—	—	(46)	—	—	—	—	(46)	—	(46)
Equity settled share-based payments	9	—	—	—	—	—	107	—	—	107	—	107

As of March 31, 2018		13,463,413	2,693	44,708	(33,874)	14	4,493	521	(155)	18,400	(31)	18,370

As of January 1, 2019		13,463,413	2,693	44,263	(45,115)	(64)	4,673	738	(151)	7,037	(31)	7,006

Net loss for the period		—	—	—	(3,727)	—	—	—	—	(3,727)	—	(3,727)
Other comprehensive income (loss)		—	—	—	33	(49)	—	—	—	(16)	—	(16)

Total comprehensive income (loss)		—	—	—	(3,694)	(49)	—	—	—	(3,743)	—	(3,743)

Treasury shares movements, net		—	—	—	—	—	—	—	35	35	—	35
Gains and losses, net related to treasury shares		—	—	—	(58)	—	—	—	—	(58)	—	(58)
Equity settled share-based payments	9	—	—	—	—	—	27	—	—	27	—	27
Costs incurred in relation to equity transactions(1)		—	—	(884)	—	—	—	—	—	(884)	—	(884)

As of March 31, 2019		13,463,413	2,693	43,379	(48,867)	(113)	4,700	738	(116)	2,414	(31)	2,383

(1)
Costs directly attributable to the proposed issuance of shares in connection with a listing of the Company's equity securities on a U.S. stock exchange are recognized as a reduction from shareholders' equity.

The accompanying notes form an integral part of these unaudited condensed interim consolidated financial statements

STATEMENTS OF UNAUDITED CONSOLIDATED CASH FLOWS

		FOR THE THREE-MONTH PERIOD ENDED MARCH 31,
(amounts in thousands of euros)	NOTES	2018	2019
Cash flows from operating activities
Net loss for the period		(2,904)	(3,727)
Adjustments to reconcile net loss to cash flows used in operating activities
Amortization and depreciation of intangible and tangible assets	3, 4	54	61
Additions of provisions, net of reversals		8	(62)
Expenses associated with share-based payments	9	107	27
Financial interest paid		—	208
Interests on investment accounts		(3)	(1)
Unwinding of conditional advances	11.1	8	8
Amortized cost of non-convertible bonds	11.2	—	60
Operating cash flows before change in working capital requirements		(2,730)	(3,426)
(–) Change in working capital requirements (net of depreciation of trade receivables and inventories)		1,015	1,604
(Decrease) increase in other non-current financial assets		—	9
(Decrease) increase in other receivables		169	819
Decrease (increase) in trade payables		504	859
Decrease (increase) in tax and social security liabilities		276	(128)
Decrease (increase) in other creditors and miscellaneous liabilities		66	45

Cash flows used in operating activities		(3,745)	(5,030)

Cash flows used in investing activities
Acquisition of intangible and tangible assets	3, 4	(9)	(14)
Interests on investment accounts		3	1

Cash flows used in investing activities		(6)	(13)

Cash flows from financing activities
Costs paid in relation to equity transactions		—	(158)
Proceeds from conditional advances, net of repayment	11.1	(58)	(123)
Proceeds from borrowings, net of repayment		(8)
Financial interest paid		—	(208)
Proceeds from the issuance of non-convertible bonds	11.2	—	2,420
Costs incurred in relation to the issuance of non-convertible bonds	11.2	—	(50)
Repayment of obligations under finance lease	11.3	(12)	(47)
Change in short-term bank overdrafts	11	(7)	5

Cash flows (used in) from financing activities		(85)	1,839

Net effect of exchange rate changes on cash and cash equivalents		14	(49)

Decrease in cash and cash equivalents		(3,822)	(3,254)

Cash and cash equivalents at the beginning of the period	7	19,857	14,406
Cash and cash equivalents at the end of the period	7	16,035	11,152

The accompanying notes form an integral part of these unaudited condensed interim consolidated financial statements

NOTES TO THE UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of euros unless otherwise noted, except for share data)

Note 1: General information about the Company

1.1   Information about the Company and its activity

        Incorporated in September 2006, Biophytis is a clinical-stage biotechnology company focused on the development of therapeutics that slow the degenerative processes associated with aging and improve functional outcomes for patients suffering from age-related diseases.

        Biophytis is a French joint stock company (société anonyme) and has its registered office located 14, avenue de l'Opéra, 75001 Paris, France (register Number at the company's house: 492 002 225 RCS PARIS)

        Biophytis and its subsidiaries are referred to hereinafter as "Biophytis," or the "Company."

        The following information constitutes the Notes to the condensed quarterly financial statements for the three-month period ended March 31, 2019 with comparative information for the three-month period ended March 31, 2018.

        The unaudited condensed consolidated interim financial statements of Biophytis, or the "Financial Statements", have been prepared under the responsibility of management of the Company and were approved and authorized for issuance by the Company's Board of Directors on May 13, 2019.

Note 2: Accounting principles, rules and methods

2.1   Principles used in preparing the Financial Statements

        The Financial Statements are presented in thousands of euros unless stated otherwise. Some amounts may be rounded for the calculation of financial information contained in the Financial Statements. Accordingly, the totals in some tables may not be the exact sum of the preceding figures.

Statement of compliance

        The Company has prepared its Financial Statements for the three-month periods ended March 31, 2019 and March 31, 2018 in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Boards, or IASB. The term "IFRS" refers collectively to international accounting and financial reporting standards (IASs and IFRSs) and to interpretations of the interpretations committees (IFRS Interpretations Committee, or IFRS IC, and Standing Interpretations Committee, or SIC), whose application is mandatory for the period ended March 31, 2019.

        The Financial Statements for the three-month periods ended March 31, 2019 and March 31, 2018 have been prepared in accordance with the international accounting standard IAS 34 "Interim financial reporting". The financial information may not be indicative of other periods or results to be expected for the full year.

        Due to the listing of ordinary shares of the Company on Euronext Growth Paris (formerly known as Alternext Paris) and in accordance with the European Union's regulation No. 1606/2002 of July 19, 2002, the Financial Statements of the Company are also prepared in accordance with IFRS as adopted by the European Union, or EU, as of the date of preparation of the Financial Statements, for the periods presented.

NOTES TO THE UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of euros unless otherwise noted, except for share data)

Note 2: Accounting principles, rules and methods (Continued)

        As of March 31, 2019, all IFRS that the IASB has published and that are mandatory are the same as those endorsed by the EU and mandatory in the EU. As a result, the Financial Statements comply with IFRS as issued by the IASB and as adopted by the EU.

Going concern

        The Board of Directors approved the Financial Statements on a going concern basis despite the loss of €3,727 thousand for the three-month period ended March 31, 2019. This analysis takes into account:

  •
  Cash and cash equivalents of €11.2 million as of March 31, 2019;

  •
  The payment by the government in 2019 of the 2018 Research Tax Credit ("CIR") of €3.1 million; and

  •
  The potential use of a funding line of convertible notes set up with Bracknor Fund Limited ("Bracknor") that could lead to additional funding of up to €9 million (see Note 11.2).

Accounting methods

        The accounting principles adopted for the Financial Statements as of and for the three-month period ended March 31, 2019 are the same as for the year ended December 31, 2018 with the exception of the following new standards, amendments and interpretations whose application is mandatory for the Company as of January 1, 2019:

  •
  IFRS 16 Leases, issued on January 13, 2016. It aligns the accounting treatment of operating leases with that already applied to finance leases (i.e. recognition in the balance sheet of future lease payments and the associated rights of use);

  •
  IFRIC 23 Uncertainty over Income Tax Treatments, issued on June 7, 2017;

  •
  Amendments to IAS 19 Plan Amendment, Curtailment or Settlement, issued on February 7, 2018;

  •
  Annual Improvements to IFRS Standards 2015-2017 Cycle, issued on December 12, 2017; and

  •
  Amendments to IFRS 9—Financial Instruments, issued on October 12, 2017.

        Adoptions of these standards have not had a material impact on the Financial Statements.

2.2.  Translation of the financial statements of foreign subsidiaries

        The exchange rates used for the preparation of the Financial Statements are as follows:

	Closing rate AS OF		Average rate for the Three-month period ended AS OF
EXCHANGE RATE	DECEMBER 31, 2018	MARCH 31, 2019	MARCH 31, 2018	MARCH 31, 2019
BRL	4.4440	4.3865	3.9887	4.2775
USD	1.1450	1.1235	1.2292	1.1358

NOTES TO THE UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of euros unless otherwise noted, except for share data)

Note 2: Accounting principles, rules and methods (Continued)

2.3   Use of judgments and estimates

        To prepare the financial statements in accordance with the IFRS, the main judgements and estimates made by the Company's management as well as the main assumptions are consistent with those applied in preparing the annual financial statements as at December 31, 2018.

        Such estimates are based on the assumption of going concern and are based on the information available at the time of their preparation.

Note 3: Patents and software

(amounts in thousands of euros)	Patents	Software	Total
GROSS AMOUNT
As of January 1, 2019	2,300	29	2,329

Addition	—	—	—
Disposal	—	—	—

As of March 31, 2019	2,300	29	2,329

AMORTIZATION
As of January 1, 2019	413	6	419

Increase	31	—	31
Decrease	—	—	—

As of March 31, 2019	444	6	450

NET BOOK VALUE
As of March 31, 2019	1,856	23	1,879

        No impairment was recognized on intangible assets of the Company during the three-month periods ended March 31, 2019 or 2018.

        The Company co-owns certain patents with state-owned partners.

NOTES TO THE UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of euros unless otherwise noted, except for share data)

Note 4: Property, plant and equipment

(Amounts in thousands of euros)	Equipment and tooling	Equipment and tooling (right of use)	Fixture and fittings	Office, IT equipment, furniture	Transport equipment	Total
GROSS AMOUNT
As of January 1, 2019	279	181	90	90	—	640

Addition	—	—	14	—		14
Disposal	—	—	—	—
Exchange effect	1	—	1	—		2

As of March 31, 2019	280	181	105	90	—	656

DEPRECIATION
As of January 1, 2019	153	107	38	47	—	345

Increase	9	9	4	8	—	30
Decrease	—	—	—	—
Exchange effect	1	—	—	—		1

As of March 31, 2019	163	116	42	55	—	376

NET BOOK VALUE
As of March 31, 2019	117	65	63	35	—	280

        No impairment was recognized on tangible assets of the Company during the three-month periods ended March 31, 2019 or 2018.

Note 5: Other non-current financial assets

(amounts in thousands of euros)	AS OF DECEMBER 31, 2018	AS OF MARCH 31, 2019
Cash reserve related to the liquidity agreement	43	20
Guarantee deposit related to the non-convertible bonds	240	320
Miscellaneous	18	26

Total other non-current financial assets	301	366

NOTES TO THE UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of euros unless otherwise noted, except for share data)

Note 6: Other receivables

(amounts in thousands of euros)	AS OF DECEMBER 31, 2018	AS OF MARCH 31, 2019
Research tax credit(1)	3,133	3,992
Competitiveness and employment tax credit ("CICE")	5	5
Value added tax	1,368	1,578
Prepaid expenses(2)	257	128
Suppliers—advances payment and debit balance	171	53
Miscellaneous	16	13

Total other receivables	4,950	5,769

(1)
Research Tax Credit ("CIR")

CIR research tax credits are payable by the government in the year following its recognition when there is no taxable net income to be offset. The Company does not have taxable net income.

CIR recorded as of December 31, 2018 includes CIR 2018 (€3,133 thousand).

CIR recorded as of March 31, 2019 includes CIR 2018 (€3,133 thousand) and the CIR estimated for the three-month period ended March 31, 2019 (€859 thousand).

The CIR is estimated on the basis of the expenses that meet the eligibility criteria.

(2)
Prepaid expenses mainly relate to research services provided by an external provider.

Note 7: Cash and equivalents

        Cash and cash equivalents are broken down as follows:

(amounts in thousands of euros)	AS OF DECEMBER 31, 2018	AS OF MARCH 31, 2019
Bank accounts	9,406	1,152
Short-term deposits	5,000	10,000

Total cash and cash equivalents	14,406	11,152

        As of December 31, 2018, the Company owned one short-term deposit with a maturity in January 2019. Its nominal value was €5,000 thousand.

        As of March 31, 2019, the Company owned two short-term deposits with a maturity in April 2019. Their nominal values were both €5,000 thousand.

NOTES TO THE UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of euros unless otherwise noted, except for share data)

Note 8: Financial assets and liabilities and impacts on statements of consolidated operations

        The Company's financial assets and liabilities are measured as follows as of December 31, 2018 and March 31, 2019, respectively:

	AS OF DECEMBER 31, 2018
			Value—Statement of financial position (IFRS 9)
(amounts in thousands of euros)	Value— Statement of financial position	Fair value	Fair value through profit or loss	Amortized cost
Non-current financial assets	301	301	—	301
Other receivables	4,950	4,950	—	4,950
Cash and cash equivalents	14,406	14,406	14,406	—

Total assets	19,657	19,657	14,406	5,251

Non-current financial liabilities	6,383	6,383	—	6,383
Current financial liabilities	1,816	1,816	—	1,816
Trade payables	4,866	4,866	—	4,866

Total liabilities	13,065	13,065	—	13,065

	AS OF MARCH 31, 2019
			Value—Statement of financial position (IFRS 9)
(amounts in thousands of euros)	Value— Statement of financial position	Fair value	Fair value through profit or loss	Amortized cost
Non-current financial assets	366	366	—	366
Other receivables	5,769	5,769	—	5,769
Cash and cash equivalents	11,152	11,152	11,152	—

Total assets	17,287	17,287	11,152	6,135

Non-current financial liabilities	7,519	7,519	—	7,519
Current financial liabilities	3,034	3,034	—	3,034
Trade payables	4,730	4,730	—	4,730

Total liabilities	15,283	15,283	—	15,283

NOTES TO THE UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of euros unless otherwise noted, except for share data)

Note 8: Financial assets and liabilities and impacts on statements of consolidated operations (Continued)

        The impact of the Company's financial assets and liabilities on the statements of consolidated operations are as follows for the three-month periods ended March 31, 2018 and 2019:

	AS OF MARCH 31, 2018		AS OF MARCH 31, 2019
(amounts in thousands of euros)	Interest	Change in fair value	Interest	Change in fair value
Profit or loss impact of liabilities
Liabilities at amortized cost: convertible notes and non-convertible bonds	—		(268)	—
Liabilities at amortized cost: advances	(8)		(8)	—

Note 9: Share capital

        As of March 31, 2019, the share capital of the Company was €2,692,682.60, divided into 13,463,413 fully subscribed ordinary shares with a nominal value of €0.20 per share.

        There were no changes in share capital during the three-month periods ended March 31, 2019 or 2018.

Note 10: Warrants and founders' warrants

Warrants ("BSA") granted to investors

Changes in number of outstanding warrants

							Number of shares which can be subscribed
		Number of outstanding warrants
Type	Grant date	At 1/1/2019	Granted	Exercised	Lapsed	At 03/31/2019
Warrants2015D	07/10/2015	189,748	—	—	—	189,748	189,748

Total		189,748	—	—	—	189,748	189,748

Warrants ("BSA")

Changes in number of outstanding warrants

							Number of shares which can be subscribed
		Number of outstanding warrants
Type	Grant date	At 1/1/2019	Granted	Exercised	Lapsed	At 03/31/2019
Warrants2015	08/04/2015	48,000	—	—	—	48,000	48,000
Warrants2017	07/21/2017	72,000	—	—	—	72,000	72,000

Total		120,000	—	—	—	120,000	120,000

NOTES TO THE UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of euros unless otherwise noted, except for share data)

Note 10: Warrants and founders' warrants (Continued)

Founders' warrants ("BSPCE")

Changes in number of outstanding warrants

							Number of shares which can be subscribed
		Number of outstanding warrants
Type	Grant date	At 1/1/2019	Granted	Exercised	Lapsed	At 03/31/2019
Founders' warrants2015-1	05/22/2015	152,000	—	—	—	152,000	152,000
Founders' warrants2015-2	09/23/2015	384,500	—	—	—	384,500	384,500
Founders' warrants2015-3	12/04/2015	20,000	—	—	—	20,000	20,000
Founders' warrants2015-4	03/15/2016	39,700	—	—	(39,700)	—	—
Founders' warrants2017-1	07/21/2017	227,000	—	—	—	227,000	227,000
Founders' warrants2017-2	07/21/2017	116,334	—	—	(21,334)	95,000	95,000

Total		939,534	—	—	(61,034)	878,500	878,500

Stock-based compensation expense recognized for the periods presented

(amounts in thousands of euros)

	THREE-MONTH PERIOD ENDED MARCH 31, 2018				THREE-MONTH PERIOD ENDED MARCH 31, 2019
Type	Probable cost of the plan	Cumulative expenses— beginning of period	Expense for the period	Cumulative expense to date	Probable cost of the plan	Cumulative expenses— beginning of period	Expense for the period	Cumulative expense to date
Warrants2017	153	153	—	153	153	153	—	153
Founders' warrants2015-2	2,430	2,430	—	2,430	2,430	2,430	—	2,430
Founders' warrants2015-3	78	78	—	78	78	78	—	78
Founders' warrants2015-4	83	78	3	81	83	83	—	83
Founders' warrants2017-1	347	188	40	228	347	307	13	320
Founders' warrants2017-2	421	185	64	249	389	347	14	361

Total			107				27

NOTES TO THE UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of euros unless otherwise noted, except for share data)

Note 11: Borrowings and financial liabilities

(amounts in thousands of euros)	AS OF DECEMBER 31, 2018	AS OF MARCH 31, 2019
Conditional advances	876	822
Non-convertible bonds	5,507	6,697

Non-current financial liabilities	6,383	7,519

Conditional advances	331	270
Non-convertible bonds	1,423	2,743
Finance lease obligations	46	—
Bank overdrafts	16	21

Current financial liabilities	1,816	3,034

Total financial liabilities	8,199	10,553

Reconciliation of value on redemption to carrying amount

	Value on redemption as of
						Carrying amount as of MARCH 31, 2019
(amounts in thousands of euros)	DECEMBER 31, 2018	MARCH 31, 2019	Warrants discount	Issuance costs	Amortized cost
Conditional advances	1,295	1,172	—	—	(80)	1,092
Non-convertible bonds	7,500	10,000	(319)	(355)	114	9,440
Finance lease obligations	46	—	—	—	—	—
Bank overdrafts	16	21	—	—	—	21

Total financial liabilities	8,857	11,193	(319)	(355)	34	10,553

Breakdown of financial liabilities by maturity, at value on redemption

        The maturity of financial liabilities of the Company is broken down as follows:

			Non-current
(amounts in thousands of euros)	AS OF MARCH 31, 2019	Current < 1 year	1 to 5 years	> 5 years
Conditional advances	1,172	272	900	—
Non-convertible bonds	10,000	3,065	6,935	—
Bank overdrafts	21	21	—	—

Total financial liabilities	11,193	3,358	7,835	—

NOTES TO THE UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of euros unless otherwise noted, except for share data)

Note 11: Borrowings and financial liabilities (Continued)

11.1 Conditional advances

        The table sets out the changes in conditional advances of the Company:

(amounts in thousands of euros)	BPI—Sarcob	BPI—BIO101	Total
As of January 1, 2019	182	1,025	1,207

(+) Proceeds from conditional advances	—	—	—
(–) Repayment	(13)	(110)	(123)
Subsidies	—	—	—
Financial expenses	1	7	8

As of March 31, 2019	171	921	1,092

Breakdown of conditional advances by maturity, at value on redemption

(amounts in thousands of euros)	BPI—Sarcob	BPI—BIO101	Total
As of March 31, 2019	182	990	1,172

Less than one year	52	220	272
One to five years	130	770	900
More than five years	—	—	—

11.2 Convertible notes and non-convertible bonds

Issuance of convertible notes to Bracknor

        On April 3, 2017, the Company signed an agreement with Bracknor providing for up to €15 million in funding to the Company through the issuance of multiple tranches of convertible notes with attached warrants, at the sole discretion of the Company. The first two tranches were issued during the year ended December 31, 2017, resulting in total gross proceeds to the Company of €6 million. All convertible notes issued during the year ended December 31, 2017 were converted into ordinary shares during the year ended December 31, 2017.

        The Company did not issue any convertible notes during the year ended December 31, 2018 or the three-month period ended March 31, 2019.

        Pursuant to the terms of the agreement, the Company may issue up to 900 additional convertible notes to Bracknor, which would provide for additional funding to the Company of up to €9 million.

NOTES TO THE UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of euros unless otherwise noted, except for share data)

Note 11: Borrowings and financial liabilities (Continued)

Issuance of non-convertible bonds to Kreos

(amounts in thousands of euros)	Non- Convertible bonds
As of January 1, 2019	6,930

(+) Proceeds received	2,420
(+) Guarantee deposit	80
(–) Issuance costs	(50)
(+/–) Amortized cost	60
(–) Repayment	—

As of March 31, 2019	9,440

        On September 10, 2018, the Company signed a venture loan agreement and bonds issue agreement with Kreos, which provides for up to €10 million in funding to the Company through the issuance of non-convertible bonds in four separate tranches of €2.5 million each, plus the issuance of attached warrants in connection with the first tranche. As required under the terms of the venture loan agreement, the Company pledged a security interest in the Company's assets to Kreos. The Company also granted a security interest in the business as a going concern, including a portion of the Company's patents, to Kreos.

        Each tranche of non-convertible bonds bears a 10% annual interest rate and must be repaid in cash in 36 monthly installments commencing in April 2019.

        Pursuant to the terms of the agreements, the Company has the right, at any time but with no less than 30 days prior notice to Kreos, to prepay or purchase the non-convertible bonds, exclusively in full. The prepayment will be equal to (i) the principal amount outstanding, plus (ii) the sum of all interest repayments which would have been paid throughout the remainder of the term of the relevant tranche discounted by 10% per annum.

        The first and second tranches of non-convertible bonds were issued on September 10, 2018, the third tranche of non-convertible bonds was issued on December 17, 2018 and the final tranche was issued on March 1, 2019, for total gross proceeds to the Company of €10 million. Guarantee deposits totaling €320 thousand (€80 thousand per tranche) were withheld by Kreos from the proceeds received by the Company. The amount withheld will be deducted from the last installment to be repaid by the Company. It is presented under "Non-current financial assets."

        The BSA warrants issued to Kreos as part of the first tranche give the holder the right to subscribe for 442,477 ordinary shares at an exercise price of €2.67 per share for a term of 7 years. These warrants were valued at €319 thousand and were recorded in equity and as a reduction of the debt value.

Accounting treatment

        In accordance with IFRS 9, the non-convertible debt component is measured according to the amortized cost method, including consideration of debt issuance costs, which was €9.4 million as of March 31, 2019.

NOTES TO THE UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of euros unless otherwise noted, except for share data)

Note 11: Borrowings and financial liabilities (Continued)

11.3 Lease liability

        The following table shows the changes in lease liability:

			Non-current portion
(amounts in thousands of euros)	Leases— liability	Current portion	1 to 5 years	more than 5 years
As of January 1, 2019	46	46	—	—

(–) Repayment	(46)			—

As of March 31, 2019	—	—	—	—

        The Company signed a finance lease agreement for a 3-year term (effective in January 2016) regarding a HPLC system (spectrometer).

Note 12: Current liabilities

12.1
Trade payables

	AS OF
(amounts in thousands of euros)	DECEMBER 31, 2018	MARCH 31, 2019
Research and development suppliers	3,625	3,021
General and administrative suppliers	1,241	1,709

Total trade payables	4,866	4,730

        The level of trade payables to research and development suppliers is consistent with the level of expenses associated with the Company's clinical trials and research costs (refer to 13.1), particularly those associated with the SARA clinical program and the launch of the MYODA program.

        The increase in trade payables to general and administrative suppliers was primarily due to increased administrative expenses associated with being a public company in France and the Company's expansion into the United States and the opening of the Company's Cambridge, Massachusetts office.

12.2
Tax and social liabilities

	AS OF
(amounts in thousands of euros)	DECEMBER 31, 2018	MARCH 31, 2019
Personnel expenses	499	542
Social security expenses	462	473
Other taxes	438	513

Total tax and social liabilities	1,400	1,528

NOTES TO THE UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of euros unless otherwise noted, except for share data)

Note 13: Details of expenses and products by function

13.1
Research and Development expenses

	FOR THE THREE-MONTH PERIOD ENDED MARCH 31,
(amounts in thousands of euros)	2018	2019
Personnel expenses	(666)	(977)
Purchases and external expenses	(1,904)	(2,122)
Other	(46)	(49)

Research and development expenses	(2,616)	(3,148)

Research tax credit	599	859
Subsidies	—	—

Research tax credit and subsidies	599	859

Research and development expenses, net	(2,017)	(2,289)

        Research and development expenses primarily relate to activities in connection with conducting clinical trials and non-clinical studies of the Company's drug candidates for the treatment of age-related diseases.

        The increase of €0.3 million in personnel expenses is primarily related to the hiring of employees in the United States to support the Company's increased clinical and regulatory activities for Sarconeos (BIO101) in the Company's SARA clinical program.

        The increase of €0.2 million in purchases and external expenses is primarily related to the Company's clinical trials and research costs.

        These expenses consisted primarily of the cost of Contract Research Organization (CROs) in conducting clinical trials and non-clinical regulatory studies.

13.2
General and administrative expenses

	FOR THE THREE-MONTH PERIOD ENDED MARCH 31,
(amounts in thousands of euros)	2018	2019
Personnel expenses	(326)	(701)
Purchases and external expenses	(531)	(572)
Other	(8)	62

General and administrative expenses	(865)	(1,211)

        Personnel expenses, including share-based payments, for general management and administrative staff increased by €0.4 million due to the reorganization and reinforcement of the Company's administrative and finance function, and the subsequent increase in personnel from four people to eight people, including the hiring of a financial controller in France and the hiring of a Chief Financial Officer for the Company's U.S. subsidiary.

NOTES TO THE UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of euros unless otherwise noted, except for share data)

Note 13: Details of expenses and products by function (Continued)

        Other purchases and external expenses consisted primarily of administrative expenses associated with being a public listed company in France, accounting and audit fees, and legal fees.

13.3
Personnel expenses

	FOR THE THREE-MONTH PERIOD ENDED MARCH 31,
(amounts in thousands of euros)	2018	2019
Wages and salaries	(885)	(1,651)
Share-based payments	(107)	(27)

Personnel expenses	(992)	(1,678)

Note 14: Net financial income and expenses

	FOR THE THREE- MONTH PERIOD ENDED MARCH 31,
(amounts in thousands of euros)	2018	2019
Other financial expenses	(10)	(8)
Financial interest and amortized cost of the non-convertible bonds(1)	—	(268)
Other financial income	4	1
Foreign exchange gains (losses)	(16)	48

Total net financial expense	(22)	(227)

(1)
Refer to Note 11.2 Convertible notes and non-convertible bonds

Note 15: Earnings per share

	FOR THE THREE-MONTH PERIOD ENDED MARCH 31,
	2018	2019
Weighted average number of outstanding shares	13,463,413	13,463,413

Net loss (in thousands of euros)	(2,904)	(3,727)

Basic loss per share (€/share)	(0.22)	(0.28)

Diluted loss per share (€/share)	(0.22)	(0.28)

NOTES TO THE UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of euros unless otherwise noted, except for share data)

Note 16: Related Parties

16.1
Compensation due to executive officers

	FOR THE THREE- MONTH PERIOD ENDED MARCH 31,
(amounts in thousands of euros)	2018	2019
Fixed compensation	171	381
Variable compensation	73	106
Benefits in kind	3	5
Directors fees	12	75
Share-based payments	51	23

Total compensation of executive officers	310	590

Note 17: Off-balance-sheet commitments

        The off-balance-sheet commitments have not changed significantly since December 31, 2018.

Note 18: Management and assessment of financial risks

        The Company may find itself exposed to various types of financial risk, including market risk, liquidity risk and credit risk. The Company is implementing measures consistent with the size of the Company to minimize the potentially adverse effects of those risks on its financial performance.

        The Company's policy prohibits the use of financial instruments for speculative purposes.

Market risk

Interest rate risk

        Interest rate risk reflects the Company's exposure to fluctuations in interest rates in the market.

        Changes in interest rate could affect returns achieved on cash and fixed-term deposits but this risk is not considered material given the current low returns on deposits held by the Company.

Foreign exchange risk

        The major risks linked to foreign exchange rate are considered not significant due to the low level of activity of its foreign subsidiaries.

        The Company currently does not currently use hedging instruments to protect its activity from exchange rate fluctuations. However, any major development in its activity may result in an increase of its exposure to exchange rate risk. Should such increase materialize, the Company may consider adopting an appropriate policy to hedge such risks.

Equity risk

        The Company does not hold long- or short-term tradable securities on a regulated market.

NOTES TO THE UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of euros unless otherwise noted, except for share data)

Note 18: Management and assessment of financial risks (Continued)

Credit risk

        Credit risk is linked to deposits with banks and financial institutions.

        The Company seeks to minimize the risk related to banks and financial institutions by placing cash deposits with highly rated financial institutions. The maximum level of the credit risk corresponds to the book value of the financial assets. As outstanding receivables consist primarily of Research Tax Credit "CIR" granted by the French government, the Company does not carry significant credit risk.

Liquidity risk

        Since its incorporation, the Company has funded its operations and growth by strengthening its shareholders' equity through capital increases (including capital increase realized during its IPO in July 2015), recourse to bank loans and notes, and obtaining public aid for innovation and reimbursement of CIR receivables.

        Significant research and development expenses have been incurred since inception generating negative cash flows from operating activities of €3,745 thousand and €5,030 thousand for the three-month periods ended March 31, 2018 and 2019, respectively.

        The Financial Statements have been approved on a going concern basis by the Board of Directors (refer to Note 2.1).

        The Company will continue to have major funding requirements in the future to support the development of its drug candidates. The precise extent of funding required is difficult to predict accurately and will depend in part on factors outside the Company's control. Areas subject to significant uncertainty include, but are not limited to:

  •
  our ability to conduct successful clinical trials, including the capacity to recruit patients in a timely-manner for our clinical trials;

  •
  the change in the regulatory landscape; and

  •
  the approval for other drugs on the market that may potentially reduce the attractiveness for our drug candidates.

        Should the Company find itself unable to finance its own growth through partnership agreements, the Company would be dependent on other sources of financing, including equity and/or debt funding or research grants.

Note 19: Subsequent events

Intellectual Property Agreement signed with the Company's CEO

        The Company's CEO, who is a corporate officer but not an employee of the Company under French law, is involved in our research and development activities. He has developed inventions with the Company for which the Company has submitted patent applications in which the Company's CEO is listed as a co-inventor and other inventions that the Company expects may give rise to patent applications in the future for which the Company expects he will be included as a co-inventor. As an inventor, the Company's CEO has certain rights under French intellectual property law. These rights

NOTES TO THE UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of euros unless otherwise noted, except for share data)

Note 19: Subsequent events (Continued)

are distinct from the statutory rights that usually apply to employee inventors under French law. In order to define a framework within which any intellectual property resulting from the Company's CEO's research and development activities is properly assigned to the Company, the Company has entered into an agreement, which has been approved by the Company's board of directors pursuant to which he is entitled to the following payments for his contributions:

  (a)
  a first lump sum cash payment of €90 thousand to be paid within 30 days of filing of a patent application based on the assigned rights; and

  (b)
  a second lump sum cash payment of €90 thousand to be paid within 30 days of publication of a patent application based on the assigned rights; and

  (c)
  a 6.5% royalty payment with respect to any license income and/or any net sales by the Company of products manufactured with the patents filed on the basis of the assigned rights.

        These three payments will be capped at €2.1 million on a platform per platform basis.

        In the event that a third-party pharmaceutical and/or biotech company acquires 100% of the Company's capital and voting rights, payments will be accelerated, so that the cap (€2.1 million per platform), less any amount previously paid in respect of a platform, will become immediately payable.

        A payment of €450 thousand will be made to the Company's CEO within 30 days of execution of the agreement, as certain patent applications covered by the agreement had already been filed and therefore triggered payment of the first lump sum.

                        American Depositary Shares

Representing                    Ordinary Shares

PRELIMINARY PROSPECTUS

                        , 2019

H.C. Wainwright & Co.

        Through and including                                    , 2019 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in the global offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Under French law, provisions of bylaws that limit the liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance.

        We have liability insurance for our directors and officers, and intend to obtain coverage for insurance against liability under the Securities Act. We also intend to enter into agreements with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys' fees, judgments and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

        These agreements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.

Item 7.    Recent Sales of Unregistered Securities

        The following sets forth information regarding all unregistered securities sold since January 1, 2016.

  •
  On August 4, 2016 we issued 28,000 ordinary shares upon the exercise of outstanding employee warrants at an average exercise price of €2.06 per warrant, for aggregate proceeds to us of €57,680;

  •
  On April 3, 2017, we issued 1,310,431 ordinary shares in a private placement at a price of €2.85 per share, for aggregate proceeds to us of €3,734,728;

  •
  On May 16, 2017, we issued 306,122 ordinary shares upon the conversion of 75 bond warrants at an exercise price of €2.45 per share, for aggregate proceeds to us of €300,000;

  •
  On May 27, 2017, we issued 102,459 ordinary shares upon the conversion of 25 bond warrants at an exercise price of €2.44 per share, for aggregate proceeds to us of €250,000;

  •
  On May 31, 2017, we issued 104,166 ordinary shares upon the conversion of 25 bond warrants at an exercise price of €2.40 per share, for aggregate proceeds to us of €250,000;

  •
  On June 2, 2017, we issued 85,106 ordinary shares upon the conversion 20 bond warrants at an exercise price of €2.35 per share, for aggregate proceeds to us of €200,000;

  •
  On June 7, 2017, we issued 85,106 ordinary shares upon the conversion of 20 bond warrants at an exercise price of €2.35 per share, for aggregate proceeds to us of €200,000;

  •
  On June 9, 2017, we issued 702,126 ordinary shares upon the conversion of 165 bond warrants at an exercise price of €2.35 per share, for aggregate proceeds to us of €1,650,000;

  •
  On July 7, 2017, we issued 684,931 ordinary shares upon the conversion of 200 bond warrants at an exercise price of €2.92 per share, for aggregate proceeds to us of €2,000,000;

  •
  On July 10, 2017, we issued 342,465 ordinary shares upon the conversion of 100 bond warrants at an exercise price of €2.92 per share, for aggregate proceeds to us of €1,000,000;

  •
  On October 13, 2017, we issued 1,989,000 ordinary shares in connection with a private placement at a price of €5.25 per share, for aggregate proceeds to us of €10,442,250;

  •
  On October 26, 2017, we issued 15,000 ordinary shares upon the exercise of 15,000 founders' warrants at an exercise price of €2.06 per share, for aggregate proceeds to us of €30,900; and

  •
  On November 2, 2017, we issued 1,513,000 ordinary shares in connection with a private placement at a price of €5 per share, for aggregate proceeds to us of €7,565,000.

        The offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation.

Item 8.    Exhibits

  (a)
  Exhibits

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement

3.1	**	By-laws (status) of the registrant (English translation)

4.1	**	Form of Deposit Agreement

4.2	**	Form of American Depositary Receipt (included in Exhibit 4.1)

5.1	*	Opinion of Reed Smith LLP

10.1	**	Agreement for the Issuance of an Subscription to Warrants Giving Access to Notes Convertible into New and/or Existing Shares and/or Redeemable in Cash with Share Subscription Warrants Attached by and between Biophytis SA and Bracknor Fund Ltd., dated April 3, 2017

10.2	**	Venture Loan Agreement by and between Biophytis SA and Kreos Capital V (UK) Ltd., dated September 10, 2018

10.3	**	Bonds Issue Agreement by and between Biophytis SA and Kreos Capital V (UK) Ltd., dated September 10, 2018

10.4	†**	Pledge Agreement by and between Biophytis SA and Kreos Capital V (UK) Ltd., dated September 10, 2018 (English translation)

10.5	†**	Accord d'Exploitation (License Agreement), dated January 1, 2016, by and among Biophytis SA and L'Universite Pierre et Marie Curie, Le Centre National de la Recherche Scientifique and L'Institut National de la Sante et de la Recherche Medicale (English translation)

Exhibit No.		Description of Exhibit
10.6	†**	Accord d'Exploitation (License Agreement), dated January 1, 2016, by and among L'Universite Pierre et Marie Curie, Le Centre National de la Recherche Scientifique and L'Institut National de la Recherche Agronomique (English translation)

10.7	†	Amendment to the License Agreement by and between L'Universite Pierre et Marie Curie, Le Centre National de la Recherche Scientifique and L'Institut National de la Recherche Agronomique dated March 27, 2019 (English translation)

10.8	†**	Co-ownership Agreement relating to patents S I by and between Biophytis SA, Universite Pierre et Marie Curie and CNRS, dated July 10, 2008 with effect as from November 30, 2007 (English translation)

10.9	†**	Co-ownership Agreement relating to patents S II by and between Biophytis SA and Universite Pierre et Marie Curie, dated March 29, 2016 with effect as from November 10, 2011 (English translation)

10.10	†**	Co-ownership Agreement relating to patents S III by and between Biophytis SA, INRA and Universite Pierre et Marie Curie, dated July 6, 2017 with effect as from December 13, 2011 (English translation)

10.11	†**	Co-ownership Agreement relating to patents S IV by and between Biophytis SA and Universite Pierre et Marie Curie, dated November 18, 2016 with effect as from May 20, 2014 (English translation)

10.12	†**	Co-ownership Agreement relating to patents M I by and between Institut Biophytis and Universite Pierre et Marie Curie, dated November 10, 2014 with effect as from June 25, 2009 (English translation)

10.13	†**	Co-ownership Agreement relating to patents M II by and between Institut Biophytis, Universite Pierre et Marie Curie and CNRS, dated May 11, 2017 with effect as from May 13, 2011 (English translation)

10.14	†**	Co-ownership Agreement relating to patents M III by and between Biophytis SA, Universite Pierre et Marie Curie, CNRS and Inserm, dated October 16, 2017 with effect as from April 30, 2015 (English translation)

10.15	†**	Co-ownership Agreement relating to patents M IV by and between Biophytis SA, Universite Pierre et Marie Curie, CNRS and Inserm, dated December 18, 2017 with effect as from May 27, 2015 (English translation)

10.16	†	Collaboration Agreement by and between Biophytis SA, SORBONNE UNIVERSITE and CNRS, dated July 1, 2016 (English translation)

10.17	†	Amendment 1 to the Collaboration, Agreement by and between, Biophytis SA, SORBONNE UNIVERSITE and CNRS dated March 22, 2017 (English translation)

10.18	†	Collaboration Agreement by and between Biophytis SA, SORBONNE UNIVERSITE, CNRS and INSERM dated November 20, 2014 as amended on May 26, 2015, February 16, 2016, January 1, 2017 and February 8, 2019 (English translation)

10.19	**	Services Agreement regarding SARA INT clinical data platform between Biophytis SA and BlueCompanion, dated December 22, 2017

10.20	**	Amendment 1 to the Services Agreement regarding SARA INT clinical data platform between Biophytis SA and BlueCompanion, dated December 7, 2018

Exhibit No.		Description of Exhibit
10.21	**	Services Agrement regarding SARA DATA/OBS clinical platform between Biophytis SA and BlueCompanion, dated May 16, 2007

10.22	**	Amendment 1 to the Services Agreement regarding SARA DATA/OBS clinical data platform between Biophytis SA and BlueCompanion, dated December 22, 2017

10.23	**	Amendment 2 to the Services Agreement regarding SARA DATA/OBS clinical data platform between Biophytis SA and BlueCompanion, dated December 7, 2018

10.24		Services Agreement by and between Biophytis SA and Biophytis, Inc., dated March 22, 2019 (English translation)

10.25		Amendment No. 1 to the Services Agreement by and between Biophytis SA and Biophytis, Inc., dated June 7, 2019 (English translation)

10.26	**	Form of Assignment Agreement between Biophytis SA and Stanislas Veillet

21.1	**	List of subsidiaries of the registrant

23.1		Consent of Ernst & Young et Autres

23.2		Consent of Reed Smith LLP (included in Exhibits 5.1 and 8.1)

24.1	**	Power of Attorney (included on signature page to the Registration Statement on Form F-1)

*
To be filed by amendment.

**
Previously filed.

†
Confidential portions of the exhibit have been omitted.
  (b)
  Financial Statement Schedules

        All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements and notes thereto.

Item 9.    Undertakings

        (f)    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (i)    The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France on June 12, 2019.

BIOPHYTIS SA
By:	/s/ STANISLAS VEILLET
	Name:	Stanislas Veillet
	Title:	Chief Executive Officer and Chairman

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE		TITLE	DATE

/s/ STANISLAS VEILLET Stanislas Veillet		Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 12, 2019
/s/ DANIEL SCHNEIDERMAN Daniel Schneiderman		Chief Financial Officer (Principal Financial and Accounting Officer)	June 12, 2019
* Dimitri Batsis		Director	June 12, 2019
* Nadine Coulm		Director	June 12, 2019
* Jean Franchi		Director	June 12, 2019
* Eric Rowinsky		Director	June 12, 2019
*By:	/s/ STANISLAS VEILLET Stanislas Veillet Attorney-in-fact

 AUTHORIZED UNITED STATES REPRESENTATIVE

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Biophytis SA, has signed this Registration Statement on Form F-1 in the City of Newark, Delaware on June 12, 2019.

Puglisi & Associates
By:	/s/ DONALD J. PUGLISI
	Name:	Donald J. Puglisi
	Title:	Managing Director